As filed with the Securities and Exchange Commission on July 25, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUTURE HEALTH ESG CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-2305680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8 The Green, Suite # 12081

Dover, DE 19901

Telephone: (833) 388-8734

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley A. Bostic

Chief Executive Officer

8 The Green, Suite # 12081

Dover, DE 19901

Telephone: (833) 388-8734

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ari Edelman Sunyi Snow McDermott Will & Emery LLP One Vanderbilt Avenue New York, New York 10017 (212) 547-5400		Richard DiStefano Brian North Buchanan Ingersoll & Rooney PC 640 5th Avenue, 9th Floor New York, New York 10019 (212) 440-4455

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the business combination.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated  filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED JULY 25, 2022 SUBJECT TO COMPLETION

FUTURE HEALTH ESG CORP.

8 The Green, Suite # 12081

Dover, DE 19901

Dear Stockholder:

Future Health ESG Corp., a Delaware corporation (“FHLT”), MacArthur Court Acquisition Corp., a California corporation (“MCAC”), which owns all of the issued and outstanding shares of common stock of Excelera DCE, a California corporation (“Excelera”), and Excelera entered into a Business Combination Agreement and Plan of Reorganization (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), effective as of June 13, 2022.

If the Business Combination Agreement is adopted and the transactions contemplated thereby are approved by FHLT’s stockholders and MCAC’s shareholders, pursuant to the Business Combination Agreement and subject to the terms and conditions of the Business Combination Agreement, FHLT will purchase from MCAC 100% of the issued and outstanding shares of common stock, no par value, of Excelera (“Excelera Common Stock”) in exchange for shares of common stock, par value $0.0001 per share, of FHLT (“FHLT Common Stock”). MCAC’s board of directors and shareholders have already approved the Business Combination.

Subject to the terms and conditions set forth in the Business Combination Agreement, the aggregate consideration to be paid to MCAC will consist of (i) 40,000,000 newly issued shares of FHLT Common Stock at closing of the transactions contemplated by the Business Combination Agreement (the “Closing” and such shares, “Closing Stock Consideration”) and (ii) up to 20,000,000 newly issued shares of FHLT Common Stock in the future (“Earnout Shares”, and with the Closing Stock Consideration, the “Stock Consideration”).

Simultaneously with entering into the Business Combination Agreement, FHLT entered into a subscription agreement (the “PIPE Subscription Agreement”) with a certain investor (the “PIPE Investor”) pursuant to which the PIPE Investor has agreed to purchase an aggregate of 9,090,909 shares of FHLT Common Stock immediately prior to the Closing at a cash purchase price of $11.00 per share, resulting in aggregate proceeds of $100,000,000 (the “PIPE Investment”). In addition, simultaneously with the entering into the Business Combination Agreement, FHLT entered into a forward purchase agreement (the “Forward Purchase Agreement”) with a certain investor (the “FPA Investor”) pursuant to which the FPA Investor has agreed to purchase shares of FHLT Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of the Business Combination Agreement and prior to the date which is two business days prior to the date of the special meeting of FHLT’s stockholders held in connection with the Business Combination Agreement (the “Purchase Deadline”); provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share. In the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from FHLT and FHLT shall issue to the FPA Investor, immediately prior to the Closing, the requisite number of previously unissued additional shares of FHLT Common Stock at $11.00 per share (“Additional Shares”) to satisfy the unfulfilled portion of the $20,000,000 purchase commitment (the “FPA Investment”).

Furthermore, simultaneously with the execution of the Business Combination Agreement, FHLT and Cantor Fitzgerald & Co. (“Cantor”) entered into an amendment (the “Underwriting Agreement Amendment”) to the Underwriting Agreement, dated as September 9, 2021 (the “Underwriting Agreement”), by and between FHLT and Cantor. Pursuant to the Underwriting Agreement Amendment, Cantor agreed to accept 272,727 shares of FHLT Common Stock at $11.00 per share (the “Deferred Commission Shares”) in exchange for a $3,000,000 reduction in the cash portion of the $9,000,000 of deferred underwriting fees payable at the Closing.

FHLT units, FHLT Common Stock and FHLT public warrants are currently publicly traded on The Nasdaq Capital Market (the “Nasdaq”). At Closing, FHLT intends to change its name to Excelera Health, Inc. (the “Post-Combination Company”). We anticipate that the Post-Combination Company’s common stock and Post-Combination Company’s public warrants will be listed on Nasdaq under the symbols “XLRA” and “XLRAW”, respectively, upon the Closing. The Post-Combination Company will not have units traded following the Closing, and FHLT’s units will be delisted and deregistered following the Closing.

Upon Closing, the Post-Combination Company will have an anticipated enterprise value of approximately $459 million. The Post-Combination Company’s executive officers, directors, and their affiliates, including MCAC, will beneficially own approximately 76.5% of the Post-Combination Company’s common stock outstanding, assuming maximum redemptions.

See the section entitled “The Business Combination” of the attached proxy statement/prospectus for further information on the consideration being paid to MCAC in the transactions contemplated by the Business Combination Agreement (the “Business Combination”).

FHLT will hold a special meeting of stockholders in lieu of the 2022 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. FHLT and Excelera cannot complete the Business Combination unless FHLT’s stockholders consent to the approval of the Business Combination Agreement and the transactions contemplated thereby, including the issuance of FHLT Common Stock to be issued as the Stock Consideration, the issuance of FHLT Common Stock pursuant to the PIPE Investment and the issuance of FHLT Common Stock pursuant to the FPA Investment, if any. FHLT is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held at                 a.m. Eastern Time, on                 , 2022, in virtual format.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF UNITS OR SHARES OF COMMON STOCK YOU OWN.

To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The FHLT board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that FHLT stockholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the issuance of Common Stock to be issued as the Stock Consideration, the issuance of FHLT Common Stock pursuant to the PIPE Investment and the issuance of FHLT Common Stock pursuant to the FPA Investment, if any, and “FOR” the other matters to be considered at the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the proposed Business Combination and other matters to be considered at the Special Meeting. It also contains or references information about FHLT and Excelera and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 54 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact     , FHLT’s proxy solicitor, toll free at     .

Sincerely,

Bradley A. Bostic

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of FHLT Common Stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2022, and is first being mailed to stockholders of FHLT on or about                 , 2022.

FUTURE HEALTH ESG CORP.

8 The Green, Suite #12081
Dover, DE 19901

NOTICE OF

SPECIAL MEETING IN LIEU OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2022

TO THE STOCKHOLDERS OF FHLT:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders of Future Health ESG Corp., a Delaware corporation (“FHLT”), will be held at                 a.m. Eastern Time, on                 , 2022, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)

The Business Combination Proposal — To consider and vote upon a proposal (the “Business Combination Proposal”) to approve the Business Combination Agreement, effective as of June 13, 2022 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among FHLT, MacArthur Court Acquisition Corp., a California corporation (“MCAC”), and Excelera DCE, a California corporation (“Excelera”), and the transactions contemplated thereby, pursuant to which FHLT will purchase from MCAC 100% of the issued and outstanding shares of Excelera Common Stock in exchange for shares of FHLT Common Stock (the “Business Combination”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

(2)

The Charter Approval Proposal — To consider and vote upon a proposal (the “Charter Approval Proposal”) to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B;

(3)

The Director Election Proposal — To consider and vote upon a proposal (the ”Director Election Proposal”) to elect seven directors to serve on the Board of Directors of the Post-Combination Company (the “Board”) until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(4)

The Nasdaq Proposal — To consider and vote upon a proposal (the “Nasdaq Proposal”) to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of FHLT Common Stock to MCAC pursuant to the Business Combination Agreement, (ii) the issuance of shares of FHLT Common Stock to a certain investor (the “PIPE Investor”) in connection with the PIPE Investment and (iii) any issuance of shares of FHLT Common Stock to a certain investor (the “FPA Investor”) in connection with the FPA Investment;

(5)

The Equity Incentive Plan Proposal — To consider and vote upon a proposal (the “Equity Incentive Plan Proposal”) to approve and adopt the Equity Incentive Plan (as defined herein). A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex I;

(6)

The ESPP Proposal — To consider and vote upon a proposal (the “ESPP Proposal”) to approve and adopt the ESPP (as defined herein). A copy of the ESPP is attached to this proxy statement/prospectus as Annex J; and

(7)

The Adjournment Proposal — To consider and vote upon a proposal (the “Adjournment Proposal” and, each of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, each a “Proposal” and collectively, the “Proposals”) to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of FHLT Common Stock at the close of business on                , 2022 (the “FHLT Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. The Special Meeting will be held virtually and will be conducted via live webcast at the following address:

Pursuant to FHLT’s Amended and Restated Certificate of Incorporation, FHLT will provide holders of its shares of Common Stock sold in the FHLT IPO (“Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of FHLT’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to FHLT to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $201 million on March 31, 2022, the estimated per share redemption price would have been approximately $10.05 per share, excluding additional interest earned on the funds held in the Trust Account and not previously released to FHLT to pay taxes. No funds from the Trust Account have been released to pay taxes. At March 31, 2022, there was approximately $21,000 of interest earned on the funds in the Trust Account available. Public Stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of FHLT. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of FHLT. The holders of the 5,000,000 shares issued prior to the FHLT IPO (the “Founder Shares”) have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Currently, the Initial Stockholders (as defined herein) own 20% of all outstanding FHLT Common Stock, consisting of the Founder Shares (as defined herein). Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Initial Stockholders and FHLT’s directors and officers have agreed to vote any shares of FHLT Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting.

As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you: demand that FHLT redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to FHLT’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $        , or $          per share, as of          , 2022, the FHLT Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to FHLT to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of FHLT’s Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the Closing of the Business Combination. If you deliver your Public Shares for redemption to FHLT’s transfer agent and later decide prior to the Closing not to elect redemption, you may request that FHLT’s transfer agent return the Public Shares (physically or electronically).

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to FHLT’s transfer agent as described herein, then, if the Business Combination is consummated, FHLT will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a FHLT stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on        , 2022.

After careful consideration, FHLT’s board of directors (the “FHLT Board”) has determined that the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are fair to and in the best interests of FHLT and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of FHLT Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of FHLT Common Stock entitled to vote, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of FHLT Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on stockholders of FHLT approving the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All FHLT stockholders are cordially invited to attend the Special Meeting in virtual format. FHLT stockholders may attend, vote and examine the list of FHLT stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein.

If you have any questions or need assistance voting your shares, please call our proxy solicitor,      , FHLT’s proxy solicitor, toll free at     .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Bradley A. Bostic

Chief Executive Officer
, 2022

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE FHLT REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FHLT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “FHLT’S SPECIAL MEETING OF STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

INDEX TO FINANCIAL STATEMENTS	F-1

CERTAIN DEFINED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Amended and Restated Registration Rights Agreement” are to the amended and restated registration rights agreement to be entered into at the Closing by the Sponsor, certain other stockholders of FHLT and MCAC, and FHLT pursuant to the Business Combination Agreement.

“Business Combination” are to the transactions contemplated by the Business Combination Agreement;

“Cantor” are to Cantor Fitzgerald & Co.;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Common Stock” or “FHLT Common Stock” are to the shares of FHLT’s Common Stock, par value $0.0001 per share, prior to the Business Combination, and to shares of the Post-Combination Company’s common stock, par value $0.0001 per share, after the Business Combination;

“Company” or “Excelera” are to Excelera DCE, a California corporation;

“Contribution Agreements” are to the contribution agreements pursuant to which the Contributions shall be made prior to Closing;

“Contributions” are to the contributions of certain assets of MCAC and other contributors, as the case may be, to be contributed or otherwise transferred to Excelera prior to the Closing pursuant to the Contribution Agreements;

“Deferred Commission Shares” are to the 272,727 shares of FHLT Common to be issued to Cantor pursuant to the Underwriting Agreement Amendment;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Earnout Shares” are to the newly issued shares of FHLT Common Stock, if any, to be issued to MCAC as part of the consideration for the acquisition of Excelera, up to 20,000,000 shares.

“Earnout Shares Registration Rights Agreement” are to a registration rights agreement with respect to the Earnout Shares pursuant to the Business Combination Agreement;

“Employee Leasing Agreement” are to an Employee Leasing Agreement to be entered into between Excelera and Connected Care Resources, Inc. or another entity in form and substance mutually acceptable to FHLT, MCAC and Excelera;

“Excelera” are to Excelera DCE, a California corporation;

“Excelera Common Stock” are to shares of Excelera’s common stock, no par value;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Existing Charter” are to the Amended and Restated Certificate of Incorporation of FHLT, dated September 9, 2021;

“FHLT Insider Agreement” are to the Letter Agreement, dated as September 9, 2021, among FHLT and certain initial stockholders thereof;

“FHLT” are to Future Health ESG Corp., a Delaware corporation;

“FHLT IPO” are to the initial public offering by FHLT, which closed on September 9, 2021;

“FHLT Record Date” are to                                 , 2022;

“Founder Shares” are to the 5,000,000 shares of FHLT Common Stock issued to the Initial Stockholders prior to the FHLT IPO;

“FPA Investor” are to the certain investor who has executed the Forward Purchase Agreement with FHLT in connection with the FPA Investment;

“Forward Purchase Agreement” are to the forward purchase agreement entered into by FHLT and the FPA Investor in connection with the FPA Investment;

“FPA Investment” are to purchases by the FPA Investor of FHLT Common Stock in open market purchases or from FHLT at an aggregate purchase price of $20,000,000;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Initial Stockholders” are to holders of the Founder Shares prior to the Business Combination;

“Intercompany Agreements” are to the Employee Leasing Agreement, the Laboratory Services Agreement and the Office Lease Agreement contemplated by the Business Combination Agreement.

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Laboratory Services Agreement” are to a Laboratory Services Agreement to be entered into between Excelera and Discovery Genomics, Inc. or another entity, in form and substance mutually acceptable to FHLT, MCAC and Excelera;

“MCAC” are to MacArthur Court Acquisition Corp., a California corporation, which owns all of the issued and outstanding shares of common stock of Excelera;

“Office Lease Agreement” are to an Office Lease Agreement to be entered into between Excelera and Excelera Investment I LLC, in form and substance mutually acceptable to FHLT, MCAC and Excelera;

“PIPE Investment” are to the issuance of the FHLT Common Stock to the PIPE Investor;

“PIPE Investor” are to the certain investor who has executed the PIPE Subscription Agreement with FHLT in connection with the PIPE Investment;

“PIPE Subscription Agreement” are to the subscription agreement entered into by FHLT and the PIPE Investor in connection with the PIPE Investment;

“Plan of Liquidation” are to the plan of liquidation pursuant to which, following the Closing, MCAC will wind up and liquidate and distribute the Stock Consideration and MCAC’s other assets, if applicable, to its stockholders;

“Post-Combination Company” are to FHLT following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement;

“Public Shares” are to shares of FHLT Common Stock sold as part of the Units in the FHLT IPO (whether they were purchased in the FHLT IPO or thereafter in the open market);

“Public Stockholders” are to the holders of the Public Shares, including the Initial Stockholders and management team to the extent the Initial Stockholders and/or members of the management team purchase Public Shares provided that the Initial Stockholders’ and each member of its management team’s statuses as a “Public Stockholders” will only exist with respect to such Public Shares;

“Public Warrants” are to the warrants underlying the FHLT Units sold in the FHLT IPO.

“Private Placement Warrants” are to the warrants issued by FHLT to the Initial Stockholders in a private placement simultaneously with the closing of the FHLT IPO;

“Reorganization” are to the transactions constituting the purchase and sale of the shares of Excelera, and the Contributions, the Spin-Out and Liquidation and any documents executed or to be executed in connection therewith, including transactions described in Article II of the Business Combination Agreement, the Contribution Agreements and the Plan of Liquidation;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Spin-Out” are to the spin-out of one or more subsidiaries of MCAC other than Excelera, such that, following such spin-out, the stock or other equity interests of such subsidiaries are held by one or more Affiliates or other subsidiaries of MCAC, the stockholders of MCAC or some combination thereof;

“Sponsor” are to the Future Health ESG Associates 1, LLC, a Delaware limited liability company;

“Transaction Documents” are to the Business Combination Agreement, including all Schedules and Exhibits Thereto, the Company Disclosure Schedule and Ancillary Agreements referred to therein, and all other agreements, certificates and instruments executed and delivered by FHLT, MCAC or Excelera in connection with the Transactions and specifically contemplated by the Business Combination Agreement;

“Transactions” are to the transactions contemplated by the Business Combination Agreement and the Transaction Documents;

“Trustee” are to Continental Stock Transfer & Trust Company;

“Trust Account” are to the trust account established by FHLT at J.P. Morgan Chase Bank, N.A. for the benefit of FHLT’s stockholders;

“Underwriting Agreement Amendment” are to the amendment to the underwriting agreement, dated as of September 9, 2021, by and between FHLT and Cantor, entered into as of June 13, 2022;

“Units” or “FHLT Units” are to the units sold in the FHLT IPO; and

“Warrants” or “FHLT Warrants” are to the Public Warrants and Private Placement Warrants.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements included herein.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning FHLT, without charge, by written request to Future Health ESG Corp., 8 The Green, Suite # 12081, Dover, DE 19901, or by telephone request at 833-338-8734; or          , FHLT’s proxy solicitor, by calling        , or from the SEC through the SEC website at the address provided above.

In order for FHLT’s stockholders to receive timely delivery of the documents in advance of the Special Meeting of FHLT to be held on           , 2022, you must request the information no later than         , 2022.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting in lieu of the 2022 annual meeting and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to FHLT stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?
A:

FHLT, Excelera and MCAC have entered into the Business Combination Agreement, pursuant to which MCAC will sell to FHLT, 100% of the issued and outstanding shares of Excelera Common Stock in exchange for FHLT Common Stock. In connection with the Closing of the Business Combination, FHLT will be renamed Excelera Health, Inc.

FHLT will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled “The Business Combination Agreement.” In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A:

FHLT is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of FHLT Common Stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless FHLT’s stockholders approve the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of FHLT and a prospectus of FHLT. It is a proxy statement because the board of directors of FHLT is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because FHLT, in connection with the Business Combination, is offering shares of FHLT Common Stock as consideration for the acquisition of Excelera to MCAC and is offering shares of FHLT Common Stock as Deferred Commission Shares to Cantor. See the section entitled “The Business Combination Agreement — Stock Consideration” and “Other Agreements — Amendment to Underwriting Agreement.”

Q:	WHAT WILL MCAC RECEIVE IN THE BUSINESS COMBINATION?
A:

As part of the Business Combination, MCAC will receive up to an aggregate consideration of 60,000,000 newly issued shares of FHLT Common Stock, consisting of (i) 40,000,000 shares of FHLT Common Stock payable at the Closing and (ii) up to 20,000,000 shares of FHLT Common Stock to be issued in the future as Earnout Shares.

Q:	WHAT ARE THE PIPE INVESTMENT AND THE FPA INVESTMENT?
A:

Simultaneous with entering into the Business Combination Agreement, FHLT entered into a PIPE Subscription Agreement with the PIPE Investor, pursuant to which, among other things, the PIPE Investor agreed to purchase an aggregate of 9,090,909 shares of FHLT Common Stock immediately prior to the Business Combination at a cash purchase price of $11.00 per share, resulting in aggregate proceeds of $100,000,000 (the “PIPE Investment”) to be placed in an escrow account by no later than 5 business days following the delivery of PCAOB audited balance sheets of Excelera as of each fiscal year from inception through the year ended December 31, 2021, or such later date as approved by FHLT.

Simultaneous with entering into the Business Combination Agreement, FHLT entered into a Forward Purchase Agreement with the FPA Investor, pursuant to which, among other things, the FPA Investor agreed to purchase shares of FHLT Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of the Business Combination Agreement and prior to the date which is two business days prior to the date of special meeting of FHLT’s stockholders called in connection with the Business Combination (the “Purchase Deadline”); provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share. In the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor is required to purchase from FHLT and FHLT is required to issue to the FPA Investor, immediately prior to the Business Combination, the requisite number of additional shares at $11.00 per share to satisfy the unfulfilled portion of the $20,000,000 purchase commitment (the “Additional Shares” and, collectively with the Forward Purchase Shares, the “FPA Investment”). The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?
A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for       , 2022; however, such meeting could be adjourned, as described herein. Neither FHLT nor Excelera can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. FHLT must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, and FHLT and Excelera must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section entitled “The Business Combination Agreement—Conditions to the Business Combination.”

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?
A:

If the Business Combination is not completed, MCAC will not receive any consideration for its shares of Excelera capital stock. Instead, Excelera will remain an independent company wholly owned by MCAC. See the section entitled “The Business Combination Agreement — Termination” and “Risk Factors.”

Q:	HOW WILL FHLT BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?
A:

FHLT does not currently have any management-level employees other than Bradley A. Bostic, our Chief Executive Officer, and Travis A. Morgan, our Chief Financial Officer. Following the Closing, the Company’s executive officers are expected to be the current management team of Excelera. See the section entitled “Management of Excelera Following the Business Combination” for more information.

FHLT is, and after the Closing will continue to be, managed by its board of directors. Following the Closing, the size of our board of directors will be seven  directors, which will consist of four members of the Board appointed by MCAC (three of which will be appointed by MCAC’s Chief Executive Officer, Sanjay Patil), two members appointed by FHLT, and one additional director.

Following the Closing, we expect that a majority of the directors will be independent under applicable Nasdaq listing rules. See the section entitled “Management of Excelera Following the Business Combination” for more information.

Q:	WHAT EQUITY STAKE WILL CURRENT FHLT STOCKHOLDERS, THE INITIAL STOCKHOLDERS, THE PIPE INVESTOR, THE FPA INVESTOR AND MCAC HOLD IN FHLT FOLLOWING THE CLOSING?
A:	The following table illustrates varying ownership levels in the Post-Combination Company immediately following the Closing, assuming four redemption scenarios as follows:
●	Assuming the FPA Investment is fulfilled in the open market, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled in the open market, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and approximately 18,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $180,900,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share and approximately 20,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $201,000,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business

Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

	Assuming the FPA Investment is fulfilled in the open market				Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
	No redemption scenario		Maximum redemption scenario		No redemption scenario		Maximum redemption scenario
	Shares	Ownership, %	Shares	Ownership, %	Shares	Ownership, %	Shares	Ownership, %
MCAC	40,000,000	53.79%	40,000,000	70.97%	40,000,000	52.51%	40,000,000	71.19%
Initial Stockholders	5,000,000	6.72%	5,000,000	8.87%	5,000,000	6.56%	5,000,000	8.90%
PIPE Investor	9,090,909	12.22%	9,090,909	16.13%	9,090,909	11.93%	9,090,909	16.18%
Cantor	272,727	0.37%	272,727	0.48%	272,727	0.36%	272,727	0.49%
FPA Investor	2,000,000	2.69%	2,000,000	3.55%	1,818,182	2.39%	1,818,182	3.24%
Public Stockholders	18,000,000	24.21%	—	0.00%	20,000,000	26.25%	—	0.00%
Total	74,363,636	100%	56,363,636	100%	76,181,818	100%	56,181,818	100%

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL FHLT’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?
A:

Yes. Upon the Closing, we intend to change our name from “Future Health ESG Corp.” to “Excelera Health, Inc.,” and our Common Stock and warrants will be listed following the closing under the symbols “XLRA” and “XLRAW,” respectively. We intend to continue to list our Common Stock and warrants on Nasdaq following the Closing. The FHLT Units will be delisted and deregistered following the Closing.

QUESTIONS AND ANSWERS ABOUT FHLT’S SPECIAL STOCKHOLDER MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?
A:

The Special Meeting will be held at                   a.m. Eastern Time, on                 , 2022, in virtual format. FHLT stockholders may attend, vote and examine the list of FHLT stockholders entitled to vote at the Special Meeting by visiting                and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:	The stockholders of FHLT are being asked to vote on the following:
●	A proposal to adopt the Business Combination Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”
●	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 2 — The Charter Approval Proposal.”
●	A proposal to elect seven directors to serve on the Board until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 3 — The Director Election Proposal.”
●	A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of FHLT Common Stock to MCAC pursuant to the Business Combination Agreement, (ii) the issuance of shares of FHLT Common Stock to the PIPE Investor in connection with the PIPE Investment and (iii) any issuance of shares of FHLT Common Stock to the FPA Investor in connection with the FPA Investment. See the section entitled “Proposal No. 4 — The Nasdaq Proposal.”
●	A proposal to approve and adopt the Equity Incentive Plan. See the section entitled “Proposal No. 5 — The Equity Incentive Plan Proposal.”
●	A proposal to approve and adopt the ESPP. See the section entitled “Proposal No. 6 — The ESPP Proposal.”
●	A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”

FHLT will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting.Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A FHLT WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?
A:

Upon consummation of the Business Combination, the FHLT warrants will, by their terms, entitle the holders to purchase Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Excelera and the business of Excelera and its subsidiaries following consummation of the Business Combination. As holders of FHLT warrants will be entitled to purchase Common Stock of the Post-Combination Company upon consummation of the Business Combination, FHLT urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS EXCELERA?
A:

Excelera organizes the delivery of care and manages medical costs under the Centers for Medicare & Medicaid Services ACO REACH program. This program, formerly known as the Global and Professional Direct Contracting Model, seeks to encourage health care providers to coordinate clinical activities to improve the care offered to people with Medicare. As of June 30, 2022, Excelera was responsible for the total cost of care for approximately 22,000 beneficiaries.

Excelera accomplishes this through an innovative science-oriented, integrated patient-provider approach utilizing its proprietary Human Insights™ clinical data platform. Employing data gleaned from longitudinal diagnostic and historical information, Excelera’s Human Insights™ AI tools identify high-probability patient risk factors and surface these data insights to providers, facilitating the early intervention and treatment of preventable serious medical conditions. As a Total Capitated Care ACO REACH entity, Excelera receives a portion of the savings generated within Medicare for these improved outcomes.

Excelera’s approach to care diverges from historical “utilization-focused” managed care efforts directed at reducing care access and utilization. Instead, Excelera’s model encourages providers to engage patients early and often in important health circumstances, improving the outcomes, and concurrently, the cost of medical care. For more information about Excelera, please see the sections entitled “Information About Excelera” and “Excelera’s Management's Discussion and Analysis of Financial Condition and Results of Operations”.

Q:	WHY IS FHLT PROPOSING THE BUSINESS COMBINATION?
A:	FHLT was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 9, 2021, FHLT completed its initial public offering of Units, with each Unit consisting of one share of Common Stock and one-half of one Public Warrant, each whole Public Warrant entitling its holder to purchase one share of Common Stock at a price of $11.50 per share, raising total gross proceeds of $200,000,000. On the same date FHLT also completed the sale of 7,375,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per private warrant in a private placement to the Company’s founding stockholders (the “Initial Stockholders”) and Cantor Fitzgerald & Co., the underwriter of the IPO, generating gross proceeds of $7,375,000. Following the closing of the FHLT IPO, an aggregate of $201,000,000 has been placed in FHLT’s trust account. Since the FHLT IPO, FHLT’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Excelera and the industry in which it operates, including the financial and other information provided by Excelera in the course of its negotiations in connection with the Business Combination Agreement, FHLT believes that the Business Combination with Excelera is advisable and in the best interests of FHLT and its stockholders. See the sections entitled “The Business Combination — Recommendation of the FHLT Board of Directors” and “The Business Combination – Board Rationale for the Approval of the Business Combination.”

Q:	DID THE FHLT BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?
A:

The FHLT Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination with Excelera. The directors and officers of FHLT and FHLT’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of FHLT’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with Excelera. In addition, FHLT’s directors and officers and FHLT’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the FHLT Board and FHLT’s advisors in valuing Excelera’s business.

Q:	WHY IS FHLT PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?
A:

We are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Existing Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules. Lastly, tax laws require approval of the Plan of Reorganization by both MCAC and FHLT and their respective shareholders and stockholders in order to treat the overall transaction as a tax-free reorganization within the meaning of Section 368(a)(1)(C) or (D) of the Code.

Q:	DO EXCELERA’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?
A:

The obligations of MCAC and Excelera to consummate the Business Combination are subject to the approval of the Business Combination, Plan of Reorganization, and Plan of Liquidation by the shareholders of MCAC in accordance with MCAC’s Articles of Incorporation and bylaws and applicable law. MCAC’s shareholders have already provided approval for the Business Combination, but the Plan of Liquidation still needs to be agreed upon by the parties to the Business Combination Agreement and approved by MCAC’s Board of Directors and shareholders.

Q:	DO I HAVE REDEMPTION RIGHTS?
A:

If you are a holder of Public Shares, you have the right to demand that FHLT redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the FHLT IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to FHLT to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of FHLT. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of FHLT.

Under FHLT’s Existing Charter, the Business Combination may be consummated only if FHLT has at least $5,000,001 of net tangible assets after giving to all holders of Public Shares that properly demand redemption of their shares for cash. In no event will FHLT redeem its Public Shares in an amount that would cause its (or Post-Combination Company’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Existing Charter.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?
A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?
A:

If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that FHLT redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to FHLT’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $       , or $       per share, as of                  , 2022, the FHLT Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to FHLT to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of FHLT’s Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the Closing of the Business Combination. If you deliver your Public Shares for redemption to FHLT’s transfer agent and later decide prior to the Closing not to elect redemption, you may request that FHLT’s transfer agent return the Public Shares (physically or electronically).

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to FHLT’s transfer agent as described herein, then, if the Business Combination is consummated, FHLT will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a FHLT stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see the section entitled “Material U.S. Federal Income Tax Consequences — Material Tax Consequences of a Redemption of Public Shares.”

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?
A:

No. Holders of FHLT Common Stock, FHLT Units and FHLT Warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “FHLT’s Special Meeting of Stockholders — Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?
A:

A total of $201,000,000 in net proceeds of the FHLT IPO and the amount raised from the private sale of warrants simultaneously with the consummation of the FHLT IPO was placed in the Trust Account following the FHLT IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including an aggregate of $5,700,000 as deferred underwriting commissions payable to Cantor and a financial advisory fee of $300,000 payable to Roth Capital Partners, LLC only upon the closing of an initial business combination) and for the Post-Combination Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?
A:

If FHLT does not complete the Business Combination with Excelera for whatever reason, FHLT would search for another target business with which to complete a business combination. If FHLT does not complete the Business Combination with Excelera or another target business within 15 months after the closing of the FHLT IPO (the “Completion Window”), FHLT must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to FHLT to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Stockholders have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares would be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to FHLT’s outstanding warrants. Accordingly, the warrants would expire worthless.

Q:	HOW DO THE INITIAL STOCKHOLDERS INTEND TO VOTE ON THE PROPOSALS?
A:

The Initial Stockholders of record are entitled to vote an aggregate of 20% of the outstanding shares of FHLT Common Stock. The Initial Stockholders and FHLT’s directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the FHLT Record Date in favor of each of the Proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?
A:

A majority of the voting power of the issued and outstanding common stock of FHLT entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of FHLT Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the FHLT Record Date for the Special Meeting,     shares of FHLT Common Stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?
A:

The Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. FHLT stockholders must approve the Business Combination Proposal in order for the Business Combination to occur.

The Charter Approval Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote, voting as a single class is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal. The Business Combination is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.

The Director Election Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Business Combination is not conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The Nasdaq Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Equity Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Equity Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Equity Incentive Plan Proposal, will have no effect on the Equity Incentive Plan Proposal. The Business Combination is conditioned on the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote.

The ESPP Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the ESPP Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the ESPP Proposal, will have no effect on the ESPP Proposal. The Business Combination is conditioned on the approval of the ESPP Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

As further discussed in the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” in this proxy statement/prospectus, the Key FHLT Stockholders (as defined below) have entered into a letter agreement with FHLT and

Excelera, a copy of which is attached as Annex H to this proxy statement/prospectus (the “Sponsor Stockholder Support Agreement”), pursuant to which the Key FHLT Stockholders have agreed to vote shares representing approximately 15.1% of the aggregate voting power of the FHLT Common Stock in favor of the each of the Proposals presented at the Special Meeting.

Q:	DO ANY OF FHLT’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF FHLT STOCKHOLDERS?
A:

Certain of FHLT’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of FHLT stockholders generally.

These interests include, among other things:

●	If the Business Combination with Excelera or another business combination is not consummated within the Completion Window, FHLT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the FHLT Board, dissolving and liquidating. In such event, the 5,000,000 Founder Shares held by FHLT’s Initial Stockholders would be worthless because FHLT’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $ based upon the closing price of $ per share of Common Stock on Nasdaq on , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.
●	Future Health ESG Associates 1, LLC (our “Sponsor”) purchased an aggregate of 6,375,000 Private Placement Warrants from FHLT for an aggregate purchase price of $6,375,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the FHLT IPO. A portion of the proceeds FHLT received from these purchases was placed in the Trust Account. Such warrants had an aggregate market value of $ based upon the closing price of $ per public warrant on Nasdaq on , 2022, the FHLT Record Date. The Private Placement Warrants will become worthless if FHLT does not consummate the Business Combination with Excelera or another business combination within the Completion Window.
●	No compensation of any kind, including finder’s and consulting fees, is paid to our initial stockholders, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the FHLT IPO until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

The FHLT Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination be approved by the stockholders of FHLT. See the section entitled “The Business Combination — Interests of FHLT’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?
A:

FHLT urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of FHLT. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF COMMON STOCK BEFORE THE SPECIAL MEETING?
A:

The FHLT Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Common Stock after the FHLT Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Common Stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of Common Stock prior to the FHLT Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?
A:

If you are a holder of record of FHLT Common Stock on the FHLT Record Date, you may vote in person (which would include presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FHLT or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a FHLT stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal but will have no effect on the vote count for such other Proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?
A:

For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a FHLT stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such Proposal. If you are a FHLT stockholder that attends the Special Meeting virtually and fail to vote on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?
A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?
A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:
●	filing a notice with FHLT or its proxy solicitor;
●	mailing a new, subsequently dated proxy card; or
●	attending the Special Meeting and electing to vote your shares.

If you are a stockholder of record of FHLT and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to , and it must be received at any time before the vote is taken at the FHLT Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than               5:00 p.m. on , or by voting online at the FHLT Special Meeting. Simply attending the FHLT Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of FHLT Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT SHOULD I DO WITH MY SHARE CERTIFICATES?
A:

FHLT stockholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to FHLT’s transfer agent at least two business days prior to the Special Meeting. You may deliver your share certificate to the transfer agent or electronically using the Depository Trust Company’s DWAC (deposit and withdrawal at custodian) system. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on , 2022.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?
A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of FHLT while FHLT searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FHLT shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?
A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Stockholders may call toll free:

Banks and Brokers may call collect:

You may also obtain additional information about FHLT from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to FHLT’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Business Combination and the Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, effective as of June 13, 2022, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

FHLT entered into the Business Combination Agreement with MCAC and Excelera, effective as of June 13, 2022, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, FHLT will purchase from MCAC 100% of the issued and outstanding Excelera Common Stock in exchange for FHLT Common Stock. In connection with the Closing of the Business Combination, Future Health ESG Corp. will be renamed Excelera Health, Inc. The transaction is structured to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(C) or (D) of the Code.

FHLT has agreed to provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon completion of the transactions contemplated by the Business Combination Agreement.

Consideration to MCAC in the Business Combination

Subject to the terms and conditions set forth in the Business Combination Agreement, the aggregate consideration to be paid to MCAC will consist of (i) 40,000,000 newly issued shares of FHLT Common Stock at the Closing and (ii) up to 20,000,000 newly issued shares of FHLT Common Stock to be issued in the future as Earnout Shares. Unless otherwise defined herein, the capitalized terms used in this section entitled “Summary — Consideration to MCAC in the Business Combination” are defined in the Business Combination Agreement.

Earnout Shares

As additional purchase consideration, FHLT will deliver (or cause to be delivered) to MCAC or, in connection with MCAC’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of MCAC or the shareholders of MCAC. MCAC’s, 20,000,000 shares of FHLT Common Stock (which will be equitably adjusted for share splits (including share consolidations), combinations, exchanges, readjustments of shares, or similar transactions, or any stock dividends or distributions paid in shares, reclassifications, share dividends, combinations, recapitalizations and the like with respect to FHLT Common Stock occurring after the Closing) (the “Earnout Payment”) within five business days after the filing (but in no event later than the fifth anniversary of the Closing Date) of the first FHLT Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each prepared in accordance with GAAP) in which Consolidated Revenues (as defined in Exhibit D to the Business Combination Agreement) in the most recent fiscal quarter included therein shall have exceeded $150,000,000, provided that such Earnout Payment shall only be payable if the filing of such qualifying Form 10-Q or Form 10-K occurs prior to the fifth anniversary of the Closing Date (the “Earnout Period”). All Earnout Shares required to be paid will be paid within five years of the Closing. In the event, and only in the event, of a Going Private Transaction prior to the end of the Earnout Period, FHLT will deliver (or cause to be delivered) to MCAC or, in connection with MCAC’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of MCAC or the shareholders of MCAC, a pro rata portion of the Earnout Shares (the “Going Private Earnout”), within five business days after the closing of the Going Private Transaction, based on the most recently filed FHLT Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, with such Going Private Earnout being the number of shares of FHLT Common Stock equal to the product of (a) 20,000,000 multiplied by (b) the difference of (A) the Consolidated Revenues (determined in accordance with GAAP) of FHLT in the most recent fiscal quarter included in such Form 10-Q or Form 10-K less (B) $88,000,000, being the agreed quarterly revenue for the first quarter of 2022, divided by (c) $62,000,000.

Pursuant to the Business Combination Agreement, FHLT and MCAC shall as a condition to the Closing enter into a separate registration rights agreement with respect to the Earnout Shares in form and substance satisfactory to each of them.

Ownership of the Post-Combination Company

As of the date of this proxy statement/prospectus, there are 25,000,000 shares of FHLT Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, there are an aggregate of 17,375,000 warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of FHLT Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), assuming that each outstanding warrant is exercised and one share of FHLT Common Stock is issued as a result of such exercise, the FHLT fully-diluted stock capital would be 42,375,000 shares of common stock.

The following table shows anticipated ownership levels in the Post-Combination Company upon the completion of the Business Combination, assuming four redemption scenarios as follows:

●	Assuming the FPA Investment is fulfilled in the open market, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled in the open market, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and approximately 18,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $180,900,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock shared purchased at $11.00 per share and approximately 20,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $201,000,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the

Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

	Assuming the FPA Investment is fulfilled in the open market				Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
	No redemption scenario		Maximum redemption scenario		No redemption scenario		Maximum redemption scenario
	Shares	Ownership, %	Shares	Ownership, %	Shares	Ownership, %	Shares	Ownership, %
MCAC	40,000,000	53.79%	40,000,000	70.97%	40,000,000	52.51%	40,000,000	71.19%
Initial Stockholders	5,000,000	6.72%	5,000,000	8.87%	5,000,000	6.56%	5,000,000	8.90%
PIPE Investor	9,090,909	12.22%	9,090,909	16.13%	9,090,909	11.93%	9,090,909	16.18%
Cantor	272,727	0.37%	272,727	0.48%	272,727	0.36%	272,727	0.49%
FPA Investor	2,000,000	2.69%	2,000,000	3.55%	1,818,182	2.39%	1,818,182	3.24%
Public Stockholders	18,000,000	24.21%	—	0.00%	20,000,000	26.25%	—	0.00%
Total	74,363,636	100%	56,363,636	100%	76,181,818	100%	56,181,818	100%

The numbers of shares and percentage interests set forth above are based on a number of assumptions. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the FHLT Board of Directors

The FHLT Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of FHLT and FHLT’s stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The FHLT Board unanimously recommends that FHLT’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented. See the section entitled ”The Business Combination — Recommendation of the FHLT Board of Directors and Reasons for the Business Combination.”

FHLT’s Special Meeting of Stockholders

The Special Meeting in lieu of the 2022 annual meeting of stockholders of FHLT will be held on                , 2022, at                a.m., Eastern Time, in virtual format. At the Special Meeting, FHLT stockholders will be asked to vote on the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of FHLT Common Stock at the close of business on                , 2022, which is the record date for the Special Meeting. Stockholders are entitled to one vote for each share of FHLT Common Stock owned at the close of business on the FHLT Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the FHLT Record Date, there were 25,000,000 shares of common stock outstanding, of which 20,000,000 were Public Shares and 5,000,000 were Founder Shares.

A quorum of FHLT stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of FHLT entitled to vote at the Special Meeting as of the FHLT Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the

issued and outstanding shares of FHLT Common Stock, will count towards this quorum. As of the FHLT Record Date,                 shares of FHLT Common Stock would be required to achieve a quorum. FHLT has entered into an agreement with the Sponsor and FHLT’s directors and officers, pursuant to which each agreed to vote any shares of FHLT Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of FHLT Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FHLT Common Stock on the FHLT Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such Proposal.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

FHLT’s Directors and Executive Officers Have Financial Interests in the Business Combination

Certain of FHLT’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of FHLT stockholders generally. These interests include, among other things:

●	If the Business Combination with Excelera or another business combination is not consummated within the Completion Window, FHLT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the FHLT Board, dissolving and liquidating. In such event, the 5,000,000 Founder Shares held by FHLT’s Initial Stockholders would be worthless because FHLT’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $ based upon the closing price of $ per share of Common Stock on Nasdaq on , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.
●	Our Sponsor purchased an aggregate of 6,375,000 Private Placement Warrants from FHLT for an aggregate purchase price of $6,375,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the FHLT IPO. A portion of the proceeds FHLT received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $ based upon the closing price of $ per public warrant on Nasdaq on , 2022, the FHLT Record Date. The Private Placement Warrants will become worthless if FHLT does not consummate the Business Combination with Excelera or another business combination within the Completion Window.
●	No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the FHLT IPO until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred by the Sponsor in connection with the Business Combination.

Regulatory Approvals Required for the Business Combination

Completion of the Business Combination is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). FHLT and Excelera filed Notification and Report Forms with the Antitrust Division and the FTC in June 2022. Each of Excelera, MCAC and FHLT have agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the federal or state antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under federal or state antitrust laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Excelera, MCAC, and FHLT have further agreed, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Business Combination, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination.”

Appraisal Rights

Holders of FHLT Common Stock, FHLT Units and FHLT Warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Conditions to the Business Combination

Conditions to Each Party’s Obligations.

The respective obligations of each of FHLT, MCAC and Excelera to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●	the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal by the requisite affirmative vote of the stockholders of FHLT in accordance with this proxy statement/prospectus, the DGCL, the FHLT organizational documents and the rules and regulations of Nasdaq;
●	the Registration Statement must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for that purpose shall be pending before or be threatened by the SEC;
●	certain consents, approvals, and authorizations shall have been obtained from and made with all governmental authorities;
●	there must not be in effect any order prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;
●	all required filings contemplated by the Business Combination Agreement under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act must have expired or been terminated;
●	the sale and issuance by FHLT of FHLT Common Stock in accordance with the terms of the PIPE Subscription Agreement and the Forward Purchase Agreement shall have been consummated;
●	the shares of FHLT Common Stock to be issued in the Business Combination shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; and
●	the Spin-Out and the Contributions shall have been completed and Excelera and the other parties thereto shall have executed and delivered the Intercompany Agreements.

Conditions to Obligations of FHLT.

The obligation of FHLT to complete the Business Combination is also subject to the satisfaction, or waiver by FHLT, of the following conditions:

●	the accuracy of the representations and warranties of MCAC and Excelera as determined in accordance with the Business Combination Agreement;
●	MCAC and Excelera must have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing.
●	FHLT must have received a certificate executed by an officer of Excelera certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;
●	since the date of the Business Combination Agreement, a Material Adverse Effect with respect to Excelera must not have occurred;
●	other than those persons identified as continuing directors by the parties, all members of the Excelera board of directors shall have executed written resignations effective as of the Closing;
●	all parties to the Amended and Restated Registration Rights Agreement (other than FHLT and FHLT stockholders) shall have delivered, or caused to be delivered, to FHLT copies of the Amended and Restated Registration Rights Agreement, duly executed by all such parties;
●	all parties to the Intercompany Agreements shall have delivered, or caused to be delivered, to FHLT copies of the Intercompany Agreements, duly executed by all such parties;
●	the Contributions shall have occurred pursuant to the terms of the Contribution Agreements, and a true, complete and correct copy of the executed Contribution Agreements shall have been delivered to FHLT;
●	the Plan of Liquidation shall have been adopted and a true, complete and correct copy of the Plan of Liquidation shall have been delivered to FHLT;
●	Excelera shall have paid in full its directors’ and officers’ insurance policy and shall have provided FHLT with proof of the directors’ and officers’ insurance policy binder in accordance with the Business Combination Agreement;
●	FHLT shall have received the audited and reviewed financial statements required to be delivered pursuant to the Business Combination Agreement; and
●	FHLT shall have received written confirmation from the Centers for Medicare & Medicaid Services that Excelera is in full compliance with any requirements under the Direct Contracting Model, including any requirements relating to the financial guarantee.

Conditions to Obligations of MCAC and Excelera.

The obligations of MCAC and Excelera to complete the Business Combination is also subject to the satisfaction or waiver by MCAC or Excelera of the following conditions:

●	the Transactions, Reorganization and Plan of Liquidation shall have been approved and adopted by the requisite affirmative vote of the shareholders of MCAC in accordance with MCAC’s Articles of Incorporation and bylaws and applicable law;
●	the accuracy of the representations and warranties of FHLT as determined in accordance with the Business Combination Agreement;

●	FHLT shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;
●	MCAC must have received a certificate executed by the President of FHLT certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;
●	since the date of the Business Combination Agreement, a Material Adverse Effect with respect to FHLT must not have occurred;
●	FHLT shall have delivered a copy of the Amended and Restated Registration Rights Agreement duly executed by FHLT and the FHLT stockholders party thereto and FHLT shall have delivered a copy of the Earnout Shares Registration Rights Agreement in the form agreed upon by FHLT and MCAC and duly executed by FHLT;
●	FHLT shall have delivered evidence of the termination of the FHLT Insider Agreement, duly executed by FHLT and all parties thereto; and
●	FHLT shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Account disbursed to FHLT immediately prior to the Closing, and all such funds released from the Trust Account shall be available to FHLT in respect of all or a portion of the payment obligations set forth in Section 7.13 of the Business Combination Agreement and the payment of FHLT’s fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby.

No Solicitation

Each of the parties to the Business Combination Agreement agreed not to take the following actions:

MCAC and Excelera. From the date of the Business Combination Agreement until the earlier of (x) the Closing or (y) the date on which the Business Combination Agreement is terminated, other than in connection with the transaction contemplated by the Business Combination Agreement, each of MCAC and Excelera agreed that it will not, and will not authorize or (to the extent within its control) permit any of its controlled affiliates or any of its directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with MCAC, to, directly or indirectly, (i) encourage, initiate, solicit, or facilitate, offer, or make, respond to, provide any information to any Person or commence due diligence with respect to any offers, inquiry, proposals or indication of interest, written or oral, related to, any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of Excelera, recapitalization or similar transaction, in each case other than (i) the transactions contemplated by the Business Combination Agreement, (ii) any purchase of shares of FHLT Common Stock in any private placement, (iii) any permitted interim financing of Excelera, or (iv) any other issuance of shares of capital stock of Excelera or indebtedness or other securities convertible into or exercisable for capital stock of Excelera (other than with FHLT, its stockholders and their respective affiliates and representatives, the PIPE Investor with respect to the PIPE Investment or the FPA Investor with respect to the FPA Investment) (an “Acquisition Proposal”), (ii) continue or engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs MCAC that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement (whether or not binding) relating to an Acquisition Proposal.

FHLT. From the date of the Business Combination Agreement until the earlier of (x) the Closing or (y) the date on which the Business Combination Agreement is terminated, other than in connection with the transaction contemplated by the Business Combination Agreement, FHLT agreed that it will not, and will not authorize or (to the extent within its control) permit any of its controlled affiliates or any of its directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with FHLT, to, directly or indirectly, (i) encourage, initiate, solicit, or facilitate, offer, or make, respond to, provide any information to any Person or commence due diligence with respect to any offers or proposals related to, any merger, purchase of ownership interests or assets of FHLT, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the FHLT organizational documents), in each case, other than the transactions contemplated by the Business Combination Agreement (an “Alternate Business Combination”), (ii) continue or engage in any discussions or negotiations with respect to an Alternate Business Combination with, or provide any non-public information or data to, any Person that has made, or informs FHLT that it is considering making, an Alternate Business Combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an Alternate Business Combination.

Termination

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

●	by mutual written consent of FHLT and MCAC;
●	by either FHLT or MCAC if the Closing has not occurred prior to December 9, 2022; provided, however that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement, or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition, provided further that in the event any law is enacted after the date of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the December 9, 2022 date shall be automatically extended by the length of any such extension;
●	by FHLT or MCAC if any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;
●	by FHLT or MCAC if any of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal (collectively, the “Transaction Proposals”) shall fail to receive the requisite vote for approval at the Special Meeting;
●	by FHLT upon a breach of any representation, warranty, covenant or agreement on the part of MCAC or Excelera set forth in the Business Combination Agreement, or if any representation or warranty of MCAC or Excelera shall have become untrue, in either case such that certain conditions set forth the Business Combination Agreement would not be satisfied (“Terminating Excelera Breach”); provided that FHLT has not waived such Terminating Excelera Breach and FHLT is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Excelera Breach is curable by MCAC or Excelera, FHLT may not so terminate the Business Combination Agreement for so long as MCAC and Excelera continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by FHLT to MCAC;
●	by MCAC upon a breach of any representation, warranty, covenant or agreement on the part of FHLT set forth in the Business Combination Agreement, or if any representation or warranty of FHLT shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating FHLT Breach”); provided that MCAC has not waived such Terminating FHLT Breach and MCAC and the Excelera are not then in material breach of any of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating FHLT Breach is curable by FHLT, MCAC may not so terminate the Business Combination Agreement for so long as FHLT continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by MCAC to FHLT;
●	by FHLT if the audited financial statements and reviewed financial statements of Excelera required by the Business Combination Agreement shall not have been delivered to FHLT on or before July 15, 2022 (such audited financial statements have been delivered);
●	by FHLT if the Company Disclosure Schedule has not been delivered, in form and substance acceptable to FHLT in its sole discretion, to FHLT by MCAC and Excelera on or before June 20, 2022 (such Company Disclosure Schedule has been delivered); or

●	by FHLT if any material regulatory matter arises, which is unknown to FHLT as of the date of the Business Combination Agreement, and not resolved in a satisfactory manner to FHLT in its sole discretion prior to Closing.

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.

Other Agreements

PIPE Subscription Agreement

Simultaneous with entering into the Business Combination Agreement, FHLT entered into a Subscription Agreement (the “Subscription Agreement”) with an investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor agreed to purchase an aggregate of 9,090,909 shares of FHLT Common Stock immediately prior to the Business Combination at a cash purchase price of $11.00 per share, resulting in aggregate proceeds of $100,000,000 (the “PIPE Investment”) to be placed in an escrow account by no later than 5 business days following the delivery of PCAOB audited financial statements of Excelera, or such later date as approved by FHLT.

The Subscription Agreement contains customary representations, warranties, covenants, agreements of FHLT and the PIPE Investor. The Subscription Agreement includes customary closing conditions. The PIPE Investor has the right to terminate the Subscription Agreement if the transactions contemplated in the Business Combination Agreement have not been consummated by December 14, 2022.

Forward Purchase Agreement

Simultaneous with entering into the Business Combination Agreement, FHLT entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) with an investor (the “FPA Investor”), pursuant to which, among other things, the FPA Investor agreed to purchase shares of FHLT Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of the Business Combination Agreement and prior to the date which is two business days prior to the date of special meeting of FHLT’s stockholders called in connection with the Business Combination (the “Purchase Deadline”); provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share. In the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from FHLT and FHLT shall issue to the FPA Investor, immediately prior to the Business Combination, the requisite number of Additional Shares at $11.00 per share to satisfy the unfulfilled portion of the $20,000,000 purchase commitment. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

The Forward Purchase Agreement contains customary representations, warranties, covenants and agreements of FHLT and the FPA Investor. The Forward Purchase Agreement shall terminate on the earlier of (i) the closing of the Business Combination and (ii) the later of (x) December 14, 2022 and (y) if FHLT’s stockholders approve an extension of the date by which FHLT must consummate a business combination, such later date as approved by FHLT’s stockholders.

Lock-Up Agreement

Simultaneous with entering into the Business Combination Agreement, FHLT, Future Health ESG Associates 1, LLC (the “Sponsor”), BEA Holdings, LLC, M2 Enterprises Holdings, LLC, HC1.com, Inc., MB Equity, LLC, R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman (collectively, the “Founders” and together with the Sponsor, the “Key FHLT Stockholders”), MCAC, the PIPE Investor, and the FPA Investor (collectively, the “Insiders”), collectively representing approximately 79% of the shares of FHLT expected to be outstanding immediately after Closing (the “Lock-Up Shares”), each entered into a Lock-Up Agreement pursuant to which the Insiders have agreed not to sell, transfer, or exchange the Lock-Up Shares until the earlier of:

(x) one year after the Closing Date,

(y) the date on which FHLT completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of FHLT’s stockholders having the right to exchange their shares for cash, securities or other property, or

(z) with respect to 1/3 of the Lock-Up Shares in each instance, the dates subsequent to the Closing on which price of the FHLT Common Stock equals or exceeds a target price of $12.00, $13.00, and $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for a period of 20 trading days within any consecutive 30 trading day period, provided, that for the purpose of this clause (z), multiple target prices may be met simultaneously.

The Lock-Up Agreement further provides that each Insider shall in no event sell or transfer within any contiguous 90-day period more than 1/3 of the Lock-Up Shares originally issued to him/her/it.

Notwithstanding the foregoing, MCAC and its shareholders are permitted to sell up to twenty percent (20%) of the stock they receive in order to pay taxes relating to the transaction and the subsequent liquidation of MCAC.

Amended and Restated Registration Rights Agreement

At the closing of the Business Combination, the Sponsor, certain other stockholders of FHLT and MCAC (collectively, the “Registration Rights Holders”) and FHLT will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, FHLT will agree that, within 30 calendar days after the consummation of the Business Combination, it will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and FHLT will use its commercially reasonable efforts to have such Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain holders can demand up to three underwritten offerings, and certain holders will be entitled to piggyback registration rights.

Sponsor Stockholder Support Agreement

FHLT has delivered to MCAC the Sponsor Stockholder Support Agreement (the “Sponsor Stockholder Support Agreement”), dated June 13, 2022, by and among FHLT, MCAC, Excelera and the Key FHLT Stockholders pursuant to which, among other things, the Key FHLT Stockholders agreed to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to vote all FHLT Common Stock owned by it in favor of the Business Combination, and to execute and deliver any further document, agreement or instrument of assignment, transfer or conveyance as necessary to effectuate the purposes thereof and as may be reasonably requested in writing by another party thereto

Amendment to Underwriting Agreement

Simultaneously with the execution of the Business Combination Agreement, FHLT and Cantor Fitzgerald & Co. (“Cantor”) entered into an amendment (the “Underwriting Agreement Amendment”) to the Underwriting Agreement, dated as September 9, 2021 (the “Underwriting Agreement”), by and between FHLT and Cantor. Pursuant to the Underwriting Agreement Amendment, Cantor agreed to accept 272,727 shares of FHLT Common Stock at $11.00 per share (the “Deferred Commission Shares”) in exchange for a $3,000,000 reduction in the cash portion of the $9,000,000 of deferred underwriting fees payable at closing of the Business Combination.

Amended and Restated Bylaws

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, FHLT will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as Annex C (the “Amended and Restated Bylaws”).

Proposed Charter

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, FHLT will amend the Existing Charter to (a) require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter, (b) require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Bylaws, (c) eliminate the provisions in the Existing Charter relating to the application of the doctrine of corporate opportunity, (d) eliminate certain provisions in our Existing Charter relating to the initial business combination and other matters relating to FHLT’s status as a blank-check company that will no longer be applicable to us following the Closing, and (e) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Existing Charter to change the name of the corporation to “Excelera Health, Inc.”

For more information, see the section entitled “Proposal Number 2 — The Charter Approval Proposal.”

FHLT Nasdaq Listing

The FHLT Common Stock, Units and Public Warrants are listed on Nasdaq under the symbols “FHLT,” “FHLTU” and “FHLTW,” respectively. Following the Business Combination, the Common Stock of the Post-Combination Company (including the Common Stock issuable in the Business Combination) and warrants of the Post-Combination Company will be listed on Nasdaq under the symbols “XLRA” and “XLRAW.” The FHLT Units will be delisted and deregistered following the Closing.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 54. Such risks include, but are not limited to:

Risks related to Excelera’s business and industry, including that:

●	Any failure by us to identify and develop successful new geographies, and physicians with whom to contract in order to successfully execute on our growth initiatives, may have a material adverse effect on our business, financial condition, cash flows, and results of operations.
●	We are dependent on contracted physicians to effectively manage the quality and cost of care and perform obligations under our contracts.
●	We have limited experience serving as a Direct Contracting Entity with CMS and may not be able to realize the expected benefits thereof.
●	Our governance and financial model is subject to change by CMS.
●	We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition, cash flows, and results of operations will be harmed.
●	We will require substantial additional capital to support our business in the future, and this capital might not be available on acceptable terms, or at all.
●	A significant reduction in the number of beneficiaries we serve may have a material adverse effect on our business, financial condition, cash flows, and results of operations.
●	Our estimates of our beneficiaries’ risk adjustment factors, medical services expenses, incurred but not reported claims, and earnings pursuant to physicians’ contracts could be inaccurate.
●	We rely on our management team and key employees and our business, financial condition, cash flows, and results of operations could be harmed if we are unable to attract and retain qualified personnel.

●	Security breaches, loss of data, and other disruptions to our IT infrastructure or data platforms could compromise sensitive information related to our business and expose us to liability, which could adversely affect our operations, financial condition, cash flows, results of operation and reputation.
●	The healthcare industry is intensely regulated at the federal, state and local levels, and government authorities may determine that we fail to comply with applicable laws or regulations and take actions against us.
●	If we or our contracted physicians inadvertently employ or contract with an excluded person under the Medicare program, we may face government sanctions.

Risks related to the Business Combination, including that:

●	Excelera’s stockholders and FHLT’s stockholders will each have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
●	There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of Nasdaq.
●	The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of FHLT Common Stock.
●	FHLT has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Stock Consideration is fair to its stockholders from a financial point of view.
●	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.
●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
●	FHLT directors and officers may have interests in the Business Combination different from the interests of FHLT stockholders.
●	Excelera directors and officers may have interests in the Business Combination different from the interests of Excelera Stockholders.
●	Our Initial Stockholders may have interests in the Business Combination different from the interests of FHLT stockholders.
●	The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks related to redemption, including that:

●	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.05 per share.
●	Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
●	The ability of FHLT stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

●	Unlike some other blank check companies, FHLT does not have a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Information About FHLT

Future Health ESG Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The FHLT Common Stock, Units and Public Warrants are currently listed on Nasdaq under the symbols “FHLT”, “FHLTU” and “FHLTW,” respectively. The mailing address of FHLT’s principal executive office is 8 The Green, Suite #12081, Dover, DE 19901 and the telephone number of FHLT’s principal executive office is 833-338-8734.

Information About Excelera

Excelera organizes the delivery of care and manages medical costs under the Centers for Medicare & Medicaid Services ACO REACH program. This program, formerly known as the Global and Professional Direct Contracting Model, seeks to encourage health care providers to coordinate clinical activities to improve the care offered to people with Medicare. As of June 30, 2022, Excelera was responsible for the total cost of care for approximately 22,000 beneficiaries.

Excelera accomplishes this through an innovative science-oriented, integrated patient-provider approach utilizing its proprietary Human Insights™ clinical data platform. Employing data gleaned from longitudinal diagnostic and historical information, Excelera’s Human Insights™ AI tools identify high-probability patient risk factors and surface these data insights to providers, facilitating the early intervention and treatment of preventable serious medical conditions. As a Total Capitated Care ACO REACH entity, Excelera receives a portion of the savings generated within Medicare for these improved outcomes.

Excelera’s approach to care diverges from historical “utilization-focused” managed care efforts directed at reducing care access and utilization. Instead, Excelera’s model encourages providers to engage patients early and often in important health circumstances, improving the outcomes, and concurrently, the cost of medical care.

Excelera’s principal executive offices are located at 2260 University Drive, Newport Beach, CA 92660 and its telephone number is (877) 831-4688.

For more information about Excelera, see the sections entitled “Excelera’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information About Excelera,” and the financial statements of Excelera included herein.

SUMMARY HISTORICAL FINANCIAL DATA OF FHLT

The following table shows selected historical financial information of FHLT’s statement of operations data for the period from February 5, 2021 (inception) through December 31, 2021 and the balance sheet data as of December 31, 2021 that are derived from FHLT’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical condensed statements of operations data of FHLT for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through March 31, 2021 and the condensed balance sheet data as of March 31, 2022 are derived from FHLT’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. In the opinion of FHLT’s management, the unaudited interim condensed financial statements include all adjustments necessary to state fairly FHLT’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through March 31, 2021. The following table should be read in conjunction with “FHLT Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FHLT’s historical financial statements and the notes related thereto, included elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through March 31, 2022 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Business Combination.

FUTURE HEALTH ESG CORP.

BALANCE SHEET DATA

	March 31, 2022	December 31,
	(Unaudited)	2021
ASSETS
Current assets:
Cash	$1,129,587	$1,446,482
Prepaid expenses	168,916	108,150
Total current assets	1,298,503	1,554,632
Marketable securities held in Trust Account	201,020,753	201,004,349
Other assets	54,076	74,371
Total Assets	$202,373,332	$202,633,352

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$20,904
Franchise tax payable	—	62,299
Accrued expenses	16,326	40,581
Total current liabilities	16,326	123,784
Deferred underwriting and advisory fees payable	9,000,000	9,000,000
Total liabilities	9,016,326	9,123,784

Commitments and Contingencies:
Common stock subject to possible redemption, 20,000,000 shares at $10.05 per share	201,000,000	201,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	—	—
Accumulated deficit	(7,643,494)	(7,490,932)
Total stockholders’ deficit	(7,642,994)	(7,490,432)
Total Liabilities, Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$202,373,332	$202,633,352

FUTURE HEALTH ESG CORP.

STATEMENT OF OPERATIONS DATA

		For the Period From
		February 25, 2021	For the Period From
	For the Three Months Ended	(Inception) Through	February 25, 2021 (Inception)
	March 31, 2022 (Unaudited)	March 31, 2021 (Unaudited)	Through December 31, 2021
General and administrative expenses	$120,284	$778	$125,004
Franchise tax expense	50,000	—	62,299
Loss from operations	(170,284)	(778)	(187,303)
Interest income on cash balance	1,318	8	2,403
Gain on marketable securities (net), dividends and interest, held in Trust Account	16,404	—	4,349
Net Loss	$(152,562)	$(770)	$(180,911)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	20,000,000	—	7,032,258
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.01)	$—	$(0.02)

Weighted average shares outstanding of non-redeemable common stock, basic and diluted(1)	5,000,000	5,000,000	5,000,000
Basic and diluted net loss per share, non-redeemable common stock	$(0.01)	$(0.00)	$(0.02)
(1)	For the period from February 25, 2021 (Inception) through March 31, 2021, includes a retrospective restatement of 1,427,500 Founder Shares issued on July 16, 2021, in exchange for $8,333 in cash, and excludes an aggregate of 750,000 Founder Shares forfeited by the Sponsor and affiliated entities upon the expiration of the Underwriter’s Overallotment option on October 24, 2021.

SUMMARY HISTORICAL FINANCIAL DATA OF EXCELERA DCE

The following tables set forth summary historical financial information of Excelera DCE’s combined balance sheets as of December 31, 2021, and 2020, and combined statements of operations, combined statements of cash flows, and combined statements of changes in net parent investment for the years ended December 31, 2021, and 2020, that are derived from Excelera DCE’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical combined balance sheets as of March 31, 2022, and 2021, and the combined statements of operations, and combined statements of cash flows for the three months ended March 31, 2022, and 2021, are derived from Excelera DCE’s unaudited interim combined financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Excelera DCE’s management, the unaudited interim combined financial statements include all adjustments necessary to state fairly Excelera DCE’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022. The following table should be read in conjunction with “Excelera DCE Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Excelera DCE’s historical combined financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED BALANCE SHEETS

(in thousands)

	(Unaudited)
	For the three months ended March 31,		For the year ended December 31,
	2022	2021	2021	2020
ASSETS:
Current assets:
Cash and cash equivalents	$—	$—	$—	$—
Accounts receivable, net	—	—	—	—
Other current assets	5,436	—
Total current assets	5,436	—	—	—
Property and equipment, net	1,540	389	1,510	—
Deferred tax assets	—	165	630	30
Total Assets	6,976	554	2,140	30

LIABILITIES & NET PARENT INVESTMENT:
Current liabilities:
Accounts payable and accrued expenses	1,607	—	—	—
Income taxes payable	339	—	—	—
Other current liabilities	1,401	—
Total current liabilities	3,347	—	—	—
Non-current liabilities:
Other liabilities	—	—	—	—
Total Liabilities	3,347	—	—	—
Net Parent Investment:
Net Parent Investment	3,629	554	2,140	30
Total Net Parent Investment	3,629	554	2,140	30
Total Liabilities and Net Parent Investment	$6,976	$554	$2,140	$30

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	(Unaudited)
	For the three months ended March 31,		For the year ended December 31,
	2022	2021	2021	2020
Revenues	$87,928	$—	$—	$—
Operating expenses:
Medical costs	81,536	—	—	—
Selling, general and administrative expenses	2,858	484	2,143	108
Depreciation and amortization	76	—	—	—
Total operating expenses	84,470	484	2,143	108
Operating income (loss)	3,458	(484)	(2,143)	(108)
Other income, net	—	—	—	—
Income (loss) before income tax benefit (expense)	3,458	(484)	(2,143)	(108)
Income tax (expense) benefit	(969)	135	600	30
Net Income (loss)	$2,489	$(349)	$(1,543)	$(78)

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(in thousands)

Net Parent Investment
BALANCE, January 1, 2020	$—
Net transfers from Parent	108
Net loss	(78)
BALANCE, December 31, 2020	30
Net transfers from Parent	3,653
Net loss	(1,543)
BALANCE, December 31, 2021	$2,140

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	(Unaudited)
	For the three months ended March 31,		For the year ended December 31,
	2022	2021	2021	2020
Cash flows from operating activities
Net income (loss)	$2,489	$(349)	$(1,543)	$(78)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76	—	—	—
Change in:
Other assets	(5,436)	—	—	—
Deferred tax assets	630	(135)	(600)	(30)
Accounts payable and accrued expenses	1,607	—	—	—
Other current liabilities	1,401	—	—	—
Income taxes payable (refundable)	339	—	—	—
Net cash provided by (used in) operating activities	1,106	(484)	(2,143)	(108)

Cash flows from investing activities
Purchase of property and equipment	(106)	(389)	(1,510)	—
Proceeds from sale of property and equipment	—	—	—	—
Net cash provided by (used in) investing activities	(106)	(389)	(1.510)	—

Cash flows from financing activities
Net transfers (to) from Parent	(1,000)	873	3,653	108
Net cash provided by (used in) financing activities	(1,000)	873	3,653	108

Net increase in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—
Cash and cash equivalents at end of period	$—	$—	$—	$—

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combine the historical statement of operations of FHLT and the historical consolidated statement of operations of Excelera, giving effect to the Business Combination as if it had occurred on January 1, 2021. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheet of FHLT and the historical consolidated balance sheet of Excelera, giving effect to the Business Combination as if it had occurred on March 31, 2022.

The summary pro forma data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Excelera and FHLT and related notes included in this proxy statement/prospectus. The summary pro forma data has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the Combined Company.

The following table presents summary pro forma data after giving effect to the Business Combination, assuming four redemption scenarios as follows:

●	Assuming the FPA Investment is fulfilled in the open market, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled in the open market, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and approximately 18,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $180,900,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. FPA Investor’s shares are not redeemable at the Closing of the Business Combination as FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share and approximately 20,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $201,000,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business

Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

(in thousands, except share and per share amounts)

			Pro forma – Assuming the FPA Investment is fulfilled in the open		Pro forma – Assuming the FPA Investment is fulfilled through
	Historical		market		newly issued shares at $11.00 per share
			No redemption	Maximum	No redemption	Maximum
	FHLT	Excelera	scenario	redemption scenario	scenario	redemption scenario
Statement of Operations Data - For the Three Months Ended March 31, 2022
Total revenues	$—	$87,928	$87,928	$87,928	$87,928	$87,928
Total operating expenses	170	84,470	84,713	84,713	84,713	84,713
Operating income (loss)	(170)	3,458	3,215	3,215	3,215	3,215
Net income (loss)	(153)	2,489	2,267	2,267	2,267	2,267
Basic and diluted net income (loss) per share, non-redeemable common stock	(0.01)	n/a	0.03	0.04	0.03	0.04

(in thousands, except share and per share amounts)

			Pro forma – Assuming the FPA Investment is fulfilled in the open		Pro forma – Assuming the FPA Investment is fulfilled through
	Historical		market		newly issued shares at $11.00 per share
			No redemption	Maximum	No redemption	Maximum
	FHLT	Excelera	scenario	redemption scenario	scenario	redemption scenario
Statement of Operations Data - For the Year Ended December 31, 2021
Total revenues	$—	$—	$—	$—	$—	$—
Total operating expenses	187	2,143	10,812	7,192	11,112	7,192
Operating loss	(187)	(2,143)	(10,812)	(7,192)	(11,112)	(7,192)
Net loss	(181)	(1,543)	(9,997)	(6,377)	(10,297)	(6,377)
Basic and diluted net loss per share, non-redeemable common stock	(0.02)	n/a	(0.13)	(0.11)	(0.14)	(0.11)

(in thousands, except share and per share amounts)

			Pro forma - Assuming the FPA Investment is fulfilled in the open		Pro forma - Assuming the FPA Investment is fulfilled through
	Historical		market		newly issued shares at $11.00 per share
			No redemption	Maximum	No redemption	Maximum
	FHLT	Excelera	scenario	redemption scenario	scenario	redemption scenario
Balance Sheet Data - As of March 31, 2022
Total assets	$202,374	$6,976	$290,115	$112,835	$309,815	$112,735
Total liabilities	9,016	3,347	193,899	193,899	193,899	193,899
Common stock subject to possible redemption	201,000	—	—	—	—	—
Total stockholders' (deficit) equity	(7,642)	3,629	96,216	(81,064)	115,916	(81,164)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF FHLT AND EXCELERA

The following tables set forth:

●	historical per share information of FHLT as of, and for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021;
●	unaudited pro forma per share information of Excelera Health, Inc. for the three months ended March 31, 2022 and for the year ended December 31, 2021 after giving effect to the Business Combination, assuming four redemption scenarios as follows:
●	Assuming the FPA Investment is fulfilled in the open market, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled in the open market, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and approximately 18,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $180,900,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share and approximately 20,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $201,000,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

Per share information of Excelera is not presented because its financial statements have been prepared on a carveout basis and so it did not have outstanding capital stock.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2022. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

This information is only a summary and should be read in conjunction with the historical financial statements of FHLT and Excelera and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of FHLT and Excelera is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income (loss) per share information below does not purport to represent the net income(loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings (loss) per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FHLT and Excelera would have been had the companies been combined during the periods presented.

			Pro forma - Assuming the FPA Investment is fulfilled in the open		Pro forma - Assuming the FPA Investment is fulfilled through
	Historical		market		newly issued shares at $11.00 per share
			No redemption	Maximum	No redemption	Maximum
	FHLT	Excelera	scenario	redemption scenario	scenario	redemption scenario
As of and for the Three Months Ended March 31, 2022
Book value per share (1)	$(1.53)	n/a	$1.29	$(1.44)	$1.52	$(1.44)
Net income (loss) per share – basic and diluted (2)	$(0.01)	n/a	$0.03	$0.04	$0.03	$0.04

			Pro forma - Assuming the FPA Investment is fulfilled in the open		Pro forma - Assuming the FPA Investment is fulfilled through
	Historical		market		newly issued shares at 11.00 per share
			No redemption	Maximum	No redemption	Maximum
	FHLT	Excelera	scenario	redemption scenario	scenario	redemption scenario
For the Year Ended December 31, 2021
Net loss per share – basic and diluted (2)	$(0.02)	n/a	$(0.13)	$(0.11)	$(0.14)	$(0.11)
(1)	Book value per share is calculated as total permanent equity divided by:
●	FHLT — Common Stock outstanding as of March 31, 2022;
●	Pro forma — Common Stock of Excelera Health, Inc. expected to be outstanding after the Closing of the Business Combination.
(2)	Net income (loss) per share, Common Stock is based on:
●	FHLT — weighted average number of shares of FHLT Common Stock outstanding for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021; and
●	Pro forma — number of shares of Common Stock of Excelera Health, Inc. expected to be outstanding after the Closing of the Business Combination.

MARKET PRICE AND DIVIDEND INFORMATION

FHLT

The FHLT Common Stock, Units and Public Warrants are listed on Nasdaq under the symbols FHLT, FHLTU and FHLTW, respectively.

The closing price of the FHLT Common Stock, Units and Public Warrants on June 13, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.90, $10.01 and $0.22, respectively. As of          , 2022, the FHLT Record Date, the most recent closing price for each of the FHLT Common Stock, Units and Public Warrants was $         , $         and $          , respectively.

Holders of the FHLT Common Stock, Units and Public Warrants should obtain current market quotations for their securities. The market price of FHLT’s securities could vary at any time before the Business Combination.

Holders

As of December 31, 2021, there were one holder of record of FHLT’s Units, 35 holders of record of FHLT Common Stock and three holders of record of FHLT’s Public Warrants . The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

FHLT has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company’s board of directors at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Excelera

Historical market price for Excelera’s capital stock is not provided because there is no public market for Excelera’s capital stock. Excelera is wholly owned by its private parent company MCAC. See the section entitled “Excelera’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included herein and in any oral statements made in connection herewith include forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. These statements are based on the beliefs and assumptions of the respective management teams of FHLT, Excelera and MCAC. Although FHLT, Excelera and MCAC believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of FHLT, Excelera or MCAC can assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern FHLT, Excelera or MCAC’s expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement/prospectus include statements about:

●	the anticipated benefits of the Business Combination;
●	the ability of FHLT, Excelera and MCAC to complete the Business Combination, including satisfaction or waiver of the conditions to the Business Combination;
●	the anticipated costs associated with the proposed Business Combination;
●	Excelera’s financial and business performance following the Business Combination, including financial projections and business metrics;
●	Excelera’s ability to effectively grow and to effectively expand operations;
●	the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic;
●	the ability to obtain and/or maintain the listing of FHLT’s common stock and the warrants on Nasdaq, and the potential liquidity and trading of its securities;
●	the risk that the proposed Business Combination disrupts current plans and operations of Excelera as a result of the announcement and consummation of the proposed Business Combination;
●	the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its key employees;
●	changes in applicable laws or regulations;
●	Excelera’s ability to raise financing in the future;
●	Excelera’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with Excelera’s business or in approving the Business Combination;
●	the projected financial information, growth rate, strategies, and market opportunities for Excelera;
●	Excelera’s ability to successfully expand in its existing markets and into new markets;
●	Excelera’s ability to provide physicians with precision medicine insights and financial resources;
●	Excelera’s ability, assessment of and strategies to compete with its competitors;

●	the success of Excelera’s marketing strategies;
●	Excelera’s ability to attract and retain talent and the effectiveness of its compensation strategies and leadership;
●	general economic conditions and their impact on demand for the Excelera platform;
●	Excelera’s ability to maintain its licenses and operate in regulated industries;
●	Excelera’s ability to prevent and guard against cybersecurity attacks;
●	Excelera’s reliance on third party service providers for processing payments, web and mobile operating systems, software, background checks, and insurance policies;
●	seasonal sales fluctuations;
●	Excelera’s future capital requirements and sources and uses of cash;
●	the outcome of any known and unknown litigation and regulatory proceedings, including the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against FHLT, Excelera and MCAC following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;
●	Excelera’s ability to maintain and protect its brand and its intellectual property; and
●	other factors detailed under the section entitled “Risk Factors” in this proxy statement/prospectus.

The forward-looking statements contained herein and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on FHLT and/or Excelera. There can be no assurance that future developments affecting FHLT and/or Excelera will be those that FHLT and/or Excelera have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Excelera), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. FHLT, Excelera and MCAC undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. In this section “we,” “us” and “our” refer to Excelera prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Risks Related to Our Business

We have a limited operational history, we anticipate increasing expenses in the future, and we may not maintain profitability.

Although we have been profitable since launching our Direct Contracting Entity (“DCE”) plan on January 1, 2022, as a part of the Global and Professional Direct Contracting Model (“Direct Contracting Model”) of the Centers for Medicare & Medicaid Services (“CMS”) (recognizing $2.5 million of net income for the period from our commercial launch on January 1, 2022 through March 31, 2022), an agency of the United States Department of Health and Human Services, we expect that our expenses will increase substantially in the foreseeable future as we invest in growing our business, expanding our management team, building relationships with physicians, and complying with the requirements associated with being a public company. These expenses may prove to be more significant than we currently anticipate, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We may not succeed in sufficiently increasing our revenue to offset these expenses. Consequently, we may not be able to maintain profitability. Our potential for future losses may have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Any failure by us to identify and develop successful new geographies, and physicians with whom to contract in order to successfully execute on our growth initiatives, may have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Our business depends on our ability to identify and develop successful geographies and relationships with physicians, and to successfully execute on our growth initiatives to increase the profitability of our contracted physicians. To pursue our strategy successfully, we must effectively implement our network model, including identifying suitable candidates and successfully building relationships with newly-contracted physicians. We have established contracted physician relationships in California and Hawaii, and are recruiting physicians in seven additional states to contract with for 2023. There is no assurance that we will be able to execute any one or all of those contracts with the physicians we are seeking to recruit in any of those additional states. Our growth initiatives in our existing geographies depend, in part, on our contracted physicians’ ability to grow their practices through the addition of aligned beneficiaries. The loss of any contracted physicians, or our inability to recruit and integrate new physicians into our model, could substantially harm our brand and reputation, impact our competitiveness, inhibit widespread adoption of our model, and impair our ability to attract new physicians and maintain existing physician relationships, both in new geographies and in geographies in which we currently operate, which could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Our growth strategy depends, in part, on securing and integrating new physicians and expanding into new geographies in which we have no operating experience. Integration and other risks may be greater for physician relationships outside of our core business geographies. We may be forced to incur significant expenditures as a result. If we are unable or unwilling to incur such costs, our growth in new geographies may be less successful than in our current geographies.

Our growth to date has increased the significant demands on our management, operational, and financial systems, infrastructure, and other resources. We must continue to improve our existing systems for operational and financial management, including our reporting systems, procedures, and controls. These improvements could require significant capital expenditures and place increasing demands on our management. We may not be successful in managing or expanding our operations or in maintaining adequate financial and operating systems and controls. If we do not successfully manage these processes, there may be a material adverse effect on our business, financial condition, cash flows, and results of operations.

We may be unsuccessful in executing our operating strategies, or we may not achieve results consistent with our historical performance.

Our success is dependent on our ability to successfully execute on defined operating strategies in our existing and any future geographies. Such strategies include successfully growing our geographies through the addition of contracted physicians. We may fail in executing upon these strategies, or we may fail to implement such strategies in future markets as effectively as with our initial markets. The failure to successfully execute on such strategies or to produce results consistent with our historical results or the financial and operational models used in the analysis of our potential contractual relationships may result in an inability to grow our business; may cause operating losses, asset write-offs, restructuring costs and other expenses; and may have a material adverse effect on our business, financial condition, cash flows, and results of operations.

As a rapidly growing and relatively immature company with a limited operating history, it is uncertain whether our model will achieve and sustain the needed levels of physician acceptance and market adoption. Due to our limited operating history, it is also difficult for us to evaluate our business compared to prior periods. If we do not develop, if we develop more slowly than we expect, if we encounter negative publicity, or if our value propositions for physicians do not drive sufficient growth in aligned beneficiaries, our business will be harmed. Our success will depend to a substantial extent on our ability to demonstrate the value of our model to physicians. If we are unable to effectively manage our growth and replicate the success of our model in new geographies and with new contracted physicians, our business, financial condition, cash flows and results of operations could be harmed.

Amounts of medical expenses which are incurred by our beneficiaries may increase.

To the extent that utilization of medical services or the cost of providing such services increases beyond our current expectations, the total cost to provide medical services to our beneficiaries may exceed the corresponding amount of revenue we receive, which may have a material adverse effect on our business, financial condition, cash flows, and results of operations. Other factors which impact medical costs incurred by our beneficiaries, and medical expenses we incur, may be subject to fluctuations which we may not be able to control. Such factors include, but are not limited to: changes to the Medicare fee schedule or other rate schedules which serve as the basis for payments issued to physicians; the utilization rates of healthcare services, including inpatient hospitalization, by our beneficiaries; and federal and state regulatory changes. Therefore, even if we are successful in increasing the total of aligned beneficiaries and consequently increasing total revenue earned under the Direct Contracting Model, we may not successfully and effectively predict, price and manage the medical costs relating to our aligned beneficiaries. As a result, the medical expenses incurred could exceed any increase in total revenue.

We will require substantial additional capital to support our business in the future, and this capital might not be available on acceptable terms, or at all.

We expect to spend substantial amounts of cash for the foreseeable future, to fund operations and growth. Although we expect to receive at least $103 million of cash, net of estimated expenses, in the Business Combination, if these proceeds plus any cash generated from operations are not sufficient to meet our future cash requirements, we will need to access additional capital to fund our operations and our continued growth and expansion.

We may seek to raise capital by, among other things, issuing additional shares of our Common Stock or other equity securities, issuing debt securities or borrowing funds under a credit facility. The securities and credit markets have been experiencing extreme volatility and disruption, which has increased due to the lingering supply chain effects of COVID-19; inflation rates not seen in decades; war in the Ukraine, and other macroeconomic factors. The availability of credit, from virtually all types of lenders, has at times been limited. In the event we need access to additional capital to pay our operating expenses, make payments on or refinance our indebtedness, pay capital expenditures, or fund acquisitions, our ability to obtain such capital may be limited and the cost of any such capital may be significant, particularly if we are unable to secure and then access any credit facilities.

Our access to additional financing will depend on a variety of factors such as prevailing economic and credit market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, and perceptions of our financial prospects. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. If one or any combination of these factors were to occur, our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain sufficient additional financing on favorable terms, within an acceptable time, or at all. Financings, if available, may be on terms that restrict our operational flexibility, dilute the economic or voting rights of our stockholders, or reduce the market price of our common stock. If we require new sources of financing but they are insufficient or unavailable, we would be required to modify our operating plans to consider the limitations of available funding, which would harm our ability to maintain or grow our business.

A significant reduction in the number of beneficiaries we serve may have a material adverse effect on our business, financial condition, cash flows, and results of operations.

A significant reduction in the number of beneficiaries we serve may have a material adverse effect on our business, financial condition, cash flows, and results of operations. Many factors that could cause such a reduction are outside our control. Factors that could contribute to a reduction in our beneficiary population include, but are not limited to: failure to obtain new contracted physicians and/or aligned beneficiaries, or to retain existing contracted physicians or aligned beneficiaries; less-than-expected quality of care by our contracted physicians, including as a result of our failure to provide tools and information to deliver high-quality care; and negative publicity related to us, or any of our contracted physicians.

Our estimates of our beneficiaries’ risk adjustment factors, medical services expenses, incurred but not reported claims, and earnings pursuant to physicians’ contracts could be inaccurate.

Medical services revenue related to our beneficiaries is based on clinical disease conditions identified and documented by physicians during patient visits over the preceding calendar year, as well as other factors such as the age and gender of the beneficiaries, which is summarized in a risk-adjustment factor assigned to each beneficiary. We estimate the related amount of revenue that will ultimately be realized by us for the periods presented by estimating our beneficiaries’ risk adjustment factors based on our knowledge of beneficiaries’ health status (through physicians’ clinical assessment and documentation of beneficiaries’ health status), existing risk adjustment factors, and applicable Medicare guidelines. These factors may not be predictive of our beneficiaries’ risk adjustment factors, or we may otherwise fail to accurately estimate such score, which could cause our revenue estimates for the relevant period to be inaccurate.

When we enter into a relationship with a newly-contracted physician or when we prepare operating and financial forecasts, we estimate medical services expense. Our actual medical services expense may exceed our estimates, which may cause us to incur medical expenses in excess of the revenues we receive. This could have a material adverse effect on our business, financial condition, cash flows, and results of operations. We cannot be certain that the stop-loss coverage we maintain to protect us against certain severe or catastrophic medical claims currently is or will be adequate or available to us in the future or that the cost and market factors of such stop-loss coverage will not limit our ability to obtain it.

We rely on our management team and key employees and our business, financial condition, cash flows, and results of operations could be harmed if we are unable to attract and retain qualified personnel.

Our success depends, in part, on the skills, working relationships and continued services of our senior management team and other key personnel. With the exception of key senior management employees, all of our employees are ”at-will” employees or have offer letters or employment agreements that allow their employment to be terminated by us or them at any time, for any reason and without notice, subject, in certain cases, to severance payment rights. In order to retain and motivate valuable employees, in addition to salary and cash incentives, we generally provide stock incentives that vest over time. The value to employees of these stock incentives will be significantly affected by movements in our stock price that are outside our control. The compensation and benefits we provide to our employees, together with the value of stock options that we have granted, may at any time be insufficient to counteract offers from other organizations. The departure of key personnel could materially adversely affect the conduct of our business, financial condition, cash flows, and results of operations. In such event, we would be required to hire other personnel to manage and operate our business, and we may not be able to find and recruit a suitable replacement for the departing individual at favorable terms, or at all. We intend to continue to use equity awards as part of our executive compensation program, and volatility or lack of performance in our stock price may also affect our ability to attract any replacements or retain these employees.

Competition for qualified personnel in our field is intense due to the limited number of individuals who possess the skills and experience required by our industry, particularly with respect to our business model. As a result, as we enter new geographies, it may be difficult for us to hire additional qualified personnel with the necessary skills to work in such geographies. If our hiring efforts in new or existing geographies are not successful, our business will be harmed. In addition, we have experienced employee turnover and expect to continue to experience employee turnover in the future. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If our retention efforts are not successful or our employee turnover rate increases in the future, there may be a material adverse effect on our business, financial condition, cash flows, and results of operations.

Security breaches, loss of data, and other disruptions to our IT infrastructure or data platforms could compromise sensitive information related to our business and expose us to liability, which could adversely affect our operations, financial condition, cash flows, results of operation and reputation.

Our business model relies on sophisticated, interconnected information technology networks and systems to obtain, rapidly process, analyze, and manage data efficiently and securely. In addition, we rely on the secure transmission, access, use and storage of sensitive information, including legally protected health information (“PHI”), other sensitive personal information, our financial information and other confidential strategic and business information within these systems. Our operations and business strategy rely on our own technology infrastructure, the internet, and on the infrastructure, services, and equipment provided or facilitated by third-party providers, including data centers, cloud hosting environments and connectivity to our contracted physicians.

Any system disruption could materially impair our operations. A disruption caused by a successful cyberattack would not only impair operations, but also potentially compromise the confidentiality and availability of PHI and other confidential personal and business information. In recent years, healthcare providers and business associates have become a major target of cyberattacks, including ransomware and extortion demands, because of the monetary value of the data in their systems and the pressure to give in to demands for payment both to protect essential healthcare by restoring operations as quickly as possible and to avoid the disclosure of PHI and other sensitive personal data.

Although the only cybersecurity incident we have experienced involved a website feature that was quickly remediated and not material, we operate on the assumption that we must be prepared for future incidents. To protect our systems and data, we implement and maintain reasonable security procedures and practices appropriate to the nature of the information we collect. These measures include both general policies and specific controls to address the technical, administrative, employee training, and physical dimensions of an information security program that aligns with the requirements of HIPAA and other applicable privacy and data protection laws and regulations. However, we recognize that despite our efforts, our IT infrastructure, and that of our third-party service providers, may be vulnerable to cyberattacks by threat actors, technical failures from causes beyond our control, and breaches or vulnerabilities due to employee or contractor negligence, error or malfeasance. The threat actors who seek to disrupt computer systems and obtain unauthorized access to valuable data continually update and adapt their techniques. We and our third-party service providers may be unable to proactively implement adequate preventative measures to prevent an attack or detect the presence of a vulnerability or attack in progress, which can remain undetected for an extended period of time.

A compromise of our IT systems or data we process could result in financial, legal, and reputational consequences. Responding to a security incident and remediating the affected systems, including those arising from third-party hardware or software, could involve material direct or indirect costs that may not be covered by insurance. These costs could involve systems remediation and recovery, cybersecurity forensic investigation, and required notification to affected individuals if PHI or other personal information is compromised. Legal risks also include the possibility of action by any of the multiple Federal and state authorities are charged with investigating and enforcing data privacy, security, and breach notification laws and regulations including the Office for Civil Rights (which enforces HIPAA), the Federal Trade Commission, state attorneys general, and state consumer protection agencies. Investigations or enforcement actions could potentially resulting damages and regulatory penalties. Individuals whose personal data is compromised in a security breach may initiate individual or class action litigation based on statutory rights available in some states or common law allegations of negligence or breach of contract. The financial costs and disruption of defending legal actions can have a material adverse impact on the business even when the defense is successful. Our general liability and cybersecurity insurance policies may not be adequate to cover all potential claims and costs to which we could be exposed in the event of a data breach. These could include defense costs, penalties, third-party liability, and the costs of responding to, investigating, mitigating, remediating, and providing any legally-required notifications.

Sustained or repeated system failures or data security incidents could damage our reputation by adversely affecting the attractiveness of our platform and business model to beneficiaries and contracted physicians. We could experience a material reduction in revenues if contracted physicians decline to renew their contracts with us, if voluntarily-aligned beneficiaries decide to terminate our services, or if our ability to attract new physicians and beneficiaries is impaired.

Our collection, use, disclosure, and processing of protected health information (PHI) is subject to HIPAA, state medical information confidentiality laws, and other state laws protecting personally identifiable and other sensitive personal information. Our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, cause a material adverse effect on our beneficiaries and revenue.

The healthcare industry operates within a complex and dynamic legal landscape of privacy and data protection laws and regulations that present significant compliance requirements and market expectations and involve an ongoing commitment of our financial and staff resources. Failure to address these considerations could lead to additional costs, liability, reputational damage.

Multiple state and federal laws and regulations govern the collection, use, confidentiality, security, availability, integrity, and notification of breaches of protected health information (“PHI”), genetic information, and other types of personal information not related to health that we process. Perhaps the best known regulatory scheme is the Federal Health Insurance Portability and Accountability Act as amended by the HITECH Act and other laws and the extensive rules and regulations promulgated thereunder (collectively referred to as “HIPAA”). HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses, and certain healthcare providers, referred to as covered entities, and the business associates that provide contract services to covered. Components of our business are “covered entities” under HIPAA and others are “business associates” of our contracted physicians, beneficiaries, vendors and employees who are healthcare providers.

The federal regulations set forth in 45 C.F.R. Part 160 and Subparts A and E of Part 164, which address the use and disclosure of individuals’ protected health information by HIPAA “covered entities”, as well as standards for individuals’ privacy rights to understand and control how their health information is used (collectively, the “HIPAA Privacy Rule”) require covered entities and business associates to maintain policies and procedures to protect a patient’s rights with respect to their PHI, including who may access PHI and the purposes for which PHI may be used. The regulatory rule that establishes a national set of security standards for protecting certain health information that is held or transferred in electronic form, located at 45 CFR Part 160 and Part 164, Subparts A and C (the “HIPAA Security Rule”) mandates the adoption of administrative, physical, and technical safeguards to secure PHI. HIPAA also requires the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

In addition to HIPAA, every state has enacted its own laws to protect health-related and other categories of personal information of that state’s residents. Over the past several years a number of states have broadened their consumer data breach notification laws (formerly limited primarily to social security numbers and financial information) to cover health-related information and require designated categories of sensitive personal information to be protected using reasonable security safeguards. We are generally subject to the laws of the states of residence of the individuals whose PHI or other protected information we process. Although some state laws have exemptions for or may be pre-empted by HIPAA, those exclusions may not apply in all situations where we process PHI or other categories of protected personal information. Existing state data protection laws are often described as a “patchwork” because they differ from one another in significant, even contradictory ways. These laws grant broad authority to the state attorney general or other enforcement agency to interpret, investigate, and enforce the state’s data protection laws.

Failure to comply with applicable privacy and data protection standards under HIPAA and applicable state laws may subject us to penalties, including significant civil monetary penalties and, in some circumstances, criminal penalties. In addition, compliance failures may injure our reputation and adversely affect our ability to retain contracted physicians and beneficiaries, and attract new physicians and beneficiaries. Even an unsuccessful challenge by regulatory authorities could result in adverse publicity and require a costly response. Any of the foregoing consequences could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Similarly, our contracted physicians are subject to certain of these privacy and data protection laws. They could be required to report a data breach or compliance matter to governmental authorities and/or patients, implement expensive corrections, and pay civil penalties. To the extent the contracted physicians’ non-compliance impacts beneficiaries, or otherwise implicates our data processing operations, we could suffer reputational harm or a material adverse effect on our business, financial condition, cash flows, and results of operations.

We incur substantial costs related to ordinary-course compliance with HIPAA. We expect Federal, state, and international regulatory frameworks for privacy and data protection to remain in flux for the foreseeable future as existing laws and regulations are amended, proposed new ones are adopted, and courts and administrative agencies issue new interpretations and regulations. While it is unclear how these changes will impact our business and the costs of compliance, the general legal trend in privacy and data protection regulation is toward the broader adoption of more stringent laws and toward more aggressive enforcement at the Federal and state level. Accordingly, we believe the impacts and costs of compliance are likely to increase.

The privacy and data security measures we have implemented may not adequately protect us from the risks inherent in the storage and transmission of PHI and other protected personal information. The security measures that we and our third-party vendors and subcontractors have in place to promote compliance with privacy and data protection laws may not protect our infrastructure from the broad range of possible cybersecurity risks. Examples include: hacker attacks; unknown vulnerabilities in our or our service providers’ systems; vulnerabilities in third-party components of those systems; human error in falling victim to phishing and other social engineering attacks; configuration and programming errors, malicious acts of vandalism or theft, misplaced or lost devices; or other similar incidents. We monitor our systems for intrusion attempts and assess security events when they occur to determine what additional measures may be appropriate to harden our infrastructure.

As new threats emerge and new privacy and data protection requirements are adopted, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current safeguards or important business processes. In particular, changes to technical security measures can be time-consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance.

We rely on third-party internet infrastructure and bandwidth providers for our operations, and any failure or interruption in the services provided by these third parties could negatively impact our ability to operate and our relationships with members and physician partners and adversely affect our business, financial condition, cash flows, and results of operations.

We collect and evaluate beneficiary, contracted physician, our payor – CMS, and other relevant data to facilitate our operations, including to process payments, provide data analytics, and store data. This depends on the development and maintenance by third parties of the internet infrastructure we use to operate our business. We rely on internal systems as well as third-party bandwidth and telecommunications equipment providers and other service providers to maintain and operate certain services. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity, and security. We may experience interruptions and delays in services and availability from time to time. In the event of an interruption or a catastrophic event with respect to one or more of the systems we use, we may experience an extended period of system unavailability, which could negatively impact our relationship with beneficiaries, contracted physicians, and CMS. If this occurs, there may be a material adverse effect on our business, financial condition, cash flows, and results of operations.

Any failure of or by the systems we use to handle the volume of use, either by us or others on such systems, or any increased volume of use, could significantly harm our business. We have limited control over our third-party internet infrastructure and bandwidth providers, and, as a result, limited ability to independently address problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these providers’ services could negatively impact our relationships with beneficiaries, contracted physicians, and CMS.

If we are unable to protect the confidentiality of our know-how and other proprietary and internally developed information, there may be a material adverse effect on our operations.

Our business depends on internally developed information, including our databases, confidential information and know-how, the protection of which is crucial to the success of our business. We may not be able to protect our know-how and other internally developed information, including clinical and analytical outcomes generated from data we collect from contracted physicians, CMS, and other relevant sources. Our contracted physicians, employees, consultants, and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect know-how and other proprietary information. We rely, in part, on non-disclosure or confidentiality agreements with our contracted physicians, independent contractors, consultants, and companies with which we conduct business to protect our know-how and internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our know-how and other internally developed information. Our failure to protect the confidentiality of our know-how and other proprietary and internally developed information could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Risks Related to Our Reliance on Third Parties

We are dependent on contracted physicians to effectively manage the quality and cost of care and perform obligations under our contracts.

Our success depends upon our continued ability to collaborate with and expand a network of high-caliber physicians who can provide high quality of care, improve clinical outcomes and effectively manage healthcare costs, which are key drivers of our profitability. While the precise contractual terms of each relationship may vary somewhat, we do not directly employ our physicians. Accordingly, our contracted physicians could demand an increased payment arrangement or take other actions, or fail to take actions, that could result in higher medical costs, lower quality of care for our members, harm to our reputation or create difficulty meeting regulatory or other requirements. Likewise, our contracted physicians could take actions contrary to our instructions, requests, policies or objectives or applicable law, or could have economic or business interests or goals that are or become inconsistent with our own. Further, our contracted physicians may not engage with our platform to assist in improving overall quality of care and management of healthcare costs, which could produce results that are inconsistent with our estimates and financial models and negatively impact our growth.

Difficulties in obtaining accurate and complete diagnosis data could have material adverse effects.

The accurate and complete coding and documentation of diagnosis data underlying our beneficiaries’ existing disease conditions is important because our contracts require the submission of complete and correct encounter data. Such data includes beneficiaries’ medical information, as documented by our contracted physicians. The accurate and complete coding and documentation of diagnosis is also important because of the CMS risk adjustment model. We project our medical services revenue in part based upon the data submitted and expected to be submitted to CMS. Failure by us or our contracted physician network to submit complete and accurate diagnosis information or encounter data may result in inaccuracies in our projections of medical services revenue, or in other estimation processes. We may be held liable for inaccuracies or deficiencies in the submitted encounter data and potentially could be subject to financial penalties imposed by government authorities. We have experienced, and may in the future experience, challenges in obtaining complete and accurate encounter data due to difficulties with our internal compliance and monitoring systems receiving and processing data from multiple systems, and with contracted physicians submitting claims in a timely fashion and in the proper format. We may not be successful in collecting accurate and complete encounter data, correcting inaccurate or incomplete encounter data, and developing systems that allow us to receive and process data from multiple systems. Further, it may be prohibitively expensive or impossible for us to collect or reconstruct historical encounter data.

We rely on third-party software and data to operate our business and provide services to our beneficiaries and contracted physicians, and any restrictions on our use of, or ability to license, such third-party resources could adversely affect our business, financial condition, cash flows, and results of operations.

We rely on software licensed from third parties, as well as data received from third parties, including government agencies, in order to operate our business. These licenses are generally commercially available on varying terms. It is possible that the licenses and rights necessary to use the software and data necessary for the provision of our services may not continue to be available on commercially reasonable terms, or at all, or that our use of such software or data may be restricted. Our suppliers of data may increase restrictions on our use of such data, fail to adhere to our quality-control standards or otherwise satisfactorily perform services or otherwise change the terms upon which we can access such data. Any loss of the right to use or receive any of this software or data could significantly increase our expenses and otherwise result in delays in the provision of our services until supplemental data is able to be obtained, or equivalent technology is either developed by us, or, if available from another source, is identified, obtained, and integrated. In the future, we may need to obtain additional licenses from third parties in connection with our growth into new geographies or provision of new or supplemental services, and such additional licenses may not be available on commercially reasonable terms, or at all.

Furthermore, our use of additional or alternative third-party software or data requires us to enter into license agreements with third parties, and integration of new third-party software may require significant work and require substantial investment of our time and resources. Also, the software we license is complex and may contain errors or failures that are not detected until after the software is introduced or updated and new versions are released. In addition, it is possible that hardware failures or errors in the third-party software we use could result in data loss or corruption or cause the information to be incomplete or contain inaccuracies. Any undetected errors, defects or corruption in third-party software or data could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our services, result in a failure of our services and injure our reputation. We have limited control over such third-party providers, and these third parties may not continue to invest the appropriate levels of resources to maintain and enhance the capabilities of their software, continue to collect and disseminate relevant data, or even remain in business. Integration of software provided by various third parties is also less reliable than an owned, fully integrated network, which we do not have. Any failure or interruption in the services provided by these third parties could negatively impact our ability to operate, and our relationships with beneficiaries, and contracted physicians, and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Related to Our Industry and Government Programs

Consolidation in the healthcare industry could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Many healthcare industry participants, including physician groups, are consolidating to create larger and more integrated healthcare delivery systems with greater bargaining power, given their market share. We expect regulatory and economic conditions to result in additional consolidation. Physician groups that have consolidated and are not already part of our network may try to use their increased bargaining power to negotiate better terms upon which to join our network. Consolidation may also result in the acquisition or future development by unaffiliated third parties of services that compete with us. Consolidation may also result in physician groups merging with, or being acquired by, each other or by health plans or other types of providers such as hospitals, and such groups may conclude that they do not have a need for our network and model which could reduce our market opportunity. Any of these potential results of consolidation could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Substantially all of our revenues relate to federal government healthcare programs, and reductions in the reimbursement rate or methodology applied to derive reimbursement, or discontinuation of such healthcare programs, could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

All of our revenue since inception relates to the federal government’s Direct Contracting Model. The Direct Contracting Model is an experimental value-based care arrangement introduced by CMS in 2020. The Direct Contracting Model is subject to change, including replacement by the ACO REACH Model beginning in January 2023. The policies and decisions made by the federal government regarding the Direct Contracting Model have a substantial impact on our profitability. We cannot predict changes to federal government healthcare programs, and we may be unable to adapt our business to such changes, either at all or in relation to our competitors. Changes to the Direct Contracting Entity model by CMS, such as scaling it back or discontinuing it, could have a material adverse effect on our beneficiary levels, revenue, and financial results. Moreover, the financial aspects of the Direct Contracting Model are set forth in an agreement between the DCE and CMS. CMS has the right to amend this agreement for good cause or as necessary to comply with applicable federal and state law, regulatory requirements, accreditation standards or licensing guidelines or rules. We cannot predict whether CMS will amend such agreement and, if CMS amends such agreement, the impact such amendment may have on the financial aspects of our participation in the Direct Contracting Model.

We have limited experience serving as a Direct Contracting Entity with CMS and may not be able to realize the expected benefits thereof.

CMS’s Center for Medicare and Medicaid Innovation (CMMI) announced a Direct Contracting Model which launched in 2021, intended to create value-based payment arrangements directly with DCE’s. We were one of the companies chosen by CMS as a DCE. We are participating in the Global and Direct Contracting Performance Period, which runs from April 1, 2021 until December 31, 2026. Further, CMS has announced that it will transition DCE lives into the ACO REACH (“Realizing Equity, Access, and Community Health”) program effective January 1, 2023. A DCE entity in compliance with CMS requirements will be grandfathered into the REACH program. Although we have experience under CMS’s ACO predecessor to the DCE model, we have limited experience serving as a DCE (and no experience serving as an ACO REACH), and may not be able to realize all (or any) of the expected benefits thereof. Beneficiaries that we are assigned under the Direct Contracting Model may not be profitable to us initially or at all. We can provide no assurances that the Direct Contracting Model will continue for additional performance years beyond the initial five year period (or within the initial period), including as a result of decreased political support for value-based care or the Direct Contracting Model, or that it will expand our total addressable market in the manner that we expect. Our existing DCE contracts are subject to annual review by CMS.

Our governance and financial model is subject to change by CMS.

CMS’s CMMI has continually made changes designed to improve ACO models, such as Excelera. CMS could make material changes to the ACO programs which affect our clinical or financial performance. The ACO REACH program discussed above is an example of those material changes. Among the changes to the ACO model present in the REACH program are risk score calculation, and quality withholds.

Uncertain or adverse economic conditions, including a downturn or decrease in government expenditures, could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Historically, government budget limitations have resulted in reduced spending. The existing federal deficit and continued deficit spending by the federal government has the potential to lead to reduced government expenditures, including for government-funded programs in which we participate. Any sustained failure to identify and respond to these trends could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition, cash flows, and results of operations will be harmed.

Our industry is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. Some of our competitors have greater name recognition (particularly in specific local geographies), longer operating histories, superior contract offerings, and/or significantly greater resources than we do. Further, our current or potential competitors may be acquired by or partner with third parties with greater available resources than we have. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, or standards, and may have the ability to initiate or withstand substantial contract structure competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with providers of complementary services, technologies or services to increase the attractiveness of their services, similar to or better than our relationship with Discovery Genomics, Inc., discussed herein.

Accordingly, new competitors or alliances may emerge that have greater market share, a larger beneficiary base, better data aggregation systems, greater marketing expertise, greater financial resources, and larger physician contracting teams than we have, which could put us at a competitive disadvantage. If we are unable to successfully compete, there may be a material adverse effect on our business, financial condition, cash flows, and results of operations.

Discovery Genomics, Inc. may fail to perform under or terminate our contract.

Our business model includes enhancing our current service offerings by providing whole genome sequencing (“WGS”) and pharmacogenetic (“PGx”) testing for our contracted physicians to use in addressing health care issues for their patients and our beneficiaries. We will contract with Discovery Genomics, Inc., a subsidiary of MCAC (“DG”), for these services. DG is a laboratory located in the University of California at Irvine Research Park, and is accredited by the College of American Pathologists (“CAP”) and by CMS under the Clinical Laboratory Improvement Amendments (“CLIA”). There are potential risks associated with deploying the new WGS service offering and the DG contract. DG is in the process of developing its WGS processes and there may be delays in its completion and also in our incorporation of WSG and PGx data into our platform. Other potential risks associated with the DG contract include the risk of providing inaccurate genetic data to physicians and the risk of early contract termination. If DG terminates the contract or if we terminate the contract for, among other things, DG losing its CAP or CLIA accreditations, we may be unable to provide genetic data to our contracted physicians until we secure a new contract with another appropriate laboratory capable of performing WGS and PGx testing.

Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage and reimbursements for professional services.

The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. Such changes could ultimately result in substantial changes in Medicare coverage and reimbursement, which could have a material adverse effect on our revenues. The frequent enactment of, changes to, or interpretations of laws and regulations relating to healthcare could, among other things: force us to restructure our relationships with the contracted physicians within our network; require us to implement additional or different programs and systems; restrict revenue and beneficiary growth; increase our medical and administrative costs; impose additional capital and surplus requirements; and potentially increase, or add new, criminal, civil, and administrative penalties that could be imposed on us in the event our operations were found to be non-compliant with new or existing laws and regulations. In addition, changes in political party or administrations at the federal level may change the attitude towards healthcare programs and result in changes to the existing legislative or regulatory environment.

Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy, and determinations by intermediaries and governmental funding restrictions, all of which could have a material adverse effect on our program coverage. Various legislative, judicial, and executive efforts have made the status of federal healthcare program funding and many other aspects of the U.S. healthcare system, particularly the status of reforms implemented under the Affordable Care Act (“ACA”), unclear. Budget pressures often lead the federal government to reduce or impose limitations on reimbursement rates, which could result in substantial reductions in our revenue and operating margins.

We are unable to determine how any future federal spending cuts or other industry changes and reform will affect our business. There likely will continue to be legislative and regulatory proposals at the federal level directed at containing or lowering the cost of healthcare that, if adopted, could have a material adverse effect on our business, financial condition, cash flows, and results of operations. Our inability to keep pace with changes in government regulations and the healthcare industry could constrain our ability to grow and could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

We, as well as our contracted physicians, have in the past, and could in the future, be subject to federal and state investigations, audits, and enforcement actions.

Expansion of federal enforcement activity could adversely affect our business, financial condition, cash flows, and results of operations. Federal government agencies undertake active civil and criminal enforcement efforts against healthcare companies and their executives and managers. These investigations could also be initiated by private whistleblowers. Responding to audit and investigative activities can be costly and disruptive to our business, even when the allegations are without merit. If we are subject to an audit or investigation, a finding could be made that we have violated relevant federal legal standards in our operations or in how we have structured our contracts. At the conclusion of such audits or investigations, we may be subject to financial sanctions or required to modify our operations.

Investigations, audits or enforcement actions with respect to our contracted physicians could have a material adverse effect on us. We do not directly employ or control our contracted physicians, and accordingly any adverse effects on us regarding such government activities are outside our control and are uncertain and unpredictable.

Negative publicity regarding the managed healthcare industry generally could have a material adverse effect on our results of operations or business.

Negative publicity regarding the managed healthcare industry generally, or the ACO REACH program in particular, may result in increased regulation and legislative review of industry practices that further increase our costs of doing business could have a materially adverse effect on our results of operations or business by:

●	requiring us to change our platform and services;
●	increasing the regulatory and compliance burdens under which we operate, which, in turn, may negatively impact the manner in which we provide services and increase our costs;
●	adversely affecting our ability to offer our services through the imposition of further regulatory restrictions regarding the manner in which we offer our services to contracted physicians; or
●	adversely affecting our ability to attract and retain physicians and beneficiaries.

Legal and Regulatory Risks

The healthcare industry is intensely regulated at the federal, state and local levels, and government authorities may determine that we fail to comply with applicable laws or regulations and take actions against us.

As a company involved in the healthcare industry with substantially all of our revenue derived from government programs, our business activities are subject to substantial governmental regulation. There are significant costs involved in complying with these laws and regulations. If we are found to have violated any applicable laws or regulations, we could be subject to civil or criminal damages, fines, sanctions or penalties, including exclusion from participation in government healthcare programs, such as Medicare, and we may be required to change our method of operations and business strategy. We may in the future incur significant costs to defend ourselves if we become the subject of an investigation or legal proceeding alleging a violation of these laws and regulations. A federal, state or local government investigation could determine that we are not operating in accordance with the law. That finding may have a material adverse effect on our business, financial condition, cash flows and results of operations. Moreover, whether, when or how the laws, or the interpretation thereof, will change in the future may also impact our business, financial condition, cash flows, and results of operations.

In addition, some of the governmental and regulatory bodies that regulate us may consider enhanced or new regulatory requirements or may seek to exercise their supervisory or enforcement authority in new or more robust ways. Any of these possibilities, if they occur, may have a material adverse effect on us. The laws and regulations applicable to our business are complex, changing, and often subject to varying interpretations. As a result, we may not be able to adhere to all applicable laws and regulations. Any violation or alleged violation of any of these laws or regulations by us or our contracted physicians, could have a material adverse effect on our business, financial condition, cash flows, and results of operations. We may be a party to various lawsuits, demands, claims, government investigations and audits, of which any could result in, among other things, substantial financial penalties or awards against us, reputational harm, termination of relationships or contracts related to our business, mandated refunds, substantial payments made by us, required changes to our business practices, exclusion from future participation in Medicare and other healthcare programs, and possible criminal penalties.

Responding to lawsuits and other proceedings as well as defending ourselves in such matters will continue to require management’s attention and cause us to incur significant legal expense. It is also possible that criminal proceedings may be initiated against us or individuals in our business in connection with investigations by the federal government.

We rely on our contracted physicians to comply with certain laws or regulations, including licensure and certification requirements to provide healthcare services, operate facilities, or administer pharmaceuticals in the states in which we conduct business, and billing and coding compliance with respect to the provision of services. We do not supervise or control our contracted physicians; accordingly, any adverse effects on us regarding their noncompliance are uncertain and unpredictable.

The healthcare industry is subject to antitrust scrutiny, and if it is found that we violate antitrust laws, we could be subject to enforcement actions that could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

The healthcare industry is subject to antitrust scrutiny. The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. The Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (“DOJ”), and state Attorneys General actively review and, in some cases, take enforcement action against business conduct and acquisitions in the healthcare industry. Private parties harmed by alleged anti-competitive conduct can also bring antitrust suits. Violations of antitrust laws may be punishable by substantial penalties, including significant monetary fines and treble damages, civil penalties, criminal sanctions and consent decrees, and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. If antitrust enforcement authorities conclude that we violated any antitrust laws, we could be subject to enforcement actions that could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

If the Human Insights™ clinical data platform were to become subject to regulation by the FDA and/or other regulatory authorities and we were unable to obtain the required approval or comply with these regulations, our business, operating results, financial condition, and prospects may be materially and adversely affected.

The regulation of digital health platforms and technologies is rapidly evolving. Such platforms and technologies may be subject to regulation by the U.S. Food and Drug Administration (“FDA”) if they meet the definition of a “medical device” under the Federal Food, Drug, and Cosmetic Act (“FDCA”). FDA's focus on digital health includes, among other things, “clinical decision support software,” “medical device data systems,” wireless medical devices, mobile medical applications, and artificial intelligence (“AI”) and machine learning in software. In some cases, the FDCA exempts particular software functions from the definition of a medical device. In other cases, FDA has issued guidance as to how it will exercise enforcement discretion in how it enforces its requirements for digital health products that do meet the definition of a medical device. The FDA has also issued multiple final and draft guidance documents on a number of other specific digital health topics.

Based on our understanding of FDA's published statements, we believe that our Human Insights™ clinical data platform is not currently subject to FDA regulation, nor do we expect it to be the subject of FDA enforcement discretion. However, FDA, Congress, and other governmental agencies are paying close attention to the development and use of digital health products and technologies, and we recognize the potential regulatory risks: FDA could disagree with our conclusions; FDA could develop new draft or final guidance documents or finalize current draft guidance documents that change FDA's application of its digital health regulatory authorities as they apply to our platform; or FDA could change its enforcement discretion policy. Congress could also amend the FDCA to change FDA's statutory authority over digital health technology. If FDA determines that any of our current or future platform technologies are regulated as medical devices, then we would become subject to various requirements under the FDCA and the FDA's implementing regulations, including requirements relating to medical device premarket approval or clearance, labeling, manufacturing, adverse event reporting, and quality controls, among others. Our business, operating results, financial condition and prospects may be materially and adversely affected if we were to become subject to FDA regulation and were unable to obtain approval or comply with these regulations.

We also face uncertainty in the regulatory environment as the U.S. Congress, many state legislatures, and other countries' government authorities are actively considering laws to regulate AI and algorithms used in clinical decision-making; that is, decision-making affecting individuals in all aspects of life, including healthcare. Regulators are concerned about the accuracy, reliability and potential discriminatory aspects of AI systems. They are also concerned about the privacy implications and whether individuals are fully informed about how their personal information may be used to build AI datasets and how AI systems may be used in making important decisions affecting them. States have generally been at the forefront of privacy legislation in the U.S. and may enact healthcare regulation different from or more rigorous than federal healthcare regulation. Changes in laws in any jurisdiction in which we operate may lead to increased compliance costs and resourcing requirements and may lead to delays or changes in product development and deployment.

If we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting U.S. healthcare reform, our business may be harmed.

Due to the importance of the healthcare industry in the lives of all Americans, federal, state and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot predict the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business or could change our operating environment. It is also possible that changes to federal healthcare program reimbursements may be adverse to us.

For example, the Direct Contracting Model is a relatively new model designed by the Center for Medicare & Medicaid Innovation (CMMI) to allow DCEs to manage traditional Medicare beneficiaries and share in the savings and losses of managing such beneficiaries. CMMI is constantly evaluating the program and may revise the applicable rules and design at any time, and such changes may have an impact on our ability to carry out our business. Certain CMMI model methodologies, including allowed provider classes, beneficiary alignment, benchmark establishment, and risk score modeling, are subject to continued evaluation and could impact profitability. CMMI could terminate the program at any time, and in some cases may be required to do so, and if the program is terminated, it could reduce the return on our investments and negatively impact our business, financial condition, results of operations and future prospects. We anticipate that CMMI will continue to test alternative payment models and expect CMS to issue ongoing regulatory proposals that aim to lower the healthcare costs.

Additionally, state regulation of DCEs may vary. Some states may require DCEs to obtain licensure to participate in the Direct Contracting Model and to assume risk directly from CMS. This may require us to maintain certain levels of tangible net equity, meet working capital requirements, or expend significant resources on operational development.

There can be no assurance that we will be able to successfully address changes in the current regulatory environment. Some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement, or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

If our physician alignment strategies with our contracted physicians are not in compliance with the state and federal fraud and abuse laws, including physician incentive plan laws and regulations, we could be subject to penalties.

A central component of our business model is to encourage alignment of beneficiaries with our contracted physicians so as to incentivize our contracted physicians to (i) increase the quality of care while appropriately managing overall costs, and (ii) participate in various care management and care coordination programs. Such alignment is often achieved through the design of risk or other incentive pools, with gating quality metrics that participating physicians must first satisfy before being allowed to share in cost savings. Such arrangements can implicate, and must be structured to comply with, all applicable federal and state fraud and abuse laws. The laws and regulations are complex, and we may not be successful in structuring our arrangements in compliance with them. Should government regulatory or enforcement authorities find any arrangement to be out of compliance with such laws or regulations, then criminal, civil and administrative penalties could be imposed on us or on our contracted physicians.

Our contracted physicians are subject to various federal and state laws pertaining to healthcare fraud and abuse. Violations of these laws can occur under many different circumstances, including, for example, if a contracted physician is engaging in prohibited financial and referral relationships with other physicians or providers; is improperly documenting and coding for services; is making prohibited internal referrals for certain services covered by the Stark Law or analogous state laws or is providing benefits to induce patients to self-refer. Depending on the circumstances, violations of these laws can be punishable by criminal and civil sanctions, including exclusion from participation in federal and state healthcare programs. Should government authorities find that our contracted physicians have violated applicable law or regulations, they could be subject to criminal and civil penalties that could adversely affect our reputation and have a material adverse effect on our business, financial condition, cash flows, and results of operations.

In addition, our contracted physicians are subject to federal, state and local licensing regulations relating to, among other things, professional credentialing, the ability to practice medicine, professional ethics and prescribing medication and controlled substances. If our contracted physicians fail to obtain and maintain all necessary licenses, certifications, accreditations and other approvals and operate in compliance with applicable healthcare and other laws, their ability to provide medical services to beneficiaries would be impaired. Such noncompliance could have a material adverse effect on our business, financial condition, cash flows, and results of operations. We do not directly employ or control our contracted physicians, and accordingly any adverse effects on us regarding their noncompliance with laws and regulations are uncertain and unpredictable.

If we or our contracted physicians inadvertently employ or contract with an excluded person under the Medicare program, we may face government sanctions.

Individuals and entities can be excluded from participating in the Medicare program for violating certain laws and regulations, or for other reasons such as the loss of a license in any state, even if the person retains other licensure. This means that the excluded person or entity is prohibited from receiving payments for such person’s or entity’s services rendered to Medicare, and if the excluded person is a physician, all services ordered (not just provided) by such physician are also non-covered and non-payable. Entities that employ or contract with excluded individuals are prohibited from billing the Medicare program for the excluded individual’s services and are subject to civil penalties if they do. We might inadvertently contract or do business with an excluded person or entity, such as a contracted physician, or any other contracted party, or with an excluded person which could become excluded in the future without our knowledge. If this occurs, we or our contracted physician(s) may be subject to substantial repayments and civil penalties. Our contracted physicians are also expected to comply with these requirements. We do not directly control our contracted physicians, and accordingly any adverse effects on us regarding their noncompliance with these laws are uncertain and unpredictable.

We may face lawsuits not covered by insurance and related expenses may be material. Our failure to avoid, defend and accrue for claims and litigation could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

We are exposed to, and may become involved in, various litigation matters arising out of our business, including from time to time, actual or threatened lawsuits. We may also be subject to other types of inquiries, audits, investigations or other proceedings, such as those initiated by our competitors, stockholders, employees, service providers, contractors or by government agencies, including when we terminate relationships with them, which could involve large claims and significant defense costs. Furthermore, lawsuits for tort liabilities arising out of business activities, including the acquisition of other businesses, also are common. Common liability exposures we face include interference with contract, interference with prospective economic advantage, and antitrust and unfair competition.

The results of any such lawsuits, inquiries, audits, investigations or other proceedings cannot be predicted, and determining reserves for pending litigation or other matters requires significant judgment. Further, the defense of litigation, including fees of legal counsel, expert witnesses and related costs, is expensive and difficult to forecast accurately. Such costs may be unrecoverable even if we ultimately prevail in litigation, and could consume a significant portion of our limited capital resources. To defend lawsuits or participate in other proceedings, it may also be necessary for us to divert officers and other employees from our normal business functions to gather evidence, give testimony, and otherwise support litigation efforts. If any such proceeding is not resolved in our favor, we could face material judgments or awards against us. An unfavorable resolution of one or more of the proceedings in which we are involved now or in the future could have a material adverse effect on our business, financial condition, cash flows, and results of operations. We may also in the future find it necessary to file lawsuits to recover damages or protect our interests. The cost of such litigation could also be significant and unrecoverable, which could also deter us from aggressively pursuing even legitimate claims. All of our contracted physicians are required to carry medical malpractice insurance. We also currently maintain appropriate insurance, but we cannot be certain that our insurance coverage will be adequate to cover liabilities arising out of claims asserted against us, or our contracted physicians. Liabilities incurred by us in excess of our insurance coverage, including coverage for professional liability and other claims, could have a material adverse effect on our business, financial condition, cash flows, and results of operations. Our insurance coverages generally must be renewed annually by the risk management professionals and may not continue to be available to us in future years at acceptable costs and on favorable terms, which could increase our exposure to litigation. Further, such coverage typically has substantial deductibles and claim reporting obligations for which we would be responsible.

In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Related to Our Relationship with MCAC

After the Business Combination, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interests in or positions with MCAC and/or any subsidiaries thereof, including DG. Also, Dr. Sanjay Patil, in addition to continuing to serve as MCAC’s Chief Executive Officer and Chairman, is expected to serve as a FHLT’s director, Founder and Chief Science Officer which may create the appearance of or actual conflicts of interest.

Prior to the Closing of the Business Combination, Excelera is a subsidiary of MCAC. Entities with whom Excelera has business relationships are also subsidiaries of MCAC, and will remain so after the Closing of the Business Combination. Because of their current or former positions with MCAC, certain of our executive officers and directors own equity interests in MCAC. Continuing ownership of shares of MCAC common stock could create, or appear to create, potential conflicts of interest if we and MCAC and any subsidiaries thereof face decisions that could have implications for both MCAC and us after the Business Combination. In addition, one of MCAC’s current executive officers is expected to become a member of our Board, and this could create, or appear to create, potential conflicts of interest as to items addressed in agreements between MCAC and its subsidiaries, on the one hand, and Excelera, on the other hand.

MCAC and/or any subsidiaries thereof, including DG, may fail to perform under various transaction agreements that will be executed as part of the Business Combination or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

We will enter into a number of agreements with MCAC and/or any subsidiaries thereof, including DG, in connection with the Business Combination, including the Contribution Agreements, Employee Leasing Agreement, Laboratory Services Agreement, and Office Lease Agreement, pursuant to which we and/or MCAC and/or any subsidiaries thereof have continuing obligations to each other. If we or MCAC and/or any subsidiaries thereof fail to perform obligations under such agreements, our business may be negatively impacted. Furthermore, upon the expiration or termination of such agreements, we may not have necessary or comparable systems and services in place to replace the services provided under such agreements, which may negatively impact our business.

Transfer or assignment to us of certain contracts and other assets may require the consent of third parties. If such consents are not given, we may not be entitled to the benefit of such contracts and other assets in the future.

Our separation from MCAC requires certain contracts to be assigned from MCAC or its affiliates to us. The assignment of certain of these contracts requires us to obtain consents and assignments from third parties. It is possible that, in connection with the consent process, some parties may seek more favorable contractual terms from us. If we are unable to obtain such consents, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the Separation (as defined herein). If we are unable to obtain such consents, the loss of these contracts could increase our expenses or otherwise materially adversely affect our business, financial condition and operating results.

The restrictions on MCAC’s ability to sell the shares of FHLT Common Stock it receives at the Closing may create difficulty for MCAC in dealing with its creditors and in implementing the steps necessary to effect a tax free reorganization, which could result in the distraction of the attention of Excelera’s management and an impaired ability of MCAC and its affiliates to perform under the various transaction agreements that will be executed as part of the Business Combination.

MCAC has obligations to its creditors amounting to           and will have ongoing expenses in connection with the liquidation required under the terms of the Business Combination, but after the Closing will not have an adequate source of revenue to discharge those obligations or pay those expenses. While MCAC will receive 40,000,000 shares of FHLT Common Stock at the Closing, under the terms of the Lock-Up Agreement, it will be restricted from selling any of those shares for up to a year after the Closing, except to satisfy any tax liabilities arising from the transaction. As a result, MCAC will be required to defer the payment of its obligations, which could require substantial management attention on the part of certain of Excelera’s executive officers who are also former or current officers of MCAC, and could lead to challenges to the Business Combination by MCAC’s creditors. In addition, the inability to pay those obligations prior to the end of the restrictions under the Lock-Up Agreement could impair MCAC’s ability to make a liquidating distribution of the shares of FHLT Common Stock it receives within the time required to effect a tax free reorganization. MCAC’s funding shortfall could also impair the ability of MCAC and its affiliates to perform their obligations under the various transaction agreements that will be executed as part of the Business Combination.

Risks Related to Our Indebtedness

We may incur substantial indebtedness.

We may incur substantial indebtedness in the future. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on that future indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our debt service obligations.

Risks Related to the Business Combination

FHLT stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to MCAC, current FHLT stockholders’ percentage ownership will be diluted. Assuming the FPA Investment is fulfilled in the open market and no Public Stockholders exercise their redemption rights and excluding any shares issuable pursuant to FHLT’s outstanding warrants or options to purchase shares of FHLT Common Stock or shares to be reserved for issuance under the Equity Incentive Plan and ESPP, current FHLT stockholders’ percentage ownership in the Post-Combination Company following the issuance of shares to MCAC would be approximately 24.21%. Additionally, of the expected members of the Post-Combination Company’s board of directors after the completion of the Business Combination, only two will be current directors of FHLT and three will be current officers of Excelera. The percentage of the Post-Combination Company’s common stock that will be owned by current FHLT stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current FHLT stockholders (including the Sponsor and directors of FHLT), under different redemption levels, based on the number of issued and outstanding shares of FHLT Common Stock and Excelera capital stock on March 31, 2022, and based on the Stock Consideration, current FHLT stockholders as a group, will own (1) if the FPA Investment is fulfilled in the open market and there are no redemptions Public Shares, approximately 6.7% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination, (2) if the FPA Investment is fulfilled in the open market and there are redemptions of the maximum number of outstanding Public Shares, approximately 9.2% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination, (3) if the FPA Investment is fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and there are no redemptions Public Shares, approximately 6.6% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination, or (4) if the FPA Investment is fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and there are redemptions of the maximum number of outstanding Public Shares, approximately 8.9% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination (in each case, excluding any shares issuable pursuant to FHLT’s outstanding warrants, options to purchase shares of FHLT Common Stock or shares to be reserved for issuance under the Equity Incentive Plan and ESPP). Because of this, current FHLT stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of FHLT.

The market price of shares of the Post-Combination Company’s common stock after the Business Combination will be affected by factors different from those currently affecting the prices of shares of FHLT Common Stock.

Upon completion of the Business Combination, holders of shares of Excelera’s Common Stock will become holders of shares of the Post-Combination Company’s common stock. Prior to the Business Combination, FHLT has had limited operations. Upon completion of the Business Combination, the Post-Combination Company’s results of operations will depend upon the performance of Excelera’s businesses, which are affected by factors that are different from those currently affecting the results of operations of FHLT.

The market price of our common stock may be volatile and could decline after the Business Combination.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

●	industry, regulatory or general market conditions;
●	domestic and international economic factors unrelated to our performance;
●	changes in our contracted physicians’ or their patients’ preferences;
●	new regulatory pronouncements and changes in regulatory guidelines;
●	lawsuits, enforcement actions and other claims by third parties or governmental authorities;
●	actual or anticipated fluctuations in our quarterly operating results;
●	lack of research coverage and reports by industry analysts or changes in any securities analysts’ estimates of our financial performance;
●	action by institutional stockholders or other large stockholders, including future sales of our common stock;
●	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;
●	announcements by us of significant impairment charges;
●	speculation in the press or investment community;
●	investor perception of us and our industry;
●	changes in market valuations or earnings of similar companies;
●	the impact of short selling or the impact of a potential “short squeeze” resulting from a sudden increase in demand for our common stock;
●	announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;
●	war, terrorist acts and epidemic disease, including COVID-19;
●	any future sales of our common stock or other securities;
●	additions or departures of key personnel; and
●	misconduct or other improper actions of our employees.

In particular, we cannot assure you that you will be able to resell your shares at or above the initial purchase price. Stock markets have experienced extreme volatility in the last year or so that has been occasionally unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our management will have broad discretion over the use of the proceeds we receive as a public company and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds we receive from the Business Combination, and you will be relying on the judgment of our management regarding the use of these proceeds. Our management might not apply the net proceeds of the Business Combination in ways that increase the value of your investment. We expect to use the net proceeds from the Business Combination for working capital and other general corporate purposes, including accelerating the growth of our existing geographies and our network of contracted physicians. Our management might not be able to yield a significant return, if any, on any investment of the net proceeds received from the Business Combination, which could compromise our ability to pursue our growth strategy. You will not have the opportunity to influence our decisions on how to use the net proceeds from the Business Combination.

Future sales of shares by us or our existing stockholders could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market following the Business Combination, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Simultaneously with entering into the Business Combination Agreement, the Insiders, collectively representing approximately 79% of the shares of the Post-Combination Company expected to be outstanding immediately after Closing (the “Lock-Up Shares”), each entered into a Lock-Up Agreement pursuant to which the Insiders agreed not to sell, transfer, or exchange the Lock-Up Shares until the earlier of: (1) one year after the Closing Date; (2) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all Public Stockholders having the right to exchange their shares for cash, securities or other property, or (3) with respect to 1/3 of the Lock-Up Shares in each instance, the dates subsequent to the Closing on which price of FHLT common stock equals or exceeds certain target prices. The Lock-Up Agreement further provides that each Insider shall in no event sell or transfer within any contiguous 90-day period more than 1/3 of the Lock-Up Shares originally issued to him/her/it.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, strategic investment, litigation settlement, or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts may publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts that covers our common stock downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

Fulfilling our obligations incident to being a public company, including compliance with the Exchange Act and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

As a public company, we will be subject to the reporting, accounting, and corporate governance requirements of Nasdaq, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, and Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that apply to issuers of listed equity, which impose certain significant compliance requirements, costs, and obligations upon us. The changes necessitated by being a publicly listed company and ongoing compliance with these rules and regulations require a significant commitment of additional resources and management oversight, which will increase our operating costs and could divert our management and personnel from other business concerns, particularly after we are no longer an emerging growth company. Further, to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff.

The Sarbanes-Oxley Act requires us, among other things, to maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

In addition, our internal resources and personnel may in the future be insufficient to avoid accounting errors, and our auditors may identify deficiencies, significant deficiencies, or material weaknesses in our internal control environment in the future. Any failure to develop or maintain effective controls or any difficulties encountered implementing required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. As a public company, we are required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose.

Our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business, financial condition, cash flows, and results of operations.

The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our board of directors and its committees and institute more comprehensive compliance and investor relations functions. Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, cash flows, and results of operation. Failure to comply with the requirements of being a public company could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.

We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and there could be a material adverse effect on our business, financial condition, cash flows, and results of operations.

Future offerings of debt or equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our stockholders or reduce the market price of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors outside our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings, reducing the market price of our common stock or diluting the value of their stock holdings in us.

We could be the subject of securities class action litigation due to future stock price volatility, which could divert management’s attention and materially and adversely affect our business, financial condition, cash flows, and results of operations.

The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. In certain situations, in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a similar lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and could materially and adversely affect our business, financial condition, cash flows, and results of operations.

We do not intend to pay dividends on our common stock for the foreseeable future and, consequently, your ability to achieve a return on your investment depends on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to repay debt, to fund our growth, to develop our business, for working capital needs, and for general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the success of an investment in shares of our common stock depends upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. Payments of dividends, if any, are at the sole discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

FHLT has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Stock Consideration is fair to its stockholders from a financial point of view.

FHLT is not required to, and has not, obtained an opinion from an independent investment banking firm that the Stock Consideration it is paying for Excelera is fair to FHLT’s stockholders from a financial point of view. The fair market value of Excelera has been determined by the FHLT Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. FHLT’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Excelera’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. FHLT’s stockholders will be relying on the judgment of its board of directors with respect to such matters.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on Nasdaq under the symbols “XLRA” and “XLRAW,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, Nasdaq delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for the Post-Combination Company’s securities;
●	reduced liquidity for the Post-Combination Company’s securities;
●	a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

CMS may not approve the Direct Contracting Model change in control request, which could prohibit our participation in the Direct Contracting Model.

We provided notice to CMS on July 7, 2022 regarding the Business Combination and requested approval of the change in control in accordance with the terms of the agreement between the DCE and CMS in order to continue participation in the Direct Contracting Model. Under the agreement between the DCE and CMS, CMS may terminate the agreement to participate in the Direct Contracting Model if the DCE undergoes a change in control. We have not received any objection to or rejection of the change in control request, or notice of termination of the agreement, from CMS to date. It is possible that CMS may not approve the change in control request and may terminate the agreement, which may prevent our ability to participate in the Direct Contracting Model and may have a material adverse effect on our business, financial condition, cash flows, and results of operations.

An active trading market for our common stock may not develop, and you may not be able to resell your shares at or above the initial price.

Although we anticipate that our common stock will be approved for listing on Nasdaq, an active trading market for our shares may never develop or be sustained following the Business Combination. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above their purchase price or at the time that they would like to sell.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by FHLT stockholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Common Stock to be issued to FHLT stockholders for listing on Nasdaq, the resignation of specified FHLT executive officers and directors, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or FHLT or MCAC may elect to terminate the Business Combination Agreement in certain other circumstances. See the section entitled ”The Business Combination Agreement — Termination.”

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Excelera’s business, a request by MCAC or Excelera to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Excelera’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for FHLT and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to FHLT’s obligation to close the Business Combination that Excelera’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Business Combination Agreement. However, if the FHLT board determines that any such breach is not material to the business of Excelera, then the FHLT board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that FHLT’s stockholders approve the Business Combination.

While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Termination of the Business Combination Agreement could negatively impact Excelera and FHLT.

If the Business Combination is not completed for any reason, including as a result of FHLT stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Excelera and FHLT may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Excelera and FHLT would be subject to a number of risks, including the following:

●	MCAC, Excelera or FHLT may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);
●	Excelera may experience negative reactions from its beneficiaries, vendors and employees;
●	MCAC, Excelera and FHLT will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and
●	since the Business Combination Agreement restricts the conduct of Excelera’s and FHLT’s businesses prior to completion of the Business Combination, each of Excelera and FHLT may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Business Combination Agreement—Covenants and Agreements” beginning on page 200 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Excelera and FHLT).

If the Business Combination Agreement is terminated and the FHLT Board seeks another merger or business combination, FHLT stockholders cannot be certain that FHLT will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed prior to December 14, 2022. See the section entitled ”The Business Combination Agreement — Termination.”

Excelera will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and contracted physicians may have an adverse effect on Excelera and consequently on FHLT. These uncertainties may impair Excelera’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause contracted physicians and others that deal with Excelera to seek to change existing business relationships with Excelera. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Excelera from making certain expenditures and taking other specified actions without the consent of FHLT until the Business Combination occurs. These restrictions may prevent Excelera from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “The Business Combination Agreement — Covenants and Agreements.”

The announcement of the Business Combination could disrupt Excelera’s relationships with physicians, providers, business partners, and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Excelera’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect Excelera’s ability to retain and hire key personnel and other employees;

●	physicians, providers, business partners and other parties with which Excelera maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Excelera or fail to re-enroll or extend an existing relationship with Excelera; and
●	Excelera has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Excelera’s results of operations and cash available to fund its business.

The Initial Stockholders, including directors and officers of FHLT, may have interests in the Business Combination different from the interests of FHLT stockholders.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement/ prospectus, our stockholders should be aware that the Initial Stockholders, including directors and officers of FHLT, have interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. Specifically, the 5,000,000 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the completion of the FHLT IPO and the 6,375,000 Private Placement Warrants our Sponsor purchased from FHLT for an aggregate purchase price of $6,375,000 (or $1.00 per warrant) purchased concurrently with the closing of the FHLT IPO will expire worthless if FHLT does not consummate the Business Combination with Excelera or another business combination within the Completion Window. As a result of the low acquisition cost of the Founder Shares, the Initial Stockholders, including FHLT’s management team, could make a substantial profit even if the acquisition target subsequently declines in value or is unprofitable for FHLT’s Public Stockholders. For example, if following the Business Combination FHLT Common Stock were to trade at a price of $9.00 per share and FHLT Warrants were to trade at a price of $1.50 per warrant, purchasers of Units in the FHLT IPO will be holding securities with a market value of $9.75 per Unit, resulting in a loss of $0.25 per Unit or an aggregate loss of $5,000,000. However, the Initial Stockholders would have substantial appreciation in the value of their securities of approximately $8.994 per share and $0.50 per Private Placement Warrant, or appreciation of an aggregate of $48,154,167. Thus, such parties may have more of an economic incentive for FHLT to enter into an initial business combination with a riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares. For a more complete description of these interests, see the section entitled “The Business Combination — Interests of FHLT’s Directors and Executive Officers in the Business Combination.”

Because Excelera will become a publicly traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering.

Excelera will effectively become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because FHLT is already a publicly listed company, an underwriter has not been engaged in connection with the Business Combination. The due diligence conducted by management and the FHLT Board may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Initial Stockholders may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Excelera or another company before December 14, 2022. Therefore, there could be a heightened risk of an incorrect valuation of Excelera’s business, which could cause potential harm to investors.

The Business Combination will result in changes to the board of directors that may affect our strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of FHLT and Excelera. The board of directors of the Post-Combination Company will be divided into three classes and will consist of the directors elected pursuant to the

Director Election Proposal, each of which will serve an initial term ending in either 2023, 2024 or 2025, and thereafter will serve a three-year term. This new composition of the Post-Combination Company board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.

The Business Combination Agreement contains provisions that may discourage other companies from trying to acquire Excelera for greater consideration.

The Business Combination Agreement contains provisions that prohibit Excelera from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Excelera from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. See the section entitled “The Business Combination Agreement—Termination.”

The Business Combination Agreement contains provisions that may discourage FHLT from seeking an alternative business combination.

The Business Combination Agreement contains provisions that prohibit FHLT from seeking alternative business combinations during the pendency of the Business Combination. Further, if FHLT is unable to obtain the requisite approval of its stockholders, either party may terminate the Business Combination Agreement. See the section entitled “The Business Combination Agreement — Termination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that FHLT and Excelera currently believe are reasonable. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Excelera as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

FHLT and Excelera will incur transaction costs in connection with the Business Combination.

Each of FHLT and Excelera has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. FHLT and Excelera may also incur additional costs to retain key employees. FHLT and Excelera will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. FHLT and Excelera estimate that they will incur $14.4 million in aggregate transaction costs, inclusive of $9.0 million in deferred underwriting fees (of which $6.0 million is payable in cash and $3.0 million is payable in common stock). Some of these costs are payable regardless of whether the Business Combination is completed. See the section entitled “The Business Combination — Terms of the Business Combination.”

The Sponsor has agreed to vote in favor of each of the Proposals presented at the Special Meeting, regardless of how Public Stockholders vote.

Pursuant to the Sponsor Stockholder Support Agreement, the Initial Stockholders have agreed to vote their Founder Shares and any Public Shares they hold in favor of each of the Proposals presented at the Special Meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Initial Stockholder to vote in favor of the each of the proposals presented at the Special Meeting will increase the likelihood that FHLT will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement.”

FHLT’s and Excelera’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Excelera or Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Excelera, its business, financial condition and results of operations are materially affected by COVID-19.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Excelera is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Excelera’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of MCAC, Excelera and the Post-Combination Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Post-Combination Company’s financial condition and results of operations.

Risks Related to Ownership of Our Common Stock Following the Business Combination

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although FHLT has conducted due diligence on Excelera, this diligence may not surface all material issues that may be present with Excelera’s business. Factors outside of FHLT’s and outside of Excelera’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if FHLT’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Proposed Charter, the Amended and Restated Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, the Proposed Charter and/or the Amended and Restated Bylaws will include the following provisions:

●	a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;
●	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;
●	a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;
●	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

●	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and
●	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Proposed Charter, the Amended and Restated Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Proposed Charter and the Amended and Restated Bylaws will provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter and the Amended and Restated Bylaws, each of which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Post-Combination Company to the Post-Combination Company or its stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against the Post-Combination Company or any director, officer or employee of the Post-Combination Company arising pursuant to any provision of the DGCL or the Proposed Charter or the Amended and Restated Bylaws, or (4) action asserting a claim against the Post-Combination Company or any director, officer or employee of the Post-Combination Company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Post-Combination Company shall be deemed to have notice of and consented to the exclusive forum provisions of the Proposed Charter.The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, cash flows, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Amended and Restated Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to Redemption

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.05 per share.

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our Public Shares, if we have not completed our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.05 per share initially held in the trust account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (1) $10.05 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that its only assets are stock of our company. We have not asked our Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. We therefore believe it is unlikely that our Sponsor will be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. Except as set forth above, none of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.05 per share.

There is no guarantee that a FHLT Public Stockholder’s decision whether to redeem Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Public Stockholder may be able to sell the shares of our Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a FHLT stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a FHLT Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of our Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of our Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A FHLT Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to FHLT’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Excelera is consummated, FHLT will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such Public Shares following the Business Combination. See the section entitled “FHLT’s Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of FHLT. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in FHLT if you sell such excess Public Shares in open market transactions. FHLT cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.

However, FHLT’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless, and Private Placement Warrants have different cashless exercise rights than other warrants issued by FHLT.

We have the ability to redeem the outstanding warrants underlying the FHLT Units sold in the FHLT IPO, or the “Public Warrants,” at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

The Private Placement Warrants are identical to the Public Warrants except that (i) they will not be redeemable by the Company, (ii) they may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis, (iv) they are subject to registration rights and (v) Cantor Fitzgerald & Co. has agreed that it shall have the right to exercise the Private Placement Warrants until, and shall forfeit to us for cancellation any Private Placement Warrants held by it on, the date that is five years after the effective date of the registration statement of which this proxy statement/prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(A).

If we elect to redeem the Public Warrants on a cashless basis, or if the holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, then FHLT will not receive any cash proceeds from the exercise of such warrants.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of FHLT Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of FHLT Common Stock that exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Common Stock following the redemption, and if so, the total number of shares of FHLT Common Stock treated as held by the holder both before and after the redemption relative to all shares of FHLT voting stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in FHLT or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “Material U.S. Federal Income Tax Consequences — Material Tax Consequences of a Redemption of Public Shares.”

Unlike some other blank check companies, FHLT does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, FHLT does not have a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ Public Shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of Excelera Health, Inc as of March 31, 2022 and the unaudited pro forma condensed combined statements of operations of Excelera Health, Inc for the three months ended March 31, 2022 and the year ended December 31, 2021 present the combination of the financial information of FHLT and Excelera after giving effect to the Business Combination and related adjustments described in the accompanying notes. FHLT and Excelera are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as “Excelera Health, Inc” or the “Combined Company”.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to the Business Combination as if it was completed on March 31, 2022.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;
●	the unaudited historical financial statements of FHLT as of and for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through March 31, 2021, and the audited historical financial statements of FHLT as of and for the period from February 25, 2021 (inception) through December 31, 2021, appearing on pages F-2 through F-34 of this proxy statement/ prospectus;
●	the unaudited combined historical financial statements of Excelera as of and for the three months ended March 31, 2022 and 2021, and the audited combined historical financial statements of Excelera as of and for the year ended December 31, 2021, appearing on pages F-35 through F-61 of this proxy statement/prospectus; and
●	the disclosures contained in the sections titled “FHLT’s Management Discussion and Analysis of Financial Condition and Results of Operations” and “Excelera’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Excelera Health, Inc.’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Excelera Health Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

On June 13, 2022, FHLT entered into the Business Combination Agreement and Plan of Reorganization with MCAC and Excelera, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, FHLT will purchase from MCAC 100% of the issued and outstanding Excelera Common Stock in exchange for FHLT Common Stock. In connection with the Closing of the Business Combination, Future Health ESG Corp. will be renamed Excelera Health, Inc.

The unaudited pro forma condensed combined information contained herein assumes that the FHLT’s stockholders approve the proposed Business Combination. Public Stockholders may elect to redeem their shares of FHLT Common Stock for cash even if they approve the proposed Business Combination. Additionally, the FPA Investor may fulfill its commitment in the open market and/or through the purchase of newly issued shares of FHLT Common Stock at $11.00 per share. FHLT cannot predict how many of its Public Stockholders will exercise their right to have their Common Stock redeemed for cash and how the FPA Investor will fulfill its commitment. As a result, we have elected to provide the unaudited pro forma condensed combined financial information under four different redemption scenarios, which produce different allocations of total Excelera Health, Inc. equity between holders of common stock. Pro forma redemption scenarios are described in greater detail in Note 2 Basis of Presentation of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”. The actual results are expected to be within the parameters described by these four scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios, Excelera is considered the accounting acquirer, as further discussed in Note 2 Basis of Presentation of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

EXCELERA HEALTH, INC.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

March 31, 2022

(in thousands)

				Assuming the FPA investment is fulfilled in the open market				Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
				No redemption scenario		Maximum redemption scenario		No redemption scenario		Maximum redemption scenario
				Transaction		Transaction		Transaction		Transaction
		FHLT	Excelera	Accounting		Accounting		Accounting		Accounting
	Note 3	(Historical)	(Historical)	Adjustments	Pro Forma	Adjustments	Pro Forma	Adjustments	Pro Forma	Adjustments	Pro Forma
Assets
Current assets:
Cash and cash equivalents	(a), (b), (c)	$1,130	$—	$279,871	$281,001	$102,591	$103,721	$299,571	$300,701	$102,491	$103,621
Prepaid expenses		169	—	—	169	—	169	—	169	—	169
Other current assets		—	5,436	—	5,436	—	5,436	—	5,436	—	5,436
Total current assets		1,299	5,436	279,871	286,606	102,591	109,326	299,571	306,306	102,491	109,226
Property and equipment, net	(d)	—	1,540	1,915	3,455	1,915	3,455	1,915	3,455	1,915	3,455
Marketable securities held in Trust Account	(c)	201,021	—	(201,021)	—	(201,021)	—	(201,021)	—	(201,021)	—
Other assets		54	—	—	54	—	54	—	54	—	54
Total assets		$202,374	$6,976	$80,765	$290,115	$(96,515)	$112,835	$100,465	$309,815	$(96,615)	$112,735

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable and accrued expenses		$16	1,607	$—	$1,623	$—	$1,623	$—	$1,623	$—	$1,623
Income taxes payable		—	339	—	339	—	339	—	339	—	339
Other current liabilities		—	1,401	—	1,401	—	1,401	—	1,401	—	1,401
Total current liabilities		16	3,347	—	3,363	—	3,363	—	3,363	—	3,363
Non-current liabilities:
Deferred underwriting and advisory fees payable	(b)	9,000	—	(9,000)	—	(9,000)	—	(9,000)	—	(9,000)	—
Deferred tax liability	(e)	—	—	536	536	536	536	536	536	536	536
Earnout liability	(f)	—	—	190,000	190,000	190,000	190,000	190,000	190,000	190,000	190,000
Total liabilities		9,016	3,347	181,536	193,899	181,536	193,899	181,536	193,899	181,536	193,899

Commitments and contingencies:
Common stock subject to possible redemption	(g)	201,000	—	(201,000)	—	(201,000)	—	(201,000)	—	(201,000)	—

Stockholders' (deficit) equity:
Net parent investment	(g)	—	3,629	(3,629)	—	(3,629)	—	(3,629)	—	(3,629)	—
Common stock	(g)	1	—	6	7	5	6	7	8	5	6
Preferred stock	(g)	—	—	—	—	—	—	—	—	—	—
Additional paid-in capital	(g)	—	—	97,745	97,745	(79,534)	(79,534)	117,444	117,444	(79,634)	(79,634)
Accumulated deficit	(g)	(7,643)	—	6,107	(1,536)	6,107	(1,536)	6,107	(1,536)	6,107	(1,536)
Total stockholders' (deficit) equity		(7,642)	3,629	100,229	96,216	(77,051)	(81,064)	119,929	115,916	(77,151)	(81,164)
Total liabilities and stockholders' (deficit) equity		$202,374	$6,976	$80,765	$290,115	$(96,515)	$112,835	$100,465	$309,815	$(96,615)	$112,735

See accompanying notes to unaudited pro forma condensed combined financial information

EXCELERA HEALTH, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in thousands, except share and per share amounts)

				Assuming the FPA Investment is fulfilled in the open market				Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
				No redemption scenario		Maximum redemption scenario		No redemption scenario		Maximum redemption scenario
				Transaction		Transaction		Transaction		Transaction
		FHLT	Excelera	Accounting		Accounting		Accounting		Accounting
	Note 3	(Historical)	(Historical)	Adjustments	Pro Forma	Adjustments	Pro Forma	Adjustments	Pro Forma	Adjustments	Pro Forma
Revenues
Revenue		$—	$87,928	$—	$87,928	$—	$87,928	$—	$87,928	$—	$87,928
Total revenues		—	87,928	—	87,928	—	87,928	—	87,928	—	87,928
Operating expenses
Medical costs		—	81,536	—	81,536	—	81,536	—	81,536	—	81,536
Depreciation and amortization	(h)	—	76	73	149	73	149	73	149	73	149
Selling, general and administrative expenses		120	2,858	—	2,978	—	2,978	—	2,978	—	2,978
Franchise tax expense		50	—	—	50	—	50	—	50	—	50
Total operating expenses		170	84,470	73	84,713	73	84,713	73	84,713	73	84,713
Operating income (loss)		(170)	3,458	(73)	3,215	(73)	3,215	(73)	3,215	(73)	3,215
Interest income on cash balance		1	—	—	1	—	1	—	1	—	1
Gain on marketable securities (net), dividends and interest, held in Trust Account	(k)	16	—	(16)	—	(16)	—	(16)	—	(16)	—
Income (loss) before income taxes		(153)	3,458	(89)	3,216	(89)	3,216	(89)	3,216	(89)	3,216
Income tax benefit (expense)	(l)	—	(969)	20	(949)	20	(949)	20	(949)	20	(949)
Net income (loss)		$(153)	$2,489	$(69)	$2,267	$(69)	$2,267	$(69)	$2,267	$(69)	$2,267

Net income (loss) per share
Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted		20,000,000	n/a		n/a		n/a		n/a		n/a
Basic and diluted net loss per share, common stock subject to possible redemption		$(0.01)	n/a		n/a		n/a		n/a		n/a
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	(m)	5,000,000	n/a		74,363,636		56,363,636		76,181,818		56,181,818
Basic and diluted net income (loss) per share, non-redeemable common stock	(m)	$(0.01)	n/a		$0.03		$0.04		$0.03		$0.04

See accompanying notes to unaudited pro forma condensed combined financial information

EXCELERA HEALTH, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

				Assuming the FPA Investment is fulfilled in the open market				Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
				No redemption scenario		Maximum redemption scenario		No redemption scenario		Maximum redemption scenario
				Transaction		Transaction		Transaction		Transaction
		FHLT	Excelera	Accounting		Accounting		Accounting		Accounting
	Note 3	(Historical)	(Historical)	Adjustments	Pro Forma	Adjustments	Pro Forma	Adjustments	Pro Forma	Adjustments	Pro Forma
Revenues
Revenue		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total revenues		—	—	—	—	—	—
Operating expenses
Medical costs		—	—	—	—	—	—	—	—	—	—
Depreciation and amortization	(h)	—	—	762	762	762	762	762	762	762	762
Selling, general and administrative expense	(i), (j)	125	2,143	7,720	9,988	4,100	6,368	8,020	10,288	4,100	6,368
Franchise tax expenses		62	—	—	62	—	62	—	62	—	62
Total operating expenses		187	2,143	8,482	10,812	4,862	7,192	8,782	11,112	4,862	7,192
Operating loss		(187)	(2,143)	(8,482)	(10,812)	(4,862)	(7,192)	(8,782)	(11,112)	(4,862)	(7,192)
Interest income on cash balance		2	—	—	2	—	2	—	2	—	2
Gain on marketable securities (net), dividends and interest, held in Trust Account	(k)	4	—	(4)	—	(4)	—	(4)	—	(4)	—
Loss before income taxes		(181)	(2,143)	(8,486)	(10,810)	(4,866)	(7,190)	(8,786)	(11,110)	(4,866)	(7,190)
Income tax benefit	(l)	—	600	213	813	213	813	213	813	213	813
Net loss		$(181)	$(1,543)	$(8,273)	$(9,997)	$(4,653)	$(6,377)	$(8,573)	$(10,297)	$(4,653)	$(6,377)

Net loss per share
Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted		7,032,258	n/a		n/a		n/a		n/a		n/a
Basic and diluted net loss per share, common stock subject to possible redemption		$(0.02)	n/a		n/a		n/a		n/a		n/a
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	(m)	5,000,000	n/a		74,363,636		56,363,636		76,181,818		56,181,818
Basic and diluted net loss per share, non-redeemable common stock	(m)	$(0.02)	n/a		$(0.13)		$(0.11)		$(0.14)		$(0.11)

See accompanying notes to unaudited pro forma condensed combined financial information

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Note 1 — Description of the Business Combination

On June 13, 2022, FHLT entered into the Business Combination Agreement and Plan of Reorganization with MCAC and Excelera, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, FHLT will purchase from MCAC 100% of the issued and outstanding Excelera Common Stock in exchange for FHLT Common Stock. In connection with the Closing of the Business Combination, Future Health ESG Corp. will be renamed Excelera Health, Inc.

Subject to the terms and conditions set forth in the Business Combination Agreement and under four redemption scenarios, Excelera’s Unitholders will receive aggregate consideration of $400,000 in shares of Common Stock of Excelera Health, Inc. at the Closing of the Business Combination, or 40,000,000 shares based on an assumed stock price of $10 per share under four redemption scenarios.

In connection with the Business Combination, up to an additional 20,000,000 shares of Earnout Shares will be issued to MCAC within five business days after the filing of the first Excelera Health, Inc. Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each prepared in accordance with GAAP) in which Consolidated Revenues in the most recent fiscal quarter included therein shall have exceeded $150,000, provided that such Earnout Payment shall only be payable if the filing of such qualifying Form 10-Q or Form 10-K occurs prior to the fifth anniversary of the Closing Date. Earnout Shares fall within the scope of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging, and are to be liability classified and recognized at fair value at the Closing of the Business Combination (see Note 3(f) Earnout liability). Post-Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in Excelera Health, Inc.’ s statement of operations.

In connection with the Business Combination, FHLT entered into Subscription Agreements with the PIPE Investor, pursuant to which the PIPE Investor have agreed to purchase, and FHLT has agreed to sell the PIPE Investor, an aggregate of 9,090,909 shares of FHLT Common Stock for a purchase price of $11 per share and at an aggregate purchase price of $100,000.

In connection with the Business Combination, FHLT entered into a Forward Purchase Agreement with the FPA Investor, pursuant to which, among other things, the FPA Investor agreed to purchase shares of FHLT Common Stock in open market purchases at an aggregate purchase price of $20,000 following the execution of the Business Combination Agreement and prior to the date which is two (2) business days prior to the date of special meeting of FHLT’s stockholders called in connection with the Business Combination; provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess of $11.00 per share. In the event the FPA Investor purchases less than $20,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from FHLT and FHLT shall issue to the FPA Investor, immediately prior to the Business Combination, the requisite number of Additional Shares at $11.00 per share to satisfy the unfulfilled portion of the $20,000 purchase commitment.

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

The following table summarizes the pro forma shares of Common Stock of the Combined Company outstanding under the four scenarios (as described in greater detail in Note 2 Basis of Presentation), excluding the potential dilutive effect of Earnout Shares, and the exercise of warrants:

	Assuming the FPA Investment is fullfilled in the open market				Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
	No redemption scenario		Maximum redemption scenario		No redemption scenario		Maximum redemption scenario
	Shares	Ownership, %	Shares	Ownership, %	Shares	Ownership, %	Shares	Ownership, %
Excelera Shareholders	40,000,000	53.79%	40,000,000	70.97%	40,000,000	52.51%	40,000,000	71.19%
Sponsor	5,000,000	6.72%	5,000,000	8.87%	5,000,000	6.56%	5,000,000	8.90%
PIPE Investor	9,090,909	12.22%	9,090,909	16.13%	9,090,909	11.93%	9,090,909	16.18%
Cantor	272,727	0.37%	272,727	0.48%	272,727	0.36%	272,727	0.49%
FPA Investor	2,000,000	2.69%	2,000,000	3.55%	1,818,182	2.39%	1,818,182	3.24%
Public Stockholders	18,000,000	24.21%	—	0.00%	20,000,000	26.25%	—	0.00%
Total	74,363,636	100%	56,363,636	100%	76,181,818	100%	56,181,818	100%

Note 2 — Basis of Presentation

The historical financial information of FHLT and Excelera has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with GAAP. The transaction accounting adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization as Excelera has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations, under the four redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration four redemption scenarios:

●	Pre-combination equity holders of Excelera will hold a relatively larger portion of the voting interest in Excelera Health, Inc. compared to the voting interest to be held by the pre-combination shareholders of FHLT;
●	Senior management of Excelera will comprise a majority of the senior management of Excelera Health, Inc.;
●	Excelera will have a right to appoint a majority of the members of Excelera Health, Inc. Board;
●	The operations of Excelera prior to the transaction will comprise the only ongoing operations of Excelera Health, Inc.

Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Excelera issuing stock for the net assets of FHLT, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Business Combination costs of Excelera that are determined to be directly attributable and incremental to the Business Combination will be deferred and recorded as other assets in Excelera’s combined balance sheet leading up until the Business Combination closes. For the pro forma purposes, such costs will be recorded as a reduction in cash and cash equivalents with a corresponding reduction of additional paid-in capital (see Note 3(b)(3) Transaction costs and Note 3(g) Impact on equity). Business

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Combination costs of Excelera that are determined not to be directly attributable and incremental are expensed as incurred. For the pro forma purposes, such costs will be recorded as a reduction in cash and cash equivalents with corresponding increase in accumulated deficit (see Note 3(b)(4) Transaction costs and Note 3(g) Impact on equity). Additionally, such nonrecurring expenses will be recorded in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (see Note 3 (i) Nonrecurring transaction costs of Excelera).

FHLT costs related to the issuance of equity are recorded as a decrease in cash and cash equivalent with a corresponding decrease in additional paid-in capital (see Note 3(b)(5) Transaction costs and Note 3(g) Impact on equity). FHLT costs will be expensed as incurred if they are not related to equity issuance and recorded as a decrease in cash and cash equivalent with a corresponding increase in accumulated deficit (see Note 3(b)(6) Transaction costs and Note 3(g) Impact on equity). Additionally, such nonrecurring expenses will be recorded in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (see Note 3 (j) Nonrecurring transaction costs of FHLT).

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of FHLT Common Stock for cash:

●	Assuming the FPA Investment is fulfilled in the open market, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled in the open market, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and approximately 18,000,000 Public Shares are redeemed at an assumed redemption price of $10.00 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $180,900. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, No Redemptions: This presentation assumes that FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, Maximum Redemptions: This presentation assumes that FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share and approximately 20,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $201,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Note 3 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

3(a)	Cash and cash equivalents. Represents the impact of the Business Combination on the cash and cash equivalents balance of Excelera Health, Inc.

The table below represents the sources and uses of funds as it relates to the Business Combination:

		Assuming the FPA Investment is fullfilled in the open market		Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
			Maximum redemption		Maximum redemption
	Note	No redemption scenario	scenario	No redemption scenario	scenario
FHLT cash and cash equivalents as of March 31, 2022 - pre Business Combination		$1,130	$1,130	$1,130	$1,130
Excelera cash and cash equivalents as of March 31, 2022 - pre Business Combination		—	—	—	—
Total pre Business Combination		1,130	1,130	1,130	1,130

Transaction accounting adjustments:
FHLT cash held in Trust Account	(1)	201,021	201,021	201,021	201,021
Issuance of new shares to FPA Investor	(2)	—	—	20,000	20,000
Payment to redeeming FHLT Public Stockholders	(3)	—	(180,900)	—	(201,000)
PIPE Financing	(4)	100,000	100,000	100,000	100,000
Payment of deferred underwriting fees	(5)	(6,000)	(6,000)	(6,000)	(6,000)
Payment of estimated transaction costs of Excelera	(6)	(2,430)	(2,430)	(2,430)	(2,430)
Payment of additional costs of Excelera	(7)	(1,000)	(1,000)	(1,000)	(1,000)
Payment of FHLT equity issuance costs	(8)	(5,000)	(5,000)	(5,000)	(5,000)
Payment of FHLT costs	(9)	(6,720)	(3,100)	(7,020)	(3,100)
Total Transaction accounting adjustments		279,871	102,591	299,571	102,491
Post-Business Combination cash and cash equivalents balance		$281,001	$103,721	$300,701	$103,621
(1)	Represents the amount of the restricted investments and marketable securities held in the Trust Account at the Closing of the Business Combination (see Note 3(c) Trust Account). Under no redemption and maximum redemption scenarios the FPA Investment is fulfilled in the open market, this amount corresponds to the shares held by FPA Investor acquired from the Public Stockholders in the open market.
(2)	Represents the funds received from FPA Investor for the newly issued shares of FHLT Common Stock purchased at $11.00 per share immediately prior to the Closing of the Business Combination in the amount of $20,000 (see Note 3(g) Impact on equity).

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

(3)	Represents the amount paid to FHLT Stockholders who exercised redemption rights under the maximum redemption scenarios, including a pro rata portion of interest accrued on the Trust Account of $21 (see Note 3(g) Impact on equity). Amount is lower in the open market FPA scenario because shares purchased under the FPA are not subject to redemption.
(4)	Represents the issuance, in a private placement to be consummated concurrently with the Closing of the Business Combination, to the PIPE Investor of 9,090,909 shares of FHLT Common Stock at the purchase price of $11 per share (see Note 3(g) Impact on equity).
(5)	Represents the payment of deferred underwriting and advisory fees incurred as part of FHLT’s IPO committed to be paid in cash upon the consummation of a Business Combination (see Note 3(b)(1) Transaction costs).
(6)	Represents payment of estimated directly attributable and incremental Excelera transaction costs (see Note 3(b)(3) Transaction costs).
(7)	Represents payment of additional costs of Excelera (see Note 3(b)(4) Transaction costs).
(8)	Represents payment of equity issuance costs of FHLT in connection with PIPE Investment (see Note 3(b)(5) Transaction costs).
(9)	Represents payment of other estimated transaction costs of FHLT (see Note 3(b)(6) Transaction costs).

3(b) Transaction costs.

(1)	Payment of deferred underwriting and advisory fees payable incurred by FHLT in the amount of $6,000 (see Note 3(a)(5) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents with a corresponding decrease in deferred underwriting fee payable.
(2)	Issuance of 272,727 shares of FHLT Common Stock at $11.00 per share in exchange for a $3,000 reduction in the cash portion of deferred underwriting and advisory fees payable at the Closing. The unaudited pro forma condensed combined balance sheet reflects issuance of these shares as an increase in common stock and additional paid-in capital with a corresponding decrease in deferred underwriting and advisory fee payable (see Note 3(g) Impact on equity).
(3)	Payment of estimated transaction costs of Excelera that are directly attributable and incremental to the Business Combination in the amount of $2,430 (see Note 3(a)(6) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital (see Note 3(g) Impact on equity). Costs considered to be directly attributable to the Business Combination include certain legal, accounting and other fees.
(4)	Payment of additional costs of Excelera in the amount of $1,000 (see Note 3(a)(7) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding increase in accumulated deficit (see Note 3(g) Impact on equity). Additional costs include certain accounting fees which are determined to be not directly attributable and incremental to the Business Combination.
(5)	Payment of costs related to the issuance of equity of FHLT in connection with PIPE Investment in the amount of $5,000 (see Note 3(a)(8) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital (see Note 3(g) Impact on equity).

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

(6)	Payment of other estimated transaction costs of FHLT (see Note 3(a)(9) Cash and cash equivalents). Certain transaction costs are variable based on total proceeds net of redemptions. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding increase in accumulated deficit (see Note 3(g) Impact on equity).

	Assuming the FPA Investment is fullfilled in the open market		Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
	No redemption	Maximum redemption	No redemption	Maximum redemption
	scenario	scenario	scenario	scenario
Other estimated transaction costs of FHLT	$6,720	$3,100	$7,020	$3,100

3(c)

Trust Account. Represents release of the restricted investments and marketable securities held in the Trust Account upon consummation of the Business Combination to fund the Closing of the Business Combination (see Note 3(a)(1) Cash and cash equivalents).

3(d)

Contribution of fixed assets. Represents the contribution of fixed assets by MCAC to Excelera Health, Inc. pursuant to Contribution Agreements. The unaudited pro forma condensed combined balance sheet reflects these contributions as an increase in fixed assets and a corresponding increase in additional paid-in capital (see Note 3(g) Impact on equity).

3(e)

Tax effect of pro forma adjustments. Represents adjustment to reflect applicable deferred tax liability in the amount of $536. Following the Business Combination, Excelera Health, Inc. will be subject to U.S. federal income taxes, in addition to state income taxes. As a result, the pro forma balance sheet reflects an adjustment to deferred tax liabilities based on the effective tax rate for the applicable periods in certain instances and which is primarily related to the difference between the book value and tax basis of the contributed fixed assets (see Note 3(d) Contribution of fixed assets).

3(f)

Earnout liability. Represents recognition of Earnout liability (as described in more detail in Note 1 Description of the Business Combination) with a corresponding decrease in additional paid-in capital (see Note 3(g) Impact on equity).

3(g)

Impact on equity. The following table represents the impact of the Business Combination on the number of shares of Excelera Health, Inc. Common Stock and represents the total equity section the FPA Investment is fulfilled in the open market and there is no redemption by Public Stockholders:

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

		FHLT / Excelera Health, Inc.					Total
				Net parent	Additional		stockholders'
		Common Stock		investment	paid-in	Accumulated	(deficit)	Redeemable common stock
	Note 3	Shares	Amount	Amount	capital	deficit	equity	Shares	Amount
FHLT equity as of March 31, 2022 - pre Business Combination		5,000,000	$1	$—	$—	$(7,643)	$(7,642)	20,000,000	$201,000
Excelera equity as of March 31, 2022 - pre Business Combination		—	—	3,629	—	—	3,629	—	—

Total equity as of March 31, 2022 - pre Business Combination		5,000,000	1	3,629	—	(7,643)	(4,013)	20,000,000	201,000

Transaction Accounting Adjustments:
Public Stockholders		18,000,000	1	—	180,899	—	180,900	(18,000,000)	(180,900)
FPA Investor	(a)(2)	2,000,000	—	—	20,100	—	20,100	(2,000,000)	(20,100)
PIPE financing	(a)(4)	9,090,909	1	—	99,999	—	100,000	—	—
Shares issued in exchange for reduction in deferred underwriting and advisory fees payable	(b)(2)	272,727	—	—	3,000	—	3,000
Payment of directly attributable and incremental Excelera transaction costs	(a)(6), (b)(3)	—	—	—	(2,430)	—	(2,430)	—	—
Payment of additional Excelera costs	(a)(7), (b)(4)	—	—	—	—	(1,000)	(1,000)
Payment of equity issuance costs of FHLT	(a)(8), (b)(5)	—	—	—	(5,000)	—	(5,000)
Payment of other estimated transaction costs of FHLT	(a)(9), (b)(6)	—	—	—	—	(6,720)	(6,720)	—	—
Contribution of fixed assets	(d)	—	—	—	1,915	—	1,915	—	—
Tax effect of pro forma adjustments	(e)	—	—	—	—	(536)	(536)	—	—
Earnout Shares liability	(f)	—	—	—	(190,000)	—	(190,000)	—	—
Shares issued to Excelera shareholders as consideration		40,000,000	4	—	(4)	—	—	—	—
Elimination of historical accumulated deficit of FHLT as a result of adjustment 3(b)(6)		—	—	—	(14,363)	14,363	—	—	—
Elimination of historical net parent investment		—	—	(3,629)	3,629	—	—	—	—
Total Transaction Accounting Adjustments		69,363,636	6	(3,629)	97,745	6,107	100,229	(20,000,000)	(201,000)
Post-Business Combination equity balance		74,363,636	$7	$—	$97,745	$(1,536)	$96,216	$—	$—

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

In case of maximum redemption by holders of FHLT Common Stock assuming the FPA Investment is fulfilled in the open market, the following table represents the impact of the Business Combination on the number of shares of Excelera Health, Inc. Common Stock and represents the total equity section:

		FHLT / Excelera Health, Inc.					Total
				Net parent	Additional		stockholders'
		Common Stock		investment	paid-in	Accumulated	(deficit)	Redeemable common stock
	Note 3	Shares	Amount	Amount	capital (deficit)	deficit	equity	Shares	Amount
FHLT equity as of March 31, 2022 - pre Business Combination		5,000,000	$1	$—	$—	$(7,643)	$(7,642)	20,000,000	$201,000
Excelera equity as of March 31, 2022 - pre Business Combination		—	—	3,629	—	—	3,629	—	—
Total equity as of March 31, 2022 - pre Business Combination		5,000,000	1	3,629	—	(7,643)	(4,013)	20,000,000	201,000

Transaction Accounting Adjustments:
Public Stockholders		18,000,000	1	—	180,899	—	180,900	(18,000,000)	(180,900)
FPA Investor	(a)(2)	2,000,000	—	—	20,100	—	20,100	(2,000,000)	(20,100)
Less: Redeeming FHLT Public Stockholders	(a)(3)	(18,000,000)	(1)	—	(180,899)	—	(180,900)	—	—
PIPE Investor	(a)(4)	9,090,909	1	—	99,999	—	100,000	—	—
Shares issued in exchange for reduction in deferred underwriting and advisory fees payable	(b)(2)	272,727	—	—	3,000	—	3,000	—	—
Payment of directly attributable and incremental Excelera transaction costs	(a)(6), (b)(3)		—	—	(2,430)	—	(2,430)	—	—
Payment of additional Excelera costs	(a)(7), (b)(4)		—	—	—	(1,000)	(1,000)
Payment of equity issuance costs of FHLT	(a)(8), (b)(5)	—	—	—	(5,000)	—	(5,000)	—	—
Payment of other estimated transaction costs of FHLT	(a)(9), (b)(6)	—	—	—	—	(3,100)	(3,100)	—	—
Contribution of fixed assets	(d)	—	—	—	1,915	—	1,915	—	—
Tax effect of pro forma adjustments	(e)	—	—	—	—	(536)	(536)	—	—
Earnout Shares liability	(f)	—	—	—	(190,000)	—	(190,000)	—	—
Shares issued to Excelera shareholders as consideration		40,000,000	4	—	(4)	—	—	—	—
Elimination of historical accumulated deficit of FHLT as a result of adjustment 3(b)(6)		—	—	—	(10,743)	10,743	—	—	—
Elimination of historical net parent investment		—	—	(3,629)	$3,629	—	—
Total Transaction Accounting Adjustments		51,363,636	5	(3,629)	(79,534)	6,107	(77,051)	(20,000,000)	(201,000)
Post-Business Combination equity balance		56,363,636	$6	$—	$(79,534)	$(1,536)	$(81,064)	—	$—

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

In case of no redemption by holders of FHLT Common Stock assuming the FPA Investment is fulfilled through newly issued shares of FHLT Common Stock at $11.00 per share, the following table represents the impact of the Business Combination on the number of shares of Excelera Health, Inc. Common Stock and represents the total equity section:

		FHLT / Excelera Health, Inc					Total
				Net parent	Additional		stockholders'
		Common Stock		investment	paid-in	Accumulated	(deficit)	Redeemable common stock
	Note 3	Shares	Amount	Amount	capital	deficit	equity	Shares	Amount
FHLT equity as of March 31, 2022 - pre Business Combination		5,000,000	$1	$—	$—	$(7,643)	$(7,642)	20,000,000	$201,000
Excelera equity as of March 31, 2022 - pre Business Combination		—	—	3,629	—	—	3,629	—	—
Total equity as of March 31, 2022 - pre Business Combination		5,000,000	1	3,629	—	(7,643)	(4,013)	20,000,000	201,000
Transaction Accounting Adjustments:
Public Stockholders		20,000,000	2	—	200,998	—	201,000	(20,000,000)	(201,000)
Issuance of new shares to FPA Investor	(a)(2)	1,818,182	—	—	20,000	—	20,000
PIPE financing	(a)(4)	9,090,909	1	—	99,999	—	100,000	—	—
Shares issued in exchange for reduction in deferred underwriting and advisory fees payable	(b)(2)	272,727	—	—	3,000	—	3,000
Payment of directly attributable and incremental Excelera transaction costs	(a)(6), (b)(3)	—	—	—	(2,430)	—	(2,430)	—	—
Payment of additional Excelera costs	(a)(7), (b)(4)	—	—	—	—	(1,000)	(1,000)
Payment of equity issuance costs of FHLT	(a)(8), (b)(5)	—	—	—	(5,000)	—	(5,000)
Payment of other estimated transaction costs of FHLT	(a)(9), (b)(6)	—	—	—	—	(7,020)	(7,020)	—	—
Contribution of fixed assets	(d)	—	—	—	1,915	—	1,915	—	—
Tax effect of pro forma adjustments	(e)	—	—	—	—	(536)	(536)	—	—
Earnout Shares liability	(f)	—	—	—	(190,000)	—	(190,000)	—	—
Shares issued to Excelera shareholders as consideration		40,000,000	4	—	(4)	—	—	—	—
Elimination of historical accumulated deficit of FHLT and accumulated deficit as a result of adjustment 3(b)(6)		—	—	—	(14,663)	14,663	—	—	—
Elimination of historical net parent investment		—	—	(3,629)	3,629	—	—	—	—
Total Transaction Accounting Adjustments		71,181,818	7	(3,629)	117,444	6,107	119,929	(20,000,000)	(201,000)
Post-Business Combination equity balance		76,181,818	$8	$—	$117,444	$(1,536)	$115,916	$—	$—

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

In case of maximum redemption by holders of FHLT Common Stock assuming the FPA Investment is fulfilled through newly issued shares of FHLT Common Stock at $11.00 per share, the following table represents the impact of the Business Combination on the number of shares of Excelera Health, Inc. Common Stock and represents the total equity section:

		FHLT / Excelera Health, Inc.					Total
				Net parent	Additional		stockholders'
		Common Stock		investment	paid-in	Accumulated	(deficit)	Redeemable common stock
	Note 3	Shares	Amount	Amount	capital	deficit	equity	Shares	Amount
FHLT equity as of March 31, 2022 - pre Business Combination		5,000,000	$1	$—	$—	$(7,643)	$(7,642)	20,000,000	$201,000
Excelera equity as of March 31, 2022 - pre Business Combination		—	—	3,629	—	—	3,629	—	—
Total equity as of March 31, 2022 - pre Business Combination		5,000,000	1	3,629	—	(7,643)	(4,013)	20,000,000	201,000
Transaction Accounting Adjustments:
Public Stockholders		20,000,000	2	—	200,998	—	201,000	(20,000,000)	(201,000)
Issuance of new shares to FPA Investor	(a)(2)	1,818,182	—	—	20,000	—	20,000	—	—
Less: Redeeming FHLT Public Stockholders	(a)(3)	(20,000,000)	(2)	—	(200,998)	—	(201,000)	—	—
PIPE Investor	(a)(4)	9,090,909	1	—	99,999	—	100,000	—	—
Shares issued in exchange for reduction in deferred underwriting and advisory fees payable	(b)(2)	272,727	—	—	3,000	—	3,000	—	—
Payment of directly attributable and incremental Excelera transaction costs	(a)(6), (b)(3)		—	—	(2,430)	—	(2,430)	—	—
Payment of additional Excelera costs	(a)(7), (b)(4)		—	—	—	(1,000)	(1,000)
Payment of equity issuance costs of FHLT	(a)(8), (b)(5)	—	—	—	(5,000)	—	(5,000)	—	—
Payment of other estimated transaction costs of FHLT	(a)(9), (b)(6)	—	—	—	—	(3,100)	(3,100)	—	—
Contribution of fixed assets	(d)	—	—	—	1,915	—	1,915	—	—
Tax effect of pro forma adjustments	(e)	—	—	—	—	(536)	(536)	—	—
Earnout Shares liability	(f)	—	—	—	(190,000)	—	(190,000)	—	—
Shares issued to Excelera shareholders as consideration		40,000,000	4	—	(4)	—	—	—	—
Elimination of historical accumulated deficit of FHLT and accumulated deficit as a result of adjustment 3(b)(6)		—	—	—	(10,743)	10,743	—	—	—
Elimination of historical net parent investment		—	—	(3,629)	$3,629	—	—
Total Transaction Accounting Adjustments		51,181,818	5	(3,629)	(79,634)	6,107	(77,151)	(20,000,000)	(201,000)
Post-Business Combination equity balance		56,181,818	$6	$—	$(79,634)	$(1,536)	$(81,164)	—	$—

EXCELERA HEALTH, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2022 and for the year ended December 31, 2021.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 are as follows:

3(h)

Inclusion of depreciation related to contributed fixed assets. Represents inclusion of depreciation related to contributed assets by MCAC to Excelera Health, Inc. pursuant to Contribution Agreements. Fixed assets contributed total 1,915 (see Note 3(d) Contribution of fixed assets).

3(i)

Nonrecurring transaction costs of Excelera. Represents recognition of estimated transaction costs of Excelera in the amount of $1,000 (see Note 3(b)(4) Transaction costs) under all redemption scenarios. This expense is not expected to have a continuing impact on the combined results.

3(j)	Nonrecurring transaction costs of FHLT. Represents recognition of estimated transaction costs of FHLT (see Note 3(b)(6) Transaction costs):

	Assuming the FPA Investment is fulfilled in the open market		Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share
	No redemption	Maximum redemption	No redemption	Maximum redemption
	scenario	scenario	scenario	scenario
Nonrecurring transaction costs of FHLT	$6,720	$3,100	$7,020	$3,100

Certain transaction costs are variable based on total proceeds net of redemptions. This expense is not expected to have a continuing impact on the combined results.

3(k)	Exclusion of net gain from investments held in Trust Account. Represents elimination of interest earned on marketable securities held in trust account.
3(l)

Pro forma tax effect. Reflects the impact of U.S. federal and state income taxes on the income of Excelera Health, Inc. The pro forma effective income tax rate related to the depreciation expense adjustment (see Note 3(h) Inclusion of depreciation related to contributed fixed assets) is estimated to be 28% for the three months ended March 31, 2022 and the year ended December 31, 2021. This was determined by combining the U.S. federal and state statutory income tax rates. Nonrecurring transaction costs of Excelera and FHLT are determined to be non-deductible for tax purposes.

3(m)Net income (loss) per share. Represents pro forma net income (loss) per share based on pro forma net income (loss) and Excelera Health, Inc. common shares outstanding upon consummation of the Business Combination (see Note 1 Description for the Business Combination and Note 3(g) Impact on equity). Pro forma net income (loss) per share excludes the impact of 20,000,000 Earnout Shares, as the earnout contingencies have not been met. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Excelera Health, Inc. Common Stock outstanding would have been anti-dilutive.

FHLT’S SPECIAL MEETING OF STOCKHOLDERS

General

FHLT is furnishing this proxy statement/prospectus to FHLT’s stockholders as part of the solicitation of proxies by the FHLT Board for use at the Special Meeting of FHLT stockholders in lieu of the 2022 annual meeting of FHLT stockholders to be held on                , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides FHLT’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting in lieu of the 2022 annual meeting of stockholders will be held on                 , 2022, at                 a.m., Eastern Time, in virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of FHLT Common Stock at the close of business on                  , 2022, which is the record date for the Special Meeting (the “FHLT Record Date”). You are entitled to one vote for each share of FHLT Common Stock that you owned as of the close of business on the FHLT Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the FHLT Record Date, there were                shares of FHLT Common Stock outstanding, of which                were Public Shares and 5,000,000 were Founder Shares.

Purpose of the Special Meeting

At the Special Meeting, FHLT is asking holders of FHLT Common Stock to vote on the following proposals:

●	The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement and the transactions contemplated thereby;
●	The Charter Approval Proposal — To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;
●	The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Board until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;
●	The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of FHLT Common Stock to the Excelera Stockholders pursuant to the Business Combination Agreement, (ii) the issuance of shares of FHLT Common Stock to the PIPE Investor in connection with the PIPE Investment and (iii) any issuance of shares of FHLT Common Stock to the FPA Investor in connection with the FPA Investment;
●	The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Equity Incentive Plan;
●	The ESPP Proposal — To consider and vote upon a proposal to approve and adopt the ESPP; and
●	The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, or the ESPP Proposal.

Vote of the Initial Stockholders, Directors and Officers

FHLT has entered into an agreement with the Initial Stockholders and FHLT’s directors and officers, pursuant to which each agreed to vote any shares of FHLT Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting.

The Initial Stockholders and FHLT’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the FHLT IPO or in the aftermarket, in connection an initial business combination. The Founder Shares held by the Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Initial Stockholders and FHLT’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of FHLT stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of FHLT entitled to vote at the Special Meeting as of the FHLT Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of FHLT Common Stock, will count towards this quorum. As of the FHLT Record Date,                shares of FHLT Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of FHLT Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. The Sponsor and its directors and officers have agreed to vote their shares of FHLT Common Stock in favor of each of the Proposals presented at the Special Meeting.

The approval of the Charter Approval Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FHLT Common Stock on the FHLT Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the ESPP Proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal do not receive the requisite vote for approval, FHLT will not consummate the Business Combination. If FHLT does not consummate the Business Combination with Excelera or another business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Recommendation of FHLT Board of Directors

The FHLT Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, FHLT and its stockholders. Accordingly, the FHLT Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

In considering the recommendation of the FHLT Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and FHLT’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of FHLT stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

●	If the Business Combination with Excelera or another business combination is not consummated within the Completion Window, FHLT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the FHLT Board, dissolving and liquidating. In such event, the 5,000,000 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the FHLT IPO, would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ per share of FHLT Common Stock on Nasdaq on , 2022, the FHLT Record Date.
●	Our Sponsor purchased an aggregate of 6,375,000 Private Placement Warrants from FHLT for an aggregate purchase price of $6,375,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the FHLT IPO. A portion of the proceeds FHLT received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $ based upon the closing price of $ per public warrant on Nasdaq on , 2022, the FHLT Record Date. The Private Placement Warrants will become worthless if FHLT does not consummate the Business Combination with Excelera or another business combination within the Completion Window.
●	FHLT’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FHLT’s behalf, such as identifying and investigating possible business targets and business combinations. However, if FHLT fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, FHLT may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.
●	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Approval Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Approval Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares — Stockholders of Record

FHLT stockholders may vote electronically at the Special Meeting by visiting          and entering the control number found on their proxy card, voting instruction form, or notice included in their proxy material. FHLT stockholders may also vote by proxy. FHLT recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a ”non-record (beneficial) stockholder.”

If you are a FHLT stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

●	via the Internet;
●	by telephone;
●	by submitting a properly executed proxy card or voting instruction form by mail; or
●	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to obtain a legal proxy form from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of FHLT Common Stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	you may send another proxy card with a later date;
2.	you may notify , FHLT’s proxy solicitor, in writing before the Special Meeting that you have revoked your proxy; or

3.	you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under FHLT’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of FHLT Common Stock, you may call      , FHLT’s proxy solicitor, at      .

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that FHLT redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $                per share as of                 , 2022, the FHLT Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Excelera is consummated, FHLT will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of FHLT. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of FHLT.

The Initial Stockholders and FHLT’s directors and officers will not have redemption rights with respect to any shares of FHLT Common Stock owned by them, directly or indirectly in connection with the Business Combination.

Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their Public Shares, either physically or electronically using the Depository Trust Company’s DWAC System, to FHLT’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to Public Stockholders for the return of their Public Shares.

Any request to redeem such Public Shares, once made, may be withdrawn at any time until the Closing of the Business Combination. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then FHLT’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account, as applicable. In such case, FHLT will promptly return any Public Shares delivered by Public Stockholders.

The closing price of FHLT Common Stock on                , 2022, the FHLT Record Date, was $                . The cash held in the Trust Account on such date was approximately $                ($                per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of FHLT Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FHLT cannot assure its stockholders that they will be able to sell their shares of FHLT Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of FHLT Common Stock for cash and will no longer own those Public Shares. You will be entitled to receive cash for these Public Shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to FHLT’s transfer agent, and the Business Combination is consummated.

Appraisal Rights

Holders of FHLT Common Stock, FHLT Units and FHLT Warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

FHLT is soliciting proxies on behalf of the FHLT Board. This solicitation is being made by mail but also may be made by telephone or in person. FHLT and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. FHLT will bear the cost of the solicitation.

FHLT has hired       to assist in the proxy solicitation process. FHLT will pay that firm a fee of $                 plus disbursements. Such payment will be made from non-trust account funds.

FHLT will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FHLT will reimburse them for their reasonable expenses.

The Initial Stockholders

As of                 , 2022, the FHLT Record Date, the Initial Stockholders of record were entitled to vote an aggregate of 5,000,000 Founder Shares that were issued prior to the FHLT IPO. Such shares currently constitute 20% of the outstanding shares of FHLT’s common stock. The Initial Stockholders have agreed to vote the Founder Shares, as well as any shares of FHLT Common Stock acquired in the aftermarket, in favor of each of the proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by FHLT.

Purchases of FHLT Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FHLT or its securities, the Initial Stockholders, Excelera and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FHLT’s common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Excelera’s consent, the transfer to such investors or holders of shares or warrants owned by the Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on FHLT Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Excelera or any of their respective affiliates. FHLT will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of FHLT Common Stock are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. FHLT stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Initial Stockholders and FHLT’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the FHLT Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

●	Required Vote to Amend the Charter — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;
●	Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws;
●	Corporate Opportunities — eliminate the provisions in the Existing Charter relating to the application of the doctrine of corporate opportunity;
●	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements; and
●	Name Change — change the name of the corporation to “Excelera Health, Inc.”

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The FHLT Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Required Vote to Amend the Charter

At present, our Existing Charter may only be amended with the approval of a majority of the FHLT Board and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the FHLT Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the FHLT Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business

Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Corporate Opportunities

At present, our Existing Charter limits the application of the doctrine of corporate opportunity under certain circumstances. The Proposed Charter will be silent on the issue of the application of the doctrine of corporate opportunity. The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as FHLT, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Charter currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Charter will not exempt any business opportunities from Section 122(17) of the DGCL so the corporate opportunity doctrine would apply from and after the amendment in accordance with applicable law.

Removal of Blank Check Company Provisions

Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In addition, certain other provisions in our Existing Charter require that proceeds from the FHLT IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Name Change

Changing the post-combination corporate name from “Future Health ESG Corp.” to “Excelera Health, Inc.” is desirable to reflect the business combination with Excelera and to clearly identify Excelera Health as the publicly traded entity. Additionally, the Board believes the name of the post-combination company should more closely align with the name of the existing operating business of Excelera.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented at the Special Meeting. The Charter Approval Proposal will be approved and adopted only if the holders of a majority of the outstanding shares of common stock, voting together as a single class, vote “FOR” the Charter Approval Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

The Business Combination is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected. The FHLT Board shall abandon the Charter Approval Proposal in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and FHLT’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 3 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal are approved at the Special Meeting, stockholders are being asked to elect seven directors to the Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2025, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal.

The FHLT Board has nominated                 to serve as the Class I directors, James Wallace and Dr. Nancy L. Snyderman to serve as the Class II directors and Dr. Sanjay Patil, Brian Gillan and Travis A. Morgan to serve as the Class III directors. The following sets forth information regarding each nominee:

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Director Election Proposal.

The Business Combination is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Initial Stockholders and FHLT’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of: (a) up to 60,000,000 shares of FHLT Common Stock to MCAC pursuant to the Business Combination Agreement (including up to 20,000,000 Earnout Shares), (b) the future issuance of an aggregate of 9,090,909 shares of FHLT Common Stock to the PIPE Investor in connection with the PIPE Investment and (c) any issuance of shares of FHLT Common Stock to the FPA Investor in connection with the FPA Investment.

For more information, see the full text of the Business Combination Agreement, effective as of June 13, 2022, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to such documents.

Why FHLT Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, FHLT will issue shares of Common Stock to MCAC and to the PIPE Investor and FPA Investor, as set forth in the Business Combination Agreement.

Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Business Combination Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Initial Stockholders and FHLT’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Nasdaq Proposal. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

At the Special Meeting, FHLT’s stockholders will be asked to approve the adoption of the Excelera Health, Inc. 2023 Equity Incentive Award Plan (the “Equity Incentive Plan”). On      , 2022, the FHLT Board approved the Equity Incentive Plan, subject to stockholder approval. The Equity Incentive Plan will become effective, if at all, upon the closing of the Business Combination, subject to the consummation of the Business Combination and stockholder approval.

We believe that the approval of the Equity Incentive Plan by the shareholders will benefit the compensation structure and strategy of Excelera. Excelera’s ability to attract, retain and motivate top quality management, employees, partners, consultants, advisors and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the Equity Incentive Plan. In addition, the Board believes that the interests of Excelera and shareholders will be advanced if Excelera can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in Excelera.

Summary of Material Terms of the Equity Incentive Plan

The following summary describes what we expect to be the material terms of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan attached as Annex I to this proxy statement/ prospectus.

Purpose. The purpose of the Equity Incentive Plan is to attract, retain, motivate and appropriately reward employees, directors, and consultants, including employees and consultants of any of Excelera’s subsidiaries, in order to motivate their performance in the achievement of Excelera’s business objectives and align their interests with the interests of our stockholders. To accomplish this purpose, the Equity Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance based awards (including performance shares, performance units and performance bonus awards), and other awards.

Authorized Shares. A total of          shares of FHLT Common Stock are reserved for issuance pursuant to the Equity Incentive Plan. The maximum number of shares of FHLT Common Stock that may be issued pursuant to the exercise of incentive stock options under Excelera’s Equity Incentive Plan is          shares.

If an award granted under the Equity Incentive Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program (as defined below) or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or SARs, the forfeited or repurchased shares) will become available for future grant or sale under the Equity Incentive Plan. With respect to SARs, only the net shares actually issued will cease to be available under the Equity Incentive Plan and all remaining shares under SARs will remain available for future grant or sale under the Equity Incentive Plan. Shares that have actually been issued under the Equity Incentive Plan under any award will not be returned to the Equity Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited, such shares will become available for future grant under the Equity Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding and remittance obligations related to an award will become available for future grant or sale under the Equity Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Equity Incentive Plan.

For purposes of the Equity Incentive Plan, “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

Participation. Participation in the Equity Incentive Plan will be open to employees, non-employee directors, and consultants, including employees and consultants of any of Excelera’s subsidiaries, who have been selected as an eligible recipient under the

Equity Incentive Plan by the administrator. As of              , we had                    employees, all of whom following the consummation of the Business Combination may be eligible to participate in the Equity Incentive Plan. Awards will typically be limited to approximately                     employees of Excelera and its subsidiaries. Following the consummation of the Business Combination, it is also expected that approximately                      of Excelera’s non-employee directors as well as                     consultants will be eligible to participate in the Equity Incentive Plan.

Plan Administration. The Board or one or more committees appointed by the Board will administer the Equity Incentive Plan. The leadership development, inclusion, and compensation committee of the Board is expected to administer the Equity Incentive Plan. In addition, if Excelera determines it is desirable to qualify transactions under the Equity Incentive Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Equity Incentive Plan, the administrator has the power to administer the Equity Incentive Plan and make all determinations deemed necessary or advisable for administering the Equity Incentive Plan, including, but not limited to, the power to determine the fair market value of FHLT Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Equity Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Equity Incentive Plan and awards granted under it, prescribe, amend, and rescind rules, regulations, and sub-plans relating to the Equity Incentive Plan, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or SAR will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under the Equity Incentive Plan. The exercise price of options granted under our Equity Incentive Plan must at least be equal to the fair market value of common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our Equity Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. SARs may be granted under the Equity Incentive Plan. SARs allow the recipient to receive the appreciation in the fair market value of the common stock between the exercise date and the date of grant. SARs may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her SAR for the period of time stated in his or her SAR agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the SARS will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the SARS will remain exercisable for three months following the termination of service. However, in no event may a SAR be exercised later than the expiration of its term. Subject to the provisions of the Equity Incentive Plan, the administrator determines the other terms of SARS, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the Equity Incentive Plan in consideration for services or may be offered by the administrator for purchase. Restricted stock awards are grants of shares of the common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock that any employee, director, or consultant shall be permitted to purchase or that shall be granted to such service provider and, subject to the provisions of the Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to Excelera or its subsidiaries); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to Excelera’s right of repurchase or forfeiture.

Restricted Stock Units. RSUs may be granted under the Equity Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of common stock. Subject to the provisions of the Equity Incentive Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of common stock, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied. Participants will have no voting rights with respect to RSUs until the date shares are issued with respect to such RSUs.

The administrator may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable RSUs are settled or forfeited in accordance with the Equity Incentive Plan.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. Participants will have no voting rights with respect to performance units and/or performance shares until the date shares are issued with respect to such performance units and/or performance shares. The administrator may provide that a participation is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable performance shares are settled or forfeited in accordance with the Equity Incentive Plan.

Other Awards. The administrator is permitted to grant other cash-based, equity-based or equity related awards under the Equity Incentive Plan. The administrator will set the number of shares or the amount of cash under the award and all other terms and conditions of such awards. Such other awards granted under the Equity Incentive Plan will be subject to vesting criteria specified in the award agreement as determined by the administrator.

Non-Employee Directors. The Equity Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the Equity Incentive Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the Equity Incentive Plan provides that in any given fiscal year, a non-employee director will not be granted awards having a grant-date fair value greater than $            , but this limit is increased to $              in connection with his or her initially joining the Board (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to non-employee directors under the Equity Incentive Plan in the future.

Non-Transferability of Awards. Unless the administrator provides otherwise, the Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during the participant’s lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Equity Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our Equity Incentive Plan and/or the number class, and price of shares covered by each outstanding award and the numerical share limits set forth in the Equity Incentive Plan.

Dissolution or Liquidation. In the event of a proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The Equity Incentive Plan provides that in the event of Excelera’s merger with or into another corporation or entity or a change in control (as defined in the Equity Incentive Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by Excelera without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (v) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (vi) any combination of the foregoing. The administrator will not be obligated to treat all participants, awards, all awards a participant holds, or all awards of the same type, similarly in the transaction.

In the event an option or SAR is not assumed or substituted in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or SAR, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or SAR, as applicable, will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of their outstanding option grants and SAR, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return, or reimburse Excelera all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination. The administrator has the authority to amend, suspend, or terminate the Equity Incentive Plan provided such action does not impair the existing rights of any participant. The Equity Incentive Plan will continue in effect until terminated by the administrator, but no incentive stock option may be granted after ten years from the date the Equity Incentive Plan was adopted by the Board.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Excelera with respect to participation in the Equity Incentive Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the Equity Incentive Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of share acquired under the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Excelera’s ability to realize the benefit of any tax deductions described below depends on the Excelera’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Excelera’s tax reporting obligations.

Incentive Stock Options. The Equity Incentive Plan provides for the grant of share options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received upon exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an incentive stock option exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. Excelera is not allowed a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, Excelera will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or Excelera timely satisfies its reporting requirements with respect to that amount.

Nonqualified Stock Options. Generally, there is no taxation upon the grant of a nonqualified stock option. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by Excelera or one of its subsidiaries, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Excelera will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the recipient is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Excelera will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a RSU award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Excelera will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a SAR will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Excelera will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.

Tax Consequences to Excelera

Compensation of Covered Employees. The ability of Excelera to obtain a deduction for amounts paid under the Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Excelera’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of Excelera (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Equity Incentive Plan are subject to the discretion of the compensation committee of the Board. Therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Interests of Certain Persons in this Proposal

FHLT’s directors and executive officers may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under the Equity Incentive Plan. Nevertheless, the FHLT Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Equity Incentive Plan.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Special Meeting. The Equity Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting (which would include presence at a virtual meeting) and entitled to vote and actually cast thereon.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Equity Incentive Plan Proposal.

The Business Combination is conditioned upon approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.

The Key FHLT Stockholders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Equity Incentive Plan Proposal, if presented. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ESPP PROPOSAL

Overview

At the Special Meeting, FHLT’s stockholders will be asked to approve the adoption of the Excelera Health 2023 Employee Stock Purchase Plan (the “ESPP”). On      , 2022, the FHLT Board approved the ESPP, subject to stockholder approval. The ESPP will become effective, if at all, upon the closing of the Business Combination, subject to the consummation of the Business Combination and stockholder approval.

The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our stockholders, and to enhance the ability of Excelera to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for Excelera employees who might not otherwise own common stock to purchase and hold shares.

This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex J. We urge our shareholders to read carefully the entire ESPP before voting on this proposal. If approved by our shareholders, the ESPP will become effective upon the consummation of the Business Combination.

Summary of Material Terms of the ESPP

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of Excelera and certain designated companies may be given an opportunity to purchase shares of FHLT Common Stock following the closing of the Business Combination, to assist Excelera in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Excelera’s success.

Share Reserve. Subject to adjustment upon certain changes in capitalization as described in the ESPP, the maximum number of shares of FHLT Common Stock that will be available for issuance under the ESPP will be                     shares. The shares may be authorized, but unissued, or reacquired common stock.

Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will become available for issuance under the ESPP.

Administration. The ESPP will be administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws (including Excelera’s leadership development, inclusion, and compensation committee). We expect the leadership development, inclusion, and compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of Excelera’s employees, designate separate offerings under the ESPP, designate subsidiaries and affiliates as participating in the ESPP to determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures, and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision, and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Generally, all of Excelera’s employees will be eligible to participate in the ESPP if they are customarily employed by Excelera or any participating subsidiary or affiliate. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period. As of               , we had                 employees, all of whom following the consummation of the Business Combination may be eligible to participate in the ESPP.

However, an employee may not be granted rights to purchase shares of common stock under the ESPP if such employee:

●	immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of or its subsidiary; or
●	holds rights to purchase shares of common stock under all employee stock purchase plans of Excelera or its subsidiary that accrue at a rate that exceeds $25,000 worth of shares of common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods and Purchase Periods. The ESPP allows offerings intended to qualify under Section 423 of the Code. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions. The ESPP will permit participants to purchase shares of common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) in an amount established by the administrator from time to time in its discretion, and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date in an offering, which includes a participant’s taxable compensation except that it excludes severance, imputed income, and equity compensation income, and other similar compensation. Unless otherwise determined by the administrator, during any purchase period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time. During any offering period, a participant may increase or decrease the rate of his or her contributions to become effective as of the beginning of the next purchase period occurring in such offering period, provided that a participant may not increase the rate of his or her contributions in excess of the rate of his or her contributions in effect as of the enrollment date of the applicable offering period.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase shares of common stock at the end of each purchase period. A participant may purchase a maximum number of shares of common stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of common stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with Excelera. The administrator may determine a maximum number of shares that a participant may purchase during any purchase period.

Non-transferability. Neither contributions credited to a participant’s account nor rights to purchase shares of common stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that Excelera may treat such act as an election to withdraw participation.

Certain Transactions. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of common stock or ‘s other securities, or other change in ‘s corporate structure affecting the common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number of shares and class of common stock that may be delivered under the ESPP, the purchase price per share, the number of shares of common stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of Excelera’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment and Termination. The administrator has the authority to amend, suspend, or terminate the ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of common stock. The ESPP will become effective upon the consummation of the Business Combination and will automatically terminate in           , unless the administrator terminates the ESPP sooner.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Excelera with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Rights granted under the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, we cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of Certain Persons in this Proposal

FHLT’s directors and executive officers may be considered to have an interest in the approval of the ESPP because they may in the future receive awards under the ESPP. Nevertheless, the FHLT Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the ESPP.

Vote Required for Approval

If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented at the Special Meeting. The ESPP Proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting (which would include presence at a virtual meeting) and entitled to vote and actually cast thereon.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the ESPP Proposal.

The Business Combination is conditioned upon the approval of the ESPP Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding approval of the ESPP Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected.

The Initial Stockholders and FHLT’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the ESPP Proposal, if presented. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the FHLT Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal. In no event will the FHLT Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the FHLT Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. If FHLT does not consummate the Business Combination with Excelera or another business combination by December 14, 2022 (subject to the requirements of law), FHLT will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Initial Stockholders and FHLT’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information.

Recommendation of the Board of Directors

THE FHLT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FHLT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FHLT

In this section “we,” “us,” “our” or the “Company” refer to FHLT prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Introduction

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We have reviewed a number of opportunities to enter into a business combination and are seeking the approval of the Business Combination Proposal. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and assets consisting almost entirely of cash and marketable securities held in a trust account.

While we may pursue an initial business combination opportunity in any industry or geographical location, we intend to capitalize on our management team’s background and experience to identify promising opportunities that are at the forefront of smart health technology and are enabling innovative solutions that support the transformation to value-based, precision healthcare. Specifically, we are pursuing scale-up stage operating companies that leverage modern data science to make healthcare more effective, personalized, and cost efficient. Our board of directors and management intend to consider target businesses that align with our environmental, social, and governance (ESG) criteria, making a positive impact on society, operating ethically and transparently, and creating premium economic returns through smart health technologies. We believe that ESG principles are central factors in measuring the sustainability and societal impact of an investment in a company or business and that these criteria help to better determine the future financial performance of companies. Accordingly, we are seeking the approval of the Business Combination with Excelera. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.

Company History

FHLT was incorporated in Delaware on February 25, 2021. We are a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

In March 2021 and July 2021, we issued an aggregate of 5,750,000 shares of our common stock (the “Founder Shares”) for an aggregate purchase price of $33,333, or approximately $0.006 per share, to our Initial Stockholders. In connection with our initial public offering (“IPO”) that closed effective September 14, 2021, our Initial Stockholders forfeited 750,000 shares because the underwriters’ over-allotment option was not exercised. In connection with their purchase of units in the IPO, anchor investors purchased 1,229,799 Founder Shares from the Initial Stockholders at a price of approximately $0.0058 per share.

The registration statement for the Company’s IPO was declared effective on September 9, 2021. On September 14, 2021, the Company consummated the IPO of 20,000,000 units (the “Units” and, with respect to the shares of FHLT Common Stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,375,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per private warrant in a private placement to the Company’s Initial Stockholders and Cantor Fitzgerald & Co., the underwriter of the IPO, generating gross proceeds of $7,375,000.

Following the closing of the IPO on September 14, 2021, an amount of $201,000,000 ($10.05 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a business combination or (ii) the distribution of the Trust Account.

IPO transaction costs amounted to $21,881,745, including $9,000,000 in deferred underwriting and advisory fees payable (of which $6,000,000 is payable in cash and $3,000,000 is payable in common stock), $4,019,555 in upfront underwriting fees, $8,163,891 in offering costs allocated to the fair value of the common shares offered to anchor investors by certain related parties, and $698,299 in other offering costs related to the IPO.

Our activities since September 9, 2021, have consisted of searching for and evaluating potential targets in contemplation of a business combination, including the Business Combination with Excelera. All activity for the period from February 25, 2021 (inception) through September 9, 2021 related to the Company’s formation and the IPO. The Company has not generated any operating revenues and will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company has generated non-operating income in the form of interest income from the proceeds derived from the IPO.

On December 9, 2021, the shares of Common Stock and the warrants included in the Units began trading separately on the Nasdaq Capital Market. Those Units not separated by stockholder election continued to trade on Nasdaq under the symbol “FHLTU” and the shares of Common Stock and warrants that were separated trade under the symbols “FHLT” and “FHLTW,” respectively. No fractional warrants were issued upon separation of the Units and only whole warrants trade.

Redemption Rights for Holders of Public Shares

Our Public Stockholders have the right to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of                 , 2022 is $                per Public Share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. See the section entitled “How Do I Exercise My Redemption Rights?” for more information. Our Sponsor, officers and directors have entered into a letter agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares they hold and any Public Shares they may acquire in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, our Existing Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares,” without our prior consent. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us or our Initial Stockholders or their affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem to no more than 15% of the Public Shares we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete the Business Combination. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.

Submission of Business Combination to a Stockholder Vote

The Special Meeting is being held to solicit your approval of the Business Combination. Unlike many other blank check companies, FHLT’s Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the FHLT IPO in favor of approving the Business Combination.

Permitted Purchases of Our Securities

Our Initial Stockholders, directors, executive officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our Initial Stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Initial Stockholder, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Common Stock or Public Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the Special Meeting. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption of Public Shares and Liquidation if no Business Combination

Our Existing Charter provides that we will have only 15 months from the closing of the FHLT IPO to complete a business combination (December 14, 2022). If we are unable to complete a business combination within such 15-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete the Business Combination within the 15-month time period.

Our Initial Stockholders, officers and directors have entered into a letter agreement with us, and the anchor investors have entered into a separate agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination by December 14, 2022 (or during any extended time that we have to consummate a business combination beyond 15 months as a result of a stockholder vote to amend our Existing Charter). However, if our Initial Stockholders or any of our officers, directors or any of their respective affiliates then hold any Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted time frame to complete an initial business combination.

Our Initial Stockholders, officers and directors and the anchor investors have agreed, pursuant to written agreements with us, that they will not propose any amendment to our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption rights as described in this proxy statement/prospectus or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their shares of FHLT Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

We expect that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, would be funded from the approximately $1,446,482 of proceeds held outside the Trust Account (as of December 31, 2021), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the FHLT IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments of expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.05 per share. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. There is no assurance that the actual per share redemption amount received by stockholders would not be substantially less than $10.05 per share. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm will not execute an agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.05 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of FHLT. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.05 per Public Share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the FHLT IPO against certain liabilities, including liabilities under the Securities Act. We have access to approximately $1,129,587 of proceeds from the FHLT IPO (as of March 31, 2022) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000).

In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from the Trust Account received by any such stockholder.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by December 14, 2022 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we have not completed our initial business combination by December 14,

2022 or during any Extension Period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (2) and (3) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the end of our acquisition period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years.

However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.

Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.05 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the FHLT IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.05 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders.

Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination by December 14, 2022, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination by December 14, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with an initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. A stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.

Voting Restrictions in Connection with the Special Meeting

Pursuant to the terms of the Sponsor Stockholder Support Agreement, the Initial Stockholders and FHLT’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the FHLT IPO in favor of each of the Proposals presented at the Special Meeting. See the section entitled “Other Agreements — Sponsor Stockholder Support Agreement” for more information. The Initial Stockholders own 20% of FHLT’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Stockholder Support Agreement may make it more likely that FHLT will consummate the Business Combination.

Facilities

We currently maintain our executive offices at 8 The Green, Suite #12081, Dover, DE 19901 and our telephone number is 833-338-8734. We consider our current office space adequate for our current operations.

Employees

We currently have two officers and do not intend to have any full-time employees prior to the completion of the Business Combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF FHLT

In this section “we,” “us,” “our” or the “Company” refer to FHLT prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Directors and Executive Officers

FHLT’s current directors and executive officers are as follows:

Name	Age	Title
Bradley A. Bostic	47	Chief Executive Officer and Director
Travis A. Morgan	51	Chief Financial Officer and Director
R. Mark Lubbers	67	Director
Dr. F. John Mills	70	Director
Dr. Nancy L. Snyderman	70	Director

Bradley A. Bostic has served as FHLT’s Chairman and Chief Executive Officer since our inception. From its inception in March 2020 until January 2021, Brad served as a co-founder and Board of Directors member of Novus Capital Corporation, which combined with agtech pioneer AppHarvest (NASDAQ: APPH; APPHW) funding the deployment of disruptive controlled environment farming technology to grow pesticide-free fruits and vegetables. Mr. Bostic has served as the Chairman and Chief Executive Officer of hc1.com, Inc. since founding the company in 2011. More than 1,000 health systems and diagnostic laboratory sites utilize hc1’s machine-learning powered software. Mr. Bostic has been responsible for forging strategic hc1 partnerships with global healthcare technology leaders including Quest Diagnostics, Appriss Health, CliniSys, and Amazon Web Services and with leading healthcare organizations including Cleveland Clinic, University of Washington Health System, Sonora Quest Labs, and Sonic Healthcare. Mr. Bostic has served as the Managing Director of Health Cloud Capital Fund I, LP since June 2017, where he leads the deployment of a private equity fund targeting growth-stage precision health SaaS companies. Mr. Bostic has served on the board of directors of TechPoint Indiana, an advisory body advising technology companies headquartered in Indiana, since January 2015 and Eskenazi Health Foundation, a non-profit organization aiming to promote a vital, healthy Indianapolis community, since December 2017. Mr. Bostic holds a BS in Business from Indiana University with a concentration in Informatics. We believe that Mr. Bostic’s previous experience as a director of a special purpose acquisition company, which successfully completed a business combination, combined with his extensive expertise as a health technology investor, operator, and senior executive, renders him qualified to serve as one of our directors.

Travis A. Morgan has served as our Chief Financial Officer and a member of the FHLT Board since our inception. Mr. Morgan has over 20 years of experience as a private equity investor and operating partner focused on early-stage life science and technology concerns. Since January 2007, Mr. Morgan has served as Managing Director of Caravel Ventures, LLC where he has been responsible for 18 capital infusions into 12 different operating companies, acting as a full-time executive officer of seven of those portfolio companies, including serving as co-founder and Chief Financial Officer of Strand Diagnostics, LLC, a leading CLIA-certified precision medicine laboratory, and President and Chief Operating Officer of Animated Dynamics, Inc., a precision diagnostics company developing novel technology for personalized chemotherapy selection. Since July 2017, Mr. Morgan has served as Managing Director and Chief Financial Officer of Health Cloud Capital Fund I, LP, a private equity fund targeting growth-stage precision health SaaS companies. Since January 2015, Mr. Morgan has been a stockholder of, and served as finance and strategy consultant and Board observer for, hc1.com, Inc. He has authored several peer-reviewed scientific papers and presentations, and has been awarded 11 life science patents as named inventor and/ or assignee. Mr. Morgan began his finance career at KPMG Peat Marwick and holds a B.S. in Accounting from Indiana University and an MBA from Babson. We believe that Mr. Morgan’s significant experience and leadership as a private equity investor in and executive officer of life sciences and technology companies renders him qualified to serve as one of our directors.

R. Mark Lubbers has served as a member of the FHLT Board since our inception. Mr. Lubbers has over four decades of experience in the insurance, financial services, energy, regulatory affairs, and public service fields. Since November 2016, Mr. Lubbers has served as the Managing Member of Spruance LLC, a company responsible for managing the residual assets of City Financial Corp., a regional investment bank for which he served as the lead independent director from January 2000 until January 2017, overseeing the sale of the firm in three transactions during 2016 and 2017. Since December 2016, Mr. Lubbers has served as the Chief Executive Officer and Executive Chairman of ZahlenK-12, LLC, an educational event ticketing & payments processing provider serving schools in 41 states. Mr. Lubbers served as the Senior VP for Corporate Affairs at health insurer Anthem, Inc. (now NYSE: ELV) from 1991 to 1995, where he developed the strategic plan to demutualize the company and grow via acquisitions into an insurance giant, also playing a lead role in the initial public offering of spin-out Acordia Insurance (now NYSE: KKR). Mr. Lubbers has played principal roles in multi-billion-dollar sustainable methanol, carbon capture, and gasification projects. In the public service arena, he served as a lead advisor to one United States senator, two sitting governors, and one presidential campaign, and was chief operating officer at the Hudson Institute from 1987 to 1991, where he held Top Secret security clearance while managing extensive government contracting, regulatory compliance, and economic policy initiatives. Mr. Lubbers holds a BS from Purdue’s Krannert School and an MBA from Harvard Business School. We believe that Mr. Lubbers’ significant experience and leadership in the financial and health insurance industries, both as a senior executive and board member, render him qualified to serve as one of our directors.

Dr. F. John Mills, MD, PhD has served as a member of the FHLT Board since our inception. Dr. Mills is an accomplished healthcare industry executive and entrepreneur with a background in general management of contract research organizations and pharmaceutical development spanning 30 years. Dr. Mills has served as a member of the boards of directors of hc1.com, Inc. and Alimentiv Inc. since March 2011 and January 2015, respectively. Dr. Mills has also served as the President of FJM Consulting LLC, a strategy consulting firm serving life sciences companies in the United States, United Kingdom and Australia, from January 2012 to May 2020. Dr. Mills co-founded BioStorage Technologies Inc. in 2003 and served as Chairman until November 2015. BioStorage Technologies Inc. provided management, logistics, and storage services for biological specimens and data to life science companies, and grew to become among the largest in its niche, ultimately being sold to the Brooks Life Sciences division of publicly traded Brooks Automation, Inc. (NASDAQ: BRKS) in November 2015. Prior to its acquisition by Laboratory Corporation of America Holdings, NYSE: LH, Dr. Mills held various senior executive level positions at publicly traded Covance Inc., from April 1991 to January 2003, including Global President of the Central Lab Division, and Senior Vice President of European Clinical Research Services. Dr. Mills is an investor and advisor for multiple innovative biotech companies including Intelsius, an emerging leader in cold chain and packaging solutions for the life sciences industry, and hc1.com, Inc., the leader in precision testing and prescribing for value-based care. Dr. Mills also served as a specialist in aviation medicine in the UK’s Royal Air Force. We believe that Dr. Mills’ extensive experience and leadership in the healthcare industry and in providing strategic guidance to life science companies render him qualified to serve as one of our directors.

Dr. Nancy L. Snyderman has served as a member of the FHLT Board since our inception. Dr. Snyderman, a trained pediatrician and head and neck surgeon, served as the Chief Medical Editor for NBC News from September 2006 to May 2015 and was a medical correspondent for ABC News from September 1987 to May 2003. In addition to her career as a journalist, Dr. Snyderman was a clinical professor of otolaryngology at the University of Pennsylvania from August 2003 to December 2015, and a Professor at Stanford University’s Center for Innovation in Global Health from May 2015 to June 2018. Dr. Snyderman was Senior Vice President of Corporate Communications at Johnson & Johnson, a publicly-traded pharmaceutical company (NYSE: JNJ), from January 2003 to September 2006. She practiced as an Otolaryngologist at California Pacific Medical Center from July 1994 to June 2003. Dr. Snyderman currently serves on the boards of directors of life science companies Alkermes Public Limited Company (NASDAQ: ALKS), Axonics Modulation Technologies, Inc. (NASDAQ: AXNX), and Lyra Therapeutics, Inc. (NASDAQ: LYRA) and served as an Advisory Board Member for GE’s Healthymagination from September 2006 to May 2016. She previously served on the boards of directors of several health and wellness nonprofit organizations including Fair Food Network, from April 2017 to June 2020, and the Institute for Healthcare Improvement, from September 2011 to December 2018. During Dr. Snyderman’s tenure as a medical journalist at NBC News and ABC News, she and her reporting teams received Emmy Awards, Edward R. Murrow Awards, a Columbia University DuPont Award, and a Gracie Award. Dr. Snyderman is a fellow in the American College of Surgeons. She attended medical school at the University of Nebraska and completed residencies in Pediatrics and Otolaryngology-Head and Neck Surgery at the University of Pittsburgh. We believe that Dr. Snyderman’s significant experience in the healthcare industry, including her experience as a board member at public life science companies, renders her qualified to serve as one of our directors.

Number and Terms of Office of Officers and Directors

Our board of directors currently consists of five members. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of R. Mark Lubbers and Dr. F. John Mills, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Travis A. Morgan and Dr. Nancy L. Snyderman, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Bradley A. Bostic, will expire at our third annual meeting of stockholders.

For the expected composition of our board of directors after the Business Combination, see the section entitled “Management of the Company Following the Business Combination.” Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws will provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries, and a Treasurer) as our board of directors from time to time may determine. For our expected officers after the Business Combination, see the section entitled “Management of the Company Following the Business Combination.”

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

None of our officers or directors have received any compensation for services rendered to us. Our founders, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our sponsors, officers, directors or our or any of their respective affiliates.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with the Business Combination or any potential business combination.

Executive Compensation

No executive officer or director has received any cash compensation for services rendered to us.

No compensation or fees of any kind will be paid to our initial stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the Business Combination. However, our founders, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our sponsors, officers, directors or our or any of their respective affiliates. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with the Business Combination or any potential business combination.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman. R. Mark Lubbers serves as chair of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that R. Mark Lubbers qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee charter details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “FHLT Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman. Dr. F. John Mills serves as chair of the compensation committee.

The compensation committee charter details the purpose and responsibilities of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement/prospectus; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman. Dr. Nancy L. Snyderman serves as chair of the nominating and corporate governance committee.

The nominating and corporate governance committee charter details the purpose and responsibilities of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board director candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct applicable to our directors, officers and employees (“Code of Ethics”). We have filed a copy of our form of Code of Ethics as an exhibit to the registration statement for our initial public offering. You may review these documents by accessing our public filings at the SEC’s website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Securities Authorized for Issuance Under Equity Compensation Plans

As of July 15, 2022, we had no equity compensation plans or outstanding equity awards. The following table is presented as of July 15, 2022 in accordance with SEC requirements:

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will obtain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a settlement or judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FHLT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of FHLT’s financial condition and results of operations should be read in conjunction with FHLT’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “FHLT,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of FHLT.

Overview

We are a blank check company incorporated in Delaware on February 25, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We intend to effectuate a business combination using cash from the proceeds of the FHLT IPO and the sale of the Private Placement Warrants, our capital stock, debt, or a combination of cash, stock, and debt. The Company is an “emerging growth company”, and as such, the Company is subject to all the risks associated with emerging growth companies.

Results of Operations

As of March 31, 2022, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through March 31, 2022 relates to the Company’s formation and initial public offering described below and, since the initial public offering, the search for a target business for a business combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO (as defined below). The Company has selected December 31 as its fiscal year end.

On September 9, 2021, the Company consummated its initial public offering (the “FHLT IPO”) of 20,000,000 units (the “FHLT Units”). Each FHLT Unit consists of one share of common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share, subject to adjustment. The FHLT Units were sold at a price of $10.00 per FHLT Unit, generating gross proceeds to the Company of $200,000,000.

Simultaneously with the closing of the FHLT IPO, the Company completed the private sale of 7,375,000 warrants at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to our Sponsor and Cantor Fitzgerald & Co, generating gross proceeds to the Company of $7,375,000.

From the proceeds of the FHLT IPO and the Private Placement, an aggregate of $201,000,000 was placed into a trust account for the benefit of the Company’s public stockholders to fund redemptions of the shares of common stock held by the Company’s Public Stockholders (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the requirements of Rule 2(a)(7) of the Investment Company Act, until the earlier of (i) the consummation of a business combination or (ii) the distribution of the Trust Account.

Transaction costs amounted to $21,881,745, including $9,000,000 in deferred underwriting and advisory fees payable (of which $6,000,000 is payable in cash and $3,000,000 is payable in common stock pursuant to an agreement between the Company and the underwriter dated September 9, 2021), $4,019,555 in upfront underwriting fees, $8,163,891 in offering costs allocated to anchor investors, and $698,299 in other offering costs related to the FHLT IPO.

For the three months ended March 31, 2022, we incurred a net loss of $152,562, which consisted of operating costs of $170,284, partially offset by interest income on our cash balance of $1,318 and net gains on marketable securities held in our operating and trust accounts of $16,404.

For the period from February 25, 2021 (inception) through March 31, 2021, we incurred a net loss of $770, which consisted of general and administrative expenses of $778, partially offset by interest income on our cash balance of $8.

For the period from February 25, 2021 (inception) through December 31, 2021, we incurred a net loss of $180,911, which consisted of general and administrative expenses of $125,004 and franchise tax expense of $62,299, partially offset by interest income on our cash balance of $2,043 and net gains on marketable securities held in our operating and Trust accounts of $4,349.

Liquidity and Capital Resources

On September 14, 2021, the Company consummated the FHLT IPO of 20,000,000 FHLT Units. Each FHLT Unit consists of one share of common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share, subject to adjustment. The FHLT Units were sold at a price of $10.00 per FHLT Unit, generating gross proceeds to the Company of $200,000,000. Simultaneously with the closing of the FHLT IPO, the Company completed the Private Placement of 7,375,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to the Sponsor and Cantor Fitzgerald & Co, generating gross proceeds to the Company of $7,375,000.

Following the FHLT IPO and the sale of the Private Placement Warrants, $201,000,000 ($10.05 per redeemable share sold in the FHLT IPO) was placed in the Trust Account. We incurred $21,881,745 in transaction costs, including $9,000,000 in deferred underwriting and advisory fees payable (of which $6,000,000 is payable in cash and $3,000,000 is payable in common stock), $4,019,555 in upfront underwriting fees, $8,163,891 in offering costs allocated to the fair value of the common shares sold to anchor investors by certain related parties, and $698,299 of other offering costs related to the FHLT IPO.

For the three months ended March 31, 2022, cash used in operating activities was $316,895, comprised of a net loss of $152,562, gain on marketable securities (net), dividends and interest held in Trust Account of $16,404, and $147,929 in cash used by changes in operating assets and liabilities.

For the period from February 25, 2021 (inception) through March 31, 2021, cash used in operating activities was $141,245, comprised of a net loss of $770 and $140,475 in cash used by changes in operating assets and liabilities. Cash provided by financing activities was $166,253, comprised of $33,333 in proceeds from issuance of common stock to the Sponsor, and $132,920 in advances from the Sponsor.

For the period from February 25, 2021 (inception) through December 31, 2021, cash used in operating activities was $243,997, comprised of a net loss of $180,911, gain on marketable securities (net) dividends and interest held in Trust Account of $4,349, and of $58,737 in cash used by changes in operating assets and liabilities.

As of March 31, 2022, we had cash and marketable securities held in the Trust Account of $201,020,753. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting and advisory fees payable and income taxes payable), to complete the Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2022, we had cash of $1,129,587. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

Future Health ESG Associates 1, LLC loaned us $250,000 to cover expenses related to the IPO pursuant to two promissory notes dated March 4, 2021 and August 24, 2021. At March 31, 2021, $132,920 had been drawn against the notes. These notes were non-interest bearing and repaid in full after the closing of the IPO on September 14, 2021.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination or any proposed business combination, our Sponsor, or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022, no amount had been borrowed from the Sponsor, officers, or directors.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing, such as the PIPE Investment, either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the business combination. If we are unable to complete a business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern

On a routine basis, we assess going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern”. As of March 31, 2022, we had $1,129,587 in our operating bank account, $1,282,177 of working capital, and $201,020,753 of securities held in the Trust Account to be used for a business combination or to repurchase or redeem shares of FHLT Common Stock in connection therewith. We believe that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of the Business Combination or one year from this filing, however, there is a risk that our liquidity may not be sufficient. The Sponsor intends, but is not obligated to, provide us with working capital loans to sustain operations in the event of a liquidity deficiency.

We have until December 14, 2022 to consummate the Business Combination or any proposed business combination. If the Business Combination or any proposed business combination is not consummated by this date and an extension is not requested by the Sponsor there will be a mandatory liquidation and subsequent dissolution of the Company. While management expects to complete the Business Combination prior to December 14, 2022, this date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets, or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

The underwriter of the FHLT IPO was paid $4,019,555 in underwriting discount and expense reimbursement upon the closing of the IPO. An additional $6,000,000 of deferred underwriting fees and 272,727 shares of FHLT Common Stock (the “Deferred Commission Shares”) will be due to the underwriter only upon the closing of an initial business combination, including the Business Combination. Included in this amount is a financial advisory fee of $300,000 that will be payable to Roth Capital Partners, LLC only upon the closing of an initial business combination.

We have entered into capital markets advisory agreements with multiple advisors pursuant to which fees will be paid in an aggregate amount of up to 2% of the cash retained from the Trust Account (net of redemptions) plus any gross proceeds raised in a financing relating to an initial business combination, including the Business Combination. The capital markets advisory fees are contingent on both the consummation and the specific terms of an initial business combination. The Business Combination has not been consummated at this time. Accordingly, no accrual has been made for these arrangements in the unaudited financial statements.

Critical Accounting Estimates and Policies

The preparation of unaudited financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Our management has reviewed all estimates used in the preparation of the unaudited financial statements and has determined that none reflect both a significant level of estimation uncertainty and a reasonable likelihood of material impact on our financial condition or results of operations.

Common Stock Subject to Possible Redemption

FHLT accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of FHLT Common Stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. FHLT Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, all FHLT Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our balance sheet. FHLT recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable FHLT Common Stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the FHLT IPO, we recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital, to the extent available, and accumulated deficit.

Net Loss per Share of Common Stock

Earnings or loss per share of common stock is computed by dividing net loss by the weighted average number of shares issued and outstanding during the period. Earnings and losses are allocated to redeemable and non-redeemable common stock based on weighted-average shares outstanding. We have not considered the effect of warrants sold in the FHLT IPO and Private Placement to purchase common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. Our statement of operations includes a presentation of income (loss) per share of common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. As of March 31, 2022 and 2021, we did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of FHLT. As a result, diluted loss per share is the same as basic loss per share for the periods presented. Remeasurement adjustment on redeemable common stock is not considered in the calculation because redemption value closely approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020- 06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We early adopted ASU 2020-06 effective upon inception on February 25, 2021. The adoption of ASU 2020-06 did not have an impact on our unaudited financial statements.

Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying unaudited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information known to FHLT regarding (i) the actual beneficial ownership of FHLT Common Stock, as of March 31, 2022 and (ii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of FHLT or the Post-Combination Company, as applicable;
●	each of FHLT’s current directors and executive officers;
●	each person who will become a director or executive officer of the Post-Combination Company; and
●	all directors and officers of FHLT, as a group, and of the Post-Combination Company, as a group.

The beneficial ownership of FHLT Common Stock prior to the Business Combination is based on 25,000,000 shares of FHLT Common Stock issued and outstanding as of March 31, 2022 (including 20,000,000 Public Shares and 5,000,000 Founder Shares) issued and outstanding as of March 31, 2022.

The expected beneficial ownership of FHLT Common Stock following the Business Combination assumes four redemption scenarios as follows:

●	Assuming the FPA Investment is fulfilled in the open market, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled in the open market, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled by open market purchases at an assumed price of $10.00 per share prior to the Closing of the Business Combination and approximately 18,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $180,900,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00 per share, No Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock purchased at $11.00 per share prior to the Closing of the Business Combination and no Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.
●	Assuming the FPA Investment is fulfilled through newly issued shares at $11.00, Maximum Redemptions: This presentation assumes that the FPA Investor’s commitment will be fulfilled through newly issued shares of FHLT Common Stock shared purchased at $11.00 per share and approximately 20,000,000 Public Shares are redeemed at an assumed redemption price of $10.05 per share at the Closing of the Business Combination, resulting in an aggregate redemption payment of approximately $201,000,000. The maximum redemption amount is derived on the basis that FHLT will be required to have $5,000,001 minimum net tangible assets either immediately prior to or upon the Closing of the Business Combination, after giving effect to payments to redeeming stockholders. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

			Post-Business Combination
	Pre-Business		Assuming the FPA Investment is fulfilled				Assuming the FPA Investment is fulfilled
	Combination		in the open market				through newly issued shares at $11.00 per share
			No Redemption Scenario		Maximum Redemption Scenario		No Redemption Scenario		Maximum Redemption Scenario
	Number of		Number		Number		Number		Number
	Shares Beneficially	% of	of	% of	of	% of	of	% of	of	% of
Name and Address of Beneficial Owner	Owned	Class	Shares	Class	Shares	Class	Shares	Class	Shares	Class
Directors and executive officers of FHLT prior to the Business Combination(1)
Bradley A. Bostic(2)	3,247,076	13.0%	3,247,076	4.4%	3,247,076	5.8%	3,247,076	4.3%	3,247,076	5.8%
Travis A. Morgan(2)	3,134,577	12.5%	3,134,577	4.2%	3,134,577	5.6%	3,134,577	4.1%	3,134,577	5.6%
R. Mark Lubbers	11,250	*	11,250	*	11,250	*	11,250	*	11,250	*
Dr. F. John Mills	11,250	*	11,250	*	11,250	*	11,250	*	11,250	*
Dr. Nancy L. Snyderman	11,250	*	11,250	*	11,250	*	11,250	*	11,250	*

All directors and executive officers of FHLT prior to the Business Combination as a group (five individuals)	3,770,201	15.1%	3,770,201	5.1%	3,770,201	6.7%	3,770,201	4.9%	3,770,201	6.7%

Five Percent Holders of FHLT:
Future Health ESG Associates 1, LLC(2)	2,625,000	10.5%	2,625,000	3.5%	2,625,000	4.7%	2,625,000	3.4%	2,625,000	4.7%
Polar Asset Management Partners Inc.(3)	1,980,000	7.9%	1,980,000	2.7%	1,980,000	3.5%	1,980,000	2.6%	1,980,000	3.5%
LMR Partners LLP and certain affiliate(4)	1,980,000	7.9%	1,980,000	2.7%	1,980,000	3.5%	1,980,000	2.6%	1,980,000	3.5%
Magnetar Financial, LLC(5)	1,958,000	7.8%	1,958,000	2.6%	1,958,000	3.5%	1,958,000	2.6%	1,958,000	3.5%
Weiss Asset Management LP (6)	1,800,000	7.2%	1,800,000	2.4%	1,800,000	3.2%	1,800,000	2.4%	1,800,000	3.2%
Citadel Advisors Holdings LP(7)	1,660,261	6.6%	1,660,261	2.2%	1,660,261	2.9%	1,660,261	2.2%	1,660,261	3.0%

Directors and executive officers of the Post-Combination Company(3)
Dr. Sanjay Patil(8)	—	—	40,000,000	53.8%	40,000,000	71.0%	40,000,000	52.5%	40,000,000	71.2%
Brian Gillan(9)	—	—	40,000,000	53.8%	40,000,000	71.0%	40,000,000	52.5%	40,000,000	71.2%
James Wallace	—	—	—	—	—	—	—	—	—	—
Travis A. Morgan(2)	3,134,577	12.5%	3,134,577	4.2%	3,134,577	5.6%	3,134,577	4.1%	3,134,577	5.6%
Dr. Nancy L. Snyderman	11,250	*	11,250	*	11,250	*	11,250	*	11,250	*
	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—

All directors and executive officers of the Post-Combination Company as a group (seven individuals)	3,145,827	12.6%	43,145,827	56.6%	43,145,827	76.8%	43,145,827	56.5%	43,145,827	76.5%

*Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the following individuals is c/o Future Health ESG Corp., 8 The Green, Suite #12081, Dover, DE 19901.
(2)	Messrs. Bostic and Morgan are the managers of Future Health ESG Associates 1, LLC. The shares beneficially owned by Future Health ESG Associates 1, LLC may also be deemed beneficially owned by Messrs. Bostic and Morgan.

(3)	Based upon information reported on the Schedule 13G filed with the SEC on February 8, 2022. The shares are held directly by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). PMSMF has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of more than 5% of the shares. Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, serves as the investment advisor to PMSMF. The principal business address of Polar Asset Management Partners Inc. and PMSMF is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.
(4)	Based upon information reported on a Schedule 13G filed with the SEC on September 20, 2021, which states that (i) each of LMR Master Fund Ltd, a Cayman Islands exempted company (“LMR Master Fund”), and LMR CCSA Master Fund Ltd, a Cayman Islands exempted company (“LMR CCSA Master Fund”), hold shared voting and dispositive power over 990,000 and (ii) each of LMR Partners LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG, Ben Levine and Stefan Renold hold shared voting and dispositive power over 1,980,000 shares. Each of LMR Master Fund and LMR CCSA Master Fund acquired 990,000 FHLT Units in our initial public offering. By virtue of holding the FHLT Units, each of LMR Master Fund and LMR CCSA Master Fund directly holds 990,000 shares (the “LMR Shares”). LMR Partners LLP, a United Kingdom limited liability partnership, LMR Partners Limited, a Hong Kong corporation, LMR Partners LLC, a Delaware limited liability company, and LMR Partners AG, a Swiss corporation (collectively, the “LMR Investment Managers”), serve as the investment managers to certain funds, including, without limitation, LMR Master Fund and LMR CCSA Master Fund, with respect to the shares held by LMR Master Fund and LMR CCSA Master Fund. Mr. Levine and Mr. Renold control the investment and voting decisions of the LMR Investment Managers with respect to the securities held by LMR Master Fund and LMR CCSA Master Fund. The principal business address of each of the foregoing persons is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom.
(5)	Based upon information reported on the Schedule 13G filed with the SEC on January 28, 2022, which states that each of Magnetar Financial LLC (“Magnetar Financial”), Magnetar Capital Partners LP (Magnetar Capital Partners”), Supernova Management LLC (“Supernova Management”) and Alec N. Litowitz hold shared voting and dispositive power over 1,958,000 shares. This amount consists of (A) 201,808 shares held for the account of Magnetar Constellation Fund II, Ltd; (B) 623,608 shares held for the account of Magnetar Constellation Master Fund, Ltd; (C) 78,000 shares held for the account of Magnetar Systematic Multi-Strategy Master Fund Ltd; (D) 49,900 shares held for the account of Magnetar Capital Master Fund Ltd; (E) 12,000 shares held for the account of Magnetar Discovery Master Fund Ltd; (F) 245,444 shares held for the account of Magnetar Xing He Master Fund Ltd; (G) 114,540 shares held for the account of Purpose Alternative Credit Fund Ltd; (H) 165,448 shares held for the account of Magnetar SC Fund Ltd, all Cayman Islands exempted companies; (I) 229,082 shares held for the account of Magnetar Structured Credit Fund, LP, a Delaware limited partnership; (J) 198,172 shares held for the account of Magnetar Lake Credit Fund LLC; and (K) 39,998 shares held of the account of Purpose Alternative Credit Fund — T LLC, Delaware limited liability companies; (collectively, the “Magnetar Funds”). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The principal business address of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(6)	Based upon information reported on the Schedule 13G filed with the SEC on February 7, 2022, which states that Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), WAM GP LLC, a Delaware limited liability company (“WAM GP”) and Andrew M. Weiss, Ph.D. hold shared voting and dispositive power over 1,800,000 shares. Weiss Asset Management is the sole investment manager to a private investment partnership, (the “Partnership”) and private investment funds (“Funds”). WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP. The shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership and the Funds. Each of WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares except to the extent of their respective pecuniary interest therein. The principal business address of each of Weiss Asset Management, WAM GP and Andrew Weiss is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.
(7)	Based upon information reported on the Schedule 13G/A filed jointly by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, Citadel Securities Group LP, Citadel Securities GP LLC and Mr. Kenneth Griffin with the SEC on February 14, 2022, which states that each of Citadel Advisors LLC, Citadel Advisors Holdings LP and Citadel GP

LLC may be deemed to beneficially own 1,660,261shares. The principal business address for each of the reporting persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(8)	Dr. Patil and Mr. Gillan are control persons of MCAC. The shares beneficially owned by MCAC may also be deemed beneficially owned by Dr. Patil and Mr. Gillan.

FHLT’s Initial Stockholders beneficially own 20% of FHLT’s issued and outstanding shares of common stock as of the FHLT Record Date. Because of this ownership block, the Initial Stockholders may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination.

FHLT’s Initial Stockholders have agreed (A) to vote any Founder Shares or Public Shares owned by them in favor of the Business Combination Proposal and (B) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

INFORMATION ABOUT EXCELERA

References in this section to “we,” “our,” “us,” the “Company” or “Excelera” generally refer to Excelera DCE.

Overview

Excelera organizes the delivery of care and manages medical costs under the Centers for Medicare & Medicaid Services (“CMS”) ACO REACH program. This program, formerly known as the Global and Professional Direct Contracting Model, seeks to encourage health care providers to coordinate clinical activities to improve the care offered to people with Medicare. As of June 30, 2022, Excelera was responsible for the total cost of care for approximately 22,000 beneficiaries.

Excelera accomplishes this through an innovative science-oriented, integrated patient-provider approach using its proprietary Human Insights™ clinical data platform. Employing data gleaned from longitudinal diagnostic , clinical, and demographic information, Excelera’s Human Insights™ AI tools identify high-probability patient risk factors and surface these data insights to providers, facilitating the early intervention and treatment of preventable serious medical conditions. As a Total Capitated Care ACO REACH entity, Excelera receives the savings generated within Medicare as a result of these improved outcomes.

Excelera’s approach to care diverges from historical “utilization-focused” managed care efforts directed at reducing care access and utilization. Instead, Excelera’s model encourages providers to engage patients early and often in important health circumstances, improving the outcomes, and concurrently, the cost of medical care.

Regulation

Our operations and those of our contracted physicians are subject to extensive federal, state and local governmental laws and regulations. If any of our operations or those of our contracted physicians are found to violate applicable laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

●	suspension or termination of our participation in the Direct Contracting Model;
●	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;
●	criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute (“AKS”), Civil Monetary Penalties Law of the Social Security Act (“CMPL”), the False Claims Act (“FCA”), and/or state analogs to these federal enforcement authorities, or other regulatory requirements;
●	enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their health information has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including HIPAA;
●	mandated changes to our practices or procedures that significantly increase operating expenses or decrease our revenue;
●	imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our business practices which could lead to potential fines, among other things;
●	termination of various relationships and/or contracts related to our business;
●	changes in and reinterpretation of rules and laws by a regulatory agency or court that could affect the structure and management of our business;
●	negative adjustments to government payment models including, but not limited to, Medicare Parts A and B; and

●	harm to our reputation, which could negatively impact our business relationships, our ability to attract and retain patients and physicians, our ability to obtain financing and our access to new business opportunities, among other things.

We expect that our industry will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. Our activities could be subject to investigations, audits and inquiries by various government and regulatory agencies with whom we contract at any time in the future. Adverse findings from such investigations and audits could bring severe consequences that could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price.

The False Claims Act

We and our contracted physicians are subject to numerous federal and state laws that prohibit the presentation of false information, or the failure to disclose information, in connection with the submission and payment of medical claims for reimbursement.

The federal civil and criminal false claims laws and civil monetary penalties laws, such as the federal FCA, 31 U.S.C. §§ 3729—3733, impose civil liability on individuals or entities that submit false or fraudulent claims for payment to the federal government. The FCA provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly or recklessly: presented, or caused to be presented, a false or fraudulent claim for payment or approval to the federal government; made, used or caused to be made or used a false statement or a false record to get a claim for payment approved, including a false or fraudulent claim; concealed, or knowingly and improperly avoided or decreased, an obligation to pay or transmit money or property to the federal government; or conspired to commit any of the foregoing. The government may deem entities to have “caused” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information, billing for services not rendered, billing services at a higher payment rate than appropriate and billing for care that is not considered medically necessary.

The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs. The federal government, including as a result of the passage of the ACA, and a number of courts have taken the position that claims presented in violation of certain other statutes, including the federal AKS or the federal physician referral law, 42 U.S.C. 1395nn (the “Stark Law”), can also be considered a violation of the FCA. Some government healthcare programs, including, but not limited to, the Medicare Advantage program, use a risk-adjustment model that adjusts premiums paid to contracted payors to reflect the specific characteristics of each enrolled member (including demographics, government program eligibility and health status). Many payors and government healthcare programs have set forth specific documentation rules that must be followed in compliantly selecting allowable codes. We rely on physician partners to follow the CMS documentation rules and code their claim submissions with accurate and substantially documented diagnoses. In recent years, the DOJ has brought a number of investigations and actions under the federal FCA against both payors and providers for alleged upcoding or improper coding of diagnosis coding under the risk-adjustment methodology. Further, amendments to the federal FCA and Social Security Act impose severe penalties for the knowing and improper retention of overpayments collected from government payors. A number of states have enacted laws that are similar to the federal FCA. Under Section 6031 of the Deficit Reduction Act of 2005, as amended, if a state enacts a false claims act that is at least as stringent as the federal statute and that also meets certain other requirements, the state will be eligible to receive a greater share of any monetary recovery obtained pursuant to certain actions brought under the state’s false claims act. As a result, more states are expected to enact laws that are similar to the federal FCA in the future along with a corresponding increase in state false claims enforcement efforts. Violations of federal and state fraud and abuse laws may be punishable by criminal and/or civil sanctions, including significant penalties, fines, disgorgement, additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, and/or exclusion or suspension from federal healthcare programs, such as Medicare, and debarment from contracting with the U.S. government. Penalties for FCA violations include fines ranging from $12,537 to $25,076 for each false claim, plus up to three times the amount of damages sustained by the government. In addition to the provisions of the FCA, which provide for civil enforcement, the federal government also can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims to the government for payments. Additionally, private parties may initiate qui tam whistleblower lawsuits against any person or entity under the FCA in the name of the federal government, as well as under the false claims laws of several states, and may share in the proceeds of a successful suit. Generally, federal and state governments have made investigating and prosecuting healthcare fraud and abuse a priority.

Federal Anti-Kickback Statute

The federal AKS prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid.

Federal criminal penalties for the violation of the federal AKS include imprisonment, fines and exclusion of the provider from future participation in the federal healthcare programs, including Medicare and Medicaid. Violations of the federal AKS are punishable by imprisonment for up to ten years, fines of up to $100,000 per kickback or both. Larger fines can be imposed upon corporations under the provisions of the U.S. Sentencing Guidelines and the Alternate Fines Statute. Individuals and entities convicted of violating the federal AKS are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal healthcare programs for a minimum of five years. Civil penalties for violation of the AKS include up to $100,000 in monetary penalties per violation, repayments of up to three times the total payments between the parties to the arrangement and suspension from future participation in Medicare and Medicaid. Court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals. The Patient Protection and Affordable Care Act, or ACA, amended the federal AKS to clarify the intent that is required to prove a violation. Under the statute as amended, the defendant does not need to have actual knowledge of the federal AKS or have the specific intent to violate it. In addition, the ACA amended the federal AKS to provide that any claims for items or services resulting from a violation of the federal AKS are considered false or fraudulent for purposes of the FCA.

The federal AKS includes statutory exceptions and regulatory safe harbors that protect certain arrangements. These exceptions and safe harbors are voluntary. Business transactions and arrangements that are structured to comply fully with an applicable safe harbor do not violate the federal AKS. However, transactions and arrangements that do not satisfy all elements of a relevant safe harbor do not necessarily violate the law. When an arrangement does not satisfy a safe harbor, the arrangement must be evaluated on a case-by-case basis in light of the parties’ intent and the arrangement’s potential for abuse. Arrangements that do not satisfy a safe harbor may be subject to greater scrutiny by enforcement agencies.

If any of our business transactions or arrangements were found to violate the federal AKS, we could face, among other things, criminal, civil or administrative sanctions, including possible exclusion from participation in Medicare, Medicaid and other state and federal healthcare programs. Any findings that we have violated these laws could have a material adverse impact on our business, results of operations, financial condition, cash flows, reputation and stock price.

Health Care Fraud Statute

The Health Care Fraud Statute, 18 U.S.C. § 1347, prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, which can be either a government or private payor plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment or both. The Health Care False Statement Statute, 18 U.S.C. § 1035, prohibits, in any matter involving a federal healthcare program, anyone from knowingly and willfully falsifying, concealing or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious, or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment, or both.

Fraud and Abuse under State Law

Some states in which we operate have laws prohibiting physicians from holding financial interests in various types of medical facilities to which they refer patients. Some state anti-kickback laws also include civil and criminal penalties. Some of these laws include exemptions that may be applicable to our physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, may include no explicit exemption for certain types of agreements and/or relationships entered into with physicians. A violation of such laws could result in a prohibition on billing payers for such services, civil or criminal penalties, and adversely affect any licenses that we or our affiliated physicians hold in the state. If these laws are interpreted to apply to physicians who hold our publicly traded stock, and for which no applicable exception exists, we may be required to terminate or restructure our relationships with these physicians and could be subject to criminal, civil and administrative sanctions, refund requirements and exclusions from government healthcare programs, including Medicare and Medicaid, which could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price.

Similarly, states have beneficiary inducement prohibitions and consumer protection laws that may be triggered by the offering of inducements (e.g., transportation), incentives and other forms of remuneration to patients and prospective patients. States also may limit the types of marketing activities that we and our contracted physicians may take targeted towards patients. Violations range from civil to criminal and could have a material adverse effect on our business, results of operations and financial condition.

Civil Monetary Penalties Statute

The CMPL, 42 U.S.C. § 1320a-7a, authorizes the imposition of civil monetary penalties, assessments, and exclusions against an individual or entity based on a variety of prohibited conduct, including, but not limited to: (i) presenting, or causing to be presented, claims for payment to Medicare, Medicaid, or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent; (ii) offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider; (iii) arranging contracts with an entity or individual excluded from participation in a federal healthcare program; (iv) violating the federal AKS; (v) making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal healthcare program; (vi) making, using, or causing to be made any false statement, omission, or misrepresentation of a material fact in any application, bid, or contract to participate or enroll as a provider of services or a supplier under a federal healthcare program; and (vii) failing to report and return an overpayment owed to the federal government. We could be exposed to a wide range of allegations to which the federal CMPL would apply. We perform monthly checks on our employees, contracted providers and certain affiliates and vendors using government databases to confirm that these individuals have not been excluded from federal programs. However, should an individual become excluded and we fail to detect it, a federal agency could require us to refund amounts attributable to all claims or services performed or sufficiently linked to an excluded individual. Thus, we cannot foreclose the possibility that we will face allegations subject to the CMPL with the potential for a material adverse impact on our business, results of operations and financial condition. Substantial civil monetary penalties may be imposed under the federal CMPL and may vary, depending on the underlying violation. In addition, an assessment of not more than three (3) times the total amount claimed for each item or service may also apply, and a violator may be subject to exclusion from federal and state healthcare programs.

Federal and State Insurance and Managed Care Laws

Regulation of downstream risk-sharing arrangements, including, but not limited to, global risk and other value-based arrangements, varies significantly from state to state. Some states require downstream entities and risk-bearing entities to obtain an insurance license, a certificate of authority, or an equivalent authorization, in order to participate in downstream risk-sharing arrangements with payors. In some states, statutes, regulations and/or formal guidance explicitly address whether and in what manner the state regulates the transfer of risk by a payor to a downstream entity. However, the majority of states do not explicitly address the issue, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payor as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements, as well as reporting obligations. Further, state regulatory stances regarding downstream risk-sharing arrangements can change rapidly and codified provisions may not keep pace with evolving risk-sharing mechanisms.

Privacy and Security

The federal regulations promulgated under the authority of HIPAA require us to provide certain protections to patients and their health information. The HIPAA privacy and security regulations extensively regulate the use and disclosure of “protected health information” (“PHI”) and require covered entities, which include healthcare providers and their business associates, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. These regulations also provide patients with substantive rights with respect to their health information.

The HIPAA privacy and security regulations also require us to enter into written agreements with certain contractors, known as business associates, to whom we disclose PHI. Covered entities may be subject to penalties for, among other activities, failing to enter into a business associate agreement where required by law or as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity and acting within the scope of the agency. Business associates are also directly subject to liability under certain HIPAA privacy and security regulations. In instances where we act as a business associate to a covered entity, there is the potential for additional liability beyond our status as a covered entity.

Covered entities must notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach by a covered entity or its agents. Reporting must also be made to the HHS Office for Civil Rights and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. All impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving personal information without regard to the probability of the information being compromised.

Violations of HIPAA by providers, including, but not limited to, failing to implement appropriate administrative, physical and technical safeguards, have resulted in enforcement actions and in some cases triggered settlement payments or civil monetary penalties. Penalties for impermissible use or disclosure of PHI were increased by the HITECH Act by imposing tiered penalties of more than $50,000 per violation and up to $1.5 million per year for identical violations. In addition, HIPAA provides for criminal penalties of up to $250,000 and ten years in prison, with the severest penalties for obtaining and disclosing PHI with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance with HIPAA regulations in our maintenance of PHI.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of personally identifiable information (“PII”). State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance. Some states also afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability.

U.S. Food and Drug Administration Regulation

The U.S. Food and Drug Administration (“FDA”) regulates digital health platforms and technologies if they meet the definition of a “medical device” under the Federal Food, Drug, and Cosmetic Act (“FDCA”). FDA has issued final and proposed guidances for assessing whether a particular digital health platform or application is a medical device subject to the FDCA and also how it intends to enforce its requirements for digital health products that do meet the definition of a medical device. Based on our understanding of FDA's published statements, we believe that our Human Insights™ clinical data platform is not currently subject to FDA regulation; nor do we expect it to be the subject of FDA enforcement discretion. However, FDA, Congress, and other governmental agencies are paying close attention to the development and use of digital health products and technologies, and we recognize the possibility that

FDA could disagree with our conclusions about our platform or change its current positions on the scope of the definition of medical device as applied to digital health products and the exercise of enforcement discretion. If FDA determines that any of our current or future platform technologies are regulated as medical devices, then we would become subject to various requirements under the FDCA and the FDA's implementing regulations, including requirements relating to medical device premarket approval or clearance, labeling, manufacturing, adverse event reporting, and quality controls, among others.

Other Laws and Regulations

Our contracted physicians are subject to numerous federal, state and local licensing laws and regulations, relating to, among other things, professional credentialing and professional ethics. Our contracted physicians, as well as their nurse practitioners, must satisfy and maintain their individual professional licensing in each state where they practice medicine.

Further, organizations that receive reimbursement from a federal or state government payor are expected by the federal government to have a compliance program. For those organizations that do not receive reimbursement from any federal or state government payors, a compliance program is not mandatory but is considered best practice. As a result, we maintain a program to monitor compliance with federal and state laws and regulations applicable to healthcare entities. We have compliance personnel that are charged with implementing and supervising our compliance program, which includes the adoption of (i) a Code of Conduct for our employees and affiliates and (ii) a process that specifies how employees, affiliates and others may report regulatory or ethical concerns to our compliance officer. We believe that our compliance program meets the relevant standards provided by the OIG. An important part of our compliance program consists of conducting periodic audits of various aspects of our operations. We also conduct mandatory educational programs designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program.

Direct Contracting

We commenced participation in Direct Contracting Model on January 1, 2022. Prior to launch, we entered a Direct Contracting Participation Agreement with CMS, which outlines certain operational requirements and obligations of the DCE, including the DCE’s governance structure, leadership and management, and financial arrangements. Under the Participation Agreement, CMS may immediately or with advance notice terminate the Agreement or the Performance Period if it determines that the DCE has failed to comply with any term of the Agreement, failed to comply with a monitoring and/or auditing plan, has taken any action that threatens the health or safety of a beneficiary or other patient, and/or has submitted false data or made false representations, warranties, or certifications in connection with any aspect of the Direct Contracting Model, among other grounds for termination. Contracted providers must render services in accordance with all applicable state and Federal laws and all other Medicare coverage and payment criteria and comply with all applicable terms and conditions of the CMS Participation Agreement.

Differentiators

Excelera believes its key competitive differentiators include:

●	Effective Patient-Provider Outreach and Integration. Using curated claims data and proprietary artificial intelligence algorithms, Excelera identifies physicians and primary clinicians that demonstrate exceptional treatment experience and corresponding patient outcomes, and deploys multi-channel engagement methods to communicate, contract with, and engage superior providers. In parallel with this highly targeted physician engagement, Excelera applies sophisticated machine learning techniques to identify, highlight, and segment high risk patients by disease and condition category, informing patients and their providers of precision-focused clinical activities to mitigate potentially adverse consequences. By reinforcing the patient-provider bond, Excelera improves clinical adherence and compliance, thereby reducing medical cost and improving health outcomes.
●	Insightful Clinical Information Facilitating Early Care. Through its Human Insights™ clinical information platform, Excelera identifies and highlights important diagnostic and experiential aspects for each patient in its providers’ care. The Human Insights™ platform combines data from multiple patient touchpoints (e.g., electronic health record, pharmaceutical records, laboratory, and diagnostic results) and presents it in intuitive ways to participating providers, identifying potential risks to health and suggesting clinical interventions to mitigate these risks. Diligent application of these insights can produce markedly reduced medical costs and improve associated health outcomes.

●	Convergent Compensation Systems Promoting Value-Based Care. Countering historical approaches of managed care aimed at limiting medical expense, Excelera employs an intuitive compensation approach which directly inverts traditional methods by linking earlier, better, and more care with corresponding financial incentives for providers. The resulting clarity of health care investment and improved outcomes reinforces the patient-provider relationship, producing correlated second-order effects of improved long-term health value, health efficacy, and patient involvement, fulfilling the joint goal of reduced medical costs and enhanced population health.
●	Broad and Deep Growth Opportunities. Where the majority of managed care organizations pursue an approach to health care whereby profits are generated primarily from financial engineering around the Medicare benchmarking process, Excelera’s integrated outreach, engagement, and compensation advantages are able to simultaneously achieve strong growth and superior financial performance. Starting from its base of lives in the mature managed care markets of Southern California and Hawaii, Excelera believes it is able to grow broadly by scaling and expanding provider and patient recruitment in other states. Early recruitment activities in Nevada, Kansas, Missouri, Indiana, Ohio, Georgia, and Florida are expected to generate near-term growth, while certain selectively-targeted states may provide the basis for successive growth phases thereafter. Excelera can also penetrate its existing markets more deeply, having already identified new prospective physicians in existing markets that meet the company’s targeted metrics for demonstrated medical competence and quality of outcomes collectively representing an addressable local market more than three times the size of current participating provider base. By diligently curating and prioritizing this list of providers, Excelera expects to substantially grow covered lives, revenue, and medical savings in all of the markets it is authorized to serve.

Industry Background

U.S. health care spending exceeds $4 trillion a year, accounting for nearly 20% of the annual Gross Domestic Product. This level of spending is not only costly but ineffective, with U.S. health outcomes typically in the second or third quintile of all nations. This equates to over $12,500 per person annually every year, and that figure is expected to grow at rates greater than general inflation for the foreseeable future.

These expenditures are especially acute among the Medicare-eligible population. While currently representing approximately one out of every six U.S. citizens, individuals age 65 and older accounted for over 20% of all health care expenditures. This age group is growing faster than the rest of the population, with over 10,000 Americans “aging in” to Medicare every day, growing to over 20% of the population in the next two decades. Adding to the challenge, the Medicare Hospital Insurance Trust Fund, that portion of Medicare expenditures covering Part A hospital costs, is projected to be insolvent by 2028.

Health care expenditures are also high for populations with chronic conditions such as heart disease, diabetes, and obesity, and those exposed to polypharmacy, the use of a large number of prescription medications. Research indicates that chronic disease accounts for as much as three-quarters of aggregate U.S. health care spending, with two-thirds of the Medicare population living with two or more chronic health conditions. It is estimated that treatment of these conditions represents in excess of 90% of Medicare spending.

At the same time, as much as $289 billion of health care spending each year is wasted on inappropriate adherence and compliance with pharmaceutical treatments. Inadequate clinical oversight and poor patient-provider integration are large contributors to both poor chronic condition management and polypharmacy issues.

Finally, a substantial portion of U.S. health care costs are attributable to hospital care, representing nearly a third of total medical expenditures. Proper management of chronic conditions, implementation of lower intensity care settings, and active monitoring of pharmaceutical adherence and compliance can significantly reduce hospital costs, especially within the senior population. In recent years, typically 60% of Medicare expenditures, nearly $500 billion annually, were accounted for by hospitalization. Unnecessary emergency room visits are a common occurrence among elderly patients, who often do not understand how to appropriately access care. Because the elderly are likely to have chronic or complex conditions, they are often admitted (and re-admitted) to the hospital at great cost following these episodes of care.

To address this, the CMS has tried various payment mechanisms to minimize cost. Historically delivered as reactive care to acute events, the traditional fee-for-service model has relied on resource-based relative value scale payment methods, encouraging neither patient-provider awareness nor disease prevention. Medicare has implemented several efforts in attempting to resolve this:

●	Medicare Advantage. An alternative to traditional fee-for-service payment, the Medicare Advantage program pays health plans a fixed per member per month (i.e., capitated) amount to manage all of the medical costs of participating members. This creates the incentive for health plans to deliver lower utilization and lower cost care.
●	Care Bundling. In care bundling arrangements, CMS establishes a fixed price for defined episodes of care, such as coronary artery bypass graft or joint replacement. By focusing the payment mechanism on the entire care episode, care bundling integrates all activities thereby limiting external costs, and to a lesser extent hospital re-admissions.
●	Medicare Shared Savings Program. The Medicare Shared Savings Program (MSSP) establishes tracks of risk-taking and savings participation for participating providers. A useful on-ramp, MSSP introduced traditional fee-for-service providers to managed care through creation of Accountable Care Organizations (ACOs), ultimately offering a path to total capitated payment (responsibility for all medical costs) and full participation in the savings from integrated care.
●	Value-Based Payment. Value-based payment encourages providers to increase quality while lowering medical costs. Primary in this effort is the Merit-Based Incentive Pay System (MIPS), which combines three historical Medicare programs, the Physician Quality Reporting System (PQRS), the Value-based Payment Modifier (VM) Program, and the Medicare Electronic Health Record (EHR) Incentive Program (Meaningful Use), into a single payment program. The MIPS program shifted clinical focus from a strictly fee-for-service approach to more holistic, quality-oriented delivery of care.
●	Global and Professional Direct Contracting. In 2021, the Centers for Medicare & Medicaid Services announced the Direct Contracting Model, combining features of both Medicare Advantage and value-based arrangements to pay provider groups directly for Medicare fee-for-service patients. Utilizing the benchmarking process established for other payment programs, the Direct Contracting Model offers providers the option to elect participating status, compensating them on primary-care only or total capitation basis, or preferred status, compensated through negotiated non-risk-taking rates. The Global and Professional Direct Contracting Program was renamed the Accountable Care Organization Realizing Equity, Access and Community Health (ACO REACH) program in 2022.

Unfortunately, despite these efforts, established health care participants have been slow to transition from reactive, episodic care to integrated, anticipatory care. Instead, varying methods of financial engineering and risk arbitrage have increased, aggravating adverse selection and population health as a whole.

For example, hospitals, the worrisome albatross of Medicare spending, have engaged in substantial acquisition strategies, buying provider practices to ensure admissions to their institutions of care. This has aggravated the capital inefficiency of intensive chronic and acute care.

Similarly, most of the 500+ Accountable Care Organizations have sought to bind together providers in bricks-and-mortar or platform models that serve chiefly to cherry-pick physicians and patients and game the Medicare benchmarking system. While reducing costs for targeted patients, the adverse selection resulting for the avoided patients further aggravates the situation, as community benchmarks move lower due to lesser care for sicker patients.

Meanwhile, development and application of technology in the delivery of care has languished, as the substantial influence of legacy technology providers like Epic Systems and Cerner Corporation, together accounting for nearly 60% of the electronic health record market, seek to protect their platforms instead of innovate care.

Excelera’s science-oriented, value-based approach to managed care changes all of that.

The Excelera Difference

Excelera’s three focused improvements in care delivery combine to integrate the elusive objectives of patient-provider engagement, anticipatory clinical care, and aligned financial incentives.

1.	Patient-Provider Engagement. Unlike provider organizations that combine to gain negotiating leverage or to arbitrage CMS reimbursement mechanisms, Excelera analyzes historic claims data using proprietary artificial intelligence algorithms to identify physicians and primary clinicians who have a demonstrated history of exceptional clinical experience, translating into healthier patient outcomes. Using this information, Excelera deploys a suite of traditional and digital engagement methods to connect with targeted providers. Utilizing both in-house and external personnel, Excelera meets selected providers on the ground, telephonically, and virtually, employing an integrated, distributed approach to convey the benefits of Excelera affiliation, maximizing return on investment, scalability, speed, and quality of recruitment efforts. Physicians are provided sufficient information to independently review and evaluate the basis of Excelera's report(s). Once engaged, Excelera deploys a consultative onboarding team to analyze and review specific reimbursement activity with each provider, quantifying and illustrating the impact on financial performance and clinical outcomes using the Human Insights™ platform and related Excelera tools. After contracting has been completed, the onboarding team trains the affiliated providers and practice personnel to ensure familiarization and enhance uptake of identified opportunities.
2.	Anticipatory Clinical Care. Excelera’s Human Insights™ clinical information platform is integral to the identification and treatment of serious and costly chronic and acute conditions among providers’ patients. Combining patient-specific genetic, pharmacogenomic, and other public and proprietary diagnostic tools, Excelera analyzes the risk factors and informs the patient’s physician via an intuitive interface of specific clinical activities to mitigate and, where possible, prevent development of chronic and acute conditions with their patients. Armed with this information, additional condition-specific clinical pathways are highlighted for the physician and related provider team, and unique preventative and mitigative actions are recommended. By practicing more accurate care in advance of adverse event development, Excelera is able to simultaneously apply more precise risk coding and circumvent costly worsening of the underlying condition, producing more accurate reimbursement, improved health outcomes, and reduced total cost of care.
3.	Aligned Financial Incentives. Unlike competing managed care entities, Excelera recognizes that the volume of care is largely irrelevant in the equation of clinical outcomes. Instead, Excelera recognizes the clinical reality that practicing the right medicine, at the right time, and with the right resources in the right measure, yields both the best financial result and best medical outcome. In contrast with competitors’ methods, Excelera links earlier, better, and more care with higher provider compensation produces better results, establishing clarity of health care investment with improved outcomes. This approach also reinforces the all-important patient-provider bond, which research has shown produces second-order effects of improved long-term health value, health efficacy, and patient involvement. The ultimate result of this alignment of financial incentives with medical outcomes reduces medical costs while simultaneously enhancing population health: the overarching goal of the Quadruple Aim.

Human Capital

As of June 30, 2022, Excelera has 25 full-time employees, all of which are engaged through a professional employment organization (PEO). Excelera does not employee physicians and other care providers in the delivery of care. Excelera considers its relationship with its employees to be good. None of the company’s employees are represented by a labor union or party to a collective bargaining agreement.

Property

Excelera’s principal executive offices are located in Newport Beach, California, comprising leased premises of approximately 26,000 gross square feet. Excelera believes that its facilities are adequate to meet the company’s needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any expansion of Excelera’s operations.

Company History

Excelera was incorporated in California on June 25, 2019 as a wholly owned subsidiary of McArthur Court Acquisition Corp. Its principal executive offices are located at 2260 University Drive, Newport Beach, CA 92660 and its telephone number is (877) 831-4688.

SELECTED HISTORICAL FINANCIAL INFORMATION OF EXCELERA

(Unaudited)

	For the quarter ended March 31,		For the year ended December 31,
	2022	2021	2021	2020
Revenues	$87,928	$—	$—	$—
Operating expenses:
Medical costs	81,536	—	—	—
Selling, general and administrative expenses	2,858	484	2,143	108
Depreciation and amortization	76	—	—	—
Total operating expenses	84,470	484	2,143	108
Operating income (loss)	3,458	(484)	(2,143)	(108)
Other income, net	—	—	—	—
Income (loss) before income tax benefit (expense)	3,458	(484)	(2,143)	(108)
Income tax (expense) benefit	(969)	135	600	30
Net Income (loss)	$2,489	$(349)	$(1,543)	$(78)

EXCELERA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” “Excelera” the “Company,” and the “Corporation” are intended to mean the business and operations of Excelera DCE.

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the financial condition and results of operations of Excelera and should be read together with our audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information About Excelera” and our pro forma financial information as of and for the Year Ended December 31, 2021 and the quarter ended March 31, 2022. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Overview of Business

Prior to completion of the Plan of Liquidation and Reorganization of MCAC as well as other contemplated transactions under the Business Combination Agreement resulting in the spin-out of Excelera such that it will no longer be a wholly-owned subsidiary of MCAC (the “Separation”), Excelera will be a wholly-owned subsidiary of MCAC (also referred to as “Parent” herein). We have historically operated as part of MCAC and not as a separate, publicly-traded company. Our combined financial statements have been derived from MCAC’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the financial statements. The financial statements also include allocations of certain selling, general and administrative expenses from MCAC’s corporate office. We believe the allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the combined financial statements had we been an entity that operated separately from MCAC during the periods presented. Further, the historical financial statements may not be reflective of what our results of operations, income (loss), historical financial position, equity or cash flows might be in the future as a separate public company. We have entered into the Business Combination Agreement and have entered or will enter into various related agreements that will govern certain relationships between us and MCAC prior to and after the Separation. Following the Separation, we expect MCAC to continue to provide certain services to us on a transitional basis for associated fees, including services related to facilities and laboratory testing.

For additional information regarding the Business Combination Agreement and other ancillary agreements related to the Separation, please see the sections titled “The Business Combination” and “Proposal No. 1 — The Business Combination Proposal”.

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Recruit a High-Quality Participating Physician Network

We employ a highly data-intensive approach to physician recruitment, informed by detailed analysis of historical Medicare claims and other data which are predictive of physicians’ likelihood of success in our risk-sharing model. Our selective curation of the specific physicians in a certain geographic market that are best aligned with the Excelera care model provides the foundation of our delivery of improved outcomes and lower overall cost. The compensation structure we offer to those select physicians creates unique alignment of the interests of patients, physicians, Medicare, and our Company.

Effectively Manage the Cost of Care for Our Beneficiaries

As a full risk-bearing entity, we must continue to invest in proactively maintaining our beneficiaries’ health by aligning primary care physician incentives with preventive care and wellness interventions targeted by our predictive data models. We do not limit or restrict beneficiaries’ access to care, but rather strive to limit the need for unnecessary care resulting from avoidable adverse events. Even in the context of highly effective care management, we are liable for potentially large medical claims when beneficiaries develop high-cost conditions or experience adverse events. To mitigate this exposure, we utilize stop-loss insurance, protecting us from certain medical claims per specific beneficiary in excess of certain levels.

Key Performance Metrics

In addition to our GAAP and non-GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the presentation of such metrics is useful to investors to model the performance of companies like Excelera.

	As of March 31, 2022	As of December 31, 2021
Participating Providers	204	—
Claims-aligned Lives	22,150	—
Voluntarily-aligned Lives	30	—
Benchmark Medical Expenditures (PBPM)	$1,323	N/A
Medical Cost Efficiency	6.0%	N/A

Participating Providers

Participating Providers are those physicians who are subject to a participating provider agreement with the Company and have been attributed to Excelera by the Centers for Medicare and Medicaid Services (“CMS”) under the provisions of the direct contracting program.

Claims-aligned Lives

Claims-aligned Lives represent, for a given period, the average number of Medicare beneficiaries for whom the Company is attributed financial responsibility by CMS based on a preponderance of historical claims having been from a participating provider. Claims-aligned lives are re-assessed by CMS annually and remain fixed for the entire plan year beginning each January 1, notwithstanding beneficiary attrition.

Voluntarily-aligned Lives

Voluntarily-aligned Lives represent, for a given period, the average number of Medicare beneficiaries for whom the Company is attributed financial responsibility by CMS based on the beneficiaries’ execution of an alignment form naming the Company. Voluntary alignment is reassessed by CMS on a quarterly basis, and cannot be changed without the patient’s affirmative consent.

Benchmark Medical Expenditures

Benchmark Medical Expenditures represents the blended per beneficiary per month medical spending expectation calculated by CMS for all Claims-aligned and Voluntarily-aligned Lives attributed to the Company. Actual Medical Expenditures for the plan year are compared to the Benchmark Medical Expenditures during the annual reconciliation process to determine whether a shared savings settlement is due from CMS to the Company.

Medical Cost Efficiency

Efficiency is the percentage savings relative to Benchmark Medical Expenditures, in aggregate.

Components of Our Results of Operations

Operating Expenses

Selling, general and administrative expenses.

Selling, general and administrative expenses include employee-related expenses, including salaries and benefits, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and corporate development departments. In addition, selling, general, and administrative expenses include all corporate technology and occupancy costs. Our selling, general, and administrative expenses increased in 2021 as a result of general and administrative costs associated with the increase of operations set up activities, and we expect our selling, general, and administrative expenses to continue to increase over time due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company after we become a public company, as well as other costs associated with continuing to grow our business. However, we anticipate that these expenses will decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Depreciation and amortization expense.

Depreciation and amortization expenses are primarily attributable to our amortization of capitalized software considered to have finite lives.

Income Tax Benefit (Expense)

Our effective tax rate will be affected by many factors including changes in tax laws, regulations or rates, new interpretations of existing laws or regulations, uncertain tax positions, and permanent differences between book and taxable income.

Insurance

We maintain insurance, excess coverage, or reinsurance for property and general liability, professional liability, workers’ compensation, cybersecurity and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. We utilize stop-loss insurance for members, protecting us against medical claims per individual beneficiary in excess of certain levels. Future claims could, however, exceed our applicable insurance coverage or fail to be covered depending on the facts and circumstances surrounding a future claim. Expenses related to insurance coverage are included within selling, general and administrative expenses.

Results of Operations

The following table summarizes our combined results of operations for the years ended December 31, 2021 and 2020 and the quarters ended March 31, 2022 and 2021. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	(Unaudited)
	For the quarter ended March 31,		For the year ended December 31,
	2022	2021	2021	2020
Revenues	$87,928	$—	$—	$—
Operating expenses:
Medical costs	81,536	—	—	—
Selling, general and administrative expense	2,858	484	2,143	108
Depreciation and amortization	76	—	—	—
Total operating expenses	84,470	484	2,143	108
Operating income (loss)	3,458	(484)	(2,143)	(108)
Other income, net	—	—	—	—
Income (loss) before income tax benefit (expense)	3,458	(484)	(2,143)	(108)
Income tax (expense) benefit	(969)	135	600	30
Net Income (loss)	$2,489	$(349)	$(1,543)	$(78)

Revenue

Revenue increased by $87.9 million for the quarter ended March 31, 2022 due to the launch of Excelera’s DCE contract on January 1, 2022. Revenue for the first quarter of DCE contractual operations is comprised of benchmark revenue of $88.0 million, offset by $0.1 million of accrued sequestration.

Medical Costs

Medical costs were $81.5 million for the quarter ended March 31, 2022, comprised of $1.6 million in negotiated payments to Excelera participating providers, and $79.9 million of fee-for-service claims estimated by CMS to have been incurred by non-participating providers involved in the care of Excelera beneficiaries, including CMS’s estimate of incurred but not received (IBNR) claims. Our medical cost ratio for Q122 was 92.7%, which reflects a projected efficiency of 6% relative to the Medicare Benchmark expenditures, plus an additional 1.3% margin on participating provider contracts. There were no medical costs incurred prior to the plan’s launch in 2022.

Selling, general and administrative expense

Selling, general and administrative expenses (“SG&A”) increased by 490% over Q121 to $2.9 million in connection with launching the DCE plan. Major components of the increase were increased stop-loss insurance costs of $828,000, increased consulting costs of $736,000, and increased salaries and wages expense of $382,000. This continues the trend reflected in full year 2021 SG&A costs of $2.1 million (vs only $108,000 in the prior year) as the Company prepared to launch the DCE.

Depreciation and amortization

Amortization of capitalized software increased period over period in March 2022 primarily due to the capitalized software being put in use on January 1, 2022, resulting in an increase of $76,000 of amortization expense in the three months ended March 31, 2022, when compared to the period ended March 31, 2021.

Income tax expense

Income tax expense of $969,000 for the quarter ended March 31, 2022 reflects the effective blended tax rate of approximately 28%, and increased compared to previous periods’ tax benefit due to the positive net income derived from launching the DCE on January 1, 2022.

Liquidity and Capital Resources

Following the completion of the Separation and the Business Combination, including a $100 million capital contribution from the PIPE Investor and $20 million FPA Investment, and assuming the maximum redemption scenario, we expect that our cash and cash equivalents will be approximately $103 million, after the payment of certain Business Combination-related expenses. If there are no redemptions, cash and cash equivalents would be approximately $281 million.

We have historically participated in a centralized approach to cash management and financing of operations. Accordingly, none of the cash and cash equivalents, short-term investments or debt held at the corporate level have been assigned to Excelera in the financial statements. Prior to the Separation, transfers of cash between Excelera and MCAC have been reflected in Parent company net investment in the historical balance sheets, statements of cash flows and statements of changes in Parent company net investment.

Following the Separation, our capital structure and sources of liquidity will change significantly from our historical capital structure. We expect to use cash flows generated from operations, together with the cash contribution from the closing of the Business Combination as our primary sources of liquidity. Based on our current business plan, we believe that such sources of liquidity will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months.

If our anticipated cash flows from operations and funding from the Business Combination are insufficient to satisfy our liquidity requirements because of increased expenditures or lower demand for our platform, or the realization of other risks described in this proxy statement/prospectus, we may be required to raise additional capital prior to such time through issuances of public or private equity or debt financings or other capital sources. Such additional financing may not be available on terms acceptable to us or at all. In any event, we may consider raising additional capital in the future to expand our business, to pursue strategic investments or acquisitions, to take advantage of favorable market conditions or financing opportunities or for other reasons. Our future capital requirements will depend on many factors, including, but not limited to:

●	our ability to achieve revenue growth;
●	the costs of expanding our operations, including our business development and marketing efforts;
●	our rate of progress in selling access to our platform and marketing activities associated therewith;
●	our rate of progress in, and cost of research and development activities associated with, our platform technologies and our internal developed programs to the extent we pursue any such programs;
●	the effect of competing technological and market developments;
●	the continued impact of the COVID-19 pandemic on global social, political and economic conditions;
●	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;
●	the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patents and other intellectual property and proprietary rights; and
●	the costs associated with any technologies that we may in-license or acquire.

We anticipate that our principal uses of cash in the future will be primarily to fund our operations, working capital needs, and other general corporate purposes. Management actively monitors the Company’s cash resources against the Company’s short-term cash commitments to seek to ensure the Company has sufficient liquidity to fund its costs for at least twelve months from the financial statement issuance date. Management evaluates the Company’s liquidity to determine if there is substantial doubt about the Company’s ability to continue as a going concern. In preparing this liquidity assessment, management applies significant judgment in estimating future cash flow requirements of the Company based on budgets and forecasts which includes developing assumptions related to: (i) estimation of amount and timing of future cash outflows and cash inflows and (ii) determining what future expenditures are committed and what could be considered discretionary. Management prepared the Company’s combined financial statements on a going concern basis in accordance with ASC 205-40, as management believes that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations as they become due for a period of no less than 12 months from the date of issuance of these combined financial statements.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2021 and 2020 and for the quarters ended March 31, 2022 and 2021.

	(Unaudited)
	For the quarters ended
	March 31,		For the year ended December 31,
	2022	2021	2021	2020
Cash provided by (used in):
Operating activities	$1,106	$(484)	$(2,143)	$(108)
Investing activities	(106)	(389)	(1,510)	—
Financing activities	(1,000)	873	3,653	108
Net increase (decrease) in cash	$—	$—	$—	$—

Changes in cash flow reflect the launch of Excelera’s DCE program on January 1, 2022, preceded by preparatory activities associated with securing the DCE contract from CMS and initial recruitment of participating physicians.

Operating Activities

For the quarter ended March 31, 2022, net cash provided by operating activities was $1.1 million, which reflects net income of $2.5 million, offset by changes to our working capital of $1.4 million. The largest working capital change was in increase in other assets by $5.4 million, primarily representing the shared savings earned during the quarter, but not payable by CMS until annual reconciliation for the current plan year (which is expected in Q3 23). This was mitigated by increases in accounts payable and accrued liabilities by $3.0 million and accrued taxes payable by $370,000.

For the years ended December 31, 2021 and 2020, net cash used in operating activities was $2.1 million and $0.1 million, respectively, and comprised entirely of net losses.

Investing Activities

Virtually all of the cash used in investing activities for all periods presented represents expenditures for the development of capitalized artificial intelligence (“AI”) software included within property and equipment on the combined balance sheets.

Financing Activities

As MCAC manages Excelera DCE,’s cash and financing arrangements, all excess cash generated through earnings is deemed remitted to MCAC and all sources of cash are deemed funded by MCAC. See Note 6 of the financial statements for additional information. For the quarter ended March 31, 2022, net cash used by financing activities was $1.0 million representing excess cash generated from earnings which was transferred to MCAC. For the same prior year quarter, net cash provided by financing activities was $0.9 million. For the year ended December 31, 2021, cash provided by financing activities peaked at $3.7 million, up from only $0.1 million the prior year, as MCAC transferring capital to Excelera DCE to fund operations.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the combined financial statements and accompanying notes. The SEC has defined a Company’s critical accounting policies as the ones that are most important to the portrayal of the Company’s financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. For additional information, see Note 2, Basis of Presentation and Summary of Significant Accounting Policies in the notes to Excelera DCE’s combined financial statements included in this proxy statement/prospectus. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Recently Issued and Adopted Accounting Pronouncements

For the summary of recent accounting pronouncements applicable to Excelera DCE’s combined financial statements, see Note 2, Basis of Presentation and Summary of Significant Accounting Policies in the notes to Excelera DCE’s combined financial statements included in this proxy statement/prospectus.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our combined financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We expect our cash and cash equivalents will consist of cash in readily available checking accounts and money market funds. As a result, the fair value of our portfolio is relatively insensitive to interest rate changes.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and research and development contract costs. We do not believe inflation has had a material effect on our results of operations during the periods presented in Excelera DCE’s combined financial statements included in this proxy statement/prospectus.

MANAGEMENT OF EXCELERA FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Excelera DCE and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Executive Officers

The following table sets forth information with respect to the individuals who are expected to serve as the executive officers of Excelera after the Business Combination, including their positions, and is followed by a biography of each such individual.

Name	Age	Position
James Wallace	61	Chief Executive Officer
		Chief Financial Officer
Sanjay Patil, MD	58	Founder and Chief Science Officer
Brian Gillan, JD	65	General Counsel and Chief Compliance Officer

James Wallace, Chief Executive Officer

James Wallace comes from a career in the health care and financial services industries, notably as head of strategy for Anthem, founder of The Wellesley Group, the parent of a pioneering merchant bank in health care finance, and chief executive of AmeriPlus, the nation’s leading independent Medicare provider organization. Prior to his career in industry, Mr. Wallace was an officer and combat pilot in the U.S. Army, and a strategy consultant with Bain & Company. Mr. Wallace has also worked with the Walt Disney Company, Fox Entertainment, and SpaceX, leading domestic and international business development efforts as senior advisor to the board and CEO.

Over the course of his career, Mr. Wallace has been instrumental in the development of successful provider networks of increasing size, geographic scope, and responsibility for care:

●	As Anthem Vice President of Strategy, established the American Health Network, a pioneering, early-stage Accountable Care Organization, recruiting 120 primary care physicians for the Indiana, Kentucky, and Ohio market.
●	Established Anthem’s SpecialMed HMO, recruiting and managing (as Chief Operating Officer) a global capitation panel of 500 physicians across 21 major specialties and wrap-around network of 5,000 Indiana physicians.
●	As AmeriPlus Chief Executive, contracted and currently manage a Medicare preferred provider network of 1,300 hospitals, rehabilitation, and skilled nursing facilities comprising 165,000 affiliated physicians in 50 states and the District of Columbia, providing 25-mile CMS service- area coverage to over 52% of the U.S. senior population.
●	Mr. Wallace consults regularly for the full range of Wall Street investment banks and health industry analysts, and focuses on innovation in care delivery as a Senior Researcher at Harvard Business School. His work has been published by Harvard Business Publishing and has appeared in HBS Working Knowledge, Health Affairs, Health Management, Policy & Innovation, and the European Journal of Information Systems.

Mr. Wallace has a Bachelor of Science degree in Engineering from the U.S. Military Academy, a Master of Business Administration degree from Harvard Business School, and a Doctor of Business Administration degree from the University of South Florida. Mr. Wallace’s strategy, capital markets, and business development experience combine with his 30 years of corporate and government relationships to bring a unique combination of knowledge, experience, and discipline to organizations he works with.

    , Chief Financial Officer

Sanjay Patil, MD, Founder and Chief Science Officer

Dr. Patil is the Founder and Chief Science Officer of Excelera, where he oversees a next generation healthcare technology ecosystem leveraging data, advanced analytics, artificial intelligence, and genomics to improve health outcomes and reduce healthcare costs. He is a seasoned healthcare leader with over two decades of experience in clinical practice and healthcare information technologies centered around novel care delivery systems. He has developed and grown health insurance plans and other risk bearing organizations while rapidly implementing platform-enhancing technology. He was an original proponent of artificial intelligence (AI) through his published research and clinical trial interest focused on healthcare applications of neural networks and machine learning in 1999. His early research helped to identify patients at risk for adverse clinical events and his work with hospital readmission reduction programs has used predictive models, biometric monitoring, and EHR workflow/clinical decision support to significantly lower heart failure readmissions.

He previously served as the Chief Medical Informatics Officer and Chief Transformation Officer at Mercy Health where he managed complex data governance programs, including aggregation and analytics. Mercy Health is a non-profit health care provider and hospital system based in Janesville, Wisconsin with over 85 facilities and 4,000 employees serving a total of 50 communities throughout southern Wisconsin and northern Illinois. Earlier in his career, Dr. Patil was the CEO of Cardiologist Associates where, in addition to his clinical practice, he managed 23 physicians before successfully selling the group for over $145 million.

Dr. Patil is a board-certified cardiologist with an M.D. from MR Medical College in India. He earned an M.S. in clinical research design and biostatics from the University of Michigan, and an M.A. in health information technology from the Massachusetts Institute of Technology. He was a cardiology fellow at Harvard Medical School’s Beth Israel Deaconess Medical Center.

Brian Gillan, J.D., General Counsel and Chief Compliance Officer

Brian Gillan, J.D. has served as the General Counsel & Chief Compliance Officer, and as Corporate Secretary, of Excelera DCE since its inception. Mr. Gillan is an experienced litigator and corporate generalist with substantial law firm and in-house experience representing all aspects of commercial operations. Mr. Gillan served as General Counsel & Chief Operating Officer, and as Corporate Secretary, of United Dairy Farmers, Inc., a privately-held billion-dollar company, from 1997 – 2002. In addition, Mr. Gillan has practiced law in private practice, including as an Associate and then Partner at Taft, Stettinius & Hollister from 1985 to 1995; as a Partner at Dinsmore & Shohl from 1995 – 1998; and as Of Counsel at Wood & Lamping (2005  – 2010) and Freking, Myers & Reul (2010 – 2019). In his private practice, Mr. Gillan worked with a national clientele of clients including Fortune 500 companies and their C-suite executives, entrepreneurs, hospitals, physicians, medical groups, and healthcare provider networks. Mr. Gillan earned his J.D. from the University of Illinois College of Law, and his undergraduate degree from the University of California at Irvine (cum laude). Mr. Gillan is a member of the Bar in Ohio.

Board of Directors

The following table sets forth information with respect to the individuals who are expected, to serve on the Excelera Board following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “Proposal No. 4 – The Director Election Proposal,” and is followed by a biography of each such individual.

Name	Age	Position
Sanjay Patil, MD	58	Class III Director Nominee, Chairman
James Wallace	61	Class II Director Nominee, Chief Executive Officer
Brian Gillan, JD	65	Class III Director Nominee, General Counsel and Chief Compliance Officer
Travis A. Morgan (1)(2)(3)	51	Class III Director Nominee, Audit Committee Chair
Nancy L. Snyderman, MD (3)	70	Class II Director Nominee
(1)(2)		Class I Director Nominee
(1)(3)		Class I Director Nominee
(1)	Member of the audit committee

(2)	Member of the compensation committee
(3)	Member of the nominating committee

The biographies of Sanjay Patil, MD, James Wallace, and      are set forth under the section entitled “—Executive Officers.”

Travis A. Morgan, Independent Director

Travis A. Morgan has served as a member of our Board of Directors since our inception, and as our Chief Financial Officer from inception through closing of the Business Combination. Mr. Morgan has over 20 years of experience as a private equity investor and operating partner focused on early-stage life science and technology concerns. Since January 2007, Mr. Morgan has served as Managing Director of Caravel Ventures, LLC where he has been responsible for 18 capital infusions into 12 different operating companies, acting as a full-time executive officer of seven of those portfolio companies, including serving as co-founder and Chief Financial Officer of Strand Diagnostics, LLC, a leading CLIA-certified precision medicine laboratory, and President and Chief Operating Officer of Animated Dynamics, Inc., a precision diagnostics company developing novel technology for personalized chemotherapy selection. Since July 2017, Mr. Morgan has served as Managing Director and Chief Financial Officer of Health Cloud Capital, a health-tech private equity fund with over $26 million in assets under management. Mr. Morgan serves as a Board observer and strategy consultant for hc1.com, Inc. and as President and CFO of Precision Rx, Inc, both Health Cloud portfolio companies. He has authored several peer-reviewed scientific papers and presentations, and has been awarded 11 life science patents as named inventor and/or assignee. Mr. Morgan began his finance career at KPMG Peat Marwick and is Certified Public Accountant (inactive). He holds a degree in Accounting from Indiana University, and an MBA from Babson.

Nancy L. Snyderman, MD, Independent Director

Dr. Snyderman has served as a member of our Board of Directors since our inception. Dr. Snyderman, a trained pediatrician and head and neck surgeon, served as the Chief Medical Editor for NBC News from September 2006 to May 2015 and was a medical correspondent for ABC News from September 1987 to May 2003. In addition to her career as a journalist, Dr. Snyderman was a clinical professor of otolaryngology at the University of Pennsylvania from August 2003 to December 2015, and a Professor at Stanford University’s Center for Innovation in Global Health from May 2015 to June 2018. Dr. Snyderman was Senior Vice President of Corporate Communications at Johnson & Johnson (NYSE: JNJ) from January 2003 to September 2006. She practiced as an Otolaryngologist at California Pacific Medical Center from July 1994 to June 2003. Dr. Snyderman currently serves on the boards of directors of life science companies Alkermes Public Limited Company (NASDAQ: ALKS), Axonics Modulation Technologies, Inc. (NASDAQ: AXNX), and Lyra Therapeutics, Inc. (NASDAQ: LYRA) and served as an Advisory Board Member for GE’s Healthymagination from September 2006 to May 2016. She previously served on the boards of directors of several health and wellness nonprofit organizations including Fair Food Network, from April 2017 to June 2020, and the Institute for Healthcare Improvement, from September 2011 to December 2018. During Dr. Snyderman’s tenure as a medical journalist at NBC News and ABC News, she and her reporting teams received Emmy Awards, Edward R. Murrow Awards, a Columbia University DuPont Award, and a Gracie Award. Dr. Snyderman is a fellow in the American College of Surgeons.

       , Independent Director

       , Independent Director

Corporate Governance

We will structure our corporate governance in a manner FHLT and Excelera believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

●	we will have independent director representation on our audit, compensation and nominating committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Excelera Board of Directors After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with two directors in Class I (expected to be        and         ), two directors in Class II (expected to be James Wallace and Nancy L. Snyderman, MD), and three directors in Class III (expected to be Dr. Sanjay Patil, Brian Gillan and Travis A. Morgan). See the section entitled “Description of Capital Stock of Post-Combination Company — Anti-Takeover Provisions — Classified Board.”

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;
●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related person transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Business Combination, our audit committee will consist of Travis A. Morgan,     , and     , with Travis A. Morgan serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that Travis A. Morgan,     , and      each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Travis A. Morgan and      will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;
●	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;
●	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;
●	reviewing and approving all employment agreement and severance arrangements for our executive officers;
●	making recommendations to our board of directors regarding the compensation of our directors; and
●	retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, our compensation committee will consist of Travis A. Morgan and     , with Travis A. Morgan serving as chair. Our board of directors has affirmatively determined that Travis A. Morgan and      each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are ”non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating Committee

Our nominating committee will be responsible for, among other things:

●	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
●	overseeing succession planning for our Chief Executive Officer and other executive officers;
●	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
●	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and,
●	developing and recommending to our board of directors a set of corporate governance guidelines

Upon completion of the Business Combination, our nominating committee will consist of Travis A. Morgan, Nancy Snyderman, and     , with Travis A. Morgan serving as chair. Our board of directors has affirmatively determined that Travis A. Morgan, Nancy Snyderman, and      each meet the definition of “independent director” under Nasdaq rules. Our board of directors will adopt a written charter for the nominating committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation of Directors and Officers

Following the closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program to be consistent with Excelera’s existing compensation policies and philosophies, which are designed to:

●	attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value,
●	reward senior management in a manner aligned with our financial performance, align senior management’s interest with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our Named Executive Officers, will be made by the compensation committee of our board of directors. The Post-Combination Company’s executive compensation and director compensation programs are further described below under “Excelera’s Executive and Director Compensation.”

EXCELERA’S EXECUTIVE AND DIRECTOR COMPENSATION

We are considered a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. Immediately following the Business Combination, our named executive officers (“NEOs”) will be:

●	James Wallace, Chief Executive Officer
●	, Chief Financial Officer
●	Sanjay Patil, MD, Founder and Chief Science Officer
●	Brian Gillan, General Counsel and Chief Compliance Officer

Our compensation policies and philosophies are designed to align compensation with business objectives, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. Following the Business Combination, the Compensation Committee has recommended the compensation to be paid to our NEOs, which has been approved by the Board. The compensation of our NEOs following the Business Combination will primarily consist of salary, equity-based incentive awards, and an annual discretionary performance bonus as described below.

Summary Compensation Table

Prior to completion of the Business Combination, the Company operated as a wholly owned subsidiary of MCAC. The following table presents information regarding the total compensation awarded to, earned by, and paid to our NEOs by MCAC for the fiscal years ended December 31, 2021 and December 31, 2020.

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)	($)	($)	($)	($)
Sanjay Patil, MD	2021	65,480	—	—	—	—	—	—	65,480
Founder and Chief Science Officer	2020	84,647	—	—	—	—	—	—	84,647
Brian Gillan, JD	2021	253,564	—	—	—	—	—	—	253,564
General Counsel & Chief Compliance Officer	2020	242,666	—	—	—	—	—	—	242,666
(1)	Salary reflects the compensation reported on Form W-2 and/or 1099 that was paid to the respective NEO for the years ended December 31, 2021 and December 31, 2020, as applicable, by Excelera’s parent company MCAC.

Narrative Disclosure to the Summary Compensation Table

Employment Agreements

Each of the NEOs has entered into an employment agreement with the Company to become effective upon closing of the Business Combination (each, an “Employment Agreement,” and collectively, the “Employment Agreements”). The narrative below summarizes the payments and benefits that each NEO is currently eligible to receive on an annual basis.

Base Salary

Each NEO’s base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance. The Employment Agreements provide for annual salaries of $880,000 for Mr. Wallace, and $470,000 for each other NEO, in each case subject to annual review by the Board.

Bonus Compensation

Each NEO is entitled to participate in our annual cash bonus plan that is applicable for the relevant fiscal year. The annual cash bonus plan provides for discretionary bonuses. The target cash bonus opportunities set by the Compensation Committee based on the achievement of certain financial and operational metrics. For the twelve months immediately following Closing, the cash bonus targets were $720,000 for Mr. Wallace, and $280,000 for each other NEO.

Other Compensation Elements

Each NEO is entitled to annual vacation and paid time off in accordance with the terms and conditions of the applicable plan or policy. Subject to the terms of any applicable plans, policies or programs, each NEO is entitled to participate in employee retirement and welfare benefit plans available to senior level executive employees generally. See “Additional Narrative Disclosure — Retirement Benefits” below for further information regarding the Company’s retirement benefits. Each NEO is reimbursed by for all ordinary and reasonable expenses incurred in the course of the performance of employment services.

Equity Incentive Compensation

Each NEO is eligible to participate in the Excelera Health, Inc. 2023 Equity Incentive Award Plan (the “Incentive Plan”), which provides for the grant of awards in the form of stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to officers and employees, non-employee directors, officers, and service providers. As of closing, the maximum aggregate number of shares of Class A Common Stock that were reserved for issuance under the Incentive Plan was     million shares of Class A Common Stock, excluding outstanding awards that may become vested and/or exercisable into an aggregate of up to     million shares of Class A Common Stock. The maximum aggregate number of shares is subject to annual increases beginning on January 1, 2023 and continuing on the first day of each subsequent fiscal year through and including the tenth anniversary of the commencement of the initial annual increase, equal to the lesser of      percent of the number of shares of Class A Common Stock outstanding at the conclusion of the Company’s immediately preceding fiscal year (excluding any such outstanding shares of Class A Common Stock granted under the Incentive Plan), or an amount determined by the Company’s Board of Directors. As of Closing, the Company had only granted awards in the form of stock options (“Options”).

Effective as of Closing, the Compensation Committee has recommended, and the Board of Directors has approved, awards of     ,     ,     , and      Options at an exercise price of $10.00 per share, to each of Mr. Wallace,     , Dr. Patil, and Mr. Gillan, respectively, which vest in three equal installments on November 30, 2022, November 30, 2023 and November 30, 2024.

Outstanding Equity Awards at Closing

The following table reflects information regarding outstanding equity-based awards held by the NEOs as of the closing of the Business Combination, all of which were granted under the Incentive Plan. There were no outstanding equity awards at December 31, 2021.

Option Awards
	Number of Securities	Number of Securities
	underlying Unexercised	underlying Unexercised	Option	Option
	Options:	Options:	Exercise	Expiration	Estimated Fair Market
Name	Exercisable	Unexercisable	Price	Date	Value at Grant Date
James Wallace	—		$10.00	10/31/2027	$2,350,000
	—		$10.00	10/31/2027	$820,000
Sanjay Patil, MD	—		$10.00	10/31/2027	$3,200,000
Brian Gillan, JD	—		$10.00	10/31/2027	$820,000

Additional Narrative Disclosure

Retirement Benefits

The Company currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code, in which employees, including the NEOs, are allowed to contribute portions of their base compensation to a tax-qualified retirement account.

The Company matches eligible employee contributions up to     % of eligible compensation which are subject to a vesting period over six years. Excelera may also make voluntary contributions in addition to the match above based on management discretion, which are also subject to the vesting period. Each of the NEOs is entitled to participate in the 401(k) plan.

Potential Payments Upon Termination or Change in Control

Each Employment Agreement provides that upon a termination of employment without “Cause” or for “Good Reason” (as such terms are defined in the Employment Agreements), the respective NEO will receive cash severance, the prorated target bonus for the year in which such termination occurs and certain healthcare benefits, with the cash severance being equal to      months of base salary for Sanjay Patil and six months of base salary for each other NEO. Severance and termination benefits payable pursuant to each Employment Agreement are subject to the respective NEO’s execution of a release of claims and compliance with restrictive covenants, including non-competition and non-solicitation and non-disparagement covenants.

Directors

No members of the Board of Directors received compensation for their services to the Company prior to the Closing. Immediately after closing, the non-employee directors of the Company are entitled to the following compensation for their service on the Board: (i) an annual cash retainer of $60,000, paid quarterly; (ii) an equity retainer of qualified stock options with a grant date fair value equal to $100,000, granted annually upon election; (iii) an annual retainer of $30,000 for the chair of the audit committee, payable quarterly in cash; and (iv) an annual retainer of $15,000 for the chair of each other committee of the Board, payable quarterly in cash. Each grant of qualified stock options described above will vest in full on the first anniversary of the grant date subject to continued service on the Board. Employee directors are not compensated for their additional service provided to the Board.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and the material terms of the Business Combination Agreement among FHLT, MCAC and Excelera. You are urged to read carefully the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, in its entirety. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. We encourage you to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about FHLT or Excelera. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Structure of the Business Combination

FHLT entered into the Business Combination Agreement with MCAC and Excelera, effective as of June 13, 2022, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, FHLT will purchase from MCAC 100% of the issued and outstanding Excelera Common Stock in exchange for FHLT Common Stock. In connection with the Closing of the Business Combination, Future Health ESG Corp. will be renamed Excelera Health, Inc.

FHLT has agreed to provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon completion of the transactions contemplated by the Business Combination Agreement.

Consideration to MCAC in the Business Combination

Subject to the terms and conditions set forth in the Business Combination Agreement, the aggregate consideration to be paid to MCAC will consist of (i) 40,000,000 newly issued shares of FHLT Common Stock at the Closing and (ii) up to 20,000,000 newly issued shares of FHLT Common Stock to be issued in the future as Earnout Shares.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between the representatives of FHLT and Excelera. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of FHLT, Excelera, their respective representatives or any other party.

FHLT is a blank check company incorporated in Delaware on February 25, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. FHLT focused its search on the smart health technology sector, specifically scale-up stage operating companies that leverage modern data science to make healthcare more effective, personalized, and cost efficient and that align with FHLT’s environmental, social, and governance (ESG) criteria. Through the business combination, FHLT aims to make a positive impact on society, operate ethically and transparently, and create premium economic returns through innovative solutions that support the transformation to value-based, precision healthcare.

On September 14, 2021, FHLT consummated its IPO of 20,000,000 Units. Each Unit consists of one share of common stock and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, resulting in gross proceeds of $200,000,000. Concurrently with the completion of FHLT’s initial public offering, FHLT consummated a private placement of an aggregate of 7,375,000 warrants, each exercisable to purchase one share of common stock at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant. Of the proceeds received from the consummation of the IPO and the simultaneous private placement of warrants, $201,000,000 was placed in FHLT’s Trust Account. Cantor acted as sole underwriter of FHLT’s IPO. In connection with its role as underwriter of FHLT’s IPO, Cantor will receive 272,727 Deferred Commission Shares and a deferred underwriting fee in the amount of $5.7 million upon closing of a Business Combination.

Prior to the consummation of the IPO, neither FHLT, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction with Excelera.

As discussed herein, after the completion of FHLT’s IPO, FHLT’s management began to seek potential candidates for a business combination.

FHLT’s management team was led by Bradley A. Bostic and Travis A. Morgan. The FHLT team was assembled based on their collective experience in capital markets and buy-side investments, as well as in founding and growing companies, with significant operational experience across the health technology, life sciences and technology sectors. The management team has operated and invested in leading global health technology, life sciences and technology companies across their corporate life cycles and developed deep relationships with key large multi-national organizations and investors.

In evaluating potential business combination opportunities, the FHLT team focused on a number of specific attributes. The management team sought out companies that had (i) a high growth rate, (ii) sector or product leadership, (iii) a competitive advantage of some level, (iv) a scalable platform with public company readiness, and (v) a highly driven and experienced management team. These criteria are not intended to be exhaustive.

Search for a Suitable Business Combination

From the date of the IPO through the effectiveness of the Business Combination Agreement on June 13, 2022, representatives of FHLT reviewed 54 targets in its search, signed NDAs with 11 targets, and performed detailed due diligence on three potential targets, including Excelera.

The decision not to pursue any particular target business that FHLT analyzed was generally the result of one or more of (i) FHLT’s determination that such business did not offer a business model as innovative and potentially disruptive as that of Excelera, (ii) a lack of sufficient evidence of commercial traction and/or public company readiness, (iii) a difference in valuation expectations between FHLT and the counterparty, or (iv) a potential target’s unwillingness to engage with FHLT.

Diligence on Alternative Targets

Candidate One: On September 21, 2021 FHLT was introduced to Macquarie Capital regarding their client, a fast-growing genomics laboratory, consumer wellness, and bioinformatics company (“Candidate One”). A number of conversations ensued between FHLT, Macquarie Capital, and the executive team of Candidate One, which resulted in the execution of a non-binding letter of intent on October 5, 2021, tentatively valuing the enterprise at $950 million. During the period between October 5, 2021 and November 3, 2021, FHLT conducted extensive due diligence, which included a site visit, legal diligence, quality of earnings analysis, and in-depth discussions with several leading investment banks and financial advisors to validate the prospects of raising PIPE financing for the transaction. Unanimous consensus among current and prospective advisors was that current market conditions were not favorable for the desired PIPE financing or the overall transaction. Between November 3, 2021 and November 17, 2021 the parties held several discussions focused on potential strategies to enhance the valuation and public market viability of Candidate One, including the possibility of a roll-up strategy including a second potential target in the life sciences space (“Candidate Two”). On November 17, 2021, the parties met via web conference to discuss FHLT’s revised assessment of the transaction prospects, and the parties mutually agreed to terminate the letter of intent (which was subsequently terminated on November 20, 2021).

Candidate Two: Because of FHLT’s extensive network of relationships and expertise in the life sciences space, Candidate Two was known to the principals of FHLT as a leading private genomics laboratory with deep specialization in certain disease areas. On November 1, 2021, FHLT approached the executive team of Candidate Two to discuss the prospect of participating in the proposed business combination with Candidate One to improve testing capacity and redundancy, increase market share, and expand the testing menu of the combined companies. Candidate Two was actively pursuing a private recapitalization at the time, and expressed interest in the transaction. An NDA was executed, data-room access obtained, detailed due diligence conducted and extensive communications via email and video conference ensued between the parties through November 17, 2021. When the letter of intent with Candidate One was terminated, discussions of a potential business combination with Candidate Two were also concluded.

Background of Excelera Transaction

On November 7, 2021, Travis Morgan received an unsolicited inquiry from Adam Koszutat, of Interlink Group (“Interlink”), an investment firm, on behalf of its investment, MCAC, the parent company of Excelera. FHLT initially viewed Excelera as a potential addition to the roll-up strategy involving Candidates One and Two discussed above.

On November 9, 2021, FHLT executed a mutual confidentiality agreement with MCAC, which in addition to being the parent company of Excelera also operates several managed care and genomics businesses, to facilitate due diligence review of confidential materials. Messrs. Bostic and Morgan of the FHLT team reviewed Excelera’s business model and FHLT’s potential acquisition of MCAC and Excelera. The FHLT team looked closely at the financial projections, past history of the business, and potential risks, challenges, and opportunities.

The first meeting of FHLT and Excelera’s respective management teams took place on November 18, 2021, Dr. Sanjay Patil of MCAC and Shezad Rokerya and George Bouchaya of Interlink made a web presentation to Messrs. Bostic and Morgan of FHLT. By this time, negotiations with Candidates One and Two had ceased, so FHLT was considering Excelera as a potential stand-alone combination target. Excelera’s initial presentation proposed a valuation range of between 4x and 12x projected 2022 revenue of $368 million, based on comparison to a selection of public and private peer companies.

On November 22, 2021, all members of the FHLT Board discussed the interest from Excelera and agreed that their business model and vision were compelling and differentiated, that the transaction was exceptionally well-aligned with FHLT’s mandate to promote a more personalized and cost-effective approach to healthcare delivery, but that discordant valuation expectations could present a challenge to completing a transaction.

Between November 22, 2021 and November 29, 2021, FHLT held confidential discussions with a number of subject matter experts to better understand the political and economic dynamics surrounding Medicare’s Direct Contracting Model, given its emerging nature and calls from certain lawmakers at the time to terminate the program. From these discussions, the FHLT Board and management concluded that the DCE program represents the most highly evolved embodiment of Medicare’s value-based alternative payment models to date, building on the learnings from predecessor ACO, NextGen ACO, and Medicare Advantage programs, and offering unprecedented opportunity for improved alignment among primary care providers, beneficiaries, and the Medicare trust fund. As such, the FHLT Board and management determined that the program was unlikely to be eliminated due to its fundamental importance to Medicare’s stated objective of moving the majority of beneficiaries to value-based payment models.

Between November 22, 2021 and November 28, 2022 multiple discussions among Dr. Patil of MCAC, Messrs. Rokerya and Bouchaya of Interlink and Messrs. Bostic and Morgan culminated with a presentation of FHLT’s proposed valuation and transaction structure to Dr. Patil and Messrs. Rokerya and Bouchaya on November 29, 2021. In that presentation, Messrs. Bostic and Morgan shared the FHLT investment thesis, including a proposed valuation of Excelera at approximately 1.6x current annualized revenue, as opposed to 4x – 12x projected 2022 revenue as initially proposed by Excelera (current annualized revenue being defined as 4 x revenue from the most recent trailing quarter). This valuation was supported by (i) then-current peer company multiples (averaging 2.4x current annualized revenue at the time), (ii) the revenue growth and discount rates implied by those multiples, (iii) a comprehensive analysis of recent trading and redemption performance among SPAC business combinations, and (iv) sensitivity analysis of the implications of over and under-pricing the Excelera transaction. The parties agreed about the importance of avoiding over-pricing the transaction relative to peers, so as to eliminate potentially unrealistic growth expectations or an overly ambitious closing date valuation.

On November 29, 2021, FHLT engaged a subject matter expert, James Wallace, to assist in the evaluation of Excelera’s business model and facilitate due diligence activities. In addition to his position as a senior researcher at Harvard Business School focused on the school’s Innovating in Health Care curriculum, Mr. Wallace is a 30-year healthcare industry veteran, with deep experience in value-based care innovations and building large national physician networks. He is frequently called upon by research analysts to provide insight and commentary on the value-based care space. During his tenure as AmeriPlus Chief Executive, Mr. Wallace contracted and managed a Medicare preferred provider network of 1,300 hospitals, rehabilitation, and skilled nursing facilities comprising 165,000 affiliated physicians in 50 states and the District of Columbia, providing 25-mile CMS service-area coverage to over 52% of the U.S. senior population. Between November 29, 2021 and execution of the Business Combination Agreement, Mr. Wallace engaged closely with Dr. Patil, Messrs. Bostic and Morgan, and the full FHLT Board, providing valuable perspective on the highly differentiated nature of Excelera’s science-based care management approach among peers serving the Medicare population. On June 21, 2022, Mr. Wallace became the Chief Executive Officer of Excelera.

Between November 29, 2021 and December 14, 2021, discussions regarding a draft letter of intent were held between Messrs. Bostic and Morgan of FHLT, Dr. Patil of Excelera and Messrs. Rokerya and Bouchaya of Interlink. During these initial conversations, Interlink provided guidance on a number of transaction terms including valuation, board seats and potential forfeiture percentages. Additionally, FHLT consulted with Cantor, the underwriter in FHLT’s initial public offering, to get their understanding of Excelera and comparable companies in the marketplace.

On December 14, 2021, an initial draft letter of intent, which included a preliminary pre-money valuation of 1.5x current annualized revenue, was circulated by FHLT to MCAC. The initial draft letter of intent contemplated that FHLT and MCAC would enter into a business combination agreement pursuant to which FHLT would acquire 100% of the outstanding equity and equity equivalents of MCAC in exchange for the issuance of 58.3 million shares of common stock of FHLT. The initial draft letter of intent contemplated that a binding subscription agreement for a $150 million PIPE investment priced at $12 per share would be executed contemporaneously with the execution of the letter of intent. The initial draft letter of intent included neither a secondary cash component nor an earn-out or alternative incentive structure and provided for FHLT’s ability to designate at least two board seats so long as such number is less than a majority of the board. Furthermore, the initial draft letter of intent contemplated an exclusivity period between the parties ending on February 28, 2022.Between December 14 and 21, 2021, Messrs. Bostic and Morgan of FHLT, Dr. Patil of Excelera, and Messrs. Rokerya and Bouchaya of Interlink held several discussions regarding the letter of intent proposal and challenges and opportunities that FHLT’s management and board of directors identified regarding Excelera. Three subsequent iterations of the draft letter of intent were circulated. Topics of significant discussion and negotiation included transaction valuation relative to peers, structure and pricing of the PIPE subscription, permitted interim financing, the period of exclusivity, and termination fees.

Through the period between the initial introduction and the execution of the letter of intent, Messrs. Bostic and Morgan were in regular weekly contact with the FHLT board regarding the potential transaction with Excelera, including the pros and cons of the opportunity and evolving negotiation of key deal points. Consensus persisted among FHLT management and the board based on their experience in the healthcare industry that Excelera presented an exciting opportunity worthy of FHLT’s continued pursuit.

On December 21, 2021, FHLT and MCAC executed a non-binding letter of intent (the “Term Sheet”), which contemplated, among other things, (i) the financial terms of the transaction, including an illustrative enterprise value for Excelera at the time of closing equal to 1.8 times annualized Q122 revenue of $428 million, subject to potential market-based adjustments necessary to preserve an attractive discount to peer valuation multiples (ii) the anticipated pro forma ownership of the combined company, (iii) the transaction structure of the Business Combination, (iv) certain governance matters of the combined business, including FHLT’s ability to appoint two directors of the combined business, (v) entry into a PIPE financing of up to $150 million, which would be committed upon signing of the Business Combination Agreement, FHLT and Excelera each paying their respective fees and expenses incurred in connection with the Term Sheet and the Business Combination Agreement and, subject to consummation of the Business Combination, all fees and expenses of FHLT and Excelera being paid by the combined business without reduction to the transaction consideration and (viii) a binding exclusivity provision until January 31, 2022.

On January 6, 2022, FHLT was introduced by Dr. Patil to Henry Huang of Hakim Holding Group Company Ltd (“Hakim”). As Excelera’s largest investor, with a beneficial interest comprising approximately 26% ownership of MCAC, Excelera’s parent company, Hakim had expressed interest in supporting the successful Business Combination with a potential PIPE investment. Mr. Huang shared Hakim’s enthusiasm and long-term conviction in Excelera’s vision to better personalize healthcare. FHLT shared its thesis and proposed Business Combination terms with Hakim, including FHLT’s objective to complement the trust proceeds with a PIPE investment priced at $12.00 per share.

Between January 6, 2022 and June 13, 2022, FHLT and Excelera management teams were in almost daily contact as due diligence was conducted, and details of the Business Combination terms and structure were negotiated. In addition to weekly meetings of the FHLT Board to discuss deal status and progress, FHLT consulted with numerous subject matter experts and advisors to challenge and confirm its investment thesis.

On January 7, 2022, Messrs. Bostic and Morgan presented an initial draft of the form of PIPE Subscription Agreement to Hakim proposing a $150 million PIPE subscription at a price of $12.00 per share. Regular email and teleconference interactions between Messrs. Bostic and Morgan of FHLT and Mr. Huang of Hakim transpired throughout the process of conducting due diligence and negotiation of the detailed Business Combination and PIPE terms. Revised drafts of the PIPE agreement were circulated among FHLT and Hakim on March 8, 2022, March 29, 2022, and May 24, 2022. Substantive items of negotiation included the size, share price, timing, lockup, and escrow provisions in the agreement. Ultimately, the parties agreed to a $100 million PIPE, priced at $11.00 per share, to be placed in escrow within five business days of delivery of Excelera’s PCAOB audit, or such later date as approved by FHLT, plus a forward purchase agreement (“FPA”) in which Hakim agreed to purchase up to $20 million of FHLT shares on the open market prior to closing, with any portion of such commitment that cannot be fulfilled at a price of $11.00 or lower on the open market to be purchased from the Company at a price of $11.00 at closing.

On January 24, 2022, representatives of FHLT’s initial counsel, Blank Rome LLP (“Blank Rome”), Blank Rome provided Buchanan Ingersoll & Rooney PC, (“Buchanan”), counsel to Excelera, with an initial draft of the Business Combination Agreement based on the Term Sheet. The initial draft of the Business Combination Agreement contemplated, among other matters, (1) for the transaction to be treated as a reorganization as described under section 368(a) of the Internal Revenue Code, (2) representation and warranty closing conditions with respect to representations of MCAC and its subsidiaries and (3) an agreement by each party to be responsible for its own transaction expenses.

On February 16, 2022, Messrs. Bostic and Morgan travelled to Excelera headquarters to meet with Dr. Patil, Brian Gillan, General Counsel and Chief Compliance Officer of MCAC, Holly Brenier, CFO of MCAC, Dr. Desmond Thio, CEO of Discovery Genomics, and Mr. Rokerya of Interlink. During this visit, Excelera provided a demonstration of its Human Insights™ technology platform and the parties discussed various aspects of transaction structure and post transaction growth strategies and tactics.

On February 24, 2022, CMS announced that the DCE program, with minor modifications, would be renamed ACO REACH (Realizing Equity, Access, and Community Health) beginning in the 2023 plan year, and that the innovative program would continue at least through the 2026 plan year, confirming FHLT’s initial conclusions regarding the importance and longevity of the program given its strong alignment with the public interest.

On March 11, 2022, representatives of Buchanan sent a revised draft of the Business Combination Agreement to Blank Rome. The draft included revisions to the provisions relating to the conversion of securities, the representations and warranties, interim covenants, an expense limitation with respect to FHLT’s advisors, the minimum PIPE investment commitment, the price per share of FHLT Common Stock to be issued in connection with the PIPE investment, closing conditions and termination provisions, as well as general correction and clarification of drafting errors and ambiguities.

On March 18, 2022, representatives of Blank Rome sent further revised drafts of the Business Combination Agreement to Buchanan with changes to, among other things, price per share of Common Stock to be issued in connection with the PIPE investment, representations and warranties, disclosure requirements with respect to material contracts, provisions relating to tax matters and provisions relating to indemnification and expenses limitation. The price per share of FHLT Common Stock to be issued in connection with the PIPE investment was reduced from $12.00 to $11.00 per share.

On March 25, 2022, representatives of Buchanan sent a revised draft of the Business Combination Agreement to Blank Rome. The revised draft included revisions to, among other things, the representations and warranties, tax provisions, and the addition of internal controls language.

On March 26, 2022, in order to enable FHLT to conduct its due diligence review, FHLT and certain of its advisors, including Blank Rome, were granted access to a digital data room that included confidential information regarding the business and operations of Excelera (the “Data Room”).

During the period between January 6, 2022 and March 31, 2022, Messrs. Bostic and Morgan confidentially met with several leading investment banks, financial advisors, and research analysts to share the details of Excelera’s business model and solicit feedback on valuation, deal structure, and likely capital market reception. As a result of these meetings, FHLT engaged Roth on February 8, 2022 and BTIG, LLC on February 23, 2022 in the role of capital markets advisors.

As a result of the market feedback, in a meeting with Excelera management on April 8, 2022, it was determined that, rather than acquiring Excelera’s parent company, MCAC, FHLT would acquire only its Excelera DCE business unit in order to simplify the transaction structure and increase focus on the core value driver in the transaction. A series of meetings involving Messrs. Bostic, Morgan and Gillan, Dr. Patil and representatives of Buchanan and Blank Rome ensued during which an optimal spin-out structure was derived, with FHLT to acquire 100% of Excelera, and the remainder of MCAC’s businesses to be distributed to MCAC’s shareholders pursuant to a plan of liquidation qualifying as a tax-free reorganization. This revised structure permits the post-closing combined company to focus on the Excelera’s core business rather than the legacy operations of MCAC’s other businesses, which include an unprofitable Medicare Advantage plan previously acquired by MCAC from Tenet Health and which is in the process of being terminated. Those other businesses did not fit within FHLT’s acquisition criteria.

On April 29, 2022, representatives of Blank Rome sent a further revised draft of the Business Combination Agreements to Buchanan to reflect the agreed-upon change in the deal structure from a merger with MCAC to the purchase of MCAC’s shares in its wholly owned subsidiary Excelera DCE. FHLT and MCAC both agreed that the revised acquisition would be treated by all parties as a reorganization within the meaning of Section 368(a)(1)(C) or (D) of the Internal Revenue Code of 1986, as amended, so that the receipt of FHLT shares can be tax free by MCAC and its shareholders (the “Intended Tax Treatment”). The revised draft also contemplated entering into a number of ancillary agreements by MCAC and FHLT at the time of signing of the BCA or upon Closing, including a Plan of Liquidation of MCAC, which is required in order to obtain the Intended Tax Treatment, Contribution Agreements, a Sponsor Stockholder Support Agreement, Lock-Up Agreements, Amended and Restated Future Health Insider Agreements, Employment Agreements, an Employee Leasing Agreement and a Laboratory Services Agreement. In addition, the revised Business Combination Agreement proposed the payment of 60,000,000 shares of FHLT’s Common Stock at the Closing for the purchase of Excelera’s shares. In later discussions, the number of shares to be issued at Closing was reduced to 40,000,000 shares with a possible 20,000,000 shares issued within five years of closing and otherwise meeting the IRS guidelines for treating those 20,000,000 shares as being issued as part of the reorganization (except to the extent IRS guidelines treat a small portion of those shares as imputed interest).

On January 25, 2022, February 28, 2022, March 31, 2022, and April 30, 2022, representatives of MCAC and FHLT executed sequential letter agreements to incrementally extend the exclusivity period of the Term Sheet to May 31, 2022.

On May 3, 2022, the management of FHLT engaged McDermott, Will and Emery LLP (“MWE”) as its legal counsel in connection with the proposed business combination going forward to gain access to the firm’s deep expertise in the managed Medicare space in general, and direct experience with the DCE program, in particular.

On May 5, 2022, representatives of MWE, new counsel to FHLT, were granted access to the Data Room.

On May 6, 2022, representatives of MWE submitted a follow-up due diligence request list to representatives of Excelera and MCAC.

On May 10, 2022, representatives of MWE, Buchanan and Excelera met telephonically to discuss issues presented by the draft of the Business Combination Agreement and certain proposed terms to be included in the ancillary agreements. The representative of Excelera was Brian Gillan.

On May 11, 2022, representatives of MWE sent drafts of the PIPE Subscription Agreement and the Forward Purchase Agreement that were received by MWE from FHLT to Buchanan. On May 12, 2022, representatives of Buchanan sent markups of the PIPE Subscription Agreement and the Forward Purchase Agreement to MWE.

On May 13, 2022, a representative of MWE and representatives of Crowell & Moring LLP, regulatory counsel to Excelera, met telephonically to discuss regulatory matters relating to the Direct Contracting Model in which Excelera participates.

On May 16, 2022, representatives of Buchanan sent a markup of the Business Combination Agreement to MWE. The draft included revisions to certain definitions, the minimum PIPE investment commitment, representations and warranties, interim covenants, provisions relating to the funding of expenses, confidentiality provisions, directors’ and officers’ indemnification provisions, and termination provisions. The tax treatment of the transaction was clarified that the purchase and sale of the purchased shares, the Contribution Agreements and the Plan of Liquidation are to be treated as “reorganization” under the Code.

On May 17, 2022, representatives of MWE, FHLT, Buchanan and Excelera met telephonically to discuss Excelera’s compliance with CMS financial guarantee requirements.

On May 20, 2022, representatives of MWE sent markups of the PIPE Subscription Agreement and the Forward Purchase Agreement to Buchanan, and MWE sent the initial drafts of the Amended and Restated Registration Rights Agreement, the Lock-up Agreement and the Sponsor Stockholder Support Agreement to Buchanan.

On May 24, 2022, Messrs. Bostic, Morgan and Gillan and Dr. Patil met to review an updated analysis of peer company valuations, which had declined significantly in the context of a broader market correction since the execution of the Term Sheet. During this meeting, it was agreed to be in all parties’ best interest to adjust the terms of the Business Combination to reflect current market conditions by adjusting transaction consideration to include:

●	40 million shares of FHLT common stock at closing, plus
●	20 million additional shares of FHLT common stock when the company reports quarterly GAAP revenue of at least $150 million.

At a price of $10.00 per share of FHLT common stock and including the dilution of PIPE and Sponsor shares, this adjusted consideration reflects a valuation multiple of 1.3x annualized Q122 revenue of $352 million — a 19% discount to the weighted average multiple of 1.6x for peer companies with less than $1B in annual revenue. Including the additional 20 million earn-out shares, total consideration reflects a valuation multiple of only 1.1x revenue — a 31% discount to peer company valuations.

On May 24, 2022, representatives of Buchanan sent revised drafts of the Lock-up Agreement and Sponsor Stockholder Support Agreement to MWE.

On May 24, 2022, representatives of MWE sent a markup of the Business Combination Agreement to Buchanan, which included revisions to the scope of ancillary transaction documents, certain definitions, the structure of the post-Closing board of the combined company, representations and warranties, interim covenants, and closing conditions. The revised draft removed from the Business Combination Agreement some exhibits intended to contain form of agreements and documents, replacing such exhibits with understandings that the parties will mutually agree to the form of such agreements prior to Closing. The exhibits so removed included the Contribution Agreement, the Plan of Liquidation of MCAC, the Amended and Restated Future Health Insider Agreement, the Employee Leasing Agreement, the Employment Agreement, the Laboratory Services Agreement, the Office Lease Agreement, the Amended and Restated Articles of Incorporation of Excelera, the Amended and Restated Bylaws of Excelera, the FHLT Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of FHLT. The revised draft included a number of other revisions, including to the representations and warranties of each party, interim covenants, and closing conditions. In addition, the provisions relating to the board of directors of the post-closing combined business were modified to clarify that (i) there will be seven directors to be appointed to the board of the combined business, with the majority being appointed by MCAC, including Sanjay Patil’s right to appoint three members thereof, (ii) FHLT will have the right to appoint two directors, and (iii) the holders of the Closing Stock Consideration are obligated to enter into a voting agreement that such holders will vote all of the relevant shares of common stock in favor of appointment of the aforementioned directors.

On May 24, 2022, MWE also sent further revised PIPE Subscription Agreement, Forward Purchase Agreement, Amended and Restated Registration Rights Agreement, and Lock-Up Agreement to Buchanan.

On May 26, 2022, representatives of Excelera and MCAC provided written diligence responses to MWE’s follow-up due diligence request list.

On May 26, 2022, the FHLT Board held a meeting by teleconference. All members of the FHLT Board were present. Also in attendance were representatives of MWE. During this meeting, FHLT management updated the FHLT Board on the results of their due diligence and rationale for the business combination with Excelera. FHLT management and MWE also reviewed with the FHLT Board the terms of the Business Combination Agreement and related documents. After discussion of the information presented, the FHLT Board unanimously approved the transaction and authorized FHLT to execute the Business Combination Agreement with Excelera and MCAC and the related ancillary documents, including the PIPE Subscription Agreement, Forward Purchase Agreement, Lock-Up Agreement, Amended and Restated Registration Rights Agreement, Sponsor Stockholder Support Agreement and Underwriting Agreement Amendment.

On May 27, 2022, representatives of MWE, Excelera, and Buchanan discussed telephonically certain corporate diligence matters and healthcare regulatory issues.

On May 30, 2022, representatives of Buchanan sent markups of the Business Combination Agreement and the Lock-Up Agreement to MWE. The revised draft of the Business Combination Agreement included the newly contemplated earnout structure, under which 40,000,000 shares of FHLT Common Stock are payable at the Closing and 20,000,000 shares are payable subject to certain earnout provisions, and FHLT is responsible for the filing fees and expenses in connection with the registration and listing of the earnout shares. The definition of Business was expanded to include conduct of business by Excelera under the Realizing Equity, Access, and Community Health (“REACH”) model promulgated by CMS. Additional revisions were made to the definitions, interim covenants, tax matters and closing conditions.

On May 31, 2022, representatives of MWE and Buchanan met telephonically to discuss issues relating to the Disclosure Schedule of the Business Combination Agreement.

On June 1, 2022, representatives of Buchanan sent markups of the Amended and Restated Registration Rights Agreement and the PIPE Subscription Agreement to MWE.

On June 1, 2022, MWE sent revised drafts of the Business Combination Agreement, the Amended and Restated Registration Rights Agreement, and the PIPE Subscription Agreement to Buchanan. The revisions to the Business Combination Agreement include changes to the recitals, the representations and warranties, the covenants of the Excelera, provisions relating to closing conditions and the earnout payment. The recitals were revised to include a description of the forward purchase agreement to which FHLT would be entering concurrently with the Business Combination Agreement. The representations of MCAC on corporate matters were revised to carve out exceptions to be listed on a disclosure schedule.

On June 7, 2022, representatives of Buchanan sent revised drafts of the Business Combination Agreement, the Forward Purchase Agreement, the PIPE Subscription Agreement, the Amended and Restated Registration Rights Agreement and the Lock-Up Agreement to MWE. The revisions included changes to the representations and warranties of each party, tax matters, and closing conditions. The earnout payment was revised (i) to modify the definition of consolidated revenues to include the aggregate revenues of FHLT, Excelera, and all of their current and future subsidiaries; (ii) to modify the delivery date of the earnout payment to no later than the earlier of five business days after the filing of FHLT’s quarterly or annual report or the fifth anniversary of the closing, provided that FHLT’s consolidated revenues are in excess of $150 million; (iii) to add a provision that if, by the date that would be 45 days prior to the fifth anniversary of the closing, FHLT has not filed a quarterly or annual report in which its consolidated revenues exceeded $150 million in the most recent fiscal quarter, then FHLT is required to deliver to MCAC a statement of consolidated revenues no later than 30 days prior to the fifth anniversary of the closing, requiring all parties to act in good faith to establish a dispute resolution system for calculating the consolidated revenues; (iv) to add a provision to FHLT’s covenants to continue the operation of Excelera in a substantially similar in all material respects to its operations prior to the Closing and to limit any material changes during that time to corporate operations or structure without prior approval, and in the event of a departure that results in a material alteration of financial statements the earnout shares will be deemed earned and payable and (v) to add a provision, in the event of a sale of Excelera prior to the end of the earnout period, requiring FHLT to cause the successor to assume the obligations of FHLT under the earnout payment structure.

On June 9, 2022, representatives of MWE sent a revised draft of the Business Combination Agreement to Buchanan. The draft included revisions to the definitions, representations and warranties of Excelera, closing conditions and earnout payment. The earnout payment was revised (i) to modify the delivery date of the payment; (ii) to remove the provision requiring the delivery of FHLT’s consolidated revenues to MCAC if a quarterly or annual report has not been filed by the date 45 days prior to the fifth anniversary of the Closing; (iii) to add a provision for the delivery of a pro rata portion of earnout shares in the event of a going private transaction; and (iv) to remove the provisions added in the previous draft regarding FHLT’s covenant to continue the operation of Excelera in a substantially similar manner in all material respects to its operations prior to closing and to seek approval before undertaking any material changes to corporate operations or structure.

During the weeks of June 6 and June 13, 2022, representatives of MWE submitted supplemental diligence requests to representatives of Excelera, and representatives of Excelera provided written diligence responses to MWE’s supplemental due diligence request via email exchanges.

FHLT’s rigorous due diligence process was conducted internally, and with assistance from a number of third parties engaged by FHLT. MWE completed interim legal due diligence. The purpose of the due diligence was to confirm and corroborate the information that Excelera had shared was accurate and there was not anything missing from the Data Room which Excelera had provided to FHLT’s management team.

On June 13, 2022 during their weekly call, FHLT management informed the FHLT Board of the immaterial changes to the Business Combination Agreement, PIPE Subscription Agreement, Forward Purchase Agreement, Lock-Up Agreement, Amended and Restated Registration Rights Agreement, Sponsor Stockholder Support Agreement and Underwriting Agreement Amendment subsequent to May 26, 2022, the date that the FHLT Board initially approved such agreements.

On June 13, 2022, representatives of Buchanan sent a revised draft of the Business Combination Agreement to MWE. The draft included revisions to the representations and warranties of Excelera, interim covenants, termination provisions, and earnout payment. The earnout payment provision was revised to require all earnout shares required to be paid to be paid within five years of the Closing.

Effective as of June 13,2022, the parties entered into a definitive Business Combination Agreement reflecting an illustrative valuation of 1.3x current annualized revenue at a $10.00 share price. Simultaneously with the effectiveness of the Business Combination Agreement, Variant Capital Ltd (an affiliate of Hakim) subscribed to a $100 million PIPE offering, priced at $11.00 per share, and Hakim enterd into a $20 million forward purchase agreement, to be fulfilled either through open market share purchases to the extent that these can be made at less than $11.00 per share, with any unfulfilled portion of the $20 million commitment to be satisfied by the purchase from FHLT of newly issued shares at $11.00 per share. All Excelera consideration, PIPE shares, and forward purchase shares are subject to lockup for 1 year, with potential for early release of 1/3 of the shares, in each case, at prices of $12, $13, and $14, and subject to the further restriction that no more than 1/3 of originally issued shares can be sold within any 90-day period in any case. See further discussion of these agreements in section Entitled “Other Agreements”.

Board Rationale for Approval of the Business Combination

On May 26, 2022, the FHLT Board (i) determined that the Business Combination was in the best interests of FHLT and its shareholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby, and (iii) recommended that FHLT’s shareholders approve the Business Combination Agreement and the transactions contemplated thereby.

Before reaching its decision, the FHLT Board considered the results of the due diligence conducted by its management and advisors, which among other things included:

●	Meetings and Calls with Excelera’s Management Team. FHLT had numerous meetings with Excelera regarding, among other customary due diligence matters, Excelera’s philosophy, value proposition, contracted physician base, intellectual property, information technology, human resources and public company preparedness, operations, market access and distribution, financials and use of proceeds, competitors, plans and forecasts.
●	CMS Data. FHLT’s diligence included extensive review of CMS Public Use Files as well as confidential DCE-specific reports confirming the financial results reported by Excelera and successful performance relative to CMS-established benchmarks.
●	Industry and Market Research. FHLT’s industry research included interviews with multiple industry experts and executives to inform on factors including competitive differentiation, capital markets, and political risk.
●	Legal and Commercial Review. This review included a review of Excelera’s material contracts and other documentation, including but not limited to those relating to regulatory compliance and communications, human resources and other legal matters, as well as a review of Excelera-published online, print and social media content.
●	Data-science and Intellectual Property Review. This review included, but was not limited to, Excelera’s novel and proprietary application of machine learning and data analysis to accurately predict avoidable high-cost events and to drive effective interventions to reduce those events.
●	Review of Market Peers. This included a review of publicly-traded peer companies’ trading history, valuation multiples, and research coverage.

The FHLT Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the FHLT Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the FHLT Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In considering the Business Combination, the FHLT Board considered the following positive factors, although not weighted or in any order of significance:

●	Novelty and Disruptive Potential. The FHLT Board’s belief that Excelera represents a truly novel and highly differentiated approach to precision value-based healthcare delivery, leveraging the power of medical and data science to fully realize the powerful economic incentive alignment afforded by the emerging DCE (ACO REACH) alternative payment model.
●	Demonstrated Medicare Success. According to CMS Public Use Files, Excelera’s Human Insights™ technology platform, reduced total cost of care by over 14% relative to the CMS benchmark in 2020, ranking 8th in the national among all 513 ACOs operating at that time. While this historical experience was for a legacy ACO that is not included in the Business Combination, the FHLT Board believes that this performance validates the prospect for Excelera’s successful implementation of the DCE business model going forward.
●	Public Company Readiness and ESG Considerations. The FHLT Board’s belief that Excelera is well positioned to be a public company in terms of scale and size, growth opportunity, and potential to deliver favorable economic returns while also fostering the broader public interest in a way that public equity market investors will understand and value. The ACO REACH focus on “Realizing Equity, Access, and Community Health” is especially well-aligned with the social component of FHLT’s ESG mandate.
●	Experienced Management Team. Following completion of the Business Combination, Excelera will continue to be led by the same proven and experienced senior management team, augmented by highly seasoned industry veterans with the experience and skillset to scale the business model efficiently.
●	Long-term Perspective. Excelera’s management team is appropriately focused on building an enterprise of durable long-term value, and is supported by a business model, deal structure, and long-term investor base that mitigates risk of becoming overly distracted by short-term incentives that may not best serve shareholders’ and beneficiaries’ best interests.
●	Potential for Increase in Shareholder Value. The FHLT Board’s determination that the favorable valuation and transaction structure should provide FHLT shareholders with an attractive stock appreciation opportunity assuming Excelera demonstrates even modest growth over the intermediate and long term.
●	Other Alternatives. The FHLT Board’s belief, after a thorough review of other business combination opportunities reasonably available to FHLT, that the Business Combination represents an attractive potential business combination for FHLT, and that such review of other reasonably available business combination opportunities has not presented a better alternative.
●	Negotiated Transaction. The terms and conditions of the Business Combination Agreement were the product of extensive arm’s-length negotiations between the parties.

In the course of its deliberations, in addition to the various other risks associated with the business of Excelera, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the FHLT Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

●	General Economic Conditions. Macroeconomic uncertainty, including with respect to the continuing impact of COVID-19, and the potential effect on Excelera’s revenues and financial performance.

●	Emerging Business Model. The risk that the nascent DCE (ACO REACH) alternative payment model may be unilaterally modified by CMS in the future, or present other unforeseen short-term volatility simply due to the lack of an extensive operating history.
●	Risks that the Transaction Cannot be Completed. The risks and costs to FHLT if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities which could result in FHLT being unable to effect a business combination within the completion window, requiring FHLT to liquidate.
●	Shareholder Approval Risk. The risk that FHLT’s shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including by voting against the Business Combination Proposal at the Meeting.
●	Transaction Costs. The fees and expenses associated with completing the Business Combination for both parties will be significant.
●	Non-solicitation Provision. The Business Combination Agreement includes a non-solicitation provision prohibiting FHLT from initiating, discussing, or making certain proposals that could lead to an alternative business combination.
●	Ownership Position Post- Closing. The fact that existing FHLT shareholders will hold a minority position in Excelera following completion of the Business Combination.
●	Litigation Risk. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
●	Public Company Risk. As Excelera has not previously been a public company, Excelera may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Excelera will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.
●	Various other risks described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the FHLT Board also considered that certain of the officers and directors of FHLT may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of FHLT’s shareholders, including the matters described under the sections titled “Risk Factors” above and “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” However, the FHLT Board concluded that the potentially disparate interests have been mitigated because (i) these interests were disclosed in the prospectus for the FHLT IPO and have been included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if Public Stockholders redeem a substantial portion of the FHLT Common Stock.

Based on its review of the forgoing considerations, the FHLT Board concluded that these risks could be managed or mitigated by Excelera or were unlikely to have a material impact on the Business Combination or Excelera, and that, overall, the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that FHLT’s shareholders will receive as a result of the Business Combination.

The preceding discussion of the information and factors considered by the FHLT Board is not intended to be exhaustive but includes the material factors considered by the FHLT Board. The FHLT Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the FHLT Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Satisfaction of 80% Test

The Nasdaq rules require that FHLT’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of FHLT’s signing a definitive agreement in connection with its initial business combination. As of June 13, 2022, the effective date of the Business Combination Agreement, the value of the net assets held in the Trust Account was approximately $195 million (excluding approximately $5.7 million of deferred underwriting commissions and $300,000 financial advisory fee payable to Roth Capital Partners, LLC held in the Trust Account) and 80% thereof represents approximately $156 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the FHLT Board used as a fair market value the enterprise value of approximately $459 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement and assuming a $10 share price. The implied post-closing equity value at a $10 share price is approximately $740 million assuming minimum redemptions. In determining whether the enterprise value described above represents the fair market value of Excelera, the FHLT Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Agreement” and the fact that the purchase price for Excelera was the result of an arm’s length negotiation. As a result, the FHLT Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Interests of FHLT’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the FHLT Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Initial Stockholders and FHLT’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of FHLT stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

●	If the Business Combination with Excelera or another business combination is not consummated within the Completion Window, FHLT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the FHLT Board, dissolving and liquidating. In such event, the 5,000,000 Founder Shares held by FHLT’s Initial Stockholders, which were acquired for an aggregate purchase price of $25,000 prior to the FHLT IPO, would be worthless because FHLT’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ per share of Common Stock on Nasdaq on , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.
●	Future Health ESG Associates 1, LLC purchased an aggregate of 6,375,000 Private Placement Warrants from FHLT for an aggregate purchase price of $6,375,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the FHLT IPO. A portion of the proceeds FHLT received from these purchases was placed in the Trust Account. Such warrants had an aggregate market value of $ based upon the closing price of $ per public warrant on Nasdaq on , 2022, the FHLT Record Date. The Private Placement Warrants will become worthless if FHLT does not consummate the Business Combination with Excelera or another business combination within the Completion Window.
●	On March 4, 2021, FHLT issued an unsecured promissory note in the principal amount of $200,000 to the Sponsor. The note does not bear interest and is repayable in full upon consummation of FHLT’s initial business combination. If FHLT does not complete the Business Combination with Excelera or another business combination, the note will not be repaid and all amounts owed under it will be forgiven. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.
●	Future Health ESG Associates 1, LLC has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.05 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the FHLT IPO against certain liabilities, including liabilities under the Securities Act. If FHLT consummates the Business Combination, on the other hand, FHLT will be liable for all such claims.
●	FHLT’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FHLT’s behalf, such as identifying and investigating possible business targets and business combinations. However, if FHLT fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, FHLT may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.
●	Our Initial Stockholders, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) six months after the completion of the Business Combination and (ii) the date following the completion of the Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property, subject to certain exceptions. Notwithstanding the foregoing, if the closing price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lockup.
●	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.
●	No compensation of any kind, including finder’s and consulting fees, is paid to our Initial Stockholders, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the FHLT IPO until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred by the Sponsor in connection with the Business Combination.
●	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.
●	Due to the differential in the purchase price that our Initial Stockholders and their affiliates paid for the Founder Shares and Private Placement Warrants as compared to the price of the Public Shares sold in the FHLT IPO and the substantial number of Common Stock our Initial Stockholders will receive upon conversion of the Founder Shares in connection with the Business Combination and exercise of the Private Placement Warrants, our Initial Stockholders and their affiliates may earn a positive rate of return on their investment even if other FHLT Public Stockholders experience a negative rate of return in the post-business combination company.
●	Our Initial Stockholders, officers and directors would hold the following number of shares of common stock in the Post-Combination Company at the closing of the Business Combination:

In the aggregate, the Initial Stockholders and their affiliates have approximately $56,325,000 at risk that depends upon the completion of a business combination. Specifically, approximately $50,000,000 of such amount is the value of the Initial Stockholders’ and their affiliates’ Founder Shares (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $6,325,000 of such amount is the value of the Initial Stockholders’ Private Placement Warrants (based on the purchase price of $1.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Initial Stockholders’ affiliates upon consummation of the Business Combination. There are no out-of-pocket expenses reimbursable to our directors and officers or affiliates. There are currently no outstanding loans to us from the Initial Stockholders. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Initial Stockholders may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Completion of the Business Combination is subject to compliance with the HSR Act. Each of Excelera, MCAC and FHLT have agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the federal or state antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under federal or state antitrust laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Excelera, MCAC, and FHLT have further agreed, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Business Combination, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied.

At any time before or after the completion of the Business Combination, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of FHLT or Excelera or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of FHLT or Excelera or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of FHLT and Excelera to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Excelera has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Excelera’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Excelera will appoint the majority of the board of directors of the Post-Combination Company; (iii) Excelera’s existing management will comprise the management of the Post-Combination Company; (iv) Excelera will comprise the ongoing operations of the Post-Combination Company; (v) Excelera is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume Excelera’s name.

Under this method of accounting, FHLT will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Excelera issuing stock for the net assets of FHLT, accompanied by a recapitalization. The net assets of FHLT will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS

The FHLT Common Stock is listed on Nasdaq under the symbol “FHLT.” FHLT’s Public Warrants are listed on Nasdaq under the symbol “FHLTW.” The FHLT Units are listed on Nasdaq under the symbol “FHLTU.” Following the Business Combination, the Post-Combination Company’s common stock (including common stock issuable in the Business Combination) will be listed on Nasdaq under the symbol “XLRA” and the Post-Combination Company’s Public Warrants will be listed on Nasdaq under the symbol “XLRAW.” The FHLT Units will be delisted and deregistered following the Closing.

THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, dated as of June 13, 2022, a copy of which is attached as Annex A, to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. The Business Combination Agreement is the primary legal document that governs the Business Combination between FHLT and Excelera. This section is not intended to provide you with any factual information about FHLT or Excelera. Such information can be found elsewhere in this proxy statement/prospectus.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding FHLT, Excelera or their respective businesses. The Business Combination Agreement contains representations, warranties, covenants, and other provisions that the parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties, covenants, and other provisions were made for purposes of the agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. Accordingly, the representations, warranties, covenants, and other provisions of the Business Combination Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Structure of the Business Combination

FHLT entered into the Business Combination Agreement with MCAC and Excelera, effective as of June 13, 2022, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, FHLT will purchase from MCAC 100% of the issued and outstanding Excelera Common Stock in exchange for FHLT Common Stock. In connection with the Closing of the Business Combination, Future Health ESG Corp. will be renamed Excelera Health, Inc.

FHLT has agreed to provide its stockholders with the opportunity to redeem their Public Shares upon completion of the transactions contemplated by the Business Combination Agreement.

Consideration to MCAC in the Business Combination

Subject to the terms and conditions set forth in the Business Combination Agreement, the aggregate consideration to be paid to MCAC will consist of (i) 40,000,000 newly issued shares of FHLT Common Stock at the Closing and (ii) up to 20,000,000 newly issued shares of FHLT Common Stock to be issued in the future as Earnout Shares.

Earnout Shares.

As additional purchase consideration, FHLT will deliver (or cause to be delivered) to MCAC or, in connection with MCAC’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of MCAC or the shareholders of MCAC , 20,000,000 shares of FHLT Common Stock (which will be equitably adjusted for share splits (including share consolidations), combinations, exchanges, readjustments of shares, or similar transactions, or any stock dividends or distributions paid in shares, reclassifications, share dividends, combinations, recapitalizations and the like with respect to FHLT Common Stock occurring after the Closing) (the “Earnout Payment”) within five business days after the filing (but in no event later than the fifth anniversary of the Closing Date) of the first FHLT Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each prepared in accordance with GAAP) in which Consolidated Revenues in the most recent fiscal quarter included therein shall have exceeded $150,000,000, provided that such Earnout Payment shall only be payable if the filing of such qualifying Form 10-Q or Form 10-K occurs prior to the fifth anniversary of the Closing Date (the “Earnout Period”). All Earnout Shares required to be paid will be paid within five years of the Closing. In the event, and only in the event, of a Going Private Transaction prior to the end of the Earnout Period, FHLT will deliver (or cause to be delivered) to MCAC or, in connection with MCAC’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of MCAC or the shareholders of MCAC, a pro rata portion of the Earnout Shares (the “Going Private Earnout”), within five (5) Business Days after the closing of the Going Private Transaction, based on the most recently filed FHLT Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, with such Going Private Earnout being the number of shares of FHLT Common Stock equal to the product of (a) 20,000,000 multiplied by (b) the difference of (A) the Consolidated Revenues (determined in accordance with GAAP) of FHLT in the most recent fiscal quarter included in such Form 10-Q or Form 10-K less (B) $88,000,000, being the agreed quarterly revenue for the first quarter of 2022, divided by (c) $62,000,000.

Pursuant to the Business Combination Agreement, FHLT and MCAC shall in connection with the Closing enter into a separate registration rights agreement with respect to the Earnout Shares in form and substance satisfactory to each of them.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of MCAC and Excelera, on the one hand, and FHLT, on the other hand, are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means any event, circumstance, change, or effect that, individually or in the aggregate with all other events, circumstances, changes, or effects , has had or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of Excelera taken as a whole or would prevent, delay, or materially impede performance by Excelera under the Business Combination Agreement, subject to certain customary exceptions.

Closing of the Business Combination

The closing of the Business Combination is expected to take place as promptly as practicable by electronic exchange of deliverables and release of signatures, or at such other place or time as mutually agreed in writing, but in no event later than (i) three (3) Business Days following the satisfaction or waiver of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” or (ii) on such other date as mutually agreed in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Parties to consummate the transactions contemplated by the Business Combination Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by the Parties, at or prior to the Closing of the following conditions:

●	there must not be in effect any order prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

●	all required filings contemplated by the Business Combination Agreement under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall, have expired or been terminated;
●	the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the ESPP Proposal by the requisite affirmative vote of the stockholders of FHLT must have been obtained in accordance with this proxy statement/prospectus, the DGCL, the FHLT organizational documents and the rules and regulations of Nasdaq;
●	the Registration Statement must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending or threatened by the SEC;
●	certain consents, approvals, and authorizations shall have been obtained from and made with all governmental authorities;
●	The sale and issuance by FHLT of FHLT Common Stock in accordance with the terms of the Subscription Agreement and Forward Purchase Agreement shall have been consummated;
●	the Spin-Out and the Contributions shall have been completed and Excelera and the other parties thereto shall have executed and delivered the Intercompany Agreements; and
●	the shares of FHLT Common Stock to be issued in the Business Combination shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties.

Conditions to the Obligations of MCAC and Excelera

The obligations of MCAC and Excelera to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by MCAC or Excelera, at or prior to the Closing, the following conditions:

●	The Transactions, Reorganization, and Plan of Liquidation shall have been approved and adopted by the requisite affirmative vote of MCAC shareholders in accordance with applicable law and MCAC’s articles of incorporation and bylaws;
●	the accuracy of the representations and warranties of FHLT as determined in accordance with the Business Combination Agreement;
●	FHLT shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;
●	MCAC must have received a certificate executed by the President of FHLT certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;
●	since the date of the Business Combination Agreement, a Material Adverse Effect with respect to FHLT must not have occurred;
●	FHLT shall have delivered a copy of the Amended and Restated Registration Rights Agreement duly executed by FHLT and the FHLT stockholder parties thereto and FHLT shall have delivered a copy of the Earnout Shares Registration Rights Agreement in the form agreed upon by FHLT and MCAC and duly executed by FHLT;
●	FHLT shall have delivered evidence of the termination of the FHLT Insider Agreement, duly executed by FHLT and all parties thereto; and
●	FHLT shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Account disbursed to FHLT immediately prior to the Closing, and all such funds released from the Trust Account shall be available to FHLT in respect of all or a portion of the payment obligations set forth in Section 7.13 of the Business Combination Agreement and the payment of FHLT’s fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby.

Conditions to the Obligations of FHLT

●	The obligations of FHLT to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by FHLT, at or prior to the Closing of the following conditions:
●	The accuracy of the representations and warranties of MCACand Excelera as determined in accordance with the Business Combination Agreement;
●	MCAC and Excelera shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;
●	FHLT must have received a certificate executed by an officer of Excelera certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;
●	Other than those persons identified as continuing directors by the parties, all members of the Excelera board of directors shall have executed written resignations effective as of the Closing;
●	All parties to the Amended and Restated Registration Rights Agreement (other than FHLT and FHLT stockholders) shall have delivered, or caused to be delivered, to FHLT duly executed copies of the Amended and Restated Registration Rights Agreement;
●	All parties to the Intercompany Agreements shall have delivered, or caused to be delivered, to FHLT duly executed copies of the Intercompany Agreements, duly executed by all such parties;
●	The Contributions shall have occurred pursuant to the terms of the Contribution Agreements, and a true, complete, and correct copy of the executed Contribution Agreements shall have been delivered to FHLT;
●	The Plan of Liquidation shall have been adopted by MCAC, and a true, complete, and correct copy of the Plan of Liquidation shall have been delivered to FHLT;
●	Excelera shall have paid in full its directors’ and officers’ insurance policy and shall have provided FHLT with proof of the directors’ and officers’ insurance policy binder in accordance with the Business Combination Agreement;
●	FHLT shall have received the audited and reviewed financial statements required to be delivered pursuant to the Business Combination agreement;
●	FHLT shall have received written confirmation from CMS that Excelera is in full compliance with any requirements under the CMS Direct Contracting Model, including any requirements relating to a financial guarantee; and
●	since the date of the Business Combination Agreement, a Material Adverse Effect with respect to Excelera must not have occurred.

Representations and Warranties

Under the Business Combination Agreement, Excelera and MCAC made customary representations and warranties relating to: organization; authorization; capitalization; subsidiaries; consents and approvals; financial statements; absence of litigation ; absence of certain changes; sufficiency of assets; real estate; intellectual property; ; material contracts; material healthcare providers; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; brokers; insurance policies; interested party transactions; information supplied; healthcare laws; insurance laws and permits; customers and suppliers; compliance with laws; and exclusivity of warranties.

Under the Business Combination Agreement, FHLT made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; financial statements; employees; absence of certain changes; absence of litigation; material contracts; taxes; compliance with laws; certain fees; SEC reports, Nasdaq compliance, Sarbanes-Oxley Act, and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; brokers; Trust Account; taxes; independent investigation and investment intent; valid issuance of securities; and private placements.

Covenants

Covenants of FHLT

FHLT made certain covenants under the Business Combination Agreement, including, among other things, the following:

●	During the period from the date of the Business Combination Agreement through the earlier of (x) termination of the Business Combination Agreement and (y) the Closing Date, except as contemplated by the Business Combination Agreement, required by applicable law (including COVID-19 measures), described in the FHLT disclosure schedule or consented to by MCAC, FHLT will not: make any change to its organizational documents; issue equity capital; split, combine, redeem or reclassify its capital stock; authorize or pay any dividends or make distributions with respect to its capital stock or other equity; sell, lease or dispose of any of its material properties or assets; incur or guarantee any indebtedness of another person or issue any debt securities; make certain material tax elections; except as required by law, make any material change in financial or tax accounting methods; take any action likely to prevent, delay or impede the consummation of the Business Combination; make any amendment or modification to the Trust Agreement; make or allow to be made any reduction to the amount in the Trust Account other than as expressly permitted by FHLT’s organizational documents; directly or indirectly acquire or merge with any other person; make any capital expenditures; adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or authorize or commit or agree to take any of the foregoing actions.
●	Upon satisfaction or waiver of the conditions described above in the section entitled “— Conditions to Closing of the Business Combination” and provision of notice thereof to the Trustee, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, FHLT (i) will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be delivered, and (ii) will use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of FHLT holding shares of the FHLT common stock sold in the FHLT IPO who must have previously validly elected to redeem their shares of FHLT common stock pursuant to FHLT’s organizational documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Business Combination Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.
●	FHLT agreed to cause the surviving company to ensure that all rights to indemnification existing at the time the Business Combination Agreement was signed in favor of any director or officer of Excelera or its subsidiaries will surviving for not less than six years from the Closing, and FHLT and the surviving company will not settle, compromise or consent to the entry of judgment in any action, proceeding or investigation without the written consent of such indemnified person.
●	As promptly as practicable following the execution and delivery of the Business Combination Agreement and the availability of Excelera’s financial statements, FHLT agreed to prepare and file with the SEC this proxy statement/prospectus in connection with the transactions contemplated by the Business Combination Agreement and the Offer and provide its stockholders with the opportunity for up to 20,000,000 shares of FHLT Common Stock to be redeemed in conjunction with a stockholder vote on the transactions contemplated by the Business Combination Agreement, with this proxy statement/prospectus to be sent to the stockholders of FHLT relating to the Special Meeting in definitive form, all in accordance with and as required by FHLT’s Organizational Documents, any related agreements with FHLT, the Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. As promptly as practicable following the execution and delivery of the Business Combination Agreement, FHLT agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part, pursuant to which the offering of shares of

FHLT Common Stock to be issued to MCAC pursuant to the Business Combination will be registered under the Securities Act.
●	FHLT will, as promptly as practicable, establish a record date and hold a Special Meeting for the purpose of voting on the Transaction Proposals. FHLT will, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals, and will not change, withdraw, withhold, qualify or modify such recommendation except as required by applicable law.
●	FHLT will use its reasonable best efforts to (i) cause the shares of FHLT Common Stock to be issued to MCAC to be approved for listing on Nasdaq upon issuance, and (ii) make all necessary and appropriate filings with Nasdaq and undertake all other steps reasonably required prior to the Closing Date to effect such listing. FHLT and MCAC shall each pay ½ of all filing fees and out-of-pocket expenses due in connection with any such listing. FHLT shall pay all filing fees and out-of-pocket expenses due in connection with any such listing of the Earnout Shares issued in connection with the Business Combination.
●	FHLT will make all necessary filings with respect to the transactions contemplated by the Business Combination Agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.
●	From the date of the Business Combination Agreement until the earlier of (x) the Closing or (y) the date on which the Business Combination Agreement is terminated, other than in connection with the transaction contemplated by the Business Combination Agreement, FHLT agreed that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with FHLT, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) engage in any discussions or negotiations with respect to an alternate business combination with, or provide any non-public information or data to, any Person that has made, or informs FHLT that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. FHLT must give notice of any alternate business combination to Excelera as soon as practicable following its awareness of such proposal.
●	From and after the Closing Date, except as otherwise required by applicable Law, FHLT will not, and will cause the surviving company and its subsidiaries not to, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing period of Excelera or any of its subsidiaries.
●	The board of directors of FHLT will, in consultation with MCAC and Excelera, approve and adopt the Equity Incentive Plan and ESPP effective as no later than the day before the Closing Date.

Covenants of MCAC and Excelera

MCAC and Excelera made certain covenants under the Business Combination Agreement, including, among other things, the following:

●	During the period from the date of the Business Combination Agreement through the earlier of (x) termination of the Business Combination Agreement and (y) the Closing Date, except as contemplated by the Reorganization, the Business Combination Agreement or any other documents ancillary thereto, required by applicable law (including as may be requested or compelled by any governmental authority), described in the Excelera disclosure schedule or consented to by FHLT, (1) the business of Excelera will be conducted in the ordinary course of business and in a manner consistent with past practice, (2) Excelera shall use its reasonable best efforts to preserve substantially intact the business organization of Excelera, to keep available the services of the current officers, key employees and consultants of Excelera and to preserve the current relationships of Excelera with customers, suppliers and other persons with which Excelera has significant business relations, and (3) Excelera will not: make any change to its organizational documents except that MCAC, in its sole discretion, may convert Excelera to a single member limited liability company in which case the membership interests will be transferred to FHLT pursuant to the Business Combination Agreement in lieu of the current Excelera common stock; issue equity capital, other than in connection with a permitted Excelera interim financing not to exceed $75 million; sell, pledge or dispose of any material assets of Excelera; except in connection with any REACH-related business, form any subsidiary of Excelera or acquire any interest in any other person or enter into any joint venture with any other entity; split, combine, subdivide, redeem or reclassify its capital stock, other than redemptions of equity securities from former employees and other service providers upon the terms set forth in the underlying agreements governing such equity securities; declare, set aside, make or pay any dividends or make distributions with respect to its capital stock or other equity; directly or indirectly acquire or merge with any corporation, partnership, other business organization; or any division thereof, other than the acquisition of inventory and up to $100,000 of fixed assets in the ordinary course of business consistent with past practice; except in connection with a permitted Excelera interim financing, incur or guarantee any indebtedness of another person or persons or issue any debt securities; increase the compensation, incentives or benefits payable to any current or former director, officer employee or consultant of Excelera, amend in any material respect any of the employment agreements or severance agreements with such persons, or accelerate the funding, payment or vesting of any compensation due to any such persons, in each case, other than in the ordinary course of business consistent with past practice; grant any severance or termination pay to any director or officer of Excelera; adopt, amend or terminate any material benefit plan; make certain material tax elections; except as required by law or an amendment in GAAP, make any material change in financial or tax accounting methods; except in the ordinary course of business, materially amend or consent to termination of any material contracts of Excelera or Excelera’s rights thereunder, in each case in a manner that is adverse to Excelera; enter into any agreement that obligates Excelera to produce intellectual property related to the business, other than where such intellectual property would be owned by Excelera; intentionally permit the lapse or abandonment, or otherwise fail to protect Excelera’s interest and rights to any material intellectual property owned by Excelera; transfer, sublet, modify terminate or otherwise amend any real property lease of Excelera; take any action likely to prevent, delay or impede the consummation of the Business Combination; or authorize or commit or agree to take any of the foregoing actions.
●	During the period from the date of the Business Combination Agreement through the earlier of (x) termination of the Business Combination Agreement and (y) the Closing Date, other than in connection with the transaction contemplated by the Business Combination Agreement, MCAC agreed that it will not, and will not authorize or (to the extent within its control) permit any of its controlled Affiliates or any of its directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with MCAC, to, directly or indirectly, (i) encourage, initiate, solicit, or facilitate, offer, or make, respond to, provide any information to any Person or commence due diligence with respect to any offers, inquiry, proposals or indication of interest, written or oral, related to, any Acquisition Proposal, (ii) continue or engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs MCAC that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement (whether or not binding) relating to an Acquisition Proposal.
●	On or prior to July 15, 2022, MCAC shall have delivered to FHLT as of the of the Business Combination Agreement true and complete copies of the audited balance sheets of Excelera as of each fiscal year from inception through December 31, 2021, each audited in accordance with the auditing standards of the U.S. Public Company Accounting Oversight Board (PCAOB) for public companies as required by the SEC in connection with the filing of this proxy statement/prospectus (such balance sheets have been delivered).
●	On or prior to July 15, 2022, MCAC shall deliver to FHLT true and complete copies of the reviewed consolidated balance sheet of the Company as of March 31, 2022, each reviewed in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of this proxy statement/prospectus (such balance sheets have been delivered).
●	At the Closing, Excelera will maintain systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. On or prior to the Closing, Excelera agreed to deliver to FHLT a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Excelera to Excelera’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation or internal controls that would adversely affect the ability of Excelera to record, process, summarize and report financial data.

Mutual Covenants

FHLT, MCAC and Excelera (the “BCA Parties”) made certain mutual covenants under the Business Combination Agreement, including, among other things, the following:

●	Each of the BCA Parties will cooperate and use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by the Business Combination Agreement reasonably promptly after the date thereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by the Business Combination Agreement. Excelera will pay the applicable filing fees due under the HSR Act.
●	The BCA Parties agreed not to make any public announcement without the other party’s consent, except as required by applicable law.
●	The BCA Parties agreed to provide prompt notice to one another of any event which such party becomes aware of during the period from the date of the Business Combination Agreement until the earlier of (x) the Closing or (y) the date on which the Business Combination Agreement is terminated, the occurrence or non-occurrence of which cause or would reasonably be expected any of the conditions set forth in the Business Combination Agreement to fail.
●	In connection with the Closing, FHLT and MCAC shall enter into a certain Earnout Shares Registration Rights Agreement with respect to the Earnout Shares.

Termination

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

●	by mutual written consent of FHLT and MCAC;
●	by FHLT or MCAC if any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappelable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;
●	by MCAC upon a breach of any representation, warranty, covenant or agreement on the part of FHLT set forth in the Business Combination Agreement, or if any representation or warranty of FHLT shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating FHLT Breach”); provided that MCAC has not waived such Terminating FHLT Breach and MCAC and the Excelera are not then in material breach of any of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating FHLT Breach is curable by FHLT, MCAC may not terminate the Business Combination Agreement for so long as FHLT continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by MCAC to FHLT;
●	by FHLT upon a breach of any representation, warranty, covenant or agreement on the part of MCAC or Excelera set forth in the Business Combination Agreement, or if any representation or warranty of MCAC or Excelera shall have become untrue, in either case such that certain conditions set forth the Business Combination Agreement would not be satisfied (“Terminating Excelera Breach”); provided that FHLT has not waived such Terminating Excelera Breach and FHLT is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Excelera Breach is curable by MCAC or Excelera, FHLT may not so terminate the Business Combination Agreement for so long as MCAC and Excelera continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by FHLT to MCAC;

●	by either FHLT or MCAC if the Closing has not occurred prior to December 9, 2022; provided, however that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement, or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition, provided further that in the event any law is enacted after the date of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the December 9, 2022 date shall be automatically extended by the length of any such extension;
●	by FHLT or MCAC if any of the Proposals shall fail to receive the requisite vote for approval at the Special Meeting; or
●	by FHLT if the audited financial statements and reviewed financial statements of Excelera shall not have been delivered to FHLT by MCAC on or before July 15, 2022 (such audited financial statements have been delivered);
●	by FHLT if the Company Disclosure Schedule shall not have been delivered, in form and substance acceptable to FHLT in its sole discretion, to FHLT by MCAC and Excelera on or before June 20, 2022 (such Company Disclosure Schedule has been delivered); or by FHLT if any material regulatory matter arises, which is unknown to FHLT as of the date of the Business Combination Agreement, and not resolved in a satisfactory manner to FHLT in its sole discretion prior to Closing.

Amendments

The Business Combination Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

OTHER AGREEMENTS

PIPE Subscription Agreement

Simultaneous with entering into the Business Combination Agreement, FHLT entered into a Subscription Agreement (the “Subscription Agreement”) with an investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor agreed to purchase an aggregate of 9,090,909 shares of FHLT Common Stock immediately prior to the Business Combination at a cash purchase price of $11.00 per share, resulting in aggregate proceeds of $100,000,000 (the “PIPE Investment”) to be placed in an escrow account by no later than 5 business days following the delivery of PCAOB audited financial statements of Excelera, or such later date as approved by FHLT.

The Subscription Agreement contains customary representations, warranties, covenants, agreements of FHLT and the PIPE Investor. The Subscription Agreement includes customary closing conditions. The PIPE Investor has the right to terminate the Subscription Agreement if the transactions contemplated in the Business Combination Agreement have not been consummated by December 14, 2022.

Forward Purchase Agreement

Simultaneous with entering into the Business Combination Agreement, FHLT entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) with an investor (the “FPA Investor”), pursuant to which, among other things, the FPA Investor agreed to purchase shares of FHLT Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of the Business Combination Agreement and prior to the date which is two business days prior to the date of special meeting of FHLT’s stockholders called in connection with the Business Combination (the “Purchase Deadline”); provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share. In the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from FHLT and FHLT shall issue to the FPA Investor, immediately prior to the Business Combination, the requisite number of Additional Shares at $11.00 per share to satisfy the unfulfilled portion of the $20,000,000 purchase commitment. The FPA Investor’s shares are not redeemable at the Closing of the Business Combination because the FPA Investor has agreed not to redeem these shares.

The Forward Purchase Agreement contains customary representations, warranties, covenants and agreements of FHLT and the FPA Investor. The Forward Purchase Agreement shall terminate on the earlier of (i) the closing of the Business Combination and (ii) the later of (x) December 14, 2022 and (y) if FHLT’s stockholders approve an extension of the date by which FHLT must consummate a business combination, such later date as approved by FHLT’s stockholders.

Lock-Up Agreement

Simultaneous with entering into the Business Combination Agreement, FHLT, Future Health ESG Associates 1, LLC (the “Sponsor”), BEA Holdings, LLC, M2 Enterprises Holdings, LLC, HC1.com, Inc., MB Equity, LLC, R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman (collectively, the “Founders” and together with the Sponsor, the “Key FHLT Stockholders”), MCAC, PIPE Investor, and the FPA Investor (collectively, the “Insiders”), collectively representing approximately 79% of the shares of FHLT expected to be outstanding immediately after Closing (the ”Lock-Up Shares”), each entered into a Lock-Up Agreement pursuant to which the Insiders have agreed not to sell, transfer, or exchange the Lock-Up Shares until the earlier of:

(x)	one year after the Closing Date,

(y)the date on which FHLT completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of FHLT’s stockholders having the right to exchange their shares for cash, securities or other property, or

(z)with respect to 1/3 of the Lock-Up Shares in each instance, the dates subsequent to the Closing on which price of the FHLT Common Stock equals or exceeds a target price of $12.00, $13.00, and $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for a period of 20 trading days within any consecutive 30 trading day period, provided, that for the purpose of this clause (z), multiple target prices may be met simultaneously.

The Lock-Up Agreement further provides that each Insider shall in no event sell or transfer within any contiguous 90-day period more than 1/3 of the Lock-Up Shares originally issued to him/her/it.

Notwithstanding the foregoing, MCAC and its shareholders are permitted to sell up to twenty percent (20%) of the stock they receive in order to pay taxes relating to the transaction and the subsequent liquidation of MCAC.

Amended and Restated Registration Rights Agreement

At the closing of the Business Combination, the Sponsor, certain other stockholders of FHLT and MCAC (collectively, the “Registration Rights Holders”) and FHLT will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, FHLT will agree that, within 30 calendar days after the consummation of the Business Combination, it will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and FHLT will use its commercially reasonable efforts to have such Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain holders can demand up to three underwritten offerings, and certain holders will be entitled to piggyback registration rights.

Sponsor Stockholder Support Agreement

FHLT has delivered to MCAC the Sponsor Stockholder Support Agreement (the “Sponsor Stockholder Support Agreement”), dated June 13, 2022, by and among FHLT, MCAC, Excelera and the Key FHLT Stockholders pursuant to which, among other things, the Key FHLT Stockholders agreed to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to vote all FHLT Common Stock owned by it in favor of the Business Combination, and to execute and deliver any further document, agreement or instrument of assignment, transfer or conveyance as necessary to effectuate the purposes thereof and as may be reasonably requested in writing by another party thereto

Amendment to Underwriting Agreement

Simultaneously with the execution of the Business Combination Agreement, FHLT and Cantor Fitzgerald & Co. (“Cantor”) entered into an amendment (the “Underwriting Agreement Amendment”) to the Underwriting Agreement, dated as September 9, 2021 (the “Underwriting Agreement”), by and between FHLT and Cantor. Pursuant to the Underwriting Agreement Amendment, Cantor agreed to accept 272,727 shares of FHLT Common Stock at $11.00 per share (the “Deferred Commission Shares”) in exchange for a $3,000,000 reduction in the cash portion of the $9,000,000 of deferred underwriting fees payable at closing of the Business Combination.

Amended and Restated Bylaws

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, FHLT will amend and restate its bylaws to be in the form of the Amended and Restated Bylaws attached to this proxy statement/prospectus as Annex C.

Proposed Charter

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, FHLT will amend the Existing Charter to (a) require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter, (b) require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Bylaws, (c) eliminate the provisions in the Existing Charter relating to the application of the doctrine of corporate opportunity, (d) eliminate certain provisions in our Existing Charter relating to the initial business combination and other matters relating to FHLT’s status as a blank-check company that will no longer be applicable to us following the Closing, and (e) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Existing Charter to change the name of the corporation to “Excelera Health, Inc.”

For more information, see the section entitled “Proposal Number 2 — The Charter Approval Proposal.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain material U.S. federal income tax consequences relating to the exercise by beneficial owners of Public Shares of their Redemption Rights in connection with the Business Combination. This summary does not provide a complete analysis of all potential tax considerations. This discussion does not address any tax consequences arising under U.S. alternative minimum tax rules, any consequences resulting from U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on investment income), the tax laws of any U.S. state or locality, any non-U.S. tax laws or considerations under any applicable income tax treaty.

This discussion is based upon the Code, the Treasury Regulations and court and administrative rulings, practice and decisions, all as in effect on the date of this proxy statement/consent solicitation/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those beneficial owners of Public Shares that hold their Public Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for beneficial owners of Founder Shares. Further, this discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, if you are:

●	a bank or financial institution;
●	a tax-exempt organization;
●	a real estate investment trust;
●	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
●	an insurance company;
●	a regulated investment company or a mutual fund;
●	a “controlled foreign corporation” or a “passive foreign investment company;”
●	a dealer or broker in stocks and securities, or currencies;
●	a dealer or trader in securities that elects (or is subject to) mark-to-market method of tax accounting;
●	a holder of Public Shares that is liable for the alternative minimum tax;
●	a holder subject to the base erosion and anti-abuse tax under Section 59A of the Code;
●	a holder of Public Shares that received Public Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
●	a U.S. Holder (as defined below) of Public Shares that has a functional currency other than the U.S. dollar;
●	a holder of Public Shares that holds Public Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
●	a person required to accelerate the recognition of any item of gross income with respect to Public Shares, as applicable, as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Public Shares, as applicable, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the U.S. federal income tax consequences of a redemption of Public Shares to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Public Shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of a redemption in their specific circumstances.

The tax consequences of a redemption of your Public Shares, as applicable, will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of a Redemption of Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a U.S. Holder of Public Shares that exercises the Redemption Rights described above under “FHLT’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code or as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under ”—Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale Public Shares, you will be treated as receiving a distribution subject to tax as described below under ”—Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of Public Shares treated as held by you (including any shares constructively owned by you, and including Public Shares constructively held by you as a result of owning FHLT warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a distribution) if the redemption (i) results in a “complete termination” of your interest in FHLT, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained in more detail below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as FHLT warrants).

There generally will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in FHLT. Whether the redemption will result in a meaningful reduction in your proportionate interest in FHLT will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding voting Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding voting Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in FHLT warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will generally be treated as receiving a distribution from FHLT. You generally will be required to include such distribution in gross income as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of FHLT’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—Gain or Loss on Redemptions Treated as a Sale of Public Shares.”

If you are a corporate U.S. Holder, dividends paid by FHLT to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement (see “—Gain or Loss on Redemptions Treated as a Sale of Public Shares” below).

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

All U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a Non-U.S. Holder of Public Shares that exercises the Redemption Rights described above under “FHLT’s Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

All Non-U.S. Holders considering exercising their Redemption Rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from FHLT, which will be treated for U.S. federal income tax purposes as a dividend to the extent the distribution is paid out of FHLT’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to the “branch profits tax” at a 30% rate, or, if applicable, a lower income tax treaty rate, on its effectively connected earnings and profits attributable to such gain (subject to adjustments).

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under ”—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

●	such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate under certain circumstances;
●	you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% U.S. federal income tax; or
●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or redemption or at any future time.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

FATCA Reporting

In accordance with Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), a 30% U.S. federal withholding tax may apply to any redemption treated as a dividend paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.

All holders are urged to consult their tax advisors regarding the application of FATCA to a redemption of Public Shares.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number on an IRS Form W-9 and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

The payment of the proceeds or the disposition of shares (including a retirement or redemption) within the United States or conducted through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding (currently at a rate of 24%). Backup withholding generally will not apply to payments of dividends on the shares if a Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is in fact a “United States person” (as defined in the Code) who is not an exempt recipient.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

DESCRIPTION OF SECURITIES OF THE POST-COMBINATION COMPANY

In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Amended and Restated Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively.

The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Post-Combination Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Post-Combination Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable.

The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.

As of December 31, 2021, FHLT had 25,000,000 shares of Common Stock issued and outstanding and one holder of record of FHLT’s Units, 35 holders of record of FHLT Common Stock and three holders of record of FHLT’s Public Warrants. After giving effect to the Business Combination, we expect the Post-Combination Company will have approximately 85,000,000 shares of common stock outstanding, consisting of (i) up to 60,000,000 shares issued to MCAC (including up to 20,000,000 Earnout Shares), (ii) 20,000,000 shares held by FHLT’s Public Stockholders (assuming no redemptions by such Public Stockholders) and (iv) 5,000,000 shares held by the Sponsor.

Preferred Stock

Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at or the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of preferred stock will be 5,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of preferred stock outstanding.

Under the terms of the Proposed Charter, the Post-Combination Company’s board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Post-Combination Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.

The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Anti-Takeover Provisions

The Proposed Charter and the Amended and Restated Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Post-Combination Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Proposed Charter will provide that only the chairperson of Post-Combination Company’s board of directors, a majority of the board of directors or the Chief Executive Officer of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws will provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Post-Combination Company’s board of directors or a committee of the Post-Combination Company’s board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Post-Combination Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws will also specify requirements as to the form and content of a stockholder’s notice. The Amended and Restated Bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Post-Combination Company.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Amended and Restated Bylaws may be amended or repealed by a majority vote of the Post-Combination Company’s board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of Post-Combination Company’s board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Proposed Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and Amended and Restated Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Amended and Restated Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Exclusive Forum For Certain Lawsuits

The Proposed Charter will provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Post-Combination Company to the Post-Combination Company or its stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against the Post-Combination Company or any director, officer or employee of the Post-Combination Company arising pursuant to any provision of the DGCL or the Proposed Charter or the Amended and Restated Bylaws, or (4) action asserting a claim against the Post-Combination Company or any director, officer or employee of the Post-Combination Company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, unless the Post- Combination Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Post-Combination Company shall be deemed to have notice of and consented to the exclusive forum provisions of the Proposed Charter.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We have applied to list the Common Stock on Nasdaq under the symbol “XLRA.”

Warrants

Public Stockholders’ Warrants

Upon the Closing, each warrant will entitle the registered holder to purchase one share of Post-Combination Company common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Post-Combination Company common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Post-Combination Company common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire on the fifth anniversary of the Closing at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Post-Combination Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
●	if, and only if, the reported last sale price of the shares of Post-Combination Company common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of Post-Combination Company common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Post-Combination Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of the Post-Combination Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, the Post-Combination Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Post-Combination Company common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and FHLT. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the FHLT IPO prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Post-Combination Company common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Post-Combination Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Post-Combination Company common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of Post-Combination Company common stock or equity-linked securities for capital raising purposes in connection with Closing at a Newly Issued Price of less than $9.20 per share of Post-Combination Company common stock (with such issue price or effective issue price to be determined in good faith by the Post-Combination Company’s board of directors, and in the case of any such issuance to FHLT’s sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Post-Combination Company common stock and any voting rights until they exercise their warrants and receive shares of Post-Combination Company common stock. After the issuance of shares of Post-Combination Company common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Post-Combination Company common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Post-Combination Company common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Post-Combination Company common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to the Post-Combination Company officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Post-Combination Company. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Post-Combination Company common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Post-Combination Company common stock issuable upon exercise of any of these warrants) until the date that is 30 days after Closing, except that, among other limited exceptions made to FHLT’s officers and directors and other persons or entities affiliated with the Sponsor.

Cantor Fitzgerald & Co. has agreed that it shall have the right to exercise the Private Placement Warrants until, and shall forfeit to us for cancellation any Private Placement Warrants held by it on, the date that is five years after the effective date of the registration statement of which this proxy statement/prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(A).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Post-Combination Company

Amended and Restated Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, FHLT and certain stockholders of Excelera and FHLT will enter into the Amended and Restated Registration Rights Agreement, pursuant to which FHLT will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of FHLT Common Stock and other equity securities of FHLT that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, FHLT agreed to file a shelf registration statement registering the resale of the Common Stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the closing of the Business Combination. Up to twice in any 12-month period, certain stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. FHLT also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that FHLT will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Procedures with Respect to Review and Approval of Related Person Transactions

The boards of directors of FHLT and Excelera recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Post-Combination Company’s board of directors expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, the Post-Combination Company’s Chief Legal and Compliance Officer will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the Chief Legal and Compliance Officer determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Post-Combination Company’s Chief Legal and Compliance Officer will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Post-Combination Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Post-Combination Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person. The Business Combination Agreement contemplates that, at the Closing, FHLT will enter into the following related party agreements, each of which will be subject to the related person procedures outlined herein:

Related Person	Nature of Agreement	Description of Services
Discovery Genomics	Laboratory Services Agreement	Genetic testing and analysis for Excelera beneficiaries
Excelera Investment 1, LLC (A wholly owned subsidiary of MacArthur Court Acquisition Corp.)	Office Lease	Corporate office and HQ facilities

Certain Relationships and Related Person Transactions—Excelera

Prior to the Business Combination, Excelera operated as a wholly owned subsidiary of MCAC, which provided numerous shared services to Excelera directly and through various other wholly owned subsidiaries. Shared services have historically included treasury, payroll and benefits administration, facilities management, genetic testing, and executive oversight. Prior to closing the Business Combination, certain assets used in the operation of Excelera’s business, principally software, data, intellectual property, and related computer hardware collectively comprising the Human Insights™ technology platform, will be contributed to Excelera by MCAC and its affiliates by way of one or more Contribution Agreements. The audited and interim financial statements of Excelera presented herein reflect the financial results of Excelera as if these contributions had occurred on January 1, 2020, and as if Excelera had been operating on a stand-alone basis. See further discussion in the section entitled “Selected Historical Consolidated Financial Information of Excelera”.

Certain Relationships and Related Person Transactions — FHLT

In March 2021, BEA Holdings, LLC, an affiliate of Bradley A. Bostic, our Chairman and Chief Executive Officer; m2 Enterprises Holdings, LLC, an affiliate of Travis A. Morgan, our Chief Financial Officer and a member of our Board of Directors; and Future Health ESG Associates 1, LLC, of which Messrs. Bostic and Morgan are the managers, purchased an aggregate of 4,312,500 Founder Shares for a capital contribution of $25,000. On March 23, 2021, Future Health ESG Associates 1, LLC transferred an aggregate of 168,188 Founder Shares, of which 129,374 shares were transferred to hc1.com, Inc., an affiliate of Messrs. Bostic and Morgan; and 12,938 shares were transferred to each of R. Mark Lubbers, Dr. F. John Mills and Dr. Nancy L. Snyderman, our directors. On July 16, 2021, MB Equity, LLC, an affiliate of Messrs. Bostic and Morgan, purchased 1,437,500 additional Founder Shares for a purchase price of $8,333. Upon the consummation of the IPO, MB Equity LLC transferred 1,229,799 Founder Shares to the anchor investors at a price of $0.0058 per share.

The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the FHLT IPO (not including the shares of common stock issuable upon exercise of the Private Placement Warrants). Subsequent to the consummation of the FHLT IPO, 750,000 Founder Shares were forfeited by our founders as the underwriters over allotment was not exercised.

Future Health ESG Associates 1, LLC purchased an aggregate of 6,375,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the FHLT IPO.

As described in “Management — Conflicts of Interest,” if any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. Our officers and directors currently have other relevant fiduciary, contractual or other obligations or duties that may take priority over their duties to us.

Our founders, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsors, officers, directors or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our founders, officers and directors and their affiliates may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our founders. The loans will be non-interest bearing. The other terms of such loans by our founders, officers and directors and their affiliates, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our founders, an affiliate of our founders, officers and directors and their affiliates, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the Post-Combination Business to determine executive officer and director compensation.

We have entered into a letter agreement with our Initial Stockholders, officers and directors and a separate agreement with the anchor investors pursuant to which (x) our Initial Stockholders, officers and directors and the anchor investors have agreed to waive: (1) their redemption rights with respect to any Founder Shares and, except in the case of the anchor investors, Public Shares held by them, as applicable, in connection with the completion of our initial business combination; (2) their redemption rights with respect to any Founder Shares and, except in the case of the anchor investors, Public Shares held by them in connection with a stockholder vote to approve an amendment to our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption rights as described in this proxy statement/prospectus (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to complete our initial business combination by December 14, 2022 or during any Extension Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame), and (y) the Founder Shares are subject to certain transfer restrictions.

We have entered into a registration rights agreement with respect to the Founder Shares and shares of common stock issuable upon exercise of private placement warrants and warrants that may be issued upon conversion of working capital loans, which is described under the section of this proxy statement/prospectus entitled “Description of Securities—Registration Rights.”

Future Health ESG Associates 1, LLC loaned us $250,000 to cover expenses related to the IPO pursuant to two promissory notes dated March 4, 2021 and August 24, 2021. These notes were non-interest bearing and repaid in full after the closing of the IPO.

Policy for Approval of Related Party Transactions

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsors, officers or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsors, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. There will be no finder’s fees, reimbursements or cash payments made by us to our founders, officers or directors or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of this offering and the sale of the private placement warrants held in the Trust Account prior to the completion of our initial business combination:

●	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
●	repayment of non-interest bearing loans which may be made by our founders, officers and directors and their affiliates to finance transaction costs in connection with an intended initial business combination. Up to $2,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender.

These payments may be funded using funds not held in the Trust Account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to us in connection therewith.

EXPERTS

The audited financial statements of Future Health ESG Corp. as of December 31, 2021 and for the period from February 25, 2021 (inception) through December 31, 2021 (which contain an explanatory paragraph relating to substantial doubt about the ability of Future Health ESG Corp. to continue as a going concern as described in Note 1 to the financial statements) included in this proxy statement/prospectus and elsewhere in the registration statement have been included in reliance on the report of Marcum LLP, independent registered public accountants, based upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Excelera DCE for the years ended December 31, 2021 and 2020 included in this proxy statement/prospectus and elsewhere in the registration statement have been included in reliance on the report of Ramirez Jimenez International CPAs, independent registered public accountants, based upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of FHLT Common Stock offered by this proxy statement/prospectus will be passed upon for FHLT by McDermott Will & Emery LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the FHLT Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of FHLT Common Stock, FHLT Units and FHLT Warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

FHLT files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FHLT’s SEC filings, including this proxy statement/prospectus, online at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the proposals to be presented at the Special Meeting, you should contact              , FHLT’s proxy solicitation agent, at the following address and telephone number:

Telephone:

(banks and brokers call collect at     )

Email:     .

If you are a FHLT stockholder and would like to request documents, please do so by            , 2022, in order to receive them before the special meeting.   If you request any documents from FHLT, FHLT will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to FHLT has been supplied by FHLT, and all such information relating to Excelera has been supplied by MCAC and Excelera. Information provided by FHLT, Excelera or MCAC does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of FHLT for the Special Meeting. FHLT has not authorized anyone to give any information or make any representation about the Business Combination, FHLT, Excelera or MCAC that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Future Health ESG Corp.
Report of Independent Registered Public Accounting Firm (PCAOB ID# 688)	F-2
Balance Sheet as of December 31, 2021	F-3
Statement of Operations for the period from February 25, 2021 (inception) through December 31, 2021	F-4
Statement of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the period from February 25, 2021 (inception) through December 31, 2021	F-5
Statement of Cash Flows for the period from February 25, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements of Future Health ESG Corp.
Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-19
Statements of Operations for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through March 31, 2021 (Unaudited)	F-20

Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through March 31, 2021 (Unaudited)

F-21
Statements of Cash Flows for the three months ended March 31, 2022 and for the period from February 25, 2021 (inception) through March 31, 2021 (Unaudited)	F-22
Notes to Unaudited Financial Statements	F-23

Audited Financial Statements of Excelera DCE
Report of Independent Registered Public Accounting Firm (PCAOB ID# 820)	F-34
Combined Balance Sheets as of December 31, 2021 and December 31, 2020	F-36
Combined Statements of Operations for years ended December 31, 2021, and 2020	F-37
Combined Statement of Net Parent Investment for the years ended December 31, 2021, and 2020	F-38
Combined Statements of Cash Flows for years ended December 31, 2021, and 2020	F-39
Notes to Combined Financial Statements	F-40

Unaudited Financial Statements of Excelera DCE
Interim Combined Balance Sheets as of March 31, 2022 and December 31, 2021	F-50
Interim Combined Statements of Operations for the three months ended March 31, 2022 and 2021	F-51
Interim Combined Statement of Net Parent Investment for the three months ended March 31, 2022 and 2021	F-52
Interim Combined Statements of Cash Flows for the three months ended March 31, 2022, and 2021	F-53
Notes to Interim Combined Financial Statements	F-54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Future Health ESG Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Future Health ESG Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in common stock subject to possible redemption and stockholders’ deficit and cash flows for the period from February 25, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and the results of its operations and its cash flows for the period from February 25, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete an initial business combination by the close of business on December 14, 2022, then the Company will cease all operations except for the purpose of liquidating. While Management expects to complete a Business Combination prior to December 14, 2022, this date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT
March 28, 2022

FUTURE HEALTH ESG CORP.

BALANCE SHEET

December 31, 2021

ASSETS
Current assets:
Cash	$1,446,482
Prepaid expenses	108,150
Total current assets	1,554,632
Marketable securities held in Trust Account	201,004,349
Other assets	74,371
Total Assets	$202,633,352

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$20,904
Franchise tax payable	62,299
Accrued expenses	40,581
Total current liabilities	123,784
Deferred underwriting and advisory fees payable	9,000,000
Total liabilities	9,123,784

Commitments and Contingencies (Note 5)

Common stock subject to possible redemption, 20,000,000 shares at $10.05 per share	201,000,000

Stockholders' Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	—
Accumulated deficit	(7,490,932)
Total stockholders' deficit	(7,490,432)
Total Liabilities, Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$202,633,352

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTH ESG CORP.

STATEMENT OF OPERATIONS

For the period from February 25, 2021 (inception) through December 31, 2021

General and administrative expenses	$125,004
Franchise tax expense	62,299
Loss from operations	(187,303)
Interest income on cash balance	2,043
Gain on marketable securities (net), dividends and interest, held in Trust Account	4,349
Net Loss	$(180,911)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	7,032,258
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.02)

Weighted average shares outstanding of non-redeemable common stock, basic and diluted	5,000,000
Basic and diluted net loss per share, non-redeemable common stock	$(0.02)

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTH ESG CORP.

STATEMENT OF CHANGES IN COMMON STOCK

SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31,2021

	Common Stock Subject				Additional		Total
	to Possible Redemption		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of February 25, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	5,750,000	575	32,758	—	33,333
Forfeiture of Founder Shares	—	—	(750,000)	(75)	75	—	—
Sale of units in initial public offering	20,000,000	200,000,000	—	—	—	—	—
Paid underwriters fees	—	(4,019,555)	—	—	—	—	—
Deferred underwriting and advisory costs	—	(9,000,000)	—	—	—	—	—
Proceeds allocated to Public Warrant at issuance	—	(5,000,000)	—	—	5,000,000	—	5,000,000
Excess fair value over consideration of the founder shares offered to the anchor investors	—	(8,163,891)	—	—	—	8,163,891	8,163,891
Other offering costs	—	(331,138)	—	—	(367,161)	—	(367,161)
Sale of private placement warrants	—	—	—	—	7,375,000	—	7,375,000
Remeasurement adjustment on redeemable common stock	—	27,514,584	—	—	(12,040,672)	(15,473,912)	(27,514,584)
Net loss	—	—	—	—	—	(180,911)	(180,911)
Balance as of December 31, 2021	20,000,000	$201,000,000	5,000,000	$500	$—	$(7,490,932)	$(7,490,432)

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTH ESG CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(180,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(4,349)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(182,521)
Accounts payable and accrued expenses	123,784
Net cash used in operating activities	(243,997)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(201,000,000)
Net cash used in investing activities	(201,000,000)

Cash Flows from Financing Activities:
Advances from related party	250,000
Repayment of note payable and advances from related party	(250,000)
Proceeds from issuance of common stock to Sponsor	33,333
Proceeds from sale of common stock, net of transaction costs	195,282,146
Proceeds from sale of Private Placement Warrants	7,375,000
Net cash provided by financing activities	202,690,479

Net increase in cash	1,446,482
Cash - beginning of period	—
Cash - end of period	$1,446,482

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting and advisory fees payable	$9,000,000
Initial classification of common stock subject to possible redemption	$173,485,416
Remeasurement adjustment on redeemable common stock	$27,514,584
Excess fair value over consideration paid for founder shares sold to the anchor investors	$8,163,891

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTH ESG CORP.

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 1 — Description of Organization and Business Operations

Organization and General

Future Health ESG Corp. (the “Company”) is a blank check company incorporated in Delaware on February 25, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company”, and as such, the Company is subject to all the risks associated with emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering described below, and its search for a target business for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents held in the trust and operating accounts. The Company has selected December 31 as its fiscal year end.

On September 9, 2021, (the “Company”) consummated its initial public offering (the “IPO”) of 20,000,000 units (the “Units”). Each Unit consists of one share of common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000, as further described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 7,375,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”) to Future Health ESG Associates 1, LLC (the “Sponsor”) and Cantor Fitzgerald & Co, generating gross proceeds to the Company of up to $7,375,000, as further described in Note 4.

Transaction costs amounted to $21,881,745, including $9,000,000 in deferred underwriting and advisory fees payable, $4,019,555 in upfront underwriting fees, $8,163,891 in offering costs allocated to the fair value of the common shares offered to anchor investors by certain related parties (see Note 3), and $698,299 in other offering costs related to the Initial Public Offering.

A total of $201,000,000, comprised of proceeds from the IPO and the sale of the Private Placement Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its taxes, if any, the funds held in the trust account will not be released from the trust account until the earliest of: (1) the completion of the Company’s initial business combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial business combination or to redeem 100% of its public shares if the Company does not complete its initial business combination within 15 months from the closing of the IPO (by December 14, 2022) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of the Company’s public shares if it has not completed its initial business combination within 15 months from the closing of the IPO, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company provides the holders (the “Public Stockholders”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders are entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (anticipated to be approximately $10.05 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting and advisory fees the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholder’s rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (by December 14, 2022) (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting and advisory fees (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.05 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. Management continues to evaluate the impact of the COVID-19 outbreak on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments to reflect the outcome of this uncertainty.

Going Concern

On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40 “Presentation of Financial Statements — Going Concern". As of December 31, 2021, the Company had $1,446,482 in its operating bank account, $201,004,349 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $1,430,848. Management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing, however there is a risk that liquidity may not be sufficient. The Sponsor intends, but is not obligated to, provide the Company Working Capital Loans (see Note 4) to sustain operations in the event of a liquidity deficiency.

If the Company is unable to complete an initial business combination by the close of business on December 14, 2022, then the Company will cease all operations except for the purpose of liquidating. While Management expects to complete a Business Combination prior to December 14, 2022, this date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Loss Per Share of Common Stock

Earnings or loss per share of common stock is computed by dividing net loss by the weighted average number of shares issued and outstanding during the period. Earnings and losses are allocated to redeemable and non-redeemable common stock based on weighted-average shares outstanding. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The Company’s statement of operations includes a presentation of income (loss) per share of common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. As of December 31, 2021, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented. Remeasurement adjustment on redeemable common stock is not considered in the calculation because redemption value closely approximates fair value.

For the period from
February 25, 2021
(inception) through
December 31, 2021
Redeemable Common Stock
Allocation of net loss	$(105,734)
Denominator: Weighted Average-Redeemable Common Stock
Weighted average shares outstanding	7,032,258
Basic and Diluted Net loss per Common Share, Redeemable Common Stock	$(0.02)
Non-Redeemable Common Stock
Allocation of net loss	$(75,177)
Denominator: Weighted Average-Non-Redeemable Common Stock
Weighted average shares outstanding	5,000,000
Basic and Diluted Net loss per Common Share, Non-Redeemable Common Stock	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s marketable securities held in trust of $201,004,349 are deemed cash and cash equivalents which are considered level 1 classified. There were no transfers to and from Levels 1, 2, and 3 from the period beginning February 25, 2021 (inception) through December 31, 2021.

Offering Costs

Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were allocated to temporary equity or stockholders’ deficit upon the completion of the Initial Public Offering. Offering costs were $21,881,745 as of December 31, 2021. The Company complies with the requirements of the ASC 340-10-S99-1.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

ASC 480-10-S99 addresses concerns raised by the SEC regarding the financial statement classification and measurement of securities subject to mandatory redemption requirements or whose redemption is outside the control of the issuer. If the stock subject to mandatory redemption provisions represents the only shares in the reporting entity, it must report instruments in the liabilities section of its statement of financial position. The Company must then present them as shares subject to mandatory redemption, so as to distinguish the instruments from other financial statement liabilities. The Company concludes that the Company’s warrants defined in Note 6 do not exhibit any of the above characteristics and, therefore are outside the scope of ASC 480.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The 10,000,000 Public Warrants and 7,375,000 Private Placement Warrants, excluding over-allotment, were issued in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants meet the criteria for equity treatment thereunder, each warrant will be recorded as equity. The Company, therefore, accounts for its outstanding warrants as equity-classified instruments.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

The Company’s net deferred tax assets (liabilities) as of December 31, 2021 are as follows:

Organization costs	$26,251
Net operating loss carryforward	11,740
Total deferred tax asset	37,911
Valuation allowance	(37,911)
Net Deferred Tax Assets/(Liabilities)	$—

The income tax provision for the period from February 25, 2021 (inception) through December 31, 2021 consists of the following:

Federal
Current	$—
Deferred	37,991
State
Current	—
Deferred	—
Change in valuation allowance	(37,991)
Income tax provision	$—

As of December 31, 2021, the Company had $55,907 of U.S. federal and state net operating loss carryovers available to offset future taxable income that may be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more-likely-than-not that some portion of all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of deferred tax assets and therefore established a full valuation allowance of $37,911 as of December 31, 2021.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:

Effective Tax Rate Reconciliation	Tax-Effected	Rate
Pre-Tax Book Loss	$(37,991)	21.00%
Change in Valuation Allowance	37,991	(21.00)%
Income Tax (Expense) Benefit	$—	0.00%

The Company files income tax returns in the U.S. federal jurisdiction and Delaware which remain open and subject to examination.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020- 06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company early adopted ASU 2020-06 effective upon inception on February 25, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,446,482 in cash and no cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

As of December 31, 2021, the assets held in the Trust Account were held in investments in money market funds.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including shares of common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s common stock represented by Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the remeasurement of initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital, to the extent available, and accumulated deficit.

The common stock subject to possible redemption reflected on the balance sheet as of December 31, 2021 is reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Common stock issuance costs	(21,514,584)
Proceeds allocated to Public Warrants at issuance	(5,000,000)
Plus:
Remeasurement of carrying value to redemption value	27,514,584
Common stock subject to possible redemption	$201,000,000

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share.

Twelve anchor investors, none of whom is affiliated with any member of our management team, purchased an aggregate of 19,480,000 of the units sold in the Initial Public Offering. Further, each such anchor investor purchased a pro-rata portion of 1,229,798 Founder Shares (defined below) from MB Equity, LLC, an affiliate of Bradley Bostic, the Company’s Chief Executive Officer and a director, and Travis Morgan, the Company’s Chief Financial Officer, and a director, at a price of $0.0058 per share.

The Company has determined the excess fair value of the Founder Shares sold to the anchor investors to be $8,163,891. To estimate the fair value, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and was charged to common stock subject to possible redemption upon completion of the Initial Public Offering. In accordance with Staff Accounting Bulletin Topic 5T, a capital contribution from the founders was recorded in additional paid-in capital.

The underwriter did not exercise their overallotment option to purchase an additional 3,000,000 private warrants within the 45 day limit. Management determined the fair value of this option to be immaterial, therefore, the financial statements do not include any adjustments relating to the expiration of the overallotment option.

Note 4 — Related Party Transactions

Founder Shares

On March 3, 2021, entities affiliated with our executive officers acquired 4,312,500 founder shares, up to 562,500 of which were subject to forfeiture (the “Founder Shares”), for an aggregate purchase price of $25,000. Prior to the initial investment in the Company of $25,000 by our founders, we had no assets, tangible, or intangible. On July 16, 2021, the Company issued an additional 1,437,500 Founder Shares to the Sponsor, up to 187,500 of which were subject to forfeiture, in exchange for $8,333 in cash (see Note 7). A total of 750,000 founder shares were forfeited by the Sponsor and affiliated entities upon the expiration of the Underwriter’s Overallotment option.

The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at the initial Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares (the “Lock-up”).

On March 23, 2021, the Sponsor sold an aggregate of 38,814 founder shares to directors at a price of $0.0058 per share. The Company determined the excess fair value over consideration paid for the founder shares transferred to be $46,288 as of the grant date. To estimate the fair value, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820.

The sale of Founder Shares to members of the Company’s the board of directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the grant date. The Founder Shares were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of December 31, 2021, a business combination had not yet been completed, therefore, no stock-based compensation expense has been recognized.

Related Party Loans

Future Health ESG Associates 1, LLC agreed to loan the Company up to $250,000 to cover expenses related to the Initial Public Offering pursuant to two promissory notes dated March 4, 2021 and August 24, 2021. These notes are non-interest bearing and payable on the earlier of March 31, 2022 and the closing of the Initial Public Offering. The Company borrowed a total of $250,000 during the period and subsequently repaid the full balance after the closing of the Initial Public Offering. There was no outstanding balance on the notes as of December 31, 2021.

Private Placement Warrants

On September 9, 2021, the Company entered into Private Placement Warrants Purchase Agreements for the private sale (the “Private Placement”) of 7,375,000 warrants to its initial stockholders and Cantor Fitzgerald & Co (such warrants, collectively, the “Private Placement Warrants”), at a purchase price of $1.00 per Private Placement Warrant, for gross proceeds to the Company of up to $7,375,000. Each whole warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment. No underwriting discounts or commissions were paid with respect to the Private Placement. The Private Placement was conducted as a non-public transaction pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933 (as amended, the “Securities Act”).

The purchasers of the Private Placement Warrants have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement and Advisory Fees

The Company paid an underwriting discount of 2.0% of the per Unit offering price to Cantor Fitzgerald & Co at the closing of the Initial Public Offering, with an additional fee of 4.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination, of which $8,700,000 will be paid to Cantor Fitzgerald & Co and $300,000 will be paid to Roth Capital Partners, LLC, an independent financial advisor to the Company.

Note 6 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 25,000,000 shares of common stock issued and outstanding. Up to 20,000,000 of outstanding common stock shares were issued in conjunction with the IPO and are redeemable at a price of $10.05 per share. Redeemable common stock shares are classified as temporary equity and are excluded from total stockholders’ deficit. The remaining 5,000,000 outstanding shares of common stock are non-redeemable Founder Shares and are included in total stockholders’ deficit.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units (which occurred on December 9, 2021) and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Company has agreed that as soon as practicable after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed. If, at any time beginning on the 61st business day after the closing of our initial business combination, the shares of common stock issuable upon exercise of the Public Warrants are not covered by an effective registration statement, the holders of the Public Warrants will be entitled to exercise such warrants on a cashless basis. However, no public warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

Both Public and Private Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if, in connection with an initial business combination, (x) the Company issues additional shares of common stock or equity-linked securities at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price as determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions) and (z) the volume weighted average trading price of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (i) they will not be redeemable by the Company, (ii) they may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis, (iv) they are subject to registration rights and (v) Cantor Fitzgerald & Co. has agreed that it shall have the right to exercise the Private Placement Warrants until, and shall forfeit to us for cancellation any Private Placement Warrants held by it on, the date that is five years after the effective date of the registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(A).

Redemption of Public Warrants: Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash (except as described herein with respect to the Private Placement Warrants):

●	In whole and not in part;
●	At a price of $0.01 per warrant;
●	Upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash as described above unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Subsequent Events

Subsequent to the balance sheet date, the Company entered into capital markets advisory agreements with multiple advisors pursuant to which fees will be paid in an aggregate amount of up to 2% of the cash retained from the trust account (net of redemptions) plus any gross proceeds raised in a financing relating to an Initial Business Combination. The capital markets advisory fees are contingent on both the consummation and the specific terms of an Initial Business Combination, neither of which can be reasonably predicted at this time. Accordingly, no accrual has been made for these arrangements in the financial statements.

Management has evaluated the impact of subsequent events that occurred after the balance sheet date up to the date the financial statements were issued and has not identified any additional subsequent events that would have required adjustment or disclosure in the financial statements.

PART I - FINANCIAL INFORMATION

Item 1.     Interim Financial Statements.

FUTURE HEALTH ESG CORP.

BALANCE SHEETS

	March 31, 2022	December 31,
	(unaudited)	2021
ASSETS
Current assets:
Cash	$1,129,587	$1,446,482
Prepaid expenses	168,916	108,150
Total current assets	1,298,503	1,554,632
Marketable securities held in Trust Account	201,020,753	201,004,349
Other assets	54,076	74,371
Total Assets	$202,373,332	$202,633,352

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$—	$20,904
Franchise tax payable	—	62,299
Accrued expenses	16,326	40,581
Total current liabilities	16,326	123,784
Deferred underwriting and advisory fees payable	9,000,000	9,000,000
Total liabilities	9,016,326	9,123,784

Commitments and Contingencies (Note 5):
Common stock subject to possible redemption, 20,000,000 shares at $10.05 per share	201,000,000	201,000,000

Stockholders' Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	—	—
Accumulated deficit	(7,643,494)	(7,490,932)
Total stockholders' deficit	(7,642,994)	(7,490,432)
Total Liabilities, Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$202,373,332	$202,633,352

The accompanying notes are an integral part of these unaudited financial statements.

FUTURE HEALTH ESG CORP.

UNAUDITED STATEMENTS OF OPERATIONS

		For the Period From
	For the Three Months	February 25, 2021 (Inception)
	Ended March 31, 2022	Through March 31, 2021
General and administrative expenses	$120,284	$778
Franchise tax expense	50,000	—
Loss from operations	(170,284)	(778)
Interest income on cash balance	1,318	8
Gain on marketable securities (net), dividends and interest, held in Trust Account	16,404	—
Net Loss	$(152,562)	$(770)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	20,000,000	—
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.01)	$—

Weighted average shares outstanding of non-redeemable common stock, basic and diluted(1)	5,000,000	5,000,000
Basic and diluted net loss per share, non-redeemable common stock	$(0.01)	$(0.00)
(1)For the period from February 25, 2021 (Inception) through March 31, 2021, includes a retrospective restatement of 1,427,500 founder shares issued on July 16, 2021, in exchange for $8,333 in cash, and excludes an aggregate of 750,000 founder shares forfeited by the Sponsor and affiliated entities upon the expiration of the Underwriter’s Overallotment option on October 24, 2021 (see Note 4).

The accompanying notes are an integral part of these unaudited financial statements.

FUTURE HEALTH ESG CORP.

UNAUDITED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)

	For the Period from February 25, 2021 (Inception) Through March 31, 2021
	Common Stock Subject				Additional		Total
	to Possible Redemption		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of February 25, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	—	—	5,750,000	575	32,758	—	33,333
Net Loss	—	—	—	—	—	(770)	(770)
Balance as of March 31, 2021 (unaudited)	—	$—	5,750,000	$575	$32,758	$(770)	$32,563

	For the Three Months Ended March 31, 2022
	Common Stock Subject				Additional		Total
	to Possible Redemption		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	20,000,000	$201,000,000	5,000,000	$500	$—	$(7,490,932)	$(7,490,432)
Net loss	—	—	—	—	—	(152,562)	(152,562)
Balance as of March 31, 2022 (unaudited)	20,000,000	$201,000,000	5,000,000	$500	$—	$(7,643,494)	$(7,642,994)
(1)Includes a retrospective restatement of 1,427,500 founder shares issued on July 16, 2021, in exchange for $8,333 in cash, and also includes an aggregate of 750,000 founder shares issued and outstanding at March 31, 2021 that were forfeited by the Sponsor and affiliated entities upon the expiration of the Underwriter’s Overallotment option on October 24, 2021 (see Note 4).

The accompanying notes are an integral part of these unaudited financial statements.

FUTURE HEALTH ESG CORP.

UNAUDITED STATEMENTS OF CASH FLOWS

		For the Period From
	For the Three Months	February 25, 2021 (Inception)
	Ended March 31,	Through March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(152,562)	$(770)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(16,404)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(40,471)	(179,724)
Accounts payable and accrued expenses	(107,458)	39,249
Net cash used in operating activities	(316,895)	(141,245)

Cash Flows from Financing Activities:
Advances from related party	—	132,920
Proceeds from issuance of common stock to Sponsor	—	33,333
Net cash provided by financing activities	—	166,253

Net (decrease) increase in cash	(316,895)	25,008
Cash - beginning of period	1,446,482	—
Cash - end of period	$1,129,587	$25,008

The accompanying notes are an integral part of these unaudited financial statements.

FUTURE HEALTH ESG CORP.

NOTES TO MARCH 31, 2022 UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Future Health ESG Corp. (the “Company”) is a blank check company incorporated in Delaware on February 25, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company”, and as such, the Company is subject to all the risks associated with emerging growth companies.

As of March 31, 2022, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through March 31, 2022 relates to the Company’s formation, the initial public offering described below and, since the initial public offering, the search for a target business for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents held in the trust and operating accounts. The Company has selected December 31 as its fiscal year end.

On September 9, 2021, (the “Company”) consummated its initial public offering (the “IPO”) of 20,000,000 units (the “Units”). Each Unit consists of one share of common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000, as further described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 7,375,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”) to Future Health ESG Associates 1, LLC (the “Sponsor”) and Cantor Fitzgerald & Co, generating gross proceeds to the Company of up to $7,375,000, as further described in Note 4.

Transaction costs amounted to $21,881,745, including $9,000,000 in deferred underwriting and advisory fees payable, $4,019,555 in upfront underwriting fees, $8,163,891 in offering costs allocated to the fair value of the common shares offered to anchor investors by certain related parties (see Note 3), and $698,299 in other offering costs related to the Initial Public Offering.

A total of $201,000,000 ($10.05 per redeemable share sold in the IPO), comprised of proceeds from the IPO and the sale of the Private Placement Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its taxes, if any, the funds held in the trust account will not be released from the trust account until the earliest of: (1) the completion of the Company’s initial business combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial business combination or to redeem 100% of its public shares if the Company does not complete its initial business combination within 15 months from the closing of the IPO (by December 14, 2022) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of the Company’s public shares if it has not completed its initial business combination within 15 months from the closing of the IPO, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company provides the holders (the “Public Stockholders”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders are entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (anticipated to be approximately $10.05 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting and advisory fees the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholder’s rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (by December 14, 2022) (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the

Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting and advisory fees (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.05 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. Management continues to evaluate the impact of the COVID-19 outbreak on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited financial statements. The unaudited financial statements do not include any adjustments to reflect the outcome of this uncertainty.

Going Concern

On a routine basis, the Company assesses going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements - Going Concern”. As of March 31, 2022, we had $1,129,587 in our operating bank account, $1,282,177 of working capital, and $201,020,753 of securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem our common stock in connection therewith. We believe that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a Business Combination or one year from this filing, however, there is a risk that our liquidity may not be sufficient. The Sponsor intends, but is not obligated to, provide us with Working Capital Loans to sustain operations in the event of a liquidity deficiency.

We have until December 14, 2022 to consummate a Business Combination. If a Business Combination is not consummated by this date and an extension is not requested by the Sponsor there will be a mandatory liquidation and subsequent dissolution of the Company. While Management expects to complete a Business Combination prior to December 14, 2022, this date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 28, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited financial statements in conformity with GAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Loss Per Share of Common Stock

Earnings or loss per share of common stock is computed by dividing net loss by the weighted average number of shares issued and outstanding during the period. Earnings and losses are allocated to redeemable and non-redeemable common stock based on weighted-average shares outstanding. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase common stock in the calculation of diluted (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The Company’s statement of operations includes a presentation of loss per share of common stock subject to possible redemption in a manner similar to the two-class method of loss per share. As of March 31, 2022 and 2021, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented. Remeasurement adjustment on redeemable common stock is not considered in the calculation because redemption value closely approximates fair value.

		For the Period From
	For the Three Months	February 25, 2021 (Inception)
	Ended March 31, 2022	Through March 31, 2021
Redeemable Common Stock
Allocation of net loss	$(122,049)	$—
Denominator:
Weighted average shares of redeemable common stock outstanding	20,000,000	—
Basic and Diluted Net Loss per Redeemable Common Share	$(0.01)	$—
Non-Redeemable Common Stock
Allocation of net loss	$(30,512)	$(770)
Denominator:
Weighted average shares of non-redeemable common stock outstanding(1)	5,000,000	5,000,000
Basic and Diluted Net Loss per Non-Redeemable Common Share	$(0.01)	$(0.00)
(1)For the period from February 25, 2021 (Inception) through March 31, 2021, includes a retrospective restatement of 1,427,500 founder shares issued on July 16, 2021, in exchange for $8,333 in cash, and excludes an aggregate of 750,000 founder shares forfeited by the Sponsor and affiliated entities upon the expiration of the Underwriter’s Overallotment option on October 24, 2021 (see Note 4).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of the date of this quarterly report, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 – Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s marketable securities held in trust of $201,020,753 as of March 31, 2022, and $201,004,349 as of December 31, 2021 are deemed cash and cash equivalents which are considered level 1 classified. There were no transfers to and from Levels 1, 2, and 3 during the three months ended March 31, 2022, or the period from February 25, 2021 (inception) through March 31, 2021.

Offering Costs

Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were allocated to temporary equity or stockholders' deficit upon the completion of the Initial Public Offering. Offering costs were $21,881,745. The Company complies with the requirements of the ASC 340-10-S99-1.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

ASC 480-10-S99 addresses concerns raised by the SEC regarding the financial statement classification and measurement of securities subject to mandatory redemption requirements or whose redemption is outside the control of the issuer. If the stock subject to mandatory redemption provisions represents the only shares in the reporting entity, it must report instruments in the liabilities section of its statement of financial position. The Company must then present them as shares subject to mandatory redemption, so as to distinguish the instruments from other financial statement liabilities. The Company concludes that the Company’s warrants defined in Note 6 do not exhibit any of the above characteristics and, therefore are outside the scope of ASC 480.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The 10,000,000 Public Warrants and 7,375,000 Private Placement Warrants, excluding over-allotment, were issued in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants meet the criteria for equity treatment thereunder, each warrant will be recorded as equity. The Company, therefore, accounts for its outstanding warrants as equity-classified instruments.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of March 31, 2022 or December 31, 2021. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory rate of 21% for the three months ended March 31, 2022 and the period from February 25, 2021 (Inception) through March 31, 2021 due to the valuation allowance recorded against the deferred tax benefit relating to the Company’s net operating losses.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020- 06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company early adopted ASU 2020-06 effective upon inception on February 25, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s unaudited financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying unaudited financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,129,587 and $1,446,482 in cash (and no cash equivalents) as of March 31, 2022 and December 31, 2021, respectively.

Marketable Securities Held in Trust Account

As of the date of this quarterly report, the assets held in the Trust Account were held in investments in money market funds.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including shares of common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s common stock represented by Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the remeasurement of initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital, to the extent available, and accumulated deficit.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share.

Twelve anchor investors, none of whom is affiliated with any member of our management team, purchased an aggregate of 19,480,000 of the units sold in the Initial Public Offering. Further, each such anchor investor purchased a pro-rata portion of 1,229,798

Founder Shares (defined below) from MB Equity, LLC, an affiliate of Bradley Bostic, the Company’s Chief Executive Officer and a director, and Travis Morgan, the Company’s Chief Financial Officer, and a director, at a price of $0.0058 per share.

The Company has determined the excess fair value of the Founder Shares sold to the anchor investors to be $8,163,891. To estimate the fair value, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and was charged to common stock subject to possible redemption upon completion of the Initial Public Offering. In accordance with Staff Accounting Bulletin Topic 5T, a capital contribution from the founders was recorded in additional paid-in capital.

The underwriter did not exercise their overallotment option to purchase an additional 3,000,000 private warrants within the 45 day limit. Management determined the fair value of this option to be immaterial, therefore, the unaudited financial statements do not include any adjustments relating to the expiration of the overallotment option.

Note 4 — Related Party Transactions

Founder Shares

On March 3, 2021, entities affiliated with our executive officers acquired 4,312,500 founder shares, up to 562,500 of which were subject to forfeiture (the “Founder Shares”), for an aggregate purchase price of $25,000. Prior to the initial investment in the Company of $25,000 by our founders, we had no assets, tangible, or intangible. On July 16, 2021, the Company issued an additional 1,437,500 Founder Shares to the Sponsor, up to 187,500 of which were subject to forfeiture, in exchange for $8,333 in cash. All shares and associated amounts have been retroactively restated in the period from February 25, 2021 (Inception) through March 31, 2021 to reflect the additional founder shares. A total of 750,000 founder shares were forfeited by the Sponsor and affiliated entities upon the expiration of the Underwriter’s Overallotment option on October 24, 2021.

The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at the initial Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares (the “Lock-up”).

On March 23, 2021, the Sponsor sold an aggregate of 38,814 founder shares to directors at a price of $0.0058 per share. The Company determined the excess fair value over consideration paid for the founder shares transferred to be $46,288 as of the grant date. To estimate the fair value, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820.

The sale of Founder Shares to members of the Company’s board of directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the grant date. The Founder Shares were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of March 31, 2022, a business combination had not yet been completed, therefore, no stock-based compensation expense has been recognized.

Related Party Loans

Future Health ESG Associates 1, LLC agreed to loan the Company up to $250,000 to cover expenses related to the Initial Public Offering pursuant to two promissory notes dated March 4, 2021 and August 24, 2021. These notes are non-interest bearing and payable on the earlier of March 31, 2022 and the closing of the Initial Public Offering. The Company borrowed a total of $250,000 prior to the Initial Public Offering, and subsequently repaid the full balance after the closing of the Initial Public Offering. There was no outstanding balance on the notes as of the date of this quarterly report.

Private Placement Warrants

On September 9, 2021, the Company entered into Private Placement Warrants Purchase Agreements for the private sale (the “Private Placement”) of 7,375,000 warrants to its initial stockholders and Cantor Fitzgerald & Co (such warrants, collectively, the “Private Placement Warrants”), at a purchase price of $1.00 per Private Placement Warrant, for gross proceeds to the Company of up to $7,375,000. Each whole warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment. No underwriting discounts or commissions were paid with respect to the Private Placement. The Private Placement was conducted as a non-public transaction pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933 (as amended, the “Securities Act”).

The purchasers of the Private Placement Warrants have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement and Advisory Fees

The Company paid an underwriting discount of 2.0% of the per Unit offering price to Cantor Fitzgerald & Co at the closing of the Initial Public Offering, with an additional fee of 4.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination, of which $8,700,000 will be paid to Cantor Fitzgerald & Co and $300,000 will be paid to Roth Capital Partners, LLC, an independent financial advisor to the Company.

The Company has entered into capital markets advisory agreements with multiple advisors pursuant to which fees will be paid in an aggregate amount of up to 2% of the cash retained from the trust account (net of redemptions) plus any gross proceeds raised in a financing relating to an Initial Business Combination. The capital markets advisory fees are contingent on both the consummation and the specific terms of an Initial Business Combination, neither of which can be reasonably predicted at this time. Accordingly, no accrual has been made for these arrangements in the unaudited financial statements.

Note 6 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of the date of this quarterly report, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 25,000,000 shares of common stock issued and outstanding. Up to 20,000,000 of outstanding common stock shares were issued in conjunction with the IPO and are redeemable at a price of $10.05 per share. Redeemable common stock shares are classified as temporary equity and are excluded from total stockholders' deficit. The remaining 5,000,000 outstanding shares of common stock are non-redeemable Founder Shares and are included in total stockholders’ deficit.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants were issued upon separation of the Units (which occurred on December 9, 2021) and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Company has agreed that as soon as practicable after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed. If, at any time beginning on the 61st business day after the closing of our initial business combination, the shares of common stock issuable upon exercise of the Public Warrants are not covered by an effective registration statement, the holders of the Public Warrants will be entitled to exercise such warrants on a cashless basis. However, no public warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

Both Public and Private Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if, in connection with an initial business combination, (x) the Company issues additional shares of common stock or equity-linked securities at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price as determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions) and (z) the volume weighted average trading price of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (i) they will not be redeemable by the Company, (ii) they may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis, (iv) they are subject to registration rights and (v) Cantor Fitzgerald & Co. has agreed that it shall have the right to exercise the Private Placement Warrants until, and shall forfeit to us for cancellation any Private Placement Warrants held by it on, the date that is five years after the effective date of the registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(A).

Redemption of Public Warrants: Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash (except as described herein with respect to the Private Placement Warrants):

●	In whole and not in part;

●	At a price of $0.01 per warrant;
●	Upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash as described above unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Subsequent Events

Management has evaluated the impact of subsequent events that occurred after the balance sheet date up to the date the unaudited financial statements were issued and has not identified any subsequent events that would have required adjustment or disclosure in the unaudited financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Excelera DCE:

Opinion on the Consolidated Financial Statements

We have audited the accompanying combined balance sheets of Excelera DCE (the Company) as of December 31, 2021 and 2020, and the related combined statements of operations, changes in parent net investment, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis of Presentation

As discussed in Note 2, throughout the period covered by the combined financial statements, the Company operated as a part of MacArthur Court Acquisition Corp. (MCAC). Consequently, stand-alone financial statements have not been historically prepared for the Company. The combined financial statements have been prepared from MCAC’s historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from MCAC. Accordingly, net parent investment by MCAC and its subsidiaries in the Company’s operations is shown in lieu of stockholder’s equity in the combined financial statements. The combined financial statements include the historical operations, assets and liabilities that are considered to comprise the Company’s business. The allocations and estimates in the combined financial statements are based on assumptions that management of MCAC and the Company believes are reasonable on a stand-alone basis.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the Audit Committee of the Board of Directors and that: (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Capitalized Software Costs

Critical Audit Matter Description

As discussed in Notes 2 and 3 to the combined financial statements, during the years ending December 31, 2021 and 2020, the Company reviewed carrying amounts of its capitalized software costs to determine whether the costs are properly capitalized, properly amortized and tested such costs for possible impairment.

How the Critical Audit Matter was Addressed in our Audit

We identified the capitalization of software costs as a critical audit matter as subjective auditor judgment was required to evaluate whether capitalized software costs were properly capitalized and to assess whether there was any impairment.

The following are the primary procedures we performed to address this critical audit matter:

●	Evaluated and discussed with management, their analysis over the valuation and accounting treatment over capitalized software costs;
●	Obtained capitalized software detail tested selected items;
●	Recalculated capitalized costs based on external direct costs and payroll and other related costs and the development percentage effort expended to assess appropriateness of capitalized labor costs as allowed by the accounting guidance;
●	Discussed with management regarding their process for developing percentage applied, as well, as its appropriateness as allowed by the appropriate accounting guidance;
●	Tested the appropriateness of capitalized labor costs included in capitalized software costs as allowed by the accounting guidance;
●	Performed substantive tests of details to ensure all attributes of these costs were costs that were capitalizable under the appropriate accounting guidance; and
●	Tested the balance for possible impairment, noting none.

/s/ Ramirez Jimenez International CPAs

Irvine, California

July 18, 2022

We have served as the Company’s auditor since 2022.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED BALANCE SHEETS

(in thousands)

	As of December 31,
	2021	2020
ASSETS:
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	—	—
Total current assets	—	—
Property and equipment, net	1,510	—
Deferred tax assets	630	30
Total Assets	2,140	30

LIABILITIES & NET PARENT INVESTMENT:
Current liabilities:
Accounts payable and accrued expenses	—	—
Income taxes payable	—	—
Total current liabilities	—	—
Non-current liabilities:
Other liabilities	—	—
Total Liabilities	—	—
Net Parent Investment:
Net Parent Investment	2,140	30
Total Net Parent Investment	2,140	30
Total Liabilities and Net Parent Investment	$2,140	$30

The accompanying notes are an integral part of these combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31,
	2021	2020
Revenues	$—	$—
Operating expenses:
Medical costs	—	—
Selling, general and administrative expenses	2,143	108
Depreciation and amortization	—	—
Total operating expenses	2,143	108
Operating loss	(2,143)	(108)
Other income, net	—	—
Loss before income tax benefit	(2,143)	(108)
Income tax benefit	600	30
Net loss	$(1,543)	$(78)

The accompanying notes are an integral part of these combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(in thousands)

Net Parent Investment
BALANCE, January 1, 2020	$—
Net transfers from Parent	108
Net loss	(78)
BALANCE, December 31, 2020	30
Net transfers from Parent	3,653
Net loss	(1,543)
BALANCE, December 31, 2021	$2,140

The accompanying notes are an integral part of these combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(1,543)	$(78)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	—
Change in:
Accounts receivables, net	—	—
Deferred tax assets	(600)	(30)
Accounts payable and accrued expenses	—	—
Income taxes payable	—	—
Net cash provided by (used in) operating activities	(2,143)	(108)

Cash flows from investing activities
Purchase of property and equipment	(1,510)	—
Proceeds from sale of property and equipment	—	—
Net cash provided by (used in) investing activities	(1.510)	—

Cash flows from financing activities
Net transfers from Parent	3,653	108
Net cash provided by (used in) financing activities	3,653	108

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

The accompanying notes are an integral part of these combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

NOTES TO COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

1.	Organization and Operations

The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to Excelera DCE (the “Company”), a wholly owned subsidiary of MacArthur Court Acquisition Corp. (the “Parent” or “MCAC”). During the period covered by these combined financial statements, Excelera DCE did not operate as a separate, stand-alone legal entity. Historically, Excelera DCE operated as a part of MCAC, and Excelera DCE’s results of operations have been reported in MCAC’s consolidated financial statements.

On January 1, 2022, the Company began participating as a Direct Contracting Entity (“DCE”) in the Global and Professional Direct Contracting Model (“DC Model”) of the Centers for Medicare and Medicaid Services (“CMS”), an agency of the United States Department of Health and Human Services.

Excelera DCE’s approach is to combine the latest medical and data science, proactive wellness and preventative care programs, and enhanced economic alignment of primary care providers to minimize preventable medical expenditures and increase Medicare beneficiaries’ health and quality of life. The Company assumes full risk (i.e., 100% shared savings and shared losses) for the total cost of care of aligned beneficiaries and distributes a substantial portion of any shared savings realized to its participating providers.

2.	Summary of Significant Accounting Policies

Basis of presentation

Throughout the period covered by the combined financial statements, Excelera DCE operated as a part of MCAC. Consequently, stand-alone financial statements have not been historically prepared for Excelera DCE. The accompanying financial statements have been prepared from MCAC’s historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from MCAC. Accordingly, net parent investment by MCAC and its subsidiaries in the Excelera DCE operations is shown in lieu of stockholder’s equity in the combined financial statements. The combined financial statements include the historical operations, assets and liabilities that are considered to comprise the Excelera DCE business.

All of the allocations and estimates in the combined financial statements are based on assumptions that the management of MCAC and Excelera DCE believe are reasonable on a stand-alone basis. As a result, the financial statements included herein may not be indicative of the financial position, results of operations and cash flows of Excelera DCE in the future or if Excelera DCE had been a separate, stand-alone entity during the periods presented. The combined financial statements only include assets and liabilities that are specifically attributable to the Excelera DCE business, and all costs directly related to the Excelera DCE business have been included in the accompanying combined financial statements, including allocation of overhead expenses incurred by MCAC from which Excelera DCE benefited.

The accompanying financial statements have been prepared as of and for the years ended December 31, 2021 and 2020 in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for the annual periods have been included.

Emerging Growth Company

Excelera DCE qualifies as an “emerging growth company” (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended (“Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2-12 (“JOBS Act”).

Section 1-2(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Excelera DCE, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Excelera DCE’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results and outcomes may differ materially from management’s estimates, judgements, and assumptions and these differences could be material to the combined financial statements. Significant estimates, judgements, and assumptions include, but are not limited to, those related to allocation of corporate costs and overhead as discussed in Note 6, useful lives of property and equipment, and deferred income taxes. Estimates are periodically reviewed in light of change in circumstances, facts and experience.

Cash and cash equivalents

Excelera DCE participates in MCAC’s centralized cash management and financing programs (see Note 6 for additional information).

Property and equipment, net

Property and equipment, net is reported at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, which are generally three to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the leasehold improvement. Repair and maintenance costs are expensed as incurred. Gains and losses on sales or disposals of property and equipment are included in other income (loss).

Costs related to the development of internal-use software that do not meet capitalization criteria are expensed as incurred. Costs incurred in the application development phase are capitalized within property and equipment, net and are amortized using the straight-line method over an estimated useful life of five years, beginning when the software is ready for use.

The Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is complete, and it is probable that computer software being developed will be completed and placed in service. Capitalized costs include:

1.	external direct costs of materials and services consumed in developing or obtaining computer software,
2.	payroll and other related costs for employees who are directly associated with and who devote time to the software project, and
3.	interest costs incurred, when material, while developing internal-use software.

Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

The Company reviews the carrying value of capitalized software and development costs for impairment in accordance with our policy pertaining to the impairment of long-lived assets.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Income Taxes

Income taxes as presented herein include current and deferred income taxes of MCAC allocated to the standalone combined financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“Topic 740”). Accordingly, the Company’s income tax provision was prepared following the “Separate Return Method.” The Separate Return Method applies Topic 740 to the standalone financial statements of Excelera DCE as if it were a separate taxpayer which joined in filing a Combined federal income tax return and state income tax returns with MCAC. As a result, actual tax transactions and items such as net operating losses, credit carryforwards and valuation allowances may exist in the standalone Excelera financial statements that may or may not exist in the financial statements of MCAC, and vise-versa.

The Company provides for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates in effect when the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

The Company accounts for uncertain tax positions recognized in the financial statements in accordance with the provisions of Topic 740 by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company evaluates uncertain tax positions on a quarterly basis and adjust the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. Any changes to these estimates, based on the actual results obtained and/or a change in assumptions, could affect the Company’s income tax provision in future periods. Interest and penalty charges, if any, related to unrecognized tax benefits would be classified as a provision for income tax in the Company’s combined statement of operations.

In general, the taxable loss of Excelera DCE for the tax years ended December 31, 2021, and 2020 was included in MCAC’s combined federal and combined state income tax returns, where applicable. As such, separate income tax returns were not prepared for Excelera DCE Consequently, income taxes currently payable are deemed to have been remitted to MCAC in the period the liability arose and income taxes currently receivable are deemed to have been received from MCAC in the period that a refund could have been recognized by Excelera DCE had the Company been a separate taxpayer, if applicable.

Selling, general and administrative expenses

Selling, general and administrative expenses include employee salaries and benefits, professional service fees, outside legal, tax and accounting service fees, insurance, software application and system expenses, lease and occupancy costs, and other overhead costs. See note 5 for discussion on the allocation of corporate overhead and shared site costs.

Net Parent Investment

Excelera DCE’s equity on the combined balance sheets represents MCAC’s net Parent investment in the Excelera DCE business and is presented as “Net Parent Investment” in lieu of stockholders’ equity. The combined statements of changes in net Parent investment include net cash transfers and other property transfers between MCAC and Excelera DCE as well as intercompany receivables and payables between Excelera DCE and other MCAC affiliates that were settled on a current basis. MCAC performs cash management and other treasury-related functions on a centralized basis for all of its legal entities, including Excelera DCE. The Net Parent Investment account includes assets and liabilities incurred by MCAC on behalf of Excelera DCE. Other assets and liabilities recorded by MCAC, whose related income and expenses have been pushed down to Excelera DCE, are also included in Net Parent Investment.

All transactions reflected in Net Parent Investment in the accompanying combined balance sheets have been considered cash receipts and payments for purposes of the combined statements of cash flows and are reflected in financing activities in the accompanying combined statements of cash flows.

Earnings per share data has not been presented in the accompanying financial statements because Excelera DCE. does not operate as a separate legal entity with its own capital structure.

Fair Value

As used herein, the term “fair value” is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the balance sheet date. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 Significant observable inputs other than Level 1, that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

Level 3 Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

In making fair value measurements, observable market data must be used when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

There are no fair value measurements with respect to assets or liabilities that are recognized or disclosed at fair value in the Company’s combined financial statements on a recurring basis.

Risks and Uncertainties

The Company has limited operational history, it anticipates increasing expenses in the future, and may not maintain profitability.

Although the Company has been profitable since launching our DCE plan on January 1, 2022, the Company expects that expenses will increase substantially in the foreseeable future as it invests in growing the business, expanding the management team, building relationships with physicians, and complying with the requirements associated with being a public company. These expenses may prove to be more significant than it currently anticipates, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect the business. The Company may not succeed in sufficiently increasing our revenue to offset these expenses. Consequently, the Company may not be able to maintain profitability. The Company’s potential for future losses may have an adverse effect on our stockholders’ equity and working capital.

Amounts of medical expenses which are incurred by the Company’s beneficiaries may increase.

To the extent that utilization of medical services or the cost of providing such services increases beyond the Company’s expectations, the total cost to provide medical services to the Company’s beneficiaries may exceed the corresponding amount of revenue received, which may result in losses and adversely impact the business, financial condition, cash flows, and results of operations. Other factors which impact medical costs incurred by the Company’s beneficiaries, and medical expenses incurred, may be subject to fluctuations which the Company may not be able to control. Such factors include, but are not limited to: changes to the Medicare fee schedule or other rate schedules which serve as the basis for payments issued to physicians; the utilization rates of healthcare services, including inpatient hospitalization, by the Company’s beneficiaries; and federal and state regulatory changes.

A significant reduction in the number of beneficiaries the Company serves could have an adverse effect on our business, financial condition, cash flows, and results of operations.

A significant reduction in the number of beneficiaries we serve could adversely affect the Company’s business, financial condition, cash flows, and results of operations. Many factors that could cause such a reduction are outside the Company’s control. Factors that could contribute to a reduction in our beneficiary population include, but are not limited to: failure to obtain new contracted physicians and/or aligned beneficiaries, or to retain existing contracted physicians or aligned beneficiaries; low quality of care by our contracted physicians, including as a result of our failure to provide tools and information to deliver high-quality care; and negative publicity related to us, or one or more of the Company’s contracted physicians.

The Company’s estimates of our beneficiaries’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to physicians’ contracts could be inaccurate.

Medical services revenue related to the Company’s beneficiaries is based on clinical disease conditions identified and documented by physicians during patient visits over the preceding calendar year, as well as other factors such as the age and gender of the beneficiary, which is summarized in a risk-adjustment factor assigned to each beneficiary. The Company estimates the related amount of revenue that will ultimately be realized for the periods presented by estimating our beneficiaries’ risk adjustment factors based on our knowledge of beneficiaries’ health status (through physicians’ clinical assessment and documentation of beneficiaries’ health status), existing risk adjustment factors, and applicable Medicare guidelines. These factors may not be predictive of the Company’s beneficiaries’ risk adjustment factors, or may otherwise fail to accurately estimate such score, which could cause our revenue estimates for the relevant period to be inaccurate. When the Company enters into a relationship with a newly-contracted physician or when the Company prepares operating and financial forecasts, the Company estimates medical services expense. The Company’s medical services expense may exceed its estimates, which may cause the Company to incur medical in excess of the revenues we receive. This could have a material adverse effect on the Company’s business, financial condition, cash flows, and results of operations. The Company cannot be certain that the stop-loss coverage it maintains to protect it against certain severe or catastrophic medical claims currently is or will be adequate or available to the Company in the future or that the cost of such stop-loss coverage will not limit the Company’s ability to obtain it.

The Company is dependent on contracted physicians to effectively manage the quality and cost of care and perform obligations under the Company’s contracts.

The Company’s success depends upon our continued ability to collaborate with and expand a network of high- caliber physicians who can provide high quality of care, improve clinical outcomes and effectively manage healthcare costs, which are key drivers of the Company’s profitability. While the precise contractual terms of each relationship may vary somewhat, the Company does not directly employ the physicians. Accordingly, the Company’s contracted physicians could demand an increased payment arrangement or take other actions, or fail to take actions, that could result in higher medical costs, lower quality of care for our members, harm to the Company’s reputation or create difficulty meeting regulatory or other requirements. Likewise, the Company’s contracted physicians could take actions contrary to the Company’s instructions, requests, policies or objectives or applicable law, or could have economic or business interests or goals that are or become inconsistent with the Company’s own. Further, the Company’s contracted physicians may not engage with our platform to assist in improving overall quality of care and management of healthcare costs, which could produce results that are inconsistent with the Company’s estimates and financial models and negatively impact our growth.

Difficulties in obtaining accurate and complete diagnosis data could have adverse consequences.

The accurate and complete coding and documentation of diagnosis data underlying the Company’s beneficiaries’ existing disease conditions is important because our contracts require the submission of complete and correct encounter data. Such data includes beneficiaries’ medical information, as documented by the Company’s contracted physicians. The accurate and complete coding and documentation of diagnosis is also important because of the CMS risk adjustment model. The Company projects its medical services revenue in part based upon the data submitted and expected to be submitted to CMS. Failure by the Company or the Company’s contracted physician network to submit complete and accurate diagnosis information or encounter data may result in inaccuracies in the Company’s projections of medical services revenue, or in other estimation processes. The Company may be held liable for inaccuracies or deficiencies in the submitted encounter data and potentially could be subject to financial penalties imposed by government authorities. The Company has experienced, and may in the future experience, challenges in obtaining complete and accurate encounter data due to difficulties with the Company’s internal compliance and monitoring systems receiving and processing data from multiple systems, and with contracted physicians submitting claims in a timely fashion and in the proper format. The Company may not be successful in collecting accurate and complete encounter data, correcting inaccurate or incomplete encounter data, and developing systems that allow the Company to receive and process data from multiple systems. Further, it may be prohibitively expensive or impossible for the Company to collect or reconstruct historical encounter data.

Substantially all of the Company’s total revenues relate to federal government healthcare programs, and reductions in the reimbursement rate or methodology applied to derive reimbursement, or discontinuation of such healthcare programs, would adversely affect its business, financial condition, cash flows, and results of operations.

All of the Company’s revenue since inception relates to the federal government’s Direct Contracting Model. The policies and decisions made by the federal government regarding this program have a substantial impact on the Company’s profitability. The Company cannot predict changes to these programs, and we may be unable to adapt its business to such changes, either at all or in relation to the Company’s competitors. Changes to the Direct Contracting Entity model by CMS, such as scaling it back or discontinuing it, could have a significant adverse impact on the Company’s beneficiary levels, revenue, and financial results.

Uncertain or adverse economic conditions, including a downturn or decrease in government expenditures, could have a material adverse effect on the Company’s business, financial condition, cash flows, and results of operations.

Historically, government budget limitations have resulted in reduced spending. The existing federal deficit and continued deficit spending by the federal government has the potential to lead to reduced government expenditures, including for government-funded programs in which we participate. Any sustained failure to identify and respond to these trends could have a material adverse effect on the Company’s business, financial condition, cash flows, and results of operations.

Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage and reimbursements for professional services.

The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. Such changes could ultimately result in substantial changes in Medicare coverage and reimbursement, which could have an adverse impact on the Company’s revenues. The frequent enactment of, changes to, or interpretations of laws and regulations relating to healthcare could, among other things: force the Company to restructure its relationships with the contracted physicians within the Company’s network; require the Company to implement additional or different programs and systems; restrict revenue and beneficiary growth; increase our medical and administrative costs; impose additional capital and surplus requirements; and potentially increase, or add new, criminal, civil, and administrative penalties that could be imposed on the Company in the event our operations were found to be non-compliant with new or existing laws and regulations. In addition, changes in political party or administrations at the federal level may change the attitude towards healthcare programs and result in changes to the existing legislative or regulatory environment.

Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy, and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage. Various legislative, judicial, and executive efforts have made the status of federal healthcare program funding and many other aspects of the U.S. healthcare system, particularly the status of reforms implemented under the ACA, unclear. Budget pressures often lead the federal government to reduce or impose limitations on reimbursement rates, which could result in substantial reductions in the Company’s revenue and operating margins.

The Company is unable to determine how any future federal spending cuts or other industry changes and reform will affect our business.

There likely will continue to be legislative and regulatory proposals at the federal level directed at containing or lowering the cost of healthcare that, if adopted, could have a material adverse effect on the Company’s business, financial condition, cash flows, and results of operations. The Company’s inability to keep pace with changes in government regulations and the healthcare industry could constrain the Company’s ability to grow and could have a material adverse effect on the Company’s business, financial condition, cash flows, and results of operations.

COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. While the restrictions have been eased across the United States, some restrictions remain in place. The full extent to which the COVID-19 pandemic has and will directly or indirectly impact the Company, future results of operations and financial condition will depend on future factors that are uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, including the impact of new variants of the virus, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the Company. Additionally, because of the Company’s business model, the full impact of the COVID-19 pandemic may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. The impact of COVID-19 variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of the COVID-19 vaccines and boosters against COVID-19 variants, and the actions taken to contain the COVID-19 pandemic and the economic impact on our business. Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to the Company, results of operations, and liquidity.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12, Income Taxes (Topic 740), “Simplifying the Accounting for Income Taxes.” This new standard simplifies various aspects related to the accounting for income taxes. The standard removes certain exceptions to the general principles in Topic 740 and also clarifies and modifies existing guidance to improve consistent application of Topic 740. The Company adopted this standard effective January 1, 2021 with no material impact to its combined financial statements.

In February 2016, the FASB established Topic 842, “Leases”, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, “Land Easement Practical Expedient for Transition to Topic 842”, ASU No. 2018-10, “Codification Improvements to Topic 842, Leases”, ASU No. 2018-11, “Targeted Improvements”, ASU No. 2018-20, “Leases (Topic 842): Narrow-Scope Improvements for Lessors”, ASU No. 2021-05, “Leases (Topic 842): Lessors-Certain Leases with Variable Lease Payments”, and ASU No. 2020-05, “Leases (Topic 842): Effective Dates for Certain Entities” (collectively referred to as “ASC 842”). ASC 842 establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. Under ASC 842, a modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. As of December 31, 2021, the Company has not adopted ASC 842. Given the Company does not have any lease activity, the adoption of this standard is not expected to have a material impact.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which was subsequently amended by ASU No. 2020-03, “Codification Improvements to Financial Instruments” (collectively referred to as “ASC 326”), which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As of December 31, 2021, the Company has not adopted ASC 326. Given the Company does not have any receivables, the adoption of this standard is not expected to have a material impact.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The guidance provides optional expedients and exceptions related to certain contract modifications and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another rate that is expected to be discontinued. The guidance was effective upon issuance and generally can be applied to applicable contract modifications and hedge relationships prospectively through December 31, 2022. The Company plans to adopt the standard in 2022 and is currently evaluating this guidance to determine the impact on its disclosures.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805) - Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” The ASU improves comparability after business combinations by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. ASU 2021-08 is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its combined financial statements.

No other recently issued but not yet effective accounting pronouncements would have a material effect on the Company’s present or future combined financial statements.

3.	Property and Equipment, net

The following is a summary of property and equipment, net and the related useful lives:

		For the Year Ended December 31,
Asset Classification	Useful Life	2021	2020
Capitalized software	5 Years	1,510	—
Total		1,510	—
Less: accumulated amortization		—	—
Property and equipment, net		$1,510	$—

As the internal use software costs capitalized during the year were not placed into service as of December 31, 2021, no amortization expense was recorded in the periods presented.

4.	Income Tax

The Company has historically operated as part of MCAC and not as a stand-alone company. The Company determined the Excelera DCE income tax provision as if Excelera DCE had filed federal and state income tax returns separate from MCAC. The Company recorded a federal and state income tax benefit for the years ended December 31, 2021 and 2020.

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

The following is a summary of the components of the provision for income taxes:

	For the Year Ended December 31,
	2021	2020
Current expense (benefit):
Federal	$—	$—
State	—	—
Total current expense (benefit)	—	—
Deferred expense (benefit):	—	—
Federal	(450)	(22)
State	(150)	(8)
Total deferred expense (benefit)	(600)	(30)
Total income tax expense (benefit)	$(600)	$(30)

A reconciliation of income tax expense (benefit) from continuing operations to the amount computed by applying the statutory federal income tax rate to the net loss from continuing operations is summarized as follows (in thousands):

	For the Year Ended December 31,
	2021	2020
Tax at federal statutory rate	$(450)	$(22)
State, net of federal benefit	(150)	(8)
Permanent differences	—	—
	$(600)	$(30)

As of December 31, 2021, the Company had approximately $4.4 million of U.S. federal and California net operating loss carryovers available to offset future taxable income that may be carried forward indefinitely for federal losses and 20 years for California losses. The Company’s income tax provision was computed based on the combined U.S. federal and California state statutory income tax rates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 28%. Significant components of the deferred tax assets and liabilities as of December 31, 2021 and 2020 are shown below. The Company assesses the positive and negative evidence to determine if sufficient future taxable income will be generated to use the existing deferred tax assets. The evaluation of evidence resulted in management concluding that the deferred tax assets will be realized.

The Company offsets all deferred tax assets and liabilities by jurisdiction, as well as any related valuation allowance, and present them on the Company’s combined balance sheet as a non-current deferred income tax asset or liability (as applicable). Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2021	2020
Net operating loss carryforwards	$628	$28
Startup costs	2	2
Deferred income tax assets	$630	$30

As a stand-alone entity, the Company will file income tax returns in federal, state, and local jurisdictions as appropriate. The Company is subject to income tax examinations since inception by various taxing authorities which remain open.

5.	Allocation of Corporate Expenses

Historically, Excelera DCE has been managed and operated in the normal course of business consistent with other affiliates of MCAC. Accordingly, certain shared costs have been allocated to Excelera DCE and reflected as expenses in the accompanying combined financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical MCAC expenses attributable to Excelera DCE for purposes of the stand-alone combined financial statements. However, the expenses reflected in these combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Excelera DCE historically operated as a separate, stand-alone entity. In addition, the expenses reflected in these combined financial statements may not be indicative of related expenses that will be incurred in the future by Excelera DCE.

General Corporate Overhead

The Company’s statements of operations include expenses for certain centralized functions (such as information systems, accounting, treasury, professional services, insurance, human resources, and legal), executive compensation and other programs provided and/or administered by MCAC that are charged directly to the Company. A portion of these costs benefit the Company and are allocated to the Company using a pro-rata method based on a full time equivalent (“FTE”) employee ratio representing the proportion of employees that worked on set up activities for the Company, which management believes is consistent and reasonable.

Costs of $2,000 and $106 for the years ended December 31, 2021, and 2020, respectively, have been reflected in the general and administrative expenses in the accompanying combined statements of operations for an allocated share of the Parent’s corporate overhead.

Shared Assets

For property and equipment, including computers, software, network equipment, servers, the office building, where Excelera DCE is not the primary or exclusive user of the assets; the shared assets have been excluded from the combined balance sheets. Accordingly, where Excelera DCE has used these shared assets, a charge to selling, general and administrative expense has been recorded for its usage of these shared assets. The amounts are charged primarily to selling, general and administrative expense in the accompanying combined statement of operations and were $143 and $2 the years ended December 31, 2021 and 2020, respectively. Historically, none of the Parent’s shared assets were primarily used by Excelera DCE, Inc.

6.	Net Parent Investment

Parent’s equity in the Excelera DCE business is presented as net parent investment on the combined balance sheets. The combined statement of changes in net parent investment includes net transfers to and from Parent. The Parent performs cash management and other treasury-related functions on a centralized basis for the Company. All intercompany transactions not cash settled are considered to be settled at the time the transaction is recorded through net parent investment.

Transfers from/to parent are included in the combined statements of changes in net parent investment. All intercompany transactions effected through Net Parent Investment in the accompanying combined balance sheets have been considered as cash receipts or payments for purposes of the combined statements of cash flows, and are reflected in financing activities.

The Company participates in MCAC’s centralized cash management and financing programs and will continue to participate in MCAC’s centralized cash management until Excelera DCE is divested by MCAC.

Cash disbursed and received by Excelera DCE, Inc. is accounted for through the parent company net investment. All obligations are financed by MCAC and financing decisions are determined by central MCAC treasury operations.

MCAC intends to transfer the assets, liabilities and operations of its Excelera DCE business, pursuant to the terms of a separation agreement, to be entered into between MCAC and Excelera DCE. Completion of the separation and distribution is subject to certain conditions, including final approval by MCAC’s board of directors. MCAC is targeting the Separation of Excelera DCE during the second half of 2022.

7.	Subsequent Events

In connection with the preparation of the combined financial statements and in accordance with GAAP, the Company evaluated subsequent events after the balance sheet date of December 31, 2021 through the date these combined financial statements were issued on July, 18, 2022.

On January 1, 2022, the Company’s Participation Agreement with CMS under the Global and Professional Direct Contracting Model became effective, with approximately 22,000 aligned Medicare beneficiaries.

Effective June 13, 2022, the Company executed a Business Combination Agreement with Future Health ESG Corp (“Future Health”) pursuant to which Future Health will acquire 100% of the issued and outstanding stock of the Company from its Parent in exchange for 40 million shares of Future Health common stock, plus an earn-out payment of an additional 20 million shares of Future Health common stock if the Company reports quarterly GAAP revenue of at least $150 million prior to the fifth anniversary of the closing. A detailed description of the terms of the business combination, has been filed with the SEC on Form 8-K and is incorporated herein by reference.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

INTERIM COMBINED BALANCE SHEETS

(in thousands)

	As of March 31,	As of December 31,
	2022	2021
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	—	—
Other current assets	5,436	—
Total current assets	5,436	—
Property and equipment, net	1,540	1,510
Deferred tax assets	—	630
Total Assets	$6,976	$2,140
LIABILITIES & NET PARENT INVESTMENT
Current liabilities:
Accounts payable and accrued expenses	1,607	—
Income taxes payable	339	—
Other current liabilities	1,401	—
Total current liabilities	$3,347	$—
Non-current liabilities:
Long-Term Liabilities	—	—
Total liabilities	$3,347	$—
Net Parent Investment
Net Parent Investment	3,629	2,140
Total Net Parent Investment	3,629	2,140
Total Liabilities and Net Parent Investment	$6,976	$2,140

The accompanying notes are an integral part of these unaudited interim combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

INTERIM COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands)

	Three months ended	Three months ended
	March 31, 2022	March 31, 2021
Revenues	$87,928	—
Operating expenses
Medical costs	81,536	—
Selling, general and administrative expenses	2,858	484
Depreciation and amortization	76	—
Total operating expenses	84,470	484
Income (loss) before income tax benefit (expense)	3,458	(484)
Income tax (expense) benefit	(969)	135
Net Income (loss)	$2,489	$(349)

The accompanying notes are an integral part of these unaudited interim combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

INTERIM COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(UNAUDITED)

(in thousands)

Net Parent Investment
BALANCE, January 1, 2021	$30
Net transfers from Parent	873
Net loss	(349)
BALANCE, March 31, 2021	554
BALANCE, January 1, 2022	2,140
Net transfers to Parent	(1,000)
Net income	2,489
BALANCE, March 31, 2022	$3,629

The accompanying notes are an integral part of these unaudited interim combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

INTERIM COMBINED STATEMENT OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three months ended	Three months ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities
Net income (loss)	$2,489	$(349)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	76	—
Change in:
Other Assets	(5,436)	—
Accounts payable and accrued expenses	1,607	—
Other current liabilities	1,401
Deferred tax assets	630	—
Income taxes payable	339	(135)
Net cash provided by (used in) operating activities	$1,106	$(484)
Cash flows from investing activities
Purchase of property and equipment	(106)	(389)
Net cash provided by (used in) investing activities	$(106)	$(389)
Cash flows from financing activities
Net transfer (to) from Parent	(1,000)	873
Net cash provided by (used in) financing activities	$(1,000)	$873

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

The accompanying notes are an integral part of these unaudited interim combined financial statements.

EXCELERA DCE

(A BUSINESS OF MACARTHUR COURT ACQUISITION CORP.)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

(Dollars in thousands, unless otherwise noted)

1.	Organization and Operations

The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to Excelera DCE (the “Company”), a wholly owned subsidiary of MCAC (the “Parent”). During the period covered by these financial statements, Excelera DCE did not operate as a separate, stand-alone legal entity. Historically, Excelera DCE operated as a part of MCAC, and Excelera DCE’s results of operations have been reported in MCAC’s consolidated financial statements.

On January 1, 2022, the Company began participating as a Direct Contracting Entity (“DCE”) in the Global and Professional Direct Contracting Model (DC Model) of the Centers for Medicare and Medicaid Services (“CMS”), an agency of the United States Department of Health and Human Services.

Excelera DCE’s approach is to combine the latest medical and data science, proactive wellness and preventative care programs, and enhanced economic alignment of primary care providers to minimize preventable medical expenditures and increase Medicare beneficiaries’ health and quality of life. The Company assumes full risk (i.e., 100.0% shared savings and shared losses) for the total cost of care of aligned beneficiaries and distributes a substantial portion of any shared savings realized with to its participating providers.

2.	Summary of Significant Accounting Policies

The significant accounting policies are described in the Annual Combined Financial Statements. The following significant accounting policies have been updated during the first quarter of 2022.

Use of estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying notes. Actual results and outcomes may differ materially from management’s estimates, judgements, and assumptions and these differences could be material to the combined financial statements. Significant estimates, judgements, and assumptions include, but are not limited to, those related to revenue recognition as discussed below, allocation of corporate costs and overhead as discussed in note 9, useful lives in property and equipment, net, and deferred taxes.

Estimates are periodically reviewed in light of change in circumstances, facts and experience.

Revenue recognition

The Company recognizes revenue when a beneficiary obtains control of the promised services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a beneficiary; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services the Company transfers to the beneficiary (i.e., patient). Management reviews contracts at inception to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

F-55

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangements. Capitated revenue is derived from fees for medical services provided by the Company under capitated arrangements with its network of providers. Capitated revenue consists of revenue earned through CMS. Excelera DCE contracts with CMS to provide healthcare services to Medicare beneficiaries under the Global Direct Contracting Model. CMS compensates Excelera DCE on behalf of aligned beneficiaries. CMS calculates a per-beneficiary rate for a defined patient population based on the historical cost to care for an average beneficiary in the population, and then discounts the rate. The discounted rate is known as the “Benchmark”. The Benchmark is normalized for beneficiary risk scores; a higher risk score increases the rate, while a lower risk score decreases the rate. CMS calculates two Benchmarks, one for End-Stage Renal Disease (“ESRD”) beneficiaries, and one for the general beneficiary population.

The Company groups contractual terms into one portfolio because these arrangements are similar. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenue is recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the pricing established by CMS and includes rates that are based on the cost of medical care within a local market and the average utilization of healthcare services by the members enrolled. The transaction price is variable since the rates are risk adjusted based on health status (acuity) of members and demographic characteristics of the enrolled members. The Company utilizes a straight-line, time elapsed measure of progress to recognize the revenue of its stand-ready obligation. The total transaction price for each beneficiary contract is the Benchmark rate set by CMS. CMS sets the Benchmarks on a quarterly basis and may retrospectively adjust the Benchmarks in the subsequent quarter. Therefore, the total transaction price is variable. Excelera estimates the variable consideration based on the expected value of the CMS benchmark rates and the number of Excelera-aligned beneficiaries per the CMS beneficiary report. Management applies a constraint to the revenue estimate so that it is probable a significant reversal in the cumulative revenue recognized will not occur and management will update its estimate of the variable consideration at the end of each reporting period.

Medical costs

The Company’s medical costs consist of third-party medical costs and direct patient expenses. Third-party medical costs primarily consist of all medical expenses paid by the health plans or CMS, including inpatient and hospital care, specialists, and medicines, net of rebates, for which the Company bears risk. Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers. Third-party medical costs and direct patient expense, including estimated medical costs, collectively represent the cost of services provided.

Excelera DCE incentivizes its network to provide quality, low-cost healthcare through the Company’s compensation model. Providers receive a monthly prospective payment which is a flat rate for the provider’s aligned beneficiaries. Additionally, Excelera DCE tracks the quality of the provider’s healthcare throughout the year and pays a quality bonus to high-performing providers. Further, providers that reduce excess and/or avoidable cost as compared to the Benchmark receive a portion of the shared savings from Excelera DCE. At the end of the year, Excelera DCE reconciles the total payments made to the providers with the total claims submitted by the providers. If the payments made by Excelera are less than what the provider would have received under a fee-for-service model, Excelera DCE pays the provider the difference.

During the year, CMS pays Excelera DCE a monthly total care capitation payment (“TCC Payment”) designed to fund the cost of payments Excelera makes to its participating providers. After a 6-month run-off period for claims incurred during the plan year to be submitted, CMS compares the total of actual claims for Excelera’s beneficiaries to a per-beneficiary discounted benchmark in the annual reconciliation process. As Excelera elected the Global Risk Sharing model, Excelera assumes 100% of the risk of the agreement. If the aggregate cost incurred by CMS (including both the TCC payments to Excelera and claims paid to non-participating providers on Excelera’s behalf) is less than the benchmark, Excelera will receive an annual reconciliation payment from CMS equal to the realized savings (the “Shared Savings”). If claims exceed the Benchmark in aggregate, Excelera is responsible for repaying the excess to CMS. Excelera maintains stop-loss coverage to mitigate this risk (known as a “negative reconciliation”). The Company records the TCC Payment as an offset to medical costs.

3.	Revenue

The Company’s revenue streams described in Note 2 as follows:

Three months ended March 31,	2022	2021

Benchmark revenue	$88,033	$0
Sequestration	(105)	0
Total	$87,928	$0

4.	Medical costs

The Company’s medical costs were as follows:

Three months ended March 31,	2022	2021

Provider prospective payment	$804	$—
Provider fee-for-service payment expense	288	—
Estimated medical costs	82,791	—
Shared savings expense to providers	514	—
TCC payments received	(2,861)	—
Total	$81,536	$—

5.	Property and Equipment, net

The following is a summary of property and equipment, net and the related useful lives:

Period Ended	Useful Life	March 31, 2022	December 31, 2021
Asset Classification
Capitalized software	5 Years	1,616	1,510
Total		1,616	1,510
Less: accumulated amortization		(76)	—
Property and equipment, net		$1,540	$1,510

6.	Other Balance Sheet Captions

Other Current Assets

Period Ended	March 31, 2022	December 31, 2021
Prepaid expenses	$13	—
Loan fee deposits	250	—
Shared savings receivable	5,136	—
Other receivables	37	—
Total	$5,436	$—

Other Current Liabilities

Period Ended	March 31, 2022	December 31, 2021
Accrued salary and wages	$42	$—
Accrued vacation	205	—
Accrued shared savings provider payments	514	—
TCC advance payment	192	—
Other accrued expenses	448	—
Total	$1,401	$—

7.	Income Tax

The Company has historically operated as part of MCAC and not as a stand-alone company. The Company determined the Excelera DCE income tax provision as if Excelera DCE had joined in the federal income tax return and combined state income tax returns separate from MCAC. During the three months ended March 31, 2022 and 2021 the Company had state minimum taxes which were immaterial. The Company recorded a federal and state income tax provision for the three months ended March 31, 2022 and a benefit for the three months March 31, 2021.

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

The following is a summary of the components of the provision for income taxes:

	For the Three Months Ended March 31,
	2022	2021
Current expense (benefit):
Federal	$726	$—
State	243	—
Total current expense (benefit)	969	—
Deferred expense (benefit):	—	—
Federal	—	(102)
State	—	(33)
Total deferred expense (benefit)	$—	$(135)
Total income tax expense (benefit)	$969	$(135)

A reconciliation of income tax expense (benefit) from continuing operations to the amount computed by applying the statutory federal income tax rate to the net loss from continuing operations is summarized as follows (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Tax at federal statutory rate	$726	$(102)
State, net of federal benefit	243	(33)
Permanent differences	—	—
	$969	$(135)

The Company’s income tax provision was computed based on the combined U.S. federal and California state statutory income tax rates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 28%. As of March 31, 2022, the Company had no remaining U.S. federal and California net operating loss carryovers.

As a stand-alone entity, the Company will file income tax returns in federal, state, and local jurisdictions as appropriate. The Company is subject to income tax examinations since inception by various taxing authorities which remain open.

8.	Allocation of Corporate Expense

Historically, the Excelera DCE business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to Excelera DCE and reflected as expenses in the accompanying combined financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical MCAC expenses attributable to Excelera DCE for purposes of these stand-alone combined financial statements.

However, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Excelera DCE historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of related expenses that will be incurred in the future by Excelera DCE.

General Corporate Overhead

The Company’s combined statements of operations include expenses for certain centralized functions (such as information systems, accounting, treasury, professional services, insurance, human resources, and legal), executive compensation and other programs provided and/or administered by Parent that are charged directly to the Company. A portion of these costs benefit the Company and are allocated to the Company using a pro-rata method based on full time equivalent (“FTE”) employee ratio representing the proportion of employees that worked on set up activities for the Company, which management believes are consistent and reasonable.

Costs of $278 and $448 for the three months ended March 31, 2022, and 2021, respectively, have been reflected in the general and administrative expenses in the accompanying combined statements of operations for an allocated share of Parent’s corporate overhead.

Shared Assets

For shared property and equipment, including computers, software, network equipment, servers, and the corporate office building, where Excelera DCE is not the primary or exclusive user of the assets; the shared assets have been excluded from the combined balance sheets. Accordingly, where Excelera DCE has used these shared assets, a charge to selling, general and administrative expenses has been recorded for its usage of these shared assets. The amounts are charged primarily to selling, general and administrative expenses in the accompanying combined statement of operations and were $76 and $36 the three months ended March 31, 2022 and 2021, respectively. Historically, none of the Parent’s shared assets were primarily used by Excelera DCE, Inc.

9.	Net Parent Investment

Parent’s equity in the Excelera DCE business is presented as net parent investment on the combined balance sheets. The combined statements of changes in net parent investment includes net transfers to and from Parent. The Parent performs cash management and other treasury-related functions on a centralized basis for the Company. All intercompany transactions not cash settled are considered to be settled at the time the transaction is recorded through net parent investment.

Transfer from/to Parent are included within in the combined statements of changes in net parent investment. All intercompany transactions effected through Net Parent Investment in the accompanying combined balance sheets have been considered as cash receipts or payments for purposes of the combined statements of cash flows, and are reflected in financing activities.

The Company participates in MCAC’s centralized cash management and financing programs and will continue to participate in MCAC’s centralized cash management until Excelera DCE is divested by the Parent company.

Cash disbursed and received by Excelera DCE is accounted for through the Parent company net investment. All obligations are financed by MCAC and financing decisions are determined by central MCAC treasury operations.

MCAC intends to transfer the assets, liabilities and operations of its Excelera DCE business, pursuant to the terms of a separation agreement, to be entered into between MCAC and Excelera DCE. Completion of the separation and distribution is subject to certain conditions, including final approval by MCAC’s board of directors. MCAC is targeting the separation of Excelera DCE during the second half of 2022.

10.	Subsequent Events

In connection with the preparation of the combined financial statements and in accordance with GAAP. The Company evaluated subsequent events after the balance sheet date of March 31, 2022 through the date these combined financial statements were issued on July 18, 2022.

Effective June 13, 2022, the Company executed a Definitive Business Combination Agreement with Future Health ESG Corp (“Future Health”) pursuant to which Future Health will acquire 100% of the issued and outstanding stock of the Company from its Parent in exchange for 40 million shares of Future Health common stock, plus an earn-out payment of an additional 20 million shares of Future Health common stock if the Company reports quarterly GAAP revenue of at least $150 million prior to the fifth anniversary of the closing. A detailed description of the terms of the business combination, has been filed with the SEC on form 8-K and is incorporated herein by reference.

Annex A

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

FUTURE HEALTH ESG CORP.,

EXCELERA DCE,

and

MACARTHUR COURT ACQUISITION CORP.

Dated as of June 13, 2022

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 13, 2022 (this “Agreement”), by and among Future Health ESG Corp., a Delaware corporation (“Future Health”), MacArthur Court Acquisition Corp., a California corporation (“Seller”), which owns all of the issued and outstanding shares of common stock of Excelera DCE, a California corporation (the “Company”), and the Company.

WHEREAS, upon the terms and subject to the conditions of this Agreement, Future Health will purchase from Seller, and Seller will sell to Future Health, 100% of the issued and outstanding shares of Company Common Stock (the “Purchased Shares”) in exchange for Future Health Common Stock (the “Stock Sale”);

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the purchase and sale of the Purchased Shares described in Article II, the Contributions, Contribution Agreements and the Plan of Liquidation (each as defined herein) of Seller shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) or (D) of the Code (as defined herein), (ii) the PIPE Investment (as defined herein) shall constitute a contribution to capital pursuant to Code Section 118, which shall not generate taxable income to Future Health or the PIPE Investor (as defined herein), or adversely affect the tax free status of the reorganization described in subsection (i), and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of Seller (the “Seller Board”) and the Board of Directors of the Company (the “Company Board”) has each unanimously determined that the Transactions are fair to, and in the best interests of, the Company and Seller, respectively and have approved and adopted this Agreement and approved the Transactions;

WHEREAS, the Board of Directors of Future Health (the “Future Health Board”) has (a) unanimously approved and adopted this Agreement and approved the payment of the Stock Consideration (as defined herein) to the Seller pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Future Health;

WHEREAS, in connection with the Closing (as defined herein), each of Seller and other contributors to be specified, on the one hand, and the Company, on the other, shall enter into Contribution Agreements, in form and substance mutually acceptable to Future Health, Seller and the Company (the “Contribution Agreements”), pursuant to which certain assets of Seller and other contributors, as the case may be, will be contributed or otherwise transferred to the Company prior to the Closing (the “Contributions”), it being acknowledged and agreed that (i) the Intended Tax Free Treatment includes the Contribution Agreements as part of the reorganization described above and, accordingly, tax free treatment would apply to the Contributions and (ii) Seller may determine which contributors shall make contributions to the Company or if contributions should be made to Seller and in turn to the Company;

WHEREAS, it is contemplated that prior to the Closing, Seller’s Board and Seller’s shareholders will adopt a Plan of Liquidation in form and substance mutually acceptable to Future Health, Seller and the Company (the “Plan of Liquidation”), pursuant to which, following the Closing, Seller will wind up and liquidate and distribute the Stock Consideration and Seller’s other assets, if applicable, to its stockholders (the “Liquidation”);

WHEREAS, Future Health and the Future Health Initial Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Stockholder Support Agreement, dated as of the date hereof (the “Sponsor Stockholder Support Agreement”) substantially in the form attached hereto as Exhibit A, providing that, among other things, the Initial Future Health Stockholders will vote their shares of Future Health Common Stock in favor of this Agreement and the Transactions;

WHEREAS, in connection with the Closing, Future Health, Seller, the Future Health Initial Stockholders and certain other investors shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, the Future Health Initial Stockholders (excluding the persons identified as “Anchor Investors” on Schedule A), the PIPE Investors and the sole stockholder of the Company, concurrently with the execution and delivery of this Agreement, are entering into separate Lock-Up Agreements (each, a “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the Closing, Future Health and Seller shall enter into a separate registration rights agreement with respect to the Earnout Shares in form and substance satisfactory to each of them (the “Earnout Shares Registration Rights Agreement”);

WHEREAS, Future Health, concurrently with the execution and delivery of this Agreement, is entering into (i) a subscription agreement (the “Subscription Agreement”) with a certain investor pursuant to which such investor, upon the terms and subject to the conditions set forth therein, has agreed to purchase shares of Future Health Common Stock at a purchase price of $11.00 per share in a private placement or placements (the “Private Placements”) of $100 million, or such other amount approved by the Company (the “PIPE Commitment”), to be consummated concurrently with the consummation of the transactions contemplated hereby and (ii) a forward purchase agreement (the “Forward Purchase Agreement”), with the purchaser party thereto (the “FPA Investor”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the FPA Investor has agreed to purchase shares of Future Health Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of this Agreement and prior to the date which is two (2) Business Days prior to the date of special meeting of Future Health’s stockholders called in connection with the Stock Sale (the “Purchase Deadline”); provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share and in the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from Future Health at the Future Health’s request, a number of shares of Future Health Common Stock (the “Additional Shares”) immediately prior to the Transaction in an amount equal to price set forth in the Forward Purchase Agreement (the Forward Purchase Shares together with the Additional Shares, the “FPA Commitment”); and

WHEREAS, in connection with the Closing, the Future Health Initial Stockholders shall terminate the Letter Agreement, dated as September 9, 2021, among Future Health and certain initial stockholders (the “Future Health Insider Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01     Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, in no event shall Seller or the Company be considered an affiliate of any portfolio company (other than Seller and its subsidiaries) of any investment fund affiliated with any direct or indirect equity holder of the Company.

“Ancillary Agreements” means the Sponsor Stockholder Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Employment Agreements, the Plan of Liquidation, the Employee Leasing Agreement, the Office Lease Agreement, the Laboratory Services Agreement and all other agreements, certificates and instruments executed and delivered by Future Health, Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Beneficial Owner” means, with respect to a security, a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, such security; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business” means the Direct Contracting Entity (“DCE”) business operated by Company which has been approved by the Centers for Medicare & Medicaid Services (“CMS”) to participate in the Global and Professional Direct Contracting Model and, if Company so elects, any Accountable Care Organization (“ACO”) Realizing Equity, Access, and Community Health (“REACH”) Model business of Company approved by CMS.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company dated June 25, 2019, as such may have been amended, supplemented or modified from time to time.

“Company Benefit Plan” means an Employee Benefit Plan which is sponsored, maintained contributed to, or required to be contributed to by the Company or with respect to which the Company has any liability (contingent or otherwise) on behalf of any current or former officer, director, manager, Employee or independent contractor.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the Company’s common stock, no par value.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company Interim Period Convertible Notes” means convertible promissory notes issued by the Company in a Company Permitted Interim Financing, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is reasonably expected to be materially adverse to the business, financial condition, or results of operations of the Company, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation, enforcement or implementation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, man-made disasters, weather conditions, pandemics, epidemics, disease outbreaks or other public health emergencies (including, without limitation, COVID-19 or any COVID-19 measures) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Seller or the Company as required by this Agreement or any Transaction Document; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any matter of which Future Health is aware on the date hereof; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Future Health has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company is materially disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Organizational Documents” means the Company Articles of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company, including Intellectual Property rights to be transferred to the Company in the Contributions.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any vendors or customers of the Company or Future Health or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Future Health’s escrow and transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, cash incentive or commission, stock purchase, stock option, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, transaction, change in control, employment, consulting, fringe benefit, sick pay, paid time off and vacation plans or arrangements or other employee benefit plans, programs, policy, practice or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Employee Leasing Agreement” means an Employee Leasing Agreement between the Company and Connected Care Resources, Inc. or another entity in form and substance mutually acceptable to Future Health, Seller and the Company.

“Employment Agreements” means the Employment Agreements between the Company and each of Sanjay Patil, Brian Gillan, and Desmond Thio, dated as of the date hereof and effective as of the Closing, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company in violation of Environmental Law, or (b) any violation of Environmental Law.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all Permits required under Environmental Laws for the conduct of the business and activities of the Company, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Future Health Board” means the board of directors of Future Health.

“Future Health Certificate of Incorporation” means the Amended and Restated Future Health Certificate of Incorporation dated September 9, 2021.

“Future Health Closing Price” means, with respect to a Trading Day, the closing price for such Trading Day of one share of Future Health Common Stock on the Trading Market as reported by Bloomberg Financial L.P.

“Future Health Common Stock” means Future Health’s Common Stock, par value $0.0001 per share.

“Future Health Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is reasonably expected to be materially adverse to the business, financial condition or results of operations of Future Health; or (b) would prevent, materially delay or materially impede the performance by Future Health of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Future Health Material Adverse Effect: (i) any change or proposed change in or change in the interpretation, enforcement or implementation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Future Health operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, man-made disasters, weather conditions, pandemics, epidemics, disease outbreaks or other public health emergencies (including, without limitation, COVID-19 or any COVID-19 measures) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Future Health as required by this Agreement or any Transaction Document; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Seller or the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Future Health is materially disproportionately affected thereby as compared with other participants in the industry in which Future Health operates.

“Future Health Organizational Documents” means the Future Health Certificate of Incorporation, Future Health bylaws, and Trust Agreement (as defined herein) of Future Health, in each case as amended, modified or supplemented from time to time.

“Future Health Units” means one share of Future Health Common Stock and one-half of one Future Health Warrant.

“Future Health Warrant Agreements” means those certain warrant agreements dated September 9, 2021 by and between Future Health and Continental Stock Transfer & Trust Company.

“Future Health Warrants” means whole warrants to purchase shares of Future Health Common Stock as contemplated under the Future Health Warrant Agreements, with each whole warrant exercisable for one share of Future Health Common Stock at an exercise price of $11.50.

“Global and Professional Direct Contracting Model” means the Centers for Medicare & Medicaid Services model implemented under Section 1115A of the Social Security Act, which consists of a set of voluntary payment model options aimed at reducing expenditures and preserving or enhancing quality of care for Medicare fee-for-service beneficiaries through capitated, risk-adjusted monthly payment for services provided by DCE participant and preferred providers with whom the DCE has a written financial arrangement.

“Governmental Reimbursement Program” means, collectively, Medicare, Medicaid and “TRICARE” and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government, but excluding all non-government funded Third-Party Payor programs.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“Healthcare and Insurance Laws” means all Laws governing, regulating, restricting or relating or pertaining to the operation or management of, or provision, of healthcare goods or services, or the offering, sale, provision, administration or underwriting of any insurance products, contracts of insurance, risk assuming insurance or health care products, accountable care organization arrangements, or other health care networks, health maintenance organization or the billing, coding or payment or administration for healthcare goods or services, including, without limitation, (a) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the False Claims Act (42 U.S.C. § 1320a-7b(a), 31 U.S.C. §§3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal exclusion Laws (42 U.S.C. § 1320a-7) and other Laws relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the defrauding of, or making or presenting of any false claim, false statement or misrepresentation of material facts to, any Governmental Authority reimbursement programs (including Medicare and Medicaid) or other third party payor; (b) HIPAA and Other Privacy Laws; (c) Laws governing patient records and documentation, referrals, quality of care, fee-splitting, equipment and facilities, or licensure and registration of insurance companies, administrator, arrangements, providers of health care items, goods and services; (d) all Laws, policies, procedures, requirements and regulations pursuant to which Healthcare and Insurance Permits are governed, regulated or issued; and (e) any regulations promulgated pursuant to any of the foregoing statutes that address the subject matter of any of the foregoing, each of (a) through (e) as may be amended from time to time.

“Healthcare and Insurance Permit” means, with respect to any Person, a Permit issued or required under Healthcare and Insurance Laws applicable to the Business or necessary in the possession, ownership, warehousing, marketing, promoting, sale, administration, operation, underwriting, furnishing, distribution or delivery of items, goods products or services under Healthcare and Insurance Laws applicable to the Business.

“Healthcare Provider” means a physician or other health care professional, medical group, independent practice association, hospital or other health care facility, specialty care provider (such as an ophthalmologist, psychiatrist, behavioral health professional and the like), or ancillary service provider (such as a pharmacy benefit manager, laboratory, magnetic resonance imaging service provider and the like).

“HIPAA and Other Privacy Laws” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, all rules and regulations promulgated under such acts, and other Laws regulating, governing or relating to the privacy and/or security of patient, protected health or personally identifiable information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Stockholders” means the initial stockholders of Future Health listed on Schedule A hereto.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intercompany Agreements” means the Employee Leasing Agreement, the Laboratory Services Agreement and the Office Lease Agreement.

“Interim Period” means the duration of time between the date of this Agreement and the Closing or the earlier termination of this Agreement.

“knowledge” or “to the knowledge” of a person shall mean in the case of Seller or the Company, as applicable, the actual knowledge of the persons listed on Schedule B after reasonable inquiry (and for all purposes of Section 4.14 hereof, “reasonable inquiry” shall not require Seller or the Company to have conducted patent clearance or similar freedom to operate searches) and in the case of Future Health, the actual knowledge of Bradley A. Bostic and Travis A. Morgan after reasonable inquiry.

“Laboratory Services Agreement” means a Laboratory Services Agreement between the Company and Discovery Genomics, Inc. or another entity, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Material Healthcare Provider” means one of the twenty (20) largest Healthcare Providers contracted with the Company to participate in the Global and Professional Direct Contracting Model as measured by the total number of Medicare fee-for-service beneficiaries aligned to the DCE through such Healthcare Provider during calendar year 2022.

“Office Lease Agreement” means an Office Lease Agreement between the Company and Excelera Investment I LLC, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Payor” means any Governmental Reimbursement Program or any insurance company, managed care organization, health or medical plan or program or other third party payor, whether private, commercial or governmental, or any fiscal intermediary or contractor of any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PEO” means a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider (including Connected Care Resources, Inc.).

“PEO Plan” means any Employee Benefit Plan which is or has been sponsored or maintained by a PEO under which any current or former officer, director, manager, employee or independent contractor of Companies are receiving benefits in connection with the applicable engagement of such PEO.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company; (g) Liens identified in the Annual Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Plan of Reorganization” shall have the meaning set forth in Section 7.14(c).

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.02 of the Future Health Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the Environment.

“Reorganization” shall mean the transactions constituting the purchase and sale of the Purchased Shares, and the Contribution, the Spin-Out and Liquidation and any documents executed or to be executed in connection therewith, including transactions described in Article II, the Contribution Agreements and the Plan of Liquidation.

“Software” means all computer software (in object code or source code format), data and databases, developer materials, including but not limited to pseudo-code, programmer comments, user manuals, platform specifications, compilation environments and related documentation and materials, including any embedded or linked third party software, libraries or databases.

“Spin-Out and Liquidation” means all transactions, steps, actions, aspects and documents involved in the Reorganization that do not directly relate to or involve the Company, including, without limitation, (i) the spin-out of one or more subsidiaries of Seller other than the Company, such that, following such spin-out, the stock or other equity interests of such subsidiaries are held by one or more Affiliates or other subsidiaries of Seller, the stockholders of Seller or some combination thereof, and (ii) the Liquidation, but excluding the Contribution, the Stock Sale and the Intercompany Agreements.

“Stock Consideration” means 60,000,000 shares of Future Health Common Stock.

“Subsidiary” or “Subsidiaries” of Seller, the Company, Future Health or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) any liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax (U.S. or non-U.S.).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Third-Party Payor” means Governmental Reimbursement Programs, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future reimburses or pays providers for healthcare items, goods or services.

“Trading Day” means any day on which the Future Health Common Stock is actually traded on the Trading Market.

“Trading Market” means the Nasdaq Capital Market or such other stock market or exchanges on which the Future Health Common Stock is listed or quoted for trading at the time of determination.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Future Health, Seller or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by Seller hosted by Firmex, access to which was given to Future Health in connection with its due diligence investigation of Seller and the Company relating to the transactions contemplated hereby.

Section 1.02     Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	Section 4.07(b)
Action	Section 4.09
Additional Shares	Recitals
Agreement	Preamble
Annual Financial Statements	Section 4.07(a)
Antitrust Laws	Section 7.12(a)
Audited Financial Statements	Section 7.16
Blue Sky Laws	Section 4.05(b)
Claims	Section 6.03
Closing	Section 2.03
Closing Date	Section 2.03
Closing Stock Consideration	Section 2.02
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employee	Section 4.12(a)
Company Interim Securities	Section 6.01(b)(ii)
Company Permits	Section 4.06
Company Permitted Interim Financing	Section 6.01(b)(ii)
Company Source Code	Section 4.14(j)
Confidentiality Agreement	Section 7.03(b)
Contingent Worker	Section 4.12(b)
Continuing Employees	Section 7.05
Contracting Parties	Section 10.11
Data Security Requirements	Section 4.14(k)
DGCL	Recitals
Earnout Shares	Section 2.02
ERISA Affiliate	Section 4.11(b)
Existing Security Agreements	Section 4.17(a)(vii)
Forward Purchase Agreement	Recitals
Forward Purchase Shares	Recitals
FPA Commitment	Recitals
FPA Investment	Section 5.16
FPA Investor	Recitals
Future Health	Preamble
Future Health Board	Recitals
Future Health Insider Agreement	Recitals
Future Health Proposals	Section 7.01(a)
Future Health SEC Reports	Section 5.07(a)
Future Health Stockholders’ Meeting	Section 7.01(a)
GAAP	Section 4.07(a)
Governmental Authority	Section 3.03(b)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
Law	Section 4.05(a)
Lease	Section 4.13(b)
Lease Documents	Section 4.13(b)
Lock-Up Agreement	Recitals

Defined Term	Location of Definition
Material Contracts	Section 4.17(a)
Material Healthcare Provider	Section 4.19(a)
Nonparty Affiliates	Section 10.11
Outside Date	Section 9.01(b)
PIPE Commitment	Recitals
PIPE Investment	Section 5.16
PIPE Investors	Section 5.16
Plan of Liquidation	Recitals
Plans	Section 4.11(a)
Private Placements	Recitals
Proxy Statement	Section 7.01(a)
Purchase Deadline	Recitals
Registration Statement	Section 7.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	Section 3.02
Representatives	Section 7.03(a)
Reviewed Financial Statements	Section 7.16
SEC	Section 5.07(a)
Securities Act	Section 5.07(a)
Seller	Preamble
Seller Board	Recitals
Sponsor Stockholder Support Agreement	Recitals
Stock Sale	Recitals
Subscription Agreement	Recitals
Terminating Company Breach	Section 9.01(e)
Terminating Future Health Breach	Section 9.01(f)
Trust Account	Section 5.12
Trust Agreement	Section 5.12
Trust Fund	Section 5.12
Trustee	Section 5.12
WARN Act	Section 4.12(d)

Section 1.03     Construction.

(a)     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)     The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

PURCHASE AND SALE

Section 2.01     Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Future Health, and Future Health will purchase, assume, acquire and accept from Seller, all of Seller’s rights, title and interest in and to the Purchased Shares, in each case, free and clear of any Liens (other than transfer restrictions imposed thereon by applicable securities Law).

Section 2.02     Stock Consideration. The aggregate purchase price to be paid by Future Health in consideration of the Purchased Shares will be the Stock Consideration, payable as follows: (i) 40,000,000 shares of Future Health Common Stock at Closing (“Closing Stock Consideration”) and (ii) 20,000,000 shares of Future Health Common Stock (“Earnout Shares”), which shall be paid in accordance with the terms, and subject to the conditions, set forth in Exhibit D, subject in each case to equitable adjustment for share splits, (including share consolidations), combinations, exchanges, readjustments of shares, or similar transactions, or any stock dividends or distributions paid in shares, reclassifications, share dividends, combinations, recapitalizations and the like (collectively, the “Purchase Price”). At the Closing, Future Health will (i) instruct its transfer agent to cause the Closing Stock Consideration to be accepted into The Depository Trust Company and to be issued (in uncertificated book-entry form) to the Seller to an account or accounts designated in writing by Seller to Future Health at least five (5) Business Days prior to the Closing Date and (ii) enter into mutually satisfactory arrangements with Seller in respect of delivery of the Earnout Shares, if and when they are to be paid. The right to receive the Earnout Shares hereunder shall not be assigned, except in connection with the Plan of Liquidation or as otherwise permitted by Rev. Proc. 84-42.

Section 2.03     Closing. The closing of the Transactions (the “Closing”) will take place by electronic exchange of deliverables and release of signatures as promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or on such other date or at such other place or time as Seller and Future Health shall mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.04     Articles of Incorporation; Bylaws.

(a)     At the Closing, the Company Articles of Incorporation, as in effect immediately prior to the Closing, shall be amended and restated in its entirety, in form and substance mutually acceptable to Future Health, Seller and the Company and, as so amended and restated, shall be the articles of incorporation of the Company until thereafter amended as provided by applicable Law and such articles of incorporation (subject to Section 7.07).

(b)     At the Closing, the bylaws of the Company, as in effect immediately prior to the Closing, shall be amended and restated in their entirety in form and substance mutually acceptable to Future Health, Seller and the Company and, as so amended and restated, shall be the bylaws of the Company until thereafter amended as provided by applicable Law, the articles of incorporation and such bylaws (subject to Section 7.07).

(c)     At the Closing, Future Health shall amend and restate, effective as of the Closing, the Future Health Certificate of Incorporation, in form and substance mutually acceptable to Future Health, Seller and the Company.

(d)     At the Closing, Future Health shall amend and restate, effective as of the Closing, the Future Health bylaws, in form and substance mutually acceptable to Future Health, Seller and the Company.

Section 2.05        Directors and Officers.

(a)     The parties will take all requisite actions such that the directors of the Company and the officers of the Company following the Closing shall be the individuals mutually acceptable to Future Health, Seller and the Company, each to hold office in accordance with the provisions of applicable Law and the articles of incorporation and bylaws of the Company and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)            The parties shall cause the Future Health Board and the officers of Future Health following the Closing to be comprised of the individuals mutually acceptable to Future Health, Seller and the Company, each to hold office in accordance with the DGCL and the Future Health Certificate of Incorporation and the bylaws of Future Health and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed; provided, however, that (i) immediately following the Closing, the Future Health Board shall consist of 7 members; (ii) Seller has the right to appoint a majority of the members of the Future Health Board, which shall include 3 members of the Future Health Board appointed by Sanjay Patil; (iii) Future Health has the right to appoint 2 members of the Future Health Board; and (iv) the holders of Closing Stock Consideration will enter into a voting agreement for a period of three years following the Closing, pursuant to which they agree to vote all of their shares of Closing Stock Consideration in favor of the appointment of the foregoing individuals as members of the Future Health Board.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the disclosure schedule delivered by Seller and the Company pursuant to Section 6.01(c) in connection with this Agreement (the “Company Disclosure Schedule”), Seller and the Company hereby represent and warrant to Future Health as follows as of the date hereof:

Section 3.01     Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Company Material Adverse Effect.

Section 3.02     Authority Relative to this Agreement. Seller has all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, each Transaction Document to which Seller is a party or to consummate the Transactions. This Agreement and each Transaction Document to which Seller is a party has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of Seller, no state takeover statute is applicable to the Transactions.

Section 3.03     No Conflict; Required Filings and Consents.

(a)     The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) and Section 3.03(a) of the Company Disclosure Schedule and other notifications provided in the ordinary course of business have been made, obtained or given, the performance by Seller of this Agreement and each Transaction Document to which it is a party, will not (i) conflict with or violate any of the organizational documents of Seller, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Seller or by which any property or asset of Seller is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Seller pursuant to, any material agreement to which Seller is a party, except, with respect to the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are required only in connection with the Spin-Out and Liquidation or which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)     The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, does not, and the performance by Seller of this Agreement and each Transaction Document to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the notification requirements of the HSR Act, (ii) for approvals, authorizations or permits of, or filings with or notifications to, or expiration or termination of any waiting period by, any Governmental Authority required in connection with the Spin-Out and Liquidation, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect. For the avoidance of doubt, “Governmental Authority” shall include, without limitation, any state department of health, state department of insurance,

Centers for Medicare and Medicaid Services or agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare and Insurance Laws.

Section 3.04     Ownership of Purchased Shares. Seller is the sole owner of record of, and has good and valid title to, the Purchased Shares, free and clear of all Liens (other than transfer restrictions imposed thereon by applicable securities Law). Except for the Purchased Shares, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is issued and outstanding. Upon the sale and transfer of the Purchased Shares to Future Health, Seller will convey to Future Health good and valid title to the Purchased Shares, free and clear of all Liens (other than transfer restrictions imposed thereon by applicable securities Law). Seller does not own, of record or beneficially, or have any interest in or right to acquire, any capital stock, equity interests or securities convertible into equity interest of the Company other than the Purchased Shares. Other than this Agreement, and each Transaction Document to which Seller is a party and the Company Organizational Documents, (a) Seller is not a party to any voting trusts, proxies or other agreements or understandings in effect with respect to the acquisition, disposition, voting or transfer of any Purchased Shares, and (b) Seller is not bound by any agreement restricting Seller’s right to dispose of or transfer the Purchased Shares. Seller is not currently the subject of any bankruptcy, reorganization or similar proceeding.

Section 3.05     Absence of Litigation. Except as set forth in Section 3.05 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of Seller, threatened against Seller or its subsidiaries, the Company or any property or asset of Seller, including but not limited to the Company, before any Governmental Authority that would reasonably be expected to impact the Reorganization (other than the Spin-Out and the Liquidation). Neither Seller, its subsidiaries, the Company nor any material property or asset of Seller, including but not limited to the Company, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Seller, continuing investigation by, any Governmental Authority that would reasonably be expected to impact the Seller’s execution of the Plan of Liquidation or the consummation of the Reorganization.

Section 3.06     Corporate Matters.

(a)     Following the Contributions and the Closing, the tangible and intangible assets transferred to the Company pursuant to the Contribution Agreements together with obligations owed from the Seller or any of its Affiliates to the Company pursuant to any Transaction Document, will be sufficient for the continued conduct of the Company’s Business following the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as it has been conducted during the first five (5) months of 2022 in the ordinary course, consistent with past practice.

(b)     Except as set forth on Section 3.06(b) the Company Disclosure Schedule, none of the shares of Future Health Common Stock issued as the Purchase Price will be used by Seller to pay any obligations of Seller or any of its Affiliates.

Section 3.07     Brokers. Except as set forth on Section 3.07 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company. Seller has provided Future Health with a true and complete copy of all contracts, agreements and arrangements including its engagement letter(s), between Seller or the Company and those persons described on Section 3.07 of the Company Disclosure Schedule other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in Company Disclosure Schedule, Seller and the Company hereby represent and warrant to Future Health as follows as of the date hereof:

Section 4.01     Organization and Qualification; Subsidiaries.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b)     The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02     Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Future Health in the Virtual Data Room complete and correct copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect. The Company is not is in violation of any of the provisions of the Company Organizational Documents.

Section 4.03     Capitalization. Subject to the acceptance by the Secretary of State of the State of California of the Certificate of Correction filed by the Company on June 13, 2022:

(a)     As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 1,000 shares of Company Common Stock are issued and outstanding. No shares of Company Common Stock are held in the treasury of the Company.

(b)     There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company. The Seller is the sole owner of all of the issued and outstanding securities of the Company and there are no other holders of any securities issued by the Company. As of the date hereof, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party or among any holder of Company Common Stock, or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c)     There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person. The Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock.

(d)     All shares of Company Common Stock have been issued in compliance with applicable securities laws and other applicable laws and are duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 4.04      Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Transaction Documents to which it is a party, or to consummate the Transactions. This Agreement and the Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Future Health, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the Remedies Exceptions. To the knowledge of the Company, no state takeover statute is applicable to the Transactions.

Section 4.05     No Conflict; Required Filings and Consents.

(a)     The execution and delivery by the Company of this Agreement, and the Transaction Documents to which it is a party, do not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) and Section 3.03(a) of the Company Disclosure Schedule and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are required only in connection with the Spin-Out and Liquidation or which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)     The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the performance by the Company of its obligations under this Agreement and the Transaction Documents to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and state takeover laws and the notification requirements of the HSR Act, (ii) for approvals, authorizations or permits of, or filings with or notifications to, or expiration or termination of any waiting period by, any Governmental Authority required in connection with the Spin-Out and Liquidation and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06       Permits; Compliance. The Company is in possession of all material Permits necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Seller, threatened in writing. Except as set forth in Section 4.06 of the Company Disclosure Schedule, the Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07      Financial Statements.

(a)     The Company has delivered drafts of the unaudited balance sheet of the Company as of December 31, 2021, and the unaudited statement of operations for the year ended December 31, 2021 (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Annual Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end audit adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of Company as at the date thereof and for the periods indicated therein.

(b)     The Company has delivered drafts of the unaudited balance sheet of the Company as of March 31, 2022 (the “2022 Balance Sheet”) and the unaudited statement of operations for the three months ended March 31, 2022 (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)     Except as and to the extent set forth on the 2022 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since April 1, 2022 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which the Company is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)      Since the Company’s inception, (i) neither the Company nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in accounting or auditing practices in breach of any applicable Laws and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)     To the knowledge of Seller or the Company, no employee of Seller or the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company, nor the Seller, nor, to the knowledge of Seller, any officer, employee, contractor, subcontractor or agent of the Company or Seller has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Seller or the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)      All accounts receivable of the Company reflected on the 2022 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of Seller or the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices.

(g)      All accounts payable of Company, reflected on the 2022 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable. Since the date of the 2022 Balance Sheet, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08      Absence of Certain Changes or Events. Since December 31, 2020, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement (including, without limitation, in connection with the Reorganization), (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP), other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09      Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of Seller or the Company, threatened against the Company, or any property or asset of the Company, including any asset or employee that will be implemented in the Business pursuant to the terms of any Transaction Document following the Closing, before any Governmental Authority. Neither the Company nor any material property or asset of the Company, including any asset or employee that will provide services to the Business pursuant to the terms of any Transaction Document following the Closing, is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Seller or the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action that is pending as of the date hereof by or against the Company or any Affiliate of the Seller providing service to the Company following the Closing pursuant to the terms of any Transaction Document.

Section 4.10      Sufficiency of Assets. The tangible and intangible assets to be transferred to the Company pursuant to the Contribution Agreements together with obligations owed from the Seller or any of its Affiliates to the Company pursuant to any Transaction Document, will be sufficient for the continued conduct of the Company’s Business following the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as it has been conducted during the first five (5) months of 2022 in the ordinary course, consistent with past practice.

Section 4.11     Employee Benefit Plans.

(a)     Notwithstanding anything in this Agreement to the contrary, with respect to any Company Benefit Plan that is a PEO Plan, the representations and warranties in this Section 4.11 are made solely with respect to the Company and its ERISA Affiliates participation in such PEO Plan as a participating employer(s) and no representation or warranty is made with respect to any other participating employer in any PEO Plan or to any PEO Plan in its entirety For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)      To the knowledge of the Company, each Company Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. No act or omission has occurred and no condition exists with respect to any Company Benefit Plan that would reasonably be expected to subject the Company, its Subsidiaries or their respective ERISA Affiliates to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or other applicable Law.

(c)      Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, or has or could have any liability under or with respect to, or has within the past six (6) years, under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)     The Company is not and will not be obligated, whether under any Employee Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No amount paid or payable by the Company or any of its Affiliates will be classified as an “excess parachute payment” under Section 280G of the Code or in the imposition of an excise Tax under Section 409A or Section 4999 of the Code. Neither the Company nor any Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Section 4999 or 409A of the Code.

(e)     None of the Employee Benefit Plans provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)      To the knowledge of the Company, each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would reasonably be expected to subject the Company, its Subsidiaries or their respective ERISA Affiliates to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or other applicable Law.

(g)      No proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened.

Section 4.12        Labor and Employment Matters.

(a)     Schedule 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof (“Company Employees”), including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) employing entity; (iv) hire date; (v) whether paid on a salary, hourly, or commission basis, (vi) current annual base compensation rate paid by the Company or its employing entity; (vii) commission, bonus or other incentive based compensation paid by the Company or its employing entity, and (viii) whether classified as exempt or non-exempt. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements). For the avoidance of doubt, Company Employees shall also include any employees of an Affiliate providing services to the Company pursuant to an Employee Lease Agreement.

(b)     Schedule 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of the business of the Company and classified by the Company as other than a Company Employee or compensated other than through wages paid by the Company through its payroll department and reported on a Form W-2 (“Contingent Workers”), which list is current as of the date hereof and includes any Contingent Worker who has performed services for the Company during the twelve (12) month period immediately preceding such date, and provides for each such Contingent Worker such individual’s role in the business, relationship to the business, fee or compensation arrangements and other contractual terms with the Company.

(c)     (i) Except as set forth on Schedule 4.12(c) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of Seller, threatened against the Company by any current or former Company Employees or Contingent Workers, which Actions would be material to the Company; (ii) the Company is not nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of Seller, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of Seller, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of Seller, threat thereof, by or with respect to any employees of the Company.

 (d)       To the Company’s knowledge, the Company is, and have at all times been, in compliance in all material respects with all applicable Laws including but not limited to Laws relating to employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar state or local Laws), immigration, background checks, meal and rest breaks, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors, pay equity, workers’ compensation, family and medical leave, occupational safety and health requirements, wage and hour, and collective bargaining and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)      (i) The Company is not delinquent in any payments to any Company Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Company Employees or Contingent Workers; (ii) there are no, and within the last three (3) years there have been no formal or informal disputes, grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iii) none of the employment policies or practices of the Company are currently being audited or investigated, or to the knowledge of Seller, subject to imminent audit or investigation by any Governmental Authority; (iv) the Company is not, or within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and (v) except to the extent applicable with respect to employees covered by the employment agreement set forth on Schedule 4.12(e) of the Company Disclosure Schedule, the Company Employees are at-will and no Company Employee is subject to any contract, expressed or implied, written or oral, with the Company.

(f)     Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedule, no Company Employee is on a visa sponsored by the Company which visa will require continued sponsorship. A USCIS Form I-9 has been properly prepared and retained for each Company Employee as required by Law. The Company has no knowledge that any such Form I-9 was improperly prepared or that false documentation was provided in connection with satisfying the requirements of such Form I-9.

 (g)       The Company has not, within the past three (3) years, experienced a “plant closing”, “business closing”, or “mass layoff”, as defined in the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company.

(h)     Except as set forth on Schedule 4.12(h) of the Company Disclosure Schedule, to the knowledge of Seller, none of the executive officers or management employees of the Company have indicated that they intend to resign or retire as a result of the transactions contemplated by this Agreement.

(i)       To the knowledge of Seller, within the last three (3) years: (i) no Company Employee or Contingent Worker has made any allegation of sexual harassment against the Company or against any Company Employee; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Company Employee or Contingent Worker. To the knowledge of Seller, there is no, and during the last three (3) years there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker within the same reporting structure on the other hand.

(j)      To the knowledge of Seller, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

Section 4.13      Real Property; Title to Assets.

(a)      The Company does not own any real property.

(b)      Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease” and the leased property is referred to as “Leased Property”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Future Health in the Virtual Data Room: (i) other than the Office Lease Agreement and the Lease Documents (if any), there are no leases, subleases, sublicenses, concessions or other contracts granting to the Company the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to Seller’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Leased Real Property constitutes all the real property used in, or necessary for, the operation of the Business and is sufficient for the conduct of such business as currently conducted on the date hereof.

(c)     Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)     The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14      Intellectual Property.

(a)      Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned by the Company: (i) Registered Intellectual Property and material unregistered trademarks constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $10,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the Business and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)      The Company owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of Seller, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending.

(c)      The Company has taken commercially reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, be material to the Company. The Company has not disclosed any trade secrets or other Confidential Information that is material to the Business to any other person, other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)      (i) There have been no claims filed and served, or threatened in writing (including email), against the Company, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to Seller’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing. The Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other Contract related to the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Company IP.

(e)      All persons who have contributed, developed or conceived any Company-Owned IP that is material to the Company have executed valid and enforceable written agreements with the Company, substantially in the form made available to Future Health in the Virtual Data Room, and pursuant to which such persons presently assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company. None of the Company-Owned IP was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties or independent contractors concurrently working for a university, college, other educational institution or research center was used in the development of the Company-Owned IP.

(f)       Neither the Company nor, to Seller’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.14(a)(ii) of the Company Disclosure Schedule.

(g)       Section 4.14(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in the business of the Company, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in the business of the Company.

(h)       The Company does not use and has never used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge.

(i)       The Company owns, leases, licenses, or otherwise has the legal right to use (or to the extent of any Business Systems covered by the Intercompany Agreements, will, at the Closing, own, lease, license or otherwise have the legal right to use) all of the Business Systems, and such Business Systems are sufficient for the current needs of the business of the Company. The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To Seller’s knowledge since inception, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j)      Neither the Company nor any other party acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Software or source code constituting Company-Owned IP (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any other party acting on behalf of the Company to any third party of any Company Source Code. Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

(k)      The Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, and (iii) all contractual commitments that the Company has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The employees and contractors of the Company receive reasonable training on information security issues. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems, except as would not, individually or in the aggregate, be material to the Company. Since inception, the Company has not (x) to Seller’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to Seller’s knowledge, there is no reasonable basis for the same.

(l)       The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any Liens, other than Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Future Health from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m)        All past and current employees and independent contractors of the Company have executed written obligations in favor of the Company to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

 (n)       The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

Section 4.15      Taxes.

(a)       The Company or the Seller: (i) has duly filed all income and other material Tax Returns required to be filed by the Company, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) has paid all Taxes that are required to have been paid by the Company; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The unpaid Taxes of the Company do not (1) as of the date of the Interim Financial Statements materially exceed the reserves for Taxes of the Company set forth in Interim Financial Statements and (2) materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has made available to Future Health in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company for tax years ended on or after December 31, 2018.

(b)      The Company is not a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of tax credits or losses), nor does the Company have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, or arrangement.

(c)      The Company will not be required to include any amount of income in, or exclude any amount of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received or deferred revenue realized on or prior to the Closing Date, (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law), (vii) election under Section 108(i) of the Code made on or before the Closing Date or (vii) application of Section 965 of the Code.

(d)      The Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)     The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)      The Company does not have any liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes).

(g)      The Company (i) does not have any request for a ruling in respect of Taxes pending between the Company and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(h)      In the two (2) years prior to the Closing Date, neither the Company nor Seller has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)      The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

 (j)       No Tax Authority or agency has asserted in writing or, to the best of the knowledge of Seller, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)      There are no Tax liens upon any assets of the Company except for liens for Taxes not yet due and payable.

 (l)      The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)       No written claim or, to the knowledge of Seller, no oral claim, has ever been made by a Tax Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction.

(n)       At all times since its incorporation, the Company has been properly classified as a C corporation within the meaning of Section 1361(a)(2).

(o)      The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(p)      Section 4.15(p) of the Company Disclosure Schedule sets forth the Company’s place of organization, residence for income, franchise, or similar tax purposes and classification for U.S. federal income Tax purposes.

(q)       The Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(r)      Neither Seller nor the Company, after consultation with their tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, neither Seller nor the Company has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment.

Section 4.16      Environmental Matters.

(a)      The Company (A) is and has been in compliance in all material respects with applicable Environmental Laws and (B) holds and is and has been in compliance in all material respects with all Environmental Permits; and (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits.

(b)       The Company has not been and is not the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company whose liability for the Environmental Claim was or may have been retained or assumed by contract or by operation of Law or pursuant to any order by any Governmental Authority by the Company, except for any such Environmental Claims that have not had and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect.

(c)      No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, the Company, except as would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

(d)       The Company has not Released, disposed of, or arranged to dispose of, any Hazardous Materials in violation of any Environmental Law in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim, except as would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

(e)       No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by the Company.

(f)     The Company has provided Future Health with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession or, within its control, which were prepared within two (2) years prior to the date hereof, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

Section 4.17      Material Contracts.

 (a)      Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)       each contract and agreement with consideration paid or payable to the Company of more than $200,000, in the aggregate, over any 12-month period;

(ii)       each contract and agreement with suppliers, vendors, carriers or contractors to the Company for expenditures paid or payable by the Company of more than $200,000, in the aggregate, over any 12-month period;

(iii)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;

(iv)       all contracts and agreements with any Material Healthcare Provider;

(v)       all management contracts (including contracts for employment involving payments in excess of $120,000 per annum) and contracts with consultants and independent contractors involving payments by the Company in excess of $200,000 per annum;

(vi)       all bonus and commission plans of the Company, other than with respect to periodic discretionary bonuses payable under offer letters, employment or other agreements with employees issued in the ordinary course;

(vii)      all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(viii)      all partnership, joint venture or similar agreements;

(ix)       all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(x)       all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi)       all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xii)      all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiii)      all agreements or instruments guarantying the debts or other obligations of any person;

(xiv)      all contracts involving use of any Company-Licensed IP required to be listed in Section  4.14(a)(ii) of the Company Disclosure Schedule;

(xv)      contracts which involve the license or grant of rights to the Company or to Company-Owned IP by the Company;

(xvi)       all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvii)       all contracts or agreements under which the Company has agreed to treat any customer on a “most favored” basis; and

(xviii)      agreement for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Future Health in the Virtual Data Room).

(b)      Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of Seller, the other parties thereto, and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to Seller’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company has not received any written, or to the knowledge of Seller, oral claim of default under any such Material Contract; and (iv) each Material Contract with a Material Healthcare Provider is in compliance with all requirements under the Global and Professional Direct Contracting Model. The Company has made available to Future Health in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.18      Insurance.

(a)      Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)      With respect to each such insurance policy, except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and except for policies that have expired under their terms in the ordinary course, enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Seller, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19      Material Healthcare Providers.

(a)      Section 4.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of the Material Healthcare Providers. Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, the Company has not received written or oral notice that any Material Healthcare Provider has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with the Company.

Section 4.20      Certain Business Practices; Sanctions.

(a)       Since inception, neither the Company nor, to Seller’s or the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

(b)      Neither the Company nor, to Seller’s knowledge, any directors or officers, agents or employees of the Company is, or is owned or controlled by a Person that is (x) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or (y) located, organized or resident in a country or territory that is the subject of Sanctions or a United States government embargo. Since inception, neither the Company nor, to Seller’s knowledge, any directors or officers, agents or employees of the Company, has knowingly engaged in any dealing or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction was the subject of Sanctions.

 (c)       Except as set forth on Section 4.20(c) of the Company Disclosure Schedule, the Company is not required to file annual statements and/or quarterly statements with any Governmental Authority, including without limitation agency any state departments of insurance, state departments of health or Centers for Medicare and Medicaid Services. The Company is not required by any applicable Law to prepare and/or file with any Governmental Authority any financial statements on the basis of statutory accounting principles (SAP) or practices.

Section 4.21      Interested Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedule and except for the Intercompany Agreements and employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company, to Seller’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that the ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company has not, since inception, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company and any family member of any director, officer or other Affiliate of the Company.

Section 4.22      Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23      Information Provided for Private Placements and Proxy Statement.

(a)      None of the information regarding the Company supplied or to be supplied by Seller or the Company expressly for inclusion or incorporation by reference, if applicable, in the Proxy Statement or Registration Statement (or any amendment or supplement thereto) or any other statement, filing, notice, or application (other than pursuant to the HSR Act) made by or on behalf of

Future Health, Seller, the Company or any of their Affiliates in connection with the Transactions, including filings under Rule 425 under the Securities Act, additional soliciting materials, press releases or other communications with shareholders of Future Health will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Seller or the Company).

(b)      None of the information regarding the Company supplied by Seller or the Company expressly for inclusion or incorporation by reference, in the documents in connection with the Private Placements contained, at any time prior to Closing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

Section 4.24      Healthcare and Insurance Laws.

(a)     Except as set forth on Section 4.24(a) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all applicable Healthcare and Insurance Laws and, within the past three (3) years, the Company has not violated in any material respect any applicable Healthcare and Insurance Law. Without limiting the generality of the foregoing, the Company has not received written notice of any material violation (or of any inspection, review, investigation, audit, or other proceeding involving allegations of any material violation) of any Healthcare and Insurance Laws, and no such inspection, review, investigation, inspection, audit or other proceeding involving allegations of any such violation is pending or, to the knowledge of Seller, is threatened. The Company has not received or been served in the past three (3) years with any search warrant, subpoena, civil investigative demand, contact letter or other written notice from any Governmental Authority alleging or relating to any alleged material violation by the Company of any applicable Healthcare and Insurance Law.

(b)      Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, the Company does not submit any bill or invoice directly or indirectly through any third party billing arrangement or receive payment or reimbursement from any Governmental Reimbursement Program.

(c)      Except as set forth on Section 4.24(c) of the Company Disclosure Schedule, the Company does not provide any services as a Payor or has issued or arranged for, or makes or has made any payment or reimbursement pursuant to or in connection with any policy or contract of insurance, including without limitation any HMO, PPO or indemnity product.

(d)      Except as set forth on Section 4.24(d) of the Company Disclosure Schedule, the Company is in compliance in all material respects with HIPAA and Other Privacy Laws. The Company has not, within the past five (5) years, to the knowledge of Seller suffered any breach of unsecured protected health information, received any notice from the Office of Civil Rights of the U.S. Department of Health and Human Services or any other Governmental Authority regarding any allegation regarding its failure to comply with HIPAA and Other Privacy Laws, nor made any notification of such breach or failure to any Person, the media or the Secretary of the U.S. Department of Health and Human Services pursuant to HIPAA and Other Privacy Laws.

(e)     Neither the Company nor, to the knowledge of Seller any of its shareholders, directors, officers, or any other Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Company, (i) is subject to or has had a civil monetary penalty assessed against him, her or it pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) is or has been excluded, debarred or suspended (A) from participation in any Governmental Reimbursement Program, other Payor plan or program, or any federal or state governmental procurement or non-procurement program or (B) from doing any business with or for any Governmental Authority; (iii) has been convicted of any criminal offenses: (A) relating to the delivery of an item or service under any Governmental Reimbursement Program or other Payor plan or program, fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission under any Governmental Reimbursement Program or other Payor plan or program, or interference with or obstruction of any investigation into any criminal offense or (B) by any Governmental Authority relating to any Healthcare and Insurance Law; (iv) subject to any order, judgment, decree or ruling of, or any criminal, civil or administrative fine, assessment or penalty imposed by, any Governmental Authority with respect to any Governmental Reimbursement Program or any Healthcare and Insurance Law; (v) has been involved or personally named in a U.S. Attorney complaint made or any other action taken pursuant to the federal False Claims Act under 31 U.S.C. §§ 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq. (other than by reason of a sealed complaint of which Seller may have no knowledge); or (vi) is or was a party to any corporate integrity agreement, deferred prosecution agreement or similar agreement, or subject to any reporting obligations relating to the provision of any healthcare goods or services or the payment therefor pursuant to any settlement agreement, with the Office of Inspector General of the U.S. Department of Health and Human Services, U.S. Department of Justice or other Governmental Authority, nor is any of the foregoing pending or, to the knowledge of Seller, threatened.

(f)      Except as set forth on Section 4.24(f) of the Company Disclosure Schedule, the Company is not a party to or bound by any contract with any Governmental Authority (“Government Contract”) regarding the provision or payment of or insurance for any health care items, goods or services or with respect to any Healthcare and Insurance Law. With respect to each Government Contract, (i) except as set forth on Section 4.24(f)(i) of the Company Disclosure Schedule, the Company is not required to pay, provide, or arrange for any person to pay or provide, any security, bond, letter or credit, escrow, property or other financial collateral or guaranty, for or with respect to any Government Contract; (ii) each Government Contract is a legal, valid and binding obligation of the Company and, to the knowledge of Seller, the other parties thereto, and the Company is not in material breach or violation of, or material default under, any Government Contract nor has any Government Contract been canceled by the other party; (iii) to Seller’s knowledge, no other party is in material breach or violation of, or material default under, any Government Contract; and (iv) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Government Contract.

Section 4.25      Healthcare and Insurance Permits.

(a)     The Company has been duly granted and possesses the Healthcare and Insurance Permits set forth on Section 4.25(a) of the Company Disclosure Schedule, setting forth with respect to each such Healthcare and Insurance Permit, the issuing agency, brief description of such Healthcare and Insurance Permit and its expiration date.

(b)      No such Healthcare and Insurance Permits will be invalidated as a result of the consummation of the transactions contemplated by this Agreement. The Company is in compliance in all material respects with all Healthcare and Insurance Permits held by it. All fees and charges with respect to such Healthcare and Insurance Permits as of the date hereof have been paid in full.

(c)      No other material Healthcare and Insurance Permit is necessary for the lawful conduct of the Business as currently operated. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, limitation or cancellation of any Healthcare and Insurance Permit.

(d)      The Company has, with respect to the Healthcare and Insurance Permits held by it, timely made or filed, or caused to be made or filed, all material declarations, applications and filings with, all applicable Governmental Authorities and Governmental Reimbursement Programs and other Payor programs in which it participates, all self-regulatory authorities and all courts and other tribunals necessary to engage, respectively, in the management or operation of, or provision of any its items, goods, products or services.

Section 4.26      Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Future Health, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Future Health, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Future Health, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF FUTURE HEALTH

Except as set forth in the Future Health SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Future Health SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Future Health SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Future Health hereby represents and warrants to the Company as follows as of the date hereof:

Section 5.01     Corporate Organization.

(a)     Future Health is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Future Health Material Adverse Effect. Future Health is not required to be qualified or licensed as a foreign corporation in any jurisdiction other than the jurisdiction of its incorporation, except where the failure to be so qualified or licensed would not reasonably be expected to be a Future Health Material Adverse Effect.

(b)      Future Health does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02      Organizational Documents. Future Health has heretofore furnished to the Company complete and correct copies of the Future Health Organizational Documents. The Future Health Organizational Documents are in full force and effect. Future Health is not in violation of any of the provisions of the Future Health Organizational Documents.

Section 5.03      Capitalization.

(a)      The authorized capital stock of Future Health consists of (i) 500,000,000 shares of Future Health Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Future Health Preferred Stock”). As of the date of this Agreement, (i) 25,000,000 shares of Future Health Common Stock are issued and outstanding (which includes 20,000,000 shares of Future Health Common Stock subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Future Health Common Stock are held in the treasury of Future Health, (iii) 17,375,000 Future Health Warrants are issued and outstanding, and (iv) 17,375,000 shares of Future Health Common Stock are reserved for future issuance pursuant to the Future Health Warrants. As of the date of this Agreement, there are no shares of Future Health Preferred Stock issued and outstanding. Each Future Health Warrant is exercisable for one share of Future Health Common Stock at an exercise price of $11.50.

(b)      All outstanding Future Health Units, shares of Future Health Common Stock and Future Health Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Future Health Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(c)      The Closing Stock Consideration being delivered, and any Earnout Shares to be issued, by Future Health hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Future Health Organizational Documents. The Closing Stock Consideration, and any Earnout Shares to be issued, will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d)      Except for securities issued pursuant to the Subscription Agreement, securities issued by Future Health as permitted by this Agreement and the Future Health Warrants, Future Health has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Future Health or obligating Future Health to issue or sell any shares of capital stock of, or other equity interests in, Future Health. All shares of Future Health Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Neither Future Health nor any subsidiary of Future Health is a party to, or otherwise bound by, and neither Future Health nor any subsidiary of Future Health has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Stockholder Support Agreement and the Future Health Insider Agreement between Future Health and the Initial Future Health Stockholders, Future Health is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Future Health Common Stock or any of the equity interests or other securities of Future Health or any of its subsidiaries. The Future Health Warrants have been validly issued, and constitute valid and binding obligations of Future Health, enforceable against Future Health in accordance with their terms, subject to the Remedies Exceptions. There are no outstanding contractual obligations of Future Health to repurchase, redeem or otherwise acquire any shares of Future Health Common Stock. There are no outstanding contractual obligations of Future Health to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e)      Except as set forth on Schedule 5.03(e) of the disclosure schedule delivered by Future Health to the Seller and the Company in connection with this Agreement (“Future Health Disclosure Schedule”), there are no securities or instruments issued by or to which Future Health or any Future Health Initial Stockholder is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 5.04      Authority Relative to This Agreement. Future Health has all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Future Health of this Agreement and each Transaction Document to which it is a party, and the consummation by Future Health of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Future Health are necessary to authorize this Agreement or to consummate the Transactions (other than (a) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Future Health Common Stock, and (b) with respect to the issuance of Future Health Common Stock and the amendment and restatement of the Future Health Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Future Health Common Stock). This Agreement, and each Transaction Document to which Future Health is a party, has been duly and validly executed and delivered by Future Health and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Future Health, enforceable against Future Health in accordance with its terms subject to the Remedies Exceptions.

Section 5.05      No Conflict; Required Filings and Consents.

(a)      Assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, the execution and delivery by Future Health of this Agreement and each Transaction Document to which it is a party do not, and the performance of this Agreement by Future Health will not, (i) conflict with or violate the Future Health Organizational Documents, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Future Health or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Future Health pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Future Health is a party or by which Future Health or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Future Health Material Adverse Effect.

(b)      The execution and delivery by Future Health of this Agreement and each Transaction Document to which it is a party do not, and the performance of this Agreement by Future Health will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Future Health from performing its material obligations under this Agreement and each Transaction Document to which Future Health is a party.

Section 5.06      Compliance. Future Health is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Future Health or by which any property or asset of Future Health is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Future Health is a party or by which Future Health or any property or asset of Future Health is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Future Health Material Adverse Effect. Future Health is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Future Health to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07      SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)      Future Health has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 9, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Future Health SEC Reports”). Future Health has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Future Health with the SEC to all agreements, documents and other instruments that previously had been filed by Future Health with the SEC and are currently in effect. As of their respective dates, the Future Health SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Future Health SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Future Health SEC Report. Each director and executive officer of Future Health has filed with the SEC on a timely basis all documents required with respect to Future Health by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)      Each of the financial statements (including, in each case, any notes thereto) contained in the Future Health SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Future Health as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Future Health has no off-balance sheet arrangements that are not disclosed in the Future Health SEC Reports. No financial statements other than those of Future Health are required by GAAP to be included in the consolidated financial statements of Future Health.

(c)      Except as and to the extent set forth in the Future Health SEC Reports, Future Health does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Future Health’s business.

(d)      Future Health is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)      Future Health has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Future Health and other material information required to be disclosed by Future Health in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the

SEC, and that all such material information is accumulated and communicated to Future Health’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Future Health’s principal executive officer and principal financial officer to material information required to be included in Future Health’s periodic reports required under the Exchange Act.

(f)      Future Health maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Future Health maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Future Health has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Future Health to Future Health’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Future Health to record, process, summarize and report financial data. Future Health has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Future Health. Since September 9, 2021, there have been no material changes in Future Health’s internal control over financial reporting.

(g)      There are no outstanding loans or other extensions of credit made by Future Health to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Future Health has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)      Neither Future Health (including any employee thereof) nor Future Health’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Future Health, (ii) any fraud, whether or not material, that involves Future Health’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Future Health or (iii) any claim or allegation regarding any of the foregoing.

(i)      As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Future Health SEC Reports. To the knowledge of Future Health, none of the Future Health SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08      Absence of Certain Changes or Events. Since September 9, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Future Health has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Future Health has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Future Health Material Adverse Effect, and (d) Future Health has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09      Absence of Litigation. There is no Action pending or, to the knowledge of Future Health, threatened against Future Health, or any property or asset of Future Health, before any Governmental Authority. Neither Future Health nor any material property or asset of Future Health is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Future Health, continuing investigation by, any Governmental Authority.

Section 5.10      Board Approval; Vote Required.

(a)      The Future Health Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and each Transaction Document to which Future Health is a party, and the transactions contemplated by this Agreement are fair to and in the best interests of Future Health and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Future Health approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of Future Health at the Future Health Stockholders’ Meeting.

(b)      The only vote of the holders of any class or series of capital stock of Future Health necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Future Health Common Stock voting together as a single class.

Section 5.11      Brokers. Other than Cantor Fitzgerald & Co., BTIG, LLC and Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Future Health. Future Health has provided the Company with a true and complete copy of all outstanding contracts, agreements and arrangements (including engagement letters) with Cantor Fitzgerald & Co., BTIG, LLC and Roth Capital Partners, LLC.

Section 5.12     Future Health Trust Fund. As of the date of this Agreement, Future Health has no less than $201,000,000 in the trust fund established by Future Health for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 9, 2021, between Future Health and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Future Health has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Future Health or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Future Health and the Trustee that would cause the description of the Trust Agreement in the Future Health SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Future Health, that would entitle any person (other than stockholders of Future Health who shall have elected to redeem their shares of Future Health Common Stock pursuant to the Future Health Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Future Health Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Future Health, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, Future Health shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Future Health as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Future Health due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of Future Health who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Future Health in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Future Health has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Future Health at the Closing.

Section 5.13      Employees. Other than any officers as described in the Future Health SEC Reports, Future Health has never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Future Health’s officers and directors in connection with activities on Future Health’s behalf in an aggregate amount not in excess of the amount of cash held by Future Health outside of the Trust Account,

Future Health has no unsatisfied material liability with respect to any employee, officer or director. Future Health has never and does not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.14      Taxes.

(a)     Future Health (i) has duly filed all Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)      Future Health is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of tax credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, or arrangement.

(c)     Future Health has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d)     Future Health has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)      Future Health does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise.

(f)      Future Health (i) does not have any request for a ruling in respect of Taxes pending between Future Health and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(g)      Future Health has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)      No Tax Authority or agency has asserted in writing or, to the knowledge of Future Health, has threatened to assert against Future Health, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(i)       There are no Tax liens upon any assets of Future Health except for liens for Taxes not yet due and payable.

(j)      No written claim, or, to the knowledge of Future Health, no oral claim has ever been made by a Tax Authority in a jurisdiction in which Future Health does not file Tax Returns that Future Health is or may be subject to taxation in such jurisdiction.

(k)      Future Health is not currently the beneficiary of any extension of time within which to file any Tax Return.

(l)       Future Health, after consultation with its tax advisors, is not aware of the existence of any fact, or any action Future Health has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Future Health has not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment.

Section 5.15      Listing. The issued and outstanding Future Health Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FHLTU”. The issued and outstanding shares of Future Health Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FHLT”. The issued and outstanding Future Health Warrants (excluding 7,375,000 Future Health Warrants issued in private placements) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FHLTW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Future Health, threatened in writing against Future Health by Nasdaq or the SEC with respect to any intention by such entity to deregister the Future Health Units, the shares of Future Health Common Stock, or Future Health Warrants or terminate the listing of Future Health on Nasdaq. None of Future Health or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Future Health Common Stock, or the Future Health Warrants under the Exchange Act.

Section 5.16      Private Placements. Future Health has delivered to the Company true, correct and complete copies of each of (i) the Subscription Agreement entered into by Future Health with the investor named therein (the “PIPE Investor”), pursuant to which the PIPE Investors have committed to purchase shares of Future Health Common Stock at a purchase price of $11.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount equal to the PIPE Commitment (such arrangement, the “PIPE Investment”) and (ii) the Forward Purchase Agreement entered into by Future Health with the FPA Investor, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the FPA Investor has agreed to purchase the Forward Purchase Shares by the Purchase Deadline; provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share and in the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from Future Health at the Future Health’s request, Additional Shares immediately prior to the Transaction in an amount equal to price set forth in the Forward Purchase Agreement (such arrangement, the “FPA Investment”). The Subscription Agreement and the Forward Purchase Agreement are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Future Health. The Subscription Agreement and the Forward Purchase Agreement is a legal, valid and binding obligation of Future Health, enforceable against Future Health in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Future Health, is a legal, valid and binding obligation of the PIPE Investor or the FPA Investor, as applicable, enforceable against the PIPE Investor or the FPA Investor, as applicable, in accordance with its terms subject to the Remedies Exceptions. The Subscription Agreement provides that the Company is an express third party beneficiary thereof and is entitled to enforce such agreement against the PIPE Investor. There are no other agreements, side letters, or arrangements (x) between Future Health and the PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of the PIPE Investor to purchase the shares of Future Health Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of the PIPE Investor or (y) between Future Health and the FPA Investor relating to the Forward Purchase Agreement that could affect the obligation of the FPA Investor to purchase the number of Forward Purchase Shares in open market transactions or Additional Shares equal to the commitment amount set forth in the Forward Purchase Agreement. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Future Health under any material term or condition of the Subscription Agreement or the Forward Purchase Agreement and, as of the date hereof, Future Health has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Subscription Agreement or the Forward Purchase Agreement. The Subscription Agreements and the Forward Purchase Agreement contain all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the PIPE Investor or the FPA Investor, as applicable, to purchase the shares of Future Health Common Stock in the Private Placement or in open market transactions, as applicable, in commitment amount set forth in the Subscription Agreement or the Forward Purchase Agreement, as applicable, on the terms therein.

Section 5.17      Future Health’s Investigation and Reliance; Investment Intent.

(a)      Future Health is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding Seller, the Company and the Transactions, which investigation, review and analysis were conducted by Future Health together with expert advisors, including legal counsel that they have engaged for such purpose. Future Health and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of Seller and the Company and other information that they have requested in connection with their investigation of Seller, the Company and the Transactions. Future Health is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Except as otherwise set forth in this Agreement, neither the Company, nor any of its Affiliates or Representatives shall have any liability to Future Health or any of its stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Future Health or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Future Health acknowledges that neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

(b)     Future Health understands and acknowledges that its acquisition of the Purchased Shares involves substantial risk. Future Health can bear the economic risk of its investment (which Future Health acknowledges may be for an indefinite period) and has sufficient knowledge and experience in financial or business matters that Future Health is capable of evaluating the merits and risks of its investment in the Purchased Shares.

(c)     Future Health is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchased Shares in violation of the federal securities laws, any applicable foreign securities law, Blue Sky Laws, or any other applicable Laws.

(d)     Future Health understands and acknowledges that the Purchased Shares have not been registered under the Securities Act, any United States securities laws or any other applicable foreign law or Blue Sky Laws. Future Health acknowledges that the Purchased Shares may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal securities laws, Blue Sky Laws, or other Laws or pursuant to an applicable exemption therefrom. Future Health acknowledges that there is no public market for the Purchased Shares and that there can be no assurance that a public market will develop.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 6.01     Conduct of Business by the Company Pending the Closing.

(a)     Seller and the Company agree that during the Interim Period, except as (1) expressly contemplated by the Reorganization, any other provision of this Agreement or any Transaction Document, (2) set forth in Section 6.01 of the Company Disclosure Schedule, and (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Future Health shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)      the Company shall, and Seller shall cause the Company to, conduct its Business in the ordinary course of business and in a manner consistent with past practice, including, without limitation, with respect to payment of accounts payable and collection of accounts receivable; and

(ii)      the Company shall, and Seller shall cause the Company to, use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

(b)      By way of amplification and not limitation, except as (1) expressly contemplated by the Reorganization, any other provision of this Agreement or any Transaction Document, (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, (3) in connection with the Company Permitted Interim Financing and (4) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and Seller shall cause the Company not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Future Health (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)      amend or otherwise change its Company Organizational Documents except in its sole discretion, Seller may convert the Company to a single member limited liability company in which case the membership interest(s) of the Company will be transferred pursuant to this Agreement, and this Agreement shall be deemed amended in any respect necessary or appropriate as a result thereof;

(ii)     issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that the consent of Future Health shall not be required with respect to: the issuance or sale of any class of capital stock of the Company, or any Company Interim Period Convertible Notes or securities into which the Company Interim Period Convertible Notes are convertible in a bona fide financing (collectively, the “Company Interim Securities”) in accordance with the limitations set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule in an aggregate principal amount not to exceed $75,000,000 (a “Company Permitted Interim Financing”); or (B) any material assets of the Company;

(iii)      except in connection with any REACH-related business, form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)      declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)      reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees and other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(vi)      (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $100,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that any of the foregoing undertaken in connection with the Company Permitted Interim Financing shall not require the consent of Future Health;

(vii)      (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Letter);

(viii)      other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company;

(ix)       adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)       materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)      (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) enter into any agreement with any Tax Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Returns, or (F) waive any statute of limitation in respect of Taxes;

(xii)      materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business;

(xiii)     enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the Business, other than where the results of the Company’s performance would be Company-Owned IP;

(xiv)      intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP; or

(xv)      transfer, sublet, modify, terminate or otherwise amend any Lease or fail to satisfy the Company’s obligations under any Lease or other Material Contract, other than reasonable and usual amendments or modifications in the ordinary course of business;

(xvi)      enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Future Health to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Future Health, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, each of Future Health and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

(c)     The Company shall have until June 20, 2022 to deliver the Company Disclosure Schedule to Future Health. Notwithstanding that the Company Disclosure Schedule may be delivered subsequent to the date of this Agreement, Future Health acknowledges and agrees that the Company Disclosure Schedule shall have the effect of qualifying the representations and warranties and other matters, as applicable pursuant to this Agreement, as of the date of this Agreement. Following initial delivery of the Company Disclosure Schedule, from time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedule hereto with respect to any matter thereafter arising or of which Seller becomes aware after the date of delivery of the initial Company Disclosure Schedule (each a “Schedule Supplement”).

Section 6.02      Conduct of Business by Future Health Pending the Closing. Except as expressly contemplated by any other provision of this Agreement or any Transaction Document (including entering into the Subscription Agreement and consummating the Private Placements), except as set forth on Section 6.02 of the disclosure schedule delivered by the Future Health in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Future Health agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of Future Health shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Transaction Document (including entering into the Subscription Agreement and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Future Health shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)     amend or otherwise change the Future Health Organizational Documents or form any subsidiary of Future Health;

(b)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Future Health Organizational Documents;

(c)      reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Future Health Common Stock or Future Health Warrants except for redemptions from the Trust Fund;

(d)      other than in connection with the Private Placements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Future Health, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Future Health, and in connection with a loan from certain of Future Health’s officers and directors to finance Future Health’s transaction costs in connection with the transactions contemplated hereby;

(e)      acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)      incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Future Health, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Future Health’s officers and directors to finance Future Health’s transaction costs in connection with the transactions contemplated hereby;

(g)      make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)      (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)      liquidate, dissolve, reorganize or otherwise wind up the business and operations of Future Health;

(j)      amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)      enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Future Health to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Future Health prior to the Closing Date. Prior to the Closing Date, each of Future Health and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03         Claims Against Trust Account. Seller and the Company agree that, notwithstanding any other provision contained in this Agreement, neither Seller nor the Company now has, and neither Seller nor the Company shall at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Seller or the Company, on the one hand, and Future Health on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, Seller and the Company hereby irrevocably waive any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit Seller or the Company from pursuing a claim against Future Health or any other person (a) for legal relief against monies or other assets of Future Health held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Future Health (or any successor entity) in the event this Agreement is terminated for any reason and Future Health consummates a business combination transaction with another party. In the event that Seller or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Future Health shall be entitled to recover from either Seller or the Company the associated reasonable legal fees and costs in connection with any such action, in the event Future Health prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.01      Proxy Statement.

(a)      As promptly as practicable after the execution of this Agreement and Future Health’s receipt of the Audited Financial Statements and Reviewed Financial Statements, subject to the terms of this Section 7.01, Future Health (with the assistance and cooperation of Seller as reasonably requested by Future Health) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Future Health relating to the meeting of Future Health’s stockholders (including any adjournment or postponement thereof, the “Future Health Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Transactions, (ii) approval of the issuance of Future Health Common Stock as contemplated by this Agreement, the Subscription Agreement and the Forward Purchase Agreement, (ii) the second amended and restated Future Health Certificate of Incorporation and (iii) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Future Health Proposals”). If determined by the parties appropriate, Future Health may prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Future Health Common Stock to be issued to Seller pursuant to this Agreement. Future Health on the one hand, and Seller on the other hand, shall each pay one half of all registration and filing fees due in connection with the Registration Statement, if applicable. Seller shall furnish all information concerning Seller or the Company as Future Health may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement, if applicable. Future Health and Seller each shall use their reasonable best efforts to (i) cause the Registration Statement or the Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement or the Proxy Statement, (iii) if applicable, cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) if applicable, keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement or the filing of the definitive Proxy Statement, Future Health shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Future Health Common Stock, in each case to be issued or issuable to Seller pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Future Health shall mail the Proxy Statement to its stockholders. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Future Health shall mail the Proxy Statement to its stockholders.

(b)      No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Future Health, Seller or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Future Health and Seller each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Future Health Common Stock to be issued or issuable to Seller in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Future Health and Seller shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement or the Proxy Statement and any amendment to the Registration Statement or the Proxy Statement filed in response thereto.

(c)      Future Health represents that the information supplied by Future Health for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, if applicable, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Future Health, (iii) the time of the Future Health Stockholders’ Meeting, and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to Future Health, or its officers or directors, should be discovered by Future Health which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Future Health shall promptly inform Seller. All documents that Future Health is responsible for filing with the SEC in connection with the Transactions or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)       Seller represents that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, if applicable, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Future Health, (iii) the time of Future Health Stockholders’ Meeting, and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to Seller or the Company, or their respective officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Seller shall promptly inform Future Health. All documents that Seller or the Company is responsible for filing with the SEC in connection with the Transactions or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02       Future Health Stockholders’ Meeting

(a)      Future Health shall call and hold the Future Health Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Future Health Proposals, and Future Health shall use its reasonable best efforts to hold the Future Health Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Future Health may postpone or adjourn the Future Health Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Future Health Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Future Health Proposals or otherwise take actions consistent with Future Health’s obligations pursuant to this Agreement. Future Health shall use its reasonable best efforts to obtain the approval of the Future Health Proposals at the Future Health Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Future Health Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Future Health Board shall recommend to its stockholders that they approve the Future Health Proposals and shall include such recommendation in the Proxy Statement.

Section 7.03      Access to Information; Confidentiality.

(a)      During the Interim Period, Seller, the Company and Future Health shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.14(b). Notwithstanding the foregoing, none of the Company, Seller or Future Health shall be required to provide access to or disclose information where, in the Seller’s reasonable determination, (i) the access or disclosure would jeopardize the protection of attorney-client privilege, (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iii) such access or disclosure would cause significant competitive harm to the Company or the Business if the Transactions contemplated by this Agreement are not consummated (it being agreed that, in the case of each of the foregoing, the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or harm). Prior to the Closing, without the prior written consent of the Seller, neither Future Health, nor any of its Representatives shall contact any payors, customers, suppliers, employees or agents of the Company or Seller.

(b)      All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated November 9, 2021 (the “Confidentiality Agreement”), between Future Health and Seller.

(c)      Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04      Exclusivity.

(a)      During the Interim Period, Seller and the Company shall not take, nor shall either permit any of its controlled Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Future Health, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any purchase of shares of Future Health Common Stock in any Private Placement, (iii) any Company Permitted Interim Financing, or (iv) any other issue of shares of capital stock of the Company or indebtedness or other securities convertible into or exercisable for capital stock of the Company (other than with Future Health, its stockholders and their respective Affiliates and Representatives, the PIPE Investor with respect to the Private Placement or the FPA Investor with respect to the FPA Investment) permitted without the consent of Future Health in accordance with Section 6.01(b). For the avoidance of doubt, the foregoing shall not restrict the Company from soliciting, structuring, entering into or consummating any Company Permitted Interim Financing.

(b)      During the Interim Period, Future Health shall not, nor shall Future Health permit any of its controlled Affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Seller, the Company, their shareholders and/or any of their Affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Future Health, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Future Health Organizational Documents), in each case, other than the Transactions (a “Future Health Business Combination Proposal”). In addition, Future Health shall, and shall cause its controlled Affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Future Health Business Combination Proposal.

Section 7.05      Employee Benefits Matters.

(a)     Future Health shall, or shall cause its Affiliates, as applicable, to provide the employees of the Company who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained for the Continuing Employees (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) to the same extent recognized by the Company immediately prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Following the Closing, the Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)     The provisions of this Section 7.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Future Health, the Company and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.06      Adoption of Equity Plan and Stock Purchase Program. Prior to the effectiveness of the Registration Statement or the filing of the definitive Proxy Statement, the Future Health Board will adopt, subject to approval by the stockholders of Future

Health at the Future Health Stockholders’ Meeting, a customary equity incentive plan and a customary employee stock purchase program that are reasonably acceptable to Seller.

Section 7.07      Directors’ and Officers’ Indemnification.

(a)      The provisions of the articles of incorporation and bylaws of the Company and the certificate of incorporation and bylaws Future Health with respect to indemnification, advancement or expense reimbursement shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or Future Health, unless such modification shall be required by applicable Law. From and after the Closing, Future Health agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or Future Health against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or Future Health, as applicable, would have been permitted under applicable Law, the Company Organizational Documents or Future Health Organizational Documents, as applicable, or any director indemnification agreement or employment agreement, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Future Health further agrees that with respect to the provisions of the Company Organizational Documents relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company unless such modification shall be required by applicable Law.

(b)      Prior to the Closing, Future Health shall purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s and Future Health’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company and Future Health, as applicable.

(c)      The Company shall obtain directors’ and officers’ liability insurance and Side A coverage, which shall include the acts or omissions of Future Health’s officers and directors prior to the Closing (including with respect to the Transactions), in an amount of at least $30,000,000 of coverage to be bound at the Closing (the “D&O Policy”).

(d)      On the Closing Date, Future Health shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Future Health with the post-Closing directors and officers of Future Health, which indemnification agreements shall continue to be effective following the Closing.

Section 7.08       Notification of Certain Matters. During the Interim Period, Seller shall give prompt notice to Future Health, and Future Health shall give prompt notice to Seller, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09       Further Action; Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions of this Agreement, during the Interim Period, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)     During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)      Notwithstanding the generality of the foregoing, Future Health shall use its reasonable best efforts to consummate (i) the Private Placement in accordance with the Subscription Agreement, in an aggregate amount equal to the PIPE Commitment and (ii) the FPA Investment in accordance with the Forward Purchase Agreement, in an aggregate amount equal to the FPA Commitment, and Seller and the Company shall cooperate with Future Health in such efforts. Future Health shall not, without the prior written consent Seller (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to the Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(f) to fail.

Section 7.10      Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Future Health and Seller. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of Future Health and Seller shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Future Health or Seller and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10. Neither party shall provide statements or give interviews of any description without the prior consent of the other party.

Section 7.11      Stock Exchange Listing. Future Health will use its reasonable best efforts to cause the Closing Stock Consideration and any Earnout Shares issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. Future Health and Seller shall each pay one half of all filing fees and out-of-pocket expenses due in connection with any such listing of the Closing Stock Consideration issued in connection with the Transactions (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). During the Interim Period, Future Health shall use its reasonable best efforts to keep the Future Health Common Stock and Future Health Warrants listed for trading on Nasdaq. For the avoidance of doubt, Future Health shall pay all filing fees and out-of-pocket expenses due in connection with any such listing of the Earnout Shares issued in connection with the Transactions.

Section 7.12      Antitrust.

(a)     To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, Seller and Future Health each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Future Health and Seller shall each pay one half of all administrative filing fees and out-of-pocket expenses due in connection with any such required filing (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)      Future Health and Seller each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance, when appropriate, any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel, may be subject to a joint defense agreement and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements or protect other sensitive business information.

(c)      No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13       Trust Account. As of the Closing, the obligations of Future Health to dissolve or liquidate within a specified time period as contained in Future Health’s Certificate of Incorporation will be terminated and Future Health shall have no obligation whatsoever to dissolve and liquidate the assets of Future Health by reason of the consummation of the Transactions or otherwise, and no stockholder of Future Health shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Closing, Future Health shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Future Health (to be held as available cash on the balance sheet of Future Health, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14       Tax Matters.

(a)      After the Closing, each of Future Health, Seller, the Company and their respective Affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Future Health for the taxable year that includes the Closing), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)      Each of Future Health, Seller and the Company and their respective Affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Transactions to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Transactions to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Transactions may not qualify for the Intended Tax-Free Treatment; and (iii) in the event Future Health, Seller or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Transactions to qualify for the Intended Tax-Free Treatment: (x) modify the Stock Consideration (except to the extent noted in Section 7.14(c)); or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Future Health and its shareholders, initial stockholders, or any Affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c)      For U.S. federal income Tax purposes, each of Future Health, the Company and their respective Affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Transactions within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (“Plan of Reorganization”). In recognition of the Intended Tax-Free Treatment, the Seller reserves the option at any time to convert the Company from a corporation to a single member limited liability company (“LLC”) that is treated as a disregard entity for tax purposes as of the date of such conversion and on the Closing Date (or merge the Company into a single member LLC owned by the Seller) and no election shall be made by any Party to change the tax treatment of that LLC to a corporation for tax purposes. The parties to this Agreement recognize that since Future Health is not assuming any Seller liability, then the consideration paid to Seller may be adjusted to provide for payment of cash to Seller in an amount adequate for Seller to pay off its liabilities, which cash payment is not intended to adversely affect the status the Intended Tax-Free Treatment. The parties further acknowledge and agree that the payment of the Earnout Shares will be structured so as to be in compliance with all the requirements applicable to contingent stock set forth in Rev. Proc. 84-42.

(d)      For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement, is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

(e)       Each of Future Health, the Company and their respective Affiliates and Representatives shall, at the Company’s sole cost and expense, cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Affiliates and Representatives shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(f)      All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by 100% by Future Health, and the parties to this Agreement will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(g)      For the avoidance of doubt, the parties acknowledge and agree that (i) the Future Health Common Stock payable pursuant to this Agreement in exchange for substantially all of the assets of Seller is valuable, fair, and adequate consideration for such assets, (ii) it is contemplated that Seller and/or the shareholders of Seller will retain any and all Tax liabilities of Seller whether arising as a result of the transactions contemplated by this Agreement or otherwise, and (iii) Future Health is not assuming any Tax liabilities of Seller whether arising as a result of the transactions contemplated by this Agreement or otherwise.

(h)      Each of Future Health and Continental (and Seller, if applicable) will be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Law. To the extent that amounts are so withheld and paid to the appropriate Tax Authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company.

Section 7.15      Directors. Future Health shall take all necessary action so that immediately after the Closing, the board of directors of Future Health is comprised of the individuals mutually acceptable to Future Health, Seller and the Company.

Section 7.16      Audited Financial Statements. On or prior to July 15, 2022, Seller shall have delivered to Future Health as of the date hereof true and complete copies of the audited balance sheets of Company as of each fiscal year from inception through December 31, 2021, each audited in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of the Registration Statement or the Proxy Statement (collectively, the “Audited Financial Statements”). On or prior to July 15, 2022, Seller shall deliver to Future Health true and complete copies of the reviewed consolidated balance sheet of the Company as of March 31, 2022, each reviewed in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of the Registration Statement or the Proxy Statement (collectively, the “Reviewed Financial Statements”).

Section 7.17      Internal Controls. At the Closing, the Company will maintain systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. On or prior to the Closing, the Company shall deliver to Future Health a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data.

ARTICLE VIII.

CONDITIONS TO THE CLOSING

Section 8.01      Conditions to the Obligations of Each Party. The obligations of Seller, the Company, and Future Health to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)      Future Health Stockholders’ Approval. The Future Health Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Future Health in accordance with the Proxy Statement, the DGCL, the Future Health Organizational Documents and the rules and regulations of Nasdaq.

(b)      Effectiveness of Registration Statement. In the case that Future Health has filed the Registration Statement with the SEC, the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(c)      No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)      HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)      Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f)      PIPE Closing. The sale and issuance by Future Health of Future Health Common Stock in an aggregate amount equal to the PIPE Commitment and the Additional Shares shall have been consummated in accordance with the terms of the Subscription Agreement and the Forward Purchase Agreement, as applicable.

(g)      Stock Exchange Listing. The shares of Future Health Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(h)      Reorganization. The Spin-Out and the Contributions shall have been completed and the Company and the other parties thereto shall have executed and delivered the Intercompany Agreements.

Section 8.02      Conditions to the Obligations of Future Health. The obligations of Future Health to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)      Representations and Warranties. The representations and warranties of Seller and the Company contained in (i) Section 3.01, Section 3.02, Section 3.04, Section 4.01, Section 4.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Closing, (iii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Seller, the Company, Future Health, or their Affiliates and (iv) the other provisions of Article III and Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)      Agreements and Covenants. Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)      Officer Certificate. Seller shall have delivered to Future Health a certificate, dated the date of the Closing, signed by an officer of Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)      Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)       Resignation. Other than those persons identified as continuing directors by the parties, all members of the Company Board shall have executed written resignations effective as of the Closing.

(f)      Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Future Health and the Future Health stockholders party thereto) shall have delivered, or caused to be delivered, to Future Health copies of the Registration Rights Agreement, duly executed by all such parties.

(g)      Employee Leasing Agreement; Office Lease Agreement; Laboratory Services Agreement. All parties to the Employee Leasing Agreement, the Office Lease Agreement and the Laboratory Services Agreement shall have delivered, or caused to be delivered, to Future Health copies of all such agreements duly executed by all such parties.

(h)      FIRPTA Tax Certificate. The Company shall deliver to Future Health in a form reasonably acceptable to Future Health, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Future Health with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)      Contributions; Plan of Liquidation. The Contributions shall have occurred pursuant to the terms of the Contribution Agreements, and a true, complete and correct copy of the executed Contribution Agreements shall have been delivered to Future Health; and the Plan of Liquidation shall have been adopted and a true, complete and correct copy of the Plan of Liquidation shall have been delivered to Future Health.

(j)      Insurance Matters. The Company shall have paid in full the D&O Policy and shall have provided Future Health with the D&O Policy insurance binder.

(k)      Financial Statements. Future Health shall have received the Audited Financial Statements and the Reviewed Financial Statements.

(m)     Regulatory Matters. Future Health shall have received written confirmation from Centers for Medicare & Medicaid Services that the Company is in full compliance with any requirements under the Direct Contracting Model, including any requirements relating to financial guarantee.

Section 8.03      Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Transactions, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)      Seller Stockholders’ Approval. The Transactions, Reorganization and Plan of Liquidation shall have been approved and adopted by the requisite affirmative vote of the shareholders of Seller in accordance with Seller’s Articles of Incorporation and bylaws and applicable law.

(b)      Representations and Warranties. The representations and warranties of Future Health contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.11 shall each be true and correct in all material respects as of as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Closing, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Seller, the Company, Future Health or their Affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Future Health Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Future Health Material Adverse Effect.

(c)      Agreements and Covenants. Future Health shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d)      Officer Certificate. Future Health shall have delivered to Seller a certificate, dated the date of the Closing, signed by the President of Future Health, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(c) and Section 8.03(e).

(e)      Material Adverse Effect. No Future Health Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f)      Registration Rights Agreements. Future Health shall have delivered a copy of the Registration Rights Agreement duly executed by Future Health and the Future Health stockholders party thereto and Future Health shall have delivered a copy of the Earnout Shares Registration Rights Agreement in the form agreed upon by Future Health and Seller and duly executed by Future Health.

(g)      Termination of the Future Health Insider Agreement. Future Health shall have delivered evidence of the termination of the Future Health Insider Agreement duly executed by Future Health and the Initial Stockholders party thereto.

(h)     Trust Fund. Future Health shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Future Health immediately prior to the Closing, and all such funds released from the Trust Account shall be available to Future Health in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of Future Health’s fees and expenses incurred in connection with this Agreement and the Transactions.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01      Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of Future Health, as follows:

(a)      by mutual written consent of Future Health and Seller; or

(b)      by either Future Health or Seller if the Closing shall not have occurred prior to December 9, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)      by either Future Health or Seller if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)      by either Future Health or Seller if any of the Future Health Proposals shall fail to receive the requisite vote for approval at the Future Health Stockholders’ Meeting; or

(e)      by Future Health upon a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty of Seller or the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Future Health has not waived such Terminating Company Breach and Future Health is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by Seller or the Company, Future Health may not terminate this Agreement under this Section 9.01(e) for so long as Seller and the Company continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Future Health to Seller; or

(f)      by Seller upon a breach of any representation, warranty, covenant or agreement on the part of Future Health set forth in this Agreement, or if any representation or warranty of Future Health shall have become untrue, in either case such that the conditions set forth in Section 8.03(b) and Section 8.03(c) would not be satisfied (“Terminating Future Health Breach”); provided that Seller has not waived such Terminating Future Health Breach and Seller and the Company are not then in material breach of any of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Future Health Breach is curable by Future Health, Seller may not terminate this Agreement under this Section 9.01(f) for so long as Future Health continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Seller to Future Health; or

(g)      by Future Health if the Audited Financial Statements and the Reviewed Financial Statements shall not have been delivered to Future Health by Seller on or before July 15, 2022; or

(h)      by Future Health if the Company Disclosure Schedule shall not have been delivered, in form and substance acceptable to Future Health in its reasonable discretion, to Future Health by Seller and the Company on or before June 20, 2022; or

(i)      by Future Health if any material regulatory matter arises, which is unknown to Future Health as of the date hereof, and not resolved in a satisfactory manner to Future Health in its sole discretion prior to Closing.

Section 9.02      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.03, Section 7.10, this Section 9.02, Article X (collectively, the “Surviving Provisions”), and any corresponding definitions set forth in Article I and any other Section or Article of this Agreement referenced in such Surviving Provisions, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto. The Surviving Provisions and the Confidentiality Agreement shall in each case survive any termination of this Agreement.

Section 9.03      Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions are consummated. For avoidance of doubt, the filing and registration fees contemplated by Section 7.01, the listing fees contemplated by Section 7.11 and the filing fees and expenses contemplated by Section 7.12 shall be paid one half by each of the parties hereto; provided, that each party further acknowledges that such party shall be responsible for the fees and expenses payable by such party to its respective Representatives with respect to such matters.

Section 9.04      Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05     Waiver. At any time prior to the Closing, (i) Future Health may (a extend the time for the performance of any obligation or other act of Seller or the Company, (b) waive any inaccuracy in the representations and warranties of Seller or the Company contained herein or in any document delivered by Seller or the Company pursuant hereto and (c) waive compliance with any agreement of Seller or the Company or any condition to its own obligations contained herein and (ii) Seller or the Company may (a) extend the time for the performance of any obligation or other act of Future Health, (b) waive any inaccuracy in the representations and warranties of Future Health contained herein or in any document delivered by Future Health pursuant hereto and (c) waive compliance with any agreement of Future Health or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

Section 10.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Future Health:

Future Health ESG Corp.
8 The Green, Suite #12081

Dover, DE 19901

Attention: Travis A. Morgan, Chief Financial Officer
Email: travis@fhesg.com

with a copy to:

McDermott Will & Emery LLP

1 Vanderbilt Avenue

New York, NY 10017

Attention: Ari Edelman

Email: aedelman@mwe.com;

if to Seller or the Company:

MacArthur Court Acquisition Corp.
2260 University Drive
Newport Beach, CA 92660
Attention: Brian Gillan
Email(s): Brian.Gillan@CCHealth.com

with a copy to:

Buchanan Ingersoll & Rooney PC

640 5th Avenue, 9th Floor

New York, NY 10019-6102

Attention: Richard DiStefano
Email: richard.distefano@bipc.com

Section 10.02   Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any certificate, statement or instrument delivered pursuant to this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and any corresponding definitions set forth in Article I and (c) those covenants and agreements herein relating to the Earnout Shares.

Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Entire Agreement; Assignment. This Agreement and the Transaction Document constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10    Specific Performance.

(a)            The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such Action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)      The parties further agree that Seller or would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Subscription Agreement do not perform their obligations under the provisions of the Subscription Agreement (including failing to take such actions as are required of them thereunder to consummate the Private Placement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Subscription Agreement do not perform their obligations under the provisions of the Subscription Agreement, then (1) Seller or shall have the right to either (at Seller’s election) (I) on behalf of Future Health, seek an injunction, specific performance, or other equitable relief, to prevent breaches of the Subscription Agreement and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Future Health to prevent breaches of the Subscription Agreement and to cause Future Health to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Future Health shall not object or otherwise oppose any Action pursuant to which Seller or is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.

(c)      Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Future Health, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FUTURE HEALTH ESG CORP.

By	/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Chief Financial Officer

MACARTHUR COURT ACQUISITION CORP.

By	/s/ Sanjay Patil
Name: Sanjay Patil
Title: Chief Executive Officer

EXCELERA DCE

By	/s/ Desmond Thio
Name: Desmond Thio
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Sponsor Stockholder Support Agreement

[Omitted]

EXHIBIT B

Form of Amended and Restated Registration Rights Agreement

[Omitted]

EXHIBIT C

Form of Lock-Up Agreement

[Omitted]

EXHIBIT D

Earnout Payment

1.

Definitions. Each capitalized term used and not otherwise defined in this Exhibit D has the meaning assigned to such term in the Business Combination Agreement to which this Exhibit D is attached (the "Agreement"). In addition, the following terms as used herein shall have the following meanings:

“Commercially Reasonable Manner” means (i) providing the Business with a level of administrative, maintenance and marketing support that is consistent with the support being provided to the Business by the Company as of the Closing Date (as adjusted to take into consideration any growth of the Business during the Earnout Period) and (ii) providing the Company with sufficient funding or access to funding to enable the Company to continue to develop in the ordinary course of its business reflecting consistent with the Company's projections provided to Future Health prior to the date of the Agreement.

“Consolidated Revenues" means with respect to any fiscal quarter, the aggregate revenues of Future Health and all of its direct and indirect current and future Subsidiaries, including, without limitation, the Company and its current and future Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such fiscal quarter.

“Going Private Transaction” means a transaction (or series of transactions) pursuant to Rule 13e-3 under the Exchange Act or otherwise with the result that upon conclusion of such transaction or transactions, Future Health ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act.

“Sale of the Company” shall mean any one or more of the following: (a) the acquisition by any unaffiliated third party Person or related group of Persons (other than Future Health or any of its Affiliates or direct or indirect subsidiaries), by way of sale, transfer or other acquisition, of all or substantially all of the assets or properties of the Company; or (b) the acquisition by any unaffiliated third party Person or related group of Persons (other than Future Health or any of its Affiliates or direct or indirect subsidiaries) of a majority of the equity securities of the Company (whether by merger, consolidation or otherwise).

2.	Earnout Payment.

Due to the difficulty in determining the value of the assets involved in the Transaction, part of the Purchase Price is being paid via the issuance of contingent stock upon terms that comply with Rev. Proc. 84-42 (“Rev Proc. 84-42”). On the terms and subject to the conditions of the Agreement and this Exhibit D, Future Health will deliver (or cause to be delivered) to Seller or, in connection with Seller’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of Seller or the shareholders of the Seller, the Earnout Shares (“Earnout Payment”) within five (5) Business Days after the filing (but in no event later than the fifth anniversary of the Closing Date) of the first Future Health Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each prepared in accordance with GAAP) in which Consolidated Revenues (determined in accordance with GAAP) of Future Health in the most recent fiscal quarter included therein shall have exceeded One Hundred Fifty Million U.S. Dollars ($150,000,000), provided that such Earnout Shares shall only be payable if the filing of such Form 10-Q or Form 10-K occurs prior to the fifth anniversary of the Closing Date (the “Earnout Period”). The parties will endeavor in good faith to establish a mutually acceptable dispute resolution mechanism in connection with the calculations of Consolidated Revenues pursuant hereto. Notwithstanding anything to the contrary herein, all Earnout Shares required to be paid will be paid within 5 years of the Closing

In the event, and only in the event, of a Going Private Transaction prior to the end of the Earnout Period, Future Health will deliver (or cause to be delivered) to Seller or, in connection with Seller’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of Seller or the shareholders of the Seller, a pro rata portion of the Earnout Shares (the “Going Private Earnout”), within five (5) Business Days after the closing of the Going Private Transaction, based on the most recently filed Future Health Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, with such Going Private Earnout being the number of shares of Future Health Common Stock equal to the product of (a) 20,000,000 multiplied by (b) the difference of (A) the Consolidated Revenues (determined in accordance with GAAP) of Future Health in the most recent fiscal quarter included in such Form 10-Q or Form 10-K less (B) $88,000,000, being the agreed quarterly revenue for the first quarter of 2022, divided by (c) $62,000,000.

3.	Operation of the Business during the Earnout Period.

Until the expiration of Earnout Period, Future Health covenants and agrees to act in good faith and operate the Business in a Commercially Reasonable Manner.

Until the expiration of the Earnout Period, Future Health covenants and agrees that it shall not, directly or indirectly, take any action (or fail to take any action) in bad faith or take any action (or fail to take any action) the primary intent of which is to reduce the amount of Consolidated Revenues. Future Health will, and will cause its Affiliates to, act in good faith in the exercise of its or their power, authority and control of the Business and any other business developed or acquired. In furtherance of the foregoing, Future Health shall not, and Future Health shall cause the Company not to, without the prior written consent of Sanjay Patil: (i) dissolve, liquidate or adopt any plan of dissolution or liquidation; or (ii) sell any material assets of the Business, if such sale is not related to a transaction in which the acquirer of the assets of the Business is not assuming all of Future Health's obligations arising under the Agreement, including this Exhibit D.

During the Earnout Period, Future Health shall consult in good faith with Sanjay Patil regarding the pursuit of any market opportunities to expand the Company's services that Sanjay Patil reasonably believes are in the best interests of the Company and shall utilize reasonable best efforts to pursue such market opportunities.

In the event of a consummation of a Sale of the Company prior to the end of the Earnout Period, Future Health shall cause the acquiring entity or successor to all or substantially all of the assets of the Company to assume the obligations of Future Health under this Exhibit D, including, without limitation, the obligation to pay the Earnout Payment, in the same manner and to the same extent that Future Health would be required to perform if no Sale of the Company had taken place.

4.	Tax Reporting; Tax Matters

Future Health and Seller agree that for federal, state and local income tax purposes, the Earnout Shares shall be treated as additional consideration for the sale of the Company Common Stock that can be received without imposition of tax except to the extent required by applicable law to be characterized as an imputed interest payment. Payment of the Earnout Shares shall not be considered royalty payments or compensation. Future Health shall cause such Earnout Payment to be reported in good faith in accordance with this Section 4 of this Exhibit D.

Notwithstanding anything in this Agreement to the contrary, the right to receive the Earnout Shares under this Agreement may not be assigned or transferred, other than as may be permitted in accordance with Rev. Proc. 84-42.

5.	Registration Rights.

In connection with the Closing, Future Health and Seller shall enter into the Earnout Shares Registration Rights Agreement with respect to the Earnout Shares.

SCHEDULE A

Anchor Investors and Future Health Initial Stockholders

Anchor Investors:

AG OFCON LTD
AG ONCON LLC
BLACKWELL PARTNERS LLC-SERIES A
CAAS CAPITAL MASTER FUND LP
CITADEL CEMF INVESTMENTS LTD
CONTEXT PARTNERS MASTER FUND LP
KEPOS ALPHA MASTER FUND L.P.
KEPOS SPECIAL OPPORTUNITIES MASTER FUND L.P
LMR CCSA MASTER FUND LIMITED
LMR MASTER FUND LIMITED
MASO CAPITAL INVESTMENTS LIMITED
STAR V PARTNERS LLC
MAGNETAR CONSTELLATION FUND II, LTD
MAGNETAR CONSTELLATION MASTER FUND, LTD
MAGNETAR STRUCTURED CREDIT FUND, LP
MAGNETAR CAPITAL MASTER FUND, LTD
MAGNETAR LAKE CREDIT FUND LLC
MAGNETAR SC FUND LTD
MAGNETAR XING HE MASTER FUND LTD
MAGNETAR DISCOVERY MASTER FUND LTD
METEORA CAPITAL PARTNERS LP
MMCAP INTERNATIONAL INC. SPC
POLAR MULTI-STRATEGY MASTER FUND
PURPOSE ALTERNATIVE CREDIT FUND - T LLC
PURPOSE ALTERNATIVE CREDIT FUND LTD
TENOR OPPORTUNITY MASTER FUND LTD

Future Health Initial Stockholders:

BEA HOLDINGS LLC
FUTURE HEALTH ESG ASSOCIATES 1 LLC
HC1.COM INC
R Mark Lubbers
M2 ENTERPRISES HOLDINGS LLC
MB EQUITY LLC
F John Mills Nancy L Snyderman

SCHEDULE B

Knowledge Parties of Seller and Company

Sanjay Patil

Brian Gillan

Desmond Thio

Annex B

PROPOSED CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXCELERA HEALTH, INC.

[_____], 2022

Excelera Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.     The name of the Corporation is “Excelera Health, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 25, 2021, which was amended and restated by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 9, 2021 (as so amended, the “Existing Certificate”).

2.     This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.     This Second Amended and Restated Certificate restates, integrates and amends the provisions of the Existing Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4.     The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Excelera Health, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Suite #12081, County of Kent, Dover, DE 19901. The name of its registered agent at such address is A Registered Agent, Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 505,000,000, consisting of (a) 500,000,000 shares of common stock (the “Common Stock”), and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(c) Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate and the Bylaws.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Sections 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof and except as otherwise provided for by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board (or, if applicable, any Co-Chairman of the Board), Chief Executive Officer (or, if applicable, any Co-Chief Executive Officer) of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate(including, without limitation, any rights, powers, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and all rights, powers, preferences and privileges herein conferred upon stockholders by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Second Amended and Restated Certificate, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article IX (including, without limitation, any such article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other article).

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC

Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

IN WITNESS WHEREOF, Excelera Health, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Excelera Health, Inc.

By:	/
Name:
Title:

Annex C

AMENDED AND RESTATED

BYLAWS

OF

EXCELERA HEALTH, INC. (THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board. Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of the Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7. Advance Notice for Business.

(a)    Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.3 will be considered for election at such meeting.

(i)    In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)    To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)    The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of Rule 14a-8 for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)    In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.3.

(c)    Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, and subject to the proviso in Section 2.1, until the corporation consummates an initial public offering, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

(a)    Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board).

Section 3.2. Number and Election. The Board shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed at five members and thereafter from time to time by the Board. If the Board consists of three or more directors, the Board will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term. In such a case, (i) the term of office of the first class of directors will expire at the first annual meeting of stockholders (ii) the term of office of the second class of directors will expire at the second annual meeting of stockholders and (iii) the term of office of the third class of directors will expire at the third annual meeting of stockholders.

Section 3.3. Advance Notice for Nomination of Directors.

(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in an election of directors on the date of the giving of the notice provided for in this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.3.

(b)    In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.3.

(c)    Notwithstanding anything in paragraph (b) of this Section 3.3 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.3 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)    To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)    If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.3, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.3, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)    In addition to the provisions of this Section 3.3, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.4. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries, and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)    Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)    President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)    Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d)   Secretary.

(i)    The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e)   Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f)   Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g)   Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.

(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the Delaware General Corporation Law (hereinafter “DGCL”) and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 8.3 with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses

(including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a)   Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director; (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)   Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)   Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)   Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)   Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the

DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a)   Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)   participate in a meeting of stockholders; and

(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)   Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President or any Vice President or any other officer authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 13th day of June, 2022, by and between Future Health ESG Corp., a Delaware corporation (the “Issuer”), and the undersigned subscriber party set forth on the signature page hereto (“Subscriber”).

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Business Combination Agreement and Plan of Reorganization, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “BCA”), among the Issuer, Excelera DCE (“Target”) and MacArthur Court Acquisition Corp. (“MCAC”), pursuant to which the Issuer will acquire 100% of the issued and outstanding stock of Target from MCAC in consideration of the issuance by the Issuer of 40,000,000 shares of the Issuer’s common stock, par value $0.0001 per share (“Shares”) and 20,000,000 Earnout Shares, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, in connection with the Transaction, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer the number of Shares set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $11.00 per share (the “Share Purchase Price”), or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing Date (as defined herein);

WHEREAS, in connection with the Transaction, certain other “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”, and each such “accredited investor”, an “Other Subscriber”)), have entered into subscription agreements with the Issuer substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date, Shares at the Share Purchase Price (the “Other Subscription Agreements”); and

WHEREAS, as of the date hereof, the aggregate amount of proceeds to be delivered to the Issuer in connection with the purchase and sale of the Shares pursuant to this Subscription Agreement and the Other Subscription Agreements entered into on the date hereof equals $100,000,000 and the aggregate number of Shares to be sold by Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements entered into on the date hereof equals 9,090,909 Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Subscription and Escrow. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”). As promptly as practicable after execution hereof and in no event later than five (5) business days following the delivery of the Audited Financial Statements (as defined in the BCA) in accordance with Section 7.16 of the BCA, or such later date as approved by the Issuer, Subscriber shall place the Purchase Price in an interest-bearing escrow account (the “Escrow Account”) administered by Continental Stock Transfer & Trust Company, as escrow agent, or another entity acceptable to Issuer, acting as escrow agent (the “Escrow Agent”) and pursuant to an escrow agreement with such Escrow Agent (the “Escrow Agreement”) acceptable to Issuer.

2.    Closing.

a.    Subject to the satisfaction or waiver of the conditions set forth in Section 2(c), the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and at a time immediately prior to, the closing of the Transaction (such date, the “Closing Date”). Not less than two (2) business days prior to the Closing Date, the Issuer shall provide written notice to Subscriber and Escrow Agent (the “Closing Notice”) of the Closing Date.

b.    Subject to the satisfaction or waiver of the conditions set forth in Section 2(c) (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing):

(i)   The Escrow Agent shall deliver to the Issuer on the Closing Date (unless otherwise agreed by the Issuer) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; and

(ii)    On the Closing Date, the Issuer shall (A) establish at the Issuer’s transfer agent in book entry form on behalf of Subscriber the Acquired Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (B) deliver evidence of such issuance of the Acquired Shares to Subscriber from the Issuer’s transfer agent. Each book entry for the Acquired Shares shall contain a notation in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

c.    The Closing shall be subject to the satisfaction on the Closing Date, or the waiver by each of the parties hereto, of each of the following conditions:

(i)     no suspension of any qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)     all representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Issuer and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(iii)     each of the Issuer and Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing;

(iv)     no governmental authority shall have enacted, issued, promulgated, enforced or entered any material judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;

(v)     no Future Health Material Adverse Effect (as defined in the BCA) shall have been declared by MCAC or Company Material Adverse Effect (as defined in the BCA) shall have been declared by the Issuer between the date hereof and the Closing Date; and

(vi)     all conditions precedent to the closing of the Transaction, including all necessary approvals of the Issuer’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to satisfaction of such conditions as of the closing of the Transaction).

d.     At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

e.     In the event the Transaction does not occur within one (1) business day of the Closing, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber, and any book entries shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings.

3.     Issuer Representations and Warranties. The Issuer represents and warrants that:

a.     The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.     The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware.

c.     This Subscription Agreement and the Other Subscription Agreements have been, and the BCA after the approval of the stockholders of Issuer will be, duly authorized. The Subscription Agreement, the Other Subscription Agreements, and the BCA (collectively, the “Transaction Documents”) have been duly executed and delivered by the Issuer and are enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d.     The execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) subject to obtaining approval of the stockholders of Issuer , any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

e.     There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

f.    The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

g.     The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement registering the resale of the Acquired Shares; (ii) if necessary or appropriate, the approval of the Issuer’s stockholders of an increase in the authorized shares of the Issuer’s common stock and the filing of an amended and restated certificate of incorporation authorizing a sufficient number of authorized shares of Issuer’s common stock to issue the Acquired Shares and the Shares purchased by the Other Subscribers pursuant to the Other Subscription Agreements; (iii) filings required by applicable state or federal securities laws; (iv) the filings required in accordance with Section 9(n); (v) those required by the Nasdaq Capital Market (“NASDAQ”), including with respect to obtaining stockholder approval; and (vi) those consents, waivers, authorizations, orders, notices, filing, or registrations the failure of which to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

h.     The Acquired Shares are not, and following the Closing and the closing of the Transaction will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Acquired Shares under any organizational document, policy or agreement of, by or with the Issuer, but excluding (i) the restrictions on transfer described in Section 4(e) of this Subscription Agreement with respect to the status of the Acquired Shares as “restricted securities” pending their registration for resale under the Securities Act in accordance with the Registration Rights (as defined below), and (ii) the restrictions on transfer described in Section 6(b) of this Subscription Agreement.

i.     The authorized capital stock of the Issuer consists of (i) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and, as of the date hereof and as of immediately prior to the Closing, no shares of Preferred Stock are and will be issued and outstanding; (ii) 500,000,000 Shares and, as of the date hereof and as of immediately prior to the Closing, 25,000,000 Shares are and will be issued and outstanding; and (iii) 17,375,000 warrants, each entitling the holder thereof to purchase one Share at an exercise price of $11.50 per Share, are outstanding. All (a) issued and outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (b) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (x) the Other Subscription Agreements and other subscription agreements, or (y) the BCA (including the exhibits and schedules thereto), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Shares or other equity interests in the Issuer (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) as disclosed in the SEC Documents (as defined below) and (B) as contemplated by the BCA.

j.     The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

k.     The issued and outstanding Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by NASDAQ or the Commission with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on NASDAQ. The Issuer has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

l.     Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.

m.     Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

n.     The Issuer has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s direct or indirect investment in the Issuer other than (i) the BCA; (ii) the Other Subscription Agreements; and (iii) forward purchase agreements substantially similar to the one between the Issuer and Subscriber; provided, no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Share Purchase Price and terms that are no more favorable to any such Other Subscriber thereunder than the terms of this Subscription Agreement.

o.     The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Shares (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Securities Act and Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to the proxy statement to be filed by the Issuer with respect to the Transaction or any of its affiliates included in any SEC Document or filed as an exhibit thereto, the representation and warranty in this sentence is made to the Issuer’s knowledge. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. The financial statements of the Issuer included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

p.     There are no material outstanding or unresolved comments in comment letters from the staff of the Commission with respect to any of the SEC Documents.

q.     Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

r.     Except for placement fees payable to the Interlink Group, in its capacity as placement agent for the offer and sale of the Acquired Shares (in such capacity, the “Placement Agent”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.

4.     Subscriber Representations and Warranties. Subscriber represents and warrants that:

a.     Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b.     This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c.     The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement. Sale or transfer of the Acquired Shares shall be governed by that certain Escrow Agreement executed concurrently herewith.

d.     Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e.    Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, Transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including without limitation, a private resale pursuant to the so-called Section 4(a)(1-½) exemption), and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or Transfer of any of the Acquired Shares. For purposes of this Subscription Agreement “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.

f.    All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Subscriber required in connection with the consummation of the transactions contemplated in this Subscription Agreement have been obtained and are effective. No consent, approval, order, authorization, registration, qualification, designation, declaration or filing with any governmental or other authority is needed with respect to the transfer of funds from the account where they are currently held to the Escrow Account.

g.    Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its officers or directors, the Placement Agent or any of its officers, employees or representatives, or any other party to the transaction, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

h.     Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

i.    In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agent or any of their respective affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

j.    Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agent, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agent. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired

Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k.    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

l.     Subscriber acknowledges and agrees that neither the Placement Agent nor any affiliate of any of the Placement Agent (nor any officer, director, employee or representative of the Placement Agent or any affiliate thereof) has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Subscriber acknowledges that none of the Placement Agent, any affiliate of any of the Placement Agent or any of their respective officers, directors, employees or representatives (i) have made any representation as to the Issuer or the quality of the Acquired Shares, (ii) have made any independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, (iii) have acted as Subscriber’s financial advisor or fiduciary in connection with the issue and purchase of the Acquired Shares or (iv) have prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares. Subscriber acknowledges that the Placement Agent, affiliates of any of the Placement Agent or their respective officers, directors, employees or representatives may have acquired non-public information with respect to the Issuer which Subscriber agrees need not be provided to it.

m.     Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

n.     Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

o.     Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

p.    If Subscriber is an employee benefit plan that is subject to ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, then Subscriber represents and warrants that neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or Transfer the Acquired Shares.

q.     Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Sections 1 and 2(b)(i).

5.    Additional Subscriber Agreement. Subscriber hereby agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Issuer prior to the Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement.

6.     Registration Rights and Lockup Agreement.

a.    Subscriber will be granted registration rights by Issuer (“Registration Rights”) with respect to the Acquired Shares pursuant to an amended and restated registration rights agreement to be entered into with Issuer, the form of which is attached as an exhibit to the BCA.

b.     The Acquired Shares will be subject to a lock-up agreement, dated as of the date hereof, by and among Issuer, Subscriber and the other parties thereto, the form of which is attached as an exhibit to the BCA.

7.     Termination. This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), upon the earlier to occur of (a) such date and time as the BCA is terminated in accordance with the terms therein, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2(c) are not satisfied or waived on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (d) at the election of Subscriber, on or after December 14, 2022 if the Closing has not occurred on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the BCA after the termination of such agreement.

8.             Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated September 9, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay for taxes, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, agrees that it does not have any right, title or interest, or any claim of any kind in the monies held in the Trust Account (each, a “Claim”) and hereby waives any Claim they have or may have in the future arising out of this Subscription Agreement or otherwise, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement or otherwise; provided, however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Issuer.

9.     Miscellaneous.

a.    Each party hereto acknowledges that the other party hereto, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in Section 4.

b.    Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

c.    Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement; provided, that, such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall update Schedule B to provide the information required therein.

d.     All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e.     The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential.

f.     This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought.

g.     This Subscription Agreement and the Escrow Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

h.     Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.     If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.     This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

k.     Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

l.     Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)     if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)     if to the Issuer, to:

Future Health ESG Corp.

Attn: Travis Morgan

8 The Green, Suite 12081

Dover, DE 19901

E-mail: travis@fhesg.com

with a required copy to (which copy shall not constitute notice):

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Ari Edelman

Email:aedelmean@mwe.com

m.     This Subscription Agreement and the Escrow Agreement, and any claim or cause of action based upon, arising out of or related to either agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of either agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(m).

n.     The Issuer shall, by 9:00 a.m., New York City time, on the fourth (4th) business day immediately following the later of the date of this Subscription Agreement and the BCA, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction, and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not, and shall cause its representatives, including the Placement Agent and its representatives, not to publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or marketing materials, or for any similar or related purpose, or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) in a press release or marketing materials of the Issuer in connection with the Transaction to the extent any such disclosure is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9(n) and (iii) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of NASDAQ, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iii).

o.     The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 9(m), in addition to any other remedy to which any party is entitled at law or in equity.

p.     The parties agree that Target is an express third party beneficiary of this Subscription Agreement and Target may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions of this Subscription Agreement, as amended, modified, supplemented or waived in accordance with this Subscription Agreement, as if it were a direct party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

FUTURE HEALTH ESG CORP.

By:	/s/ Brad A. Bostic
	Name:	Brad A. Bostic
	Title:	Chief Executive Officer

Signature Page to Subscription Agreement

SUBSCRIBER:

Variant Capital Limited

By:	/s/ Qi Su
Name: Qi Su
Title: President

Email Address:

henryhuang@hakim.com.cn;

victorsu@hakiim.com.cn

Address:

Mill Mall, Suite 6, Wickhams Cay 1

P.O. Box 3085

Road Town, Tortola

British Virgin Islands

Attn: Henry Huang; Victor Su

Signature Page to Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.    (Please check the applicable subparagraphs):

1. ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2. ☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1. ☒ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

2. ☒ We are not a natural person.

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☒ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”);

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, or (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act;

☐ is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐ is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

1

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided, that (a) each series of a series company (as defined in Rule 1 8f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person's spouse or spousal equivalent, exceeds $1,000,000 (excluding primary residence);

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

☒ Any entity in which all of the equity owners are accredited investors.

SCHEDULE B

SCHEDULE OF TRANSFERS

Subscriber’s Subscription was in the amount of [•] Shares. The following transfers of a portion of the Subscription have been made:

Date of Transfer or Reduction	Transferee	Number of Transferee Acquired Shares Transferred or Reduced	Subscriber Revised Subscription Amount

Schedule B as of                     , 20    , accepted and agreed to as of this          day of                      , 20     by:

FUTURE HEALTH ESG CORP.

By:
Name:
Title:

Signature of Subscriber:

[SUBSCRIBER]

By:
Name:
Title:

Annex E

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is made as of this 13th day of June, 2022 by and between Future Health ESG Corp., a Delaware corporation (“Future Health” or the “Company”), and Hakim Holding Group Company Limited (“Buyer”).

WHEREAS, Future Health was organized for the purpose of acquiring one or more businesses, through a merger, capital stock exchange, asset acquisition or other similar business combination. Future Health has entered into a Business Combination Agreement and Plan of Reorganization (the “BCA”) with MacArthur Court Acquisition Corp. (“MCAC”) and Excelera DCE (the “Business Combination”) under which it will acquire 100% of the issued and outstanding stock of Excelera DCE (“Target”) from MCAC in a transaction intended to be a tax-free reorganization pursuant to Section 368(a)(1)(C) or (D) of the Internal Revenue Code of 1986, as amended, followed by a liquidation of MCAC;

WHEREAS, Future Health completed its initial public offering (“IPO”) of units (the “Public Units”) at a price of $10.00 per Public Unit, each comprised of one share of common stock, par value $0.0001 per share (the “Common Stock,” and the shares of Common Stock included in the Public Units, the “Public Shares”), and one-half of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share;

WHEREAS, proceeds from the IPO and the sale of certain private placement securities in an aggregate amount equal to the gross proceeds from the IPO have been deposited into a trust account for the benefit of the holders of the Public Shares (the “Trust Account”), as described in the Registration Statement on Form S-1 (File. No. 333-258911);

WHEREAS, upon completion of the Business Combination, the holders of the Public Shares may redeem all or a portion of their Public Shares for a portion of the funds held in the Trust Account, as described in the Registration Statement;

WHEREAS, pursuant to certain subscription agreements entered into on the date hereof between the Company and the Buyer and certain other investors, the Buyer and the other investors agreed to purchase an aggregate of 9,090,909 shares of Common Stock (the “PIPE Shares”) in connection with the consummation of the Business Combination; and

WHEREAS, the parties wish to enter into this Agreement, pursuant to which, prior to or concurrently with the closing of the Business Combination, the Buyer and certain other investors shall invest an aggregate of $20,000,000 in connection with the Business Combination through open market purchases of shares of Common Stock on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
Purchase Of Forward Purchase Shares

Section 1.01.      Purchase and Sale.

(1)     Buyer and its affiliates, at their discretion, shall purchase shares of Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of the BCA and prior to the date which is two (2) business days prior to the date of Future Health’s stockholder meeting to approve the Business Combination (the “Purchase Deadline”). In no event shall Buyer be required to purchase Forward Purchase Shares at a price in excess of $11.00 per share. In the event Buyer purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the Buyer shall purchase from the Company, at the Company’s request, a number of shares of Common Stock (the “Additional Shares”) immediately prior to the Business Combination in an amount equal to a fraction, (i) the numerator of which is equal to (a)$20,000,000 less (b) the aggregate dollar amount paid for the Forward Purchase Shares and (ii) the denominator of which is $11.00. The Buyer shall notify Future Health in writing (the “Buyer Notice”) of each purchase of Common Stock in the open market as promptly as practicable following such purchase, and in any event no later than the business day following the date of such purchase. The Buyer shall attach copies of broker confirmations or other documentation of open market purchases of the Common Stock to the Buyer Notice for such transaction. For purposes of this Agreement, “business day” means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings.

(2)     Future Health shall provide written notice to Buyer (the “Future Health Notice”) to fund the purchase of the Additional Shares following the Purchase Deadline. Buyer shall deliver to Future Health the purchase price for the Additional Shares by wire transfer of U.S. dollars immediately available funds to an interest-bearing escrow account (the “Escrow Account”) specified by Future Health and established for such purposes in the Future Health Notice within two (2) business days of receipt of the Future Health Notice, pursuant to an escrow agreement acceptable to Future Health. The closing of the purchase of Additional Shares hereunder, if any, shall occur on the date of, and at a time immediately prior to, the closing of the Business Combination (such date, the “Closing Date”). Not less than two (2) business days prior to the Closing Date, the Issuer shall provide written notice (the “Closing Notice”) to Buyer and Continental Stock Transfer & Trust Company, as escrow agent, or another entity acceptable to Future Health, acting as escrow agent (the “Escrow Agent”) of the Closing Date. The Escrow Agent shall deliver to the Company on the Closing Date (unless otherwise agreed by the Company) the purchase price for the Additional Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Closing Date, the Company shall (A) establish at the Company’s transfer agent in book entry form on behalf of Buyer the Additional Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Buyer (or its nominee in accordance with its delivery instructions) or to a custodian designated by Buyer, as applicable, and (B) deliver evidence of such issuance of the Additional Shares to Buyer from the transfer agent.

Section 1.02.     Forward Purchase Shares and Additional Shares Lock-Up. The Forward Purchase Shares and Additional Shares will be subject to lock-up restrictions pursuant to a lock-up agreement, dated as of the date hereof, by and among the Company, the Buyer and the other parties thereto, the form of which is attached as an exhibit to the BCA.

Section 1.03.     Non-Redemption. Buyer and its affiliates agree not to request redemption of any shares of Common Stock, including the Forward Purchase Shares and any Additional Shares, in conjunction with Future Health’s stockholders’ vote to approve (i) the Business Combination or (ii) any extension of the date by which Future Health has to complete a business combination.

Each register and book entry for the Additional Shares purchased by the Buyer hereunder shall contain a notation, and each certificate (if any) evidencing the Additional Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

ARTICLE II
Representations And Warranties Of Future Health

Future Health hereby represents and warrants to Buyer on the date hereof and as of the closing of the Business Combination that:

Section 2.01.     Incorporation and Corporate Power. Future Health is a corporation, duly incorporated, validly existing and in good standing in the jurisdiction of its incorporation. Future Health has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 2.02.     Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Future Health and assuming the due authorization, execution and delivery thereof by the Buyer, is a valid and binding agreement enforceable against it in accordance with its terms, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) except to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

Section 2.03.    Capitalization. As of the date of this Agreement, the authorized share capital of Future Health consists of:

(1)     500,000,000 shares of Common Stock, of which 25,000,000 shares are issued and outstanding, excluding the PIPE Shares.

(2)     5,000,000 shares of Preferred Stock, none of which are issued and outstanding.

Section 2.04.    Exchange Listing. Future Health will use commercially reasonable efforts to effect the listing of the Additional Shares, if any, on a national securities exchange.

Section 2.05.     Valid Issuance of Forward Purchase Shares. The Additional Shares, if and when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered with the Issuer’s transfer agent, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Buyer. Assuming the accuracy of the representations of the Buyer in this Agreement and subject to the filings described in Section 2.06 below, the Additional Shares will be issued in compliance with all applicable federal and state securities laws.

Section 2.06.     Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Buyer in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Future Health in connection with the consummation of the transactions contemplated by this Agreement, except for any filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and pursuant to the Registration Rights (defined below).

Section 2.07.     Operations. As of the date hereof, Future Health has not conducted any operations other than organizational activities, activities in connection with offerings of its securities and searching for and reviewing opportunities for a business combination and entering into the BCA.

Section 2.08.     Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Future Health will not result in any violation or default (i) of any provisions of Future Health’s certificate of incorporation or by-laws, as they may be amended from time to time (the “Charter”) or its other governing documents, (ii) of any instrument, judgment, order, writ or decree to which Future Health is a party or by which Future Health is bound, (iii) under any note, indenture or mortgage to which Future Health is a party or by which Future Health is bound, (iv) under any lease, agreement, contract or purchase order to which Future Health is a party or by which Future Health is bound or (v) of any provision of federal or state statute, rule or regulation applicable to Future Health, in each case (other than clause (i)) which would have a material adverse effect on Future Health or its ability to consummate the transactions contemplated by this Agreement.

Section 2.09.     Compliance with Anti-Money Laundering Laws. The operations of Future Health are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Future Health with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Future Health, threatened.

Section 2.10.     Absence of Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Future Health, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Future Health, threatened against or affecting Future Health or any of Future Health’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

Section 2.11.     No General Solicitation. Neither Future Health, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Additional Shares, if any.

Section 2.12.     SEC Filings. To the knowledge of Future Health, none of Future Health’s reports and other filings with the Securities and Exchange Commission, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

Representations and Warranties of the Buyer

Buyer hereby represents and warrants to Future Health on the date hereof and as of the closing of the Business Combination that:

Section 3.01.     Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 3.02.     Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by Future Health, is a valid and binding agreement enforceable against it in accordance with its terms, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) except to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

Section 3.03.     Governmental Approvals. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Buyer required in connection with the consummation of the transactions contemplated in the Agreement have been obtained and are effective. No consent, approval, order, authorization, registration, qualification, designation, declaration or filing with any governmental or other authority is needed with respect to the transfer of funds from the account where they are currently held to the Escrow Account.

Section 3.04.     Sophisticated Buyer. Buyer (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Additional Shares only for its own account and not for the account of others, or if Buyer is subscribing for the Additional Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Buyer has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Additional Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Buyer has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Buyer is not an entity formed for the specific purpose of acquiring the Additional Shares.

Section 3.05.          No Brokers. No broker, investment banker, financial advisor, finder or other Person (defined below) has been retained by or is authorized to act on behalf of Buyer that will be entitled to any fee or commission for which Future Health will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or government or any department or agency thereof.

Section 3.06.     Restricted Securities. Buyer understands that the Additional Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Additional Shares have not been registered under the Securities Act. Buyer understands that the Additional Shares may not be resold, Transferred, pledged or otherwise disposed of by Buyer absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including without limitation, a private resale pursuant to so-called Section 4(a)(1-½)), and that any certificates or book-entry records representing the Additional Shares shall contain a legend to such effect. Buyer acknowledges that the Additional Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Buyer understands and agrees that the Additional Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Buyer may not be able to readily resell the Additional Shares and may be required to bear the financial risk of an investment in the Additional Shares for an indefinite period of time. Buyer understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or Transfer of any of the Additional Shares. For purposes of this Agreement “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.

Section 3.07.     Adequacy of Financing. The Buyer has sufficient funds to satisfy its obligations under this Agreement.

Section 3.08.     Compliance with Other Instruments. The execution, delivery and performance by the Buyer of this Agreement, including the purchase of the Additional Shares and the consummation by the Buyer of the transactions contemplated by this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Buyer pursuant to the terms (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Buyer, in each case (other than clause (i)), which would have a material adverse effect on the Buyer or its ability to consummate the transactions contemplated by this Agreement.

Section 3.09.     No Public Market. The Buyer understands that no public market now exists for the Additional Shares, and that Future Health has made no assurances that a public market will ever exist for the Additional Shares.

Section 3.10.     Accredited Investor. The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.11.     Affiliation of Certain FINRA Members. The Buyer is neither a Person associated nor affiliated with any underwriter of the IPO or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority that is participating in the IPO.

Section 3.12.     Disclosure of Information. The Buyer has reviewed the BCA and has had an opportunity to discuss Future Health’s and Target’s business, management, financial affairs and the terms and conditions of this Agreement and the offering and sale of the Additional Shares, as well as the terms of the BCA, with Future Health’s management.

Section 3.13.     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Buyer nor any Person acting on behalf of the Buyer nor any of the Buyer’s affiliates (the “Buyer Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Buyer and this offering, and the Buyer Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by Future Health in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Buyer Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by Future Health.

ARTICLE IV
Acknowledgement; Waiver

Section 4.01.     Acknowledgement; Waiver. Buyer (i) acknowledges that Future Health may possess or have access to material non-public information which has not been and will not be communicated to Buyer; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Future Health or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including without limitation, any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that Future Health is relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

Section 4.02.     Registration Rights. The Buyer will be granted registration rights by Future Health with respect to the Additional Shares, if any (“Registration Rights”), pursuant to an amended and restated registration rights agreement to be entered into with Future Health, in a form attached to the BCA.

Section 4.03.     Transfer. This Agreement and all of the Buyer’s rights and obligations hereunder (including the Buyer’s obligation to purchase the Forward Purchase Shares and Additional Shares) may be transferred or assigned, at any time and from time to time, in whole or in part, to one or more affiliates of the Buyer (each such transferee, a “Transferee”) but not to other third parties. Upon any such assignment, the applicable Transferee shall execute a signature page to this Agreement, substantially in the form of the Buyer’s signature page hereto (the “Joinder Agreement”), which shall reflect the maximum number of Forward Purchase Shares and/or Additional Shares to be purchased by such Transferee (the “Transferee Securities”), and, upon such execution, such Transferee shall have all the same rights and obligations of the Buyer hereunder with respect to the Transferee Securities, and references herein to the “Buyer” shall be deemed to refer to and include any such Transferee with respect to such Transferee and to its Transferee Securities; provided, that any representations, warranties, covenants and agreements of the Buyer and any such Transferee shall be several and not joint and shall be made as to the Buyer or any such Transferee, as applicable, as to itself only.

ARTICLE V

Miscellaneous

Section 5.01.     Termination. This Agreement shall terminate on the earlier of (i) the closing of the Business Combination and (ii) the later of (a) December 14, 2022 and (b) if Future Health’s stockholders approve an extension of the date by which Future Health must consummate a business combination, such later date as approved by Future Health’s stockholders.

Section 5.02.     Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

Section 5.03.     Governing Law. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS FORWARD PURCHASE AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS FORWARD PURCHASE AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS FORWARD PURCHASE AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.12 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 5.04.     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS FORWARD PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FORWARD PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS FORWARD PURCHASE AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS FORWARD PURCHASE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.04.

Section 5.05.     Remedies Cumulative. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non- breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement. Accordingly, Buyer hereby agrees that Future Health is entitled to an injunction prohibiting any conduct by the Buyer in violation of this Agreement and the Buyer shall not seek the posting of any bond in connection with such request for an injunction. Furthermore, in any action by Future Health to enforce this Agreement, Buyer waives its right to assert any counterclaims and its right to assert set-off as a defense. The prevailing party agrees to pay all costs and expenses, including reasonable attorneys' and experts' fees that such prevailing party may incur in connection with the enforcement of this Agreement.

Section 5.06.     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 5.07.     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

Section 5.08.     Headings. The descriptive headings of the Sections hereof are inserted for convenience only, do not constitute a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

Section 5.09.     Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

Section 5.10.     Trust Account Waiver. Buyer acknowledges that, as described in Future Health’s prospectus relating to its initial public offering dated September 9, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of Future Health’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited the Trust Account for the benefit of Future Health, its public stockholders and the underwriters of the IPO.  Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay for taxes, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus.  For and in consideration of Future Health entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Buyer, on behalf of itself and its affiliates and representatives, agrees that it does not have any right, title or interest, or any claim of any kind in the monies held in the Trust Account (each, a “Claim”) and hereby waives any Claim they have or may have in the future arising out of this Agreement or otherwise, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Agreement or otherwise; provided, however, that nothing in this Section 5.10 shall be deemed to limit Buyer’s (i) right, title, interest or claim to the Trust Account by virtue of Buyer’s record or beneficial ownership of securities of Future Heath acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of Future Health and (ii)  rights to redemption rights with respect to the Forward Purchase Shares upon the dissolution of Future Health or Future Health consummating a business combination other than the Business Combination.

Section 5.11.     Further Assurances. If at any time any of the parties hereto shall consider or be advised that any further documents or actions are necessary or desirable to vest, perfect or confirm of record or otherwise the rights, title or interest in or to the Shares or under or otherwise pursuant to this Agreement, the parties hereto shall execute and deliver such further documents or take such actions and provide all assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Shares or under or otherwise pursuant to this Agreement.

Section 5.12.      Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, and (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications sent to Future Health shall be sent to: 8 The Green, Suite #12081, Dover, Delaware 19901, Attn: Travis Morgan, Chief Financial Officer, with a copy to Future Health’s counsel at: McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, NY 10017, Attn: Ari Edelman, e-mail: aedelman@mwe.com.

All communications to Buyer shall be sent to: Hakim Holding Group Company Limited, Flat/Room 3201, Lippo Centre, 89 Queensway, Admiralty, Hong Kong, Attn: Henry Huang, email: henryhuang@hakim.com.cn, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 5.12.

Section 5.13.     No Finder’s Fees. Each of the parties represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Buyer agrees to indemnify and to hold harmless Future Health from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Buyer or its respective officers, employees or representatives is responsible. Future Health agrees to indemnify and hold harmless the Buyer from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Future Health or any of its officers, employees or representatives is responsible.

Section 5.14.     Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

Section 5.15.     Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 5.16.     Expenses. Each of Future Health and the Buyer will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

Section 5.17.     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

Section 5.18.     Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Future Health and the Buyer.

Section 5.19.     Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Future Health, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

Section 5.20.     Third Party Beneficiary. The parties agree that Target is an express third party beneficiary of this Agreement and Target may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions of this Agreement, as amended, modified, supplemented or waived in accordance with this Agreement, as if it were a direct party hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

FUTURE HEALTH ESG CORP.

By:	/s/ Brad A. Bostic
Name: Brad A. Bostic
Title: Chief Executive Officer

BUYER:
Hakim Holding Group Company Limited

By:	/s/ Qi Cheng Wang
Name: Qi Cheng Wang
Title: Director

[Signature page to Forward Purchase Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF BUYER

This Schedule must be completed by Buyer and forms a part of the Forward Purchase Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Forward Purchase Agreement. Buyer must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.       (Please check the applicable subparagraphs):

1. ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2. ☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1. ☒ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

2. ☒ We are not a natural person.

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box)

BUYER:

☐ is:

☒is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

The Buyer is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Buyer (Please check the applicable subparagraphs):

☒ The Buyer is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Buyer and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

[Signature page to Forward Purchase Agreement]

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”);

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, or (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act;

☐ is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Buyer;

☐ is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Buyer or are part of such family of investment companies;

☒ is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Buyer and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Buyer has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Buyer and under which Buyer accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

1

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided, that (a) each series of a series company (as defined in Rule 1 8f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000 (excluding primary residence);

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

☒ Any entity in which all of the equity owners are accredited investors.

Annex F

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is made and entered into as of June 13, 2022, by and among (i) Future Health ESG Corp., a Delaware corporation (the “Company”), and (ii) each of the parties listed on SCHEDULE 1 attached hereto (the “Lock-up Equity Holders”). The Lock-up Equity Holders and any person or entity who hereafter enters into a joinder to this Agreement substantially in the form of EXHIBIT A hereto are referred to herein, individually, as a “Securityholder” and, collectively, as the “Securityholders.”

Capitalized terms used but not defined herein have the meanings ascribed in the Business Combination Agreement and Plan of Reorganization (the “BCA”) dated as of the date hereof, entered into by and among the Company, MacArthur Court Acquisition Corp., a California corporation (the “MCAC”), and Excelera DCE (“Excelera”), a California corporation, pursuant to which the Company will purchase from MCAC, and MCAC will sell to the Company, 100% of the issued and outstanding shares of Excelera in exchange for shares of common stock of the Company, which will be re-named Excelera Health, Inc. (the “Business Combination”).

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Lock-up Shares (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.     Subject to the exceptions set forth herein, each Securityholder agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) held by it or issued or issuable to the Securityholders in connection with the Business Combination (including (A) Common Stock acquired in connection with the Business Combination, (B) Common Stock acquired through open market purchases as Forward Purchase Shares (as defined in the Forward Purchase Agreements) or from the Company as additional shares pursuant to certain Forward Purchase Agreements between the Company and certain investors, (C) Common Stock acquired as part of the Private Placements or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements), any shares of Common Stock issuable upon the exercise of options or warrants to purchase shares of Common Stock held by it, or any securities convertible into or exercisable or exchangeable for Common Stock held by it (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) during the period beginning on the Closing Date and ending on the date described in paragraph 3 (the “Lock-up Period”).

2.     The restrictions set forth in paragraph 1 shall not apply to:

(i)      in the case of an entity, a Transfer (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)     in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a holder or a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)     in the case of an individual, Transfers by virtue of the laws of descent and distribution upon death of the individual;

(iv)      in the case of an individual, Transfers by operation of law or pursuant to a qualified domestic relations order;

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(v)     in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)     in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)     in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)     Transfers relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period;

(ix)      the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-up Period;

(x)     Transfers to the Company pursuant to any contractual arrangement in effect at the Closing of the Business Combination that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xi)     the entry, by the Securityholder, at any time after the Closing of the Business Combination, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-up Period, no Transfers under such trading plan are effected prior to the expiration of the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period;

(xii)     Transfers in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiii)     Upon ten days prior written notice to the Company, Transfers by MCAC or a shareholder or former shareholder of MCAC (but not a Transfer to Future Health or an affiliate thereof) of up to twenty percent (20%) of the shares of Common Stock received by MCAC or such Securityholder to satisfy any U.S. federal, state, or local income tax obligations of MCAC or such Securityholder (or its direct or indirect owners) arising from the Reorganization, including under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”), solely and to the extent necessary to cover any tax liability as a direct result of the Reorganization; provided, that no such Transfer may be made by MCAC or a shareholder or former shareholder of MCAC to the extent that such Transfer, when taken together with Transfers made by MCAC or other shareholders or former shareholders of MCAC pursuant to this clause (xiii), would likely result in the Reorganization no longer qualifying as a “reorganization” under Section 368 of the Code.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.     The Lock-up Period shall terminate upon the earlier of (A) one year after the Closing, (B) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that results in all of the

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Company’s stockholders having the right to exchange their shares of cash, securities or other property, and (C) with respect to 1/3 of the Lock-up Shares in each instance, the dates subsequent to the Closing on which the price of the Company’s Common Stock equals or exceeds a target price of $12.00, $13.00 and $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for a period of 20 trading days within any consecutive 30 trading day period. Multiple target prices may be met simultaneously. In no event shall any Securityholder Transfer within any continuous 90-day period more than 1/3 of the Lock-up Shares originally issued to such Securityholder. Notwithstanding the foregoing, the Lock-up Period for the Private Placement Warrants or the underlying shares shall terminate 30 days after the Closing. “Private Placement Warrants” mean the 6,375,000 warrants of the Company that certain initial stockholders purchased in a private placement that occurred substantially concurrently with the consummation of the Company’s initial public offering.

4.     For the avoidance of doubt, each Securityholder shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares that are entitled to vote.

5.     In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-up Period, each certificate or book-entry position evidencing the Lock-up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.     Each Securityholder hereby represents and warrants to the Company as follows:

(i)     Such Securityholder has all necessary power and authority to execute and deliver this Agreement and to perform such Securityholder’s obligations hereunder. The execution and delivery of this Agreement by such Securityholder has been duly and validly authorized and no other action on the part of such Securityholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery by the other Securityholders and Company, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, subject to the Remedies Exceptions.

(ii)     The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder will not: (i) conflict with or violate any applicable law applicable to such Securityholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Securityholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Lock-up Shares that is held by such Securityholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Securityholder is a party or by which such Securityholder is bound, except, in the case of clause or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder.

(iii)     The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder.

(iv)     There is no material Action pending or, to the knowledge of such Securityholder, threatened against such Securityholder, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to materially delay or impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder.

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7.      This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA, any Forward Purchase Agreement or any Subscription Agreement or any documents related thereto or referred to therein. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) the applicable Securityholder and (ii) the Company.

8.     This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto, except in connection with a Transfer by MCAC to its shareholders, but, with respect to any shareholder of MCAC, only if such shareholder agrees to become bound by the restrictions set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this paragraph 8 shall be null and void, ab initio.

9.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.      Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this paragraph 10.

11.      The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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12.      This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than paragraphs 6 through 14) shall not be effective until the consummation of the Closing Date. This Agreement shall not terminate with respect to a Securityholder until the expiration of the Lock-up Period.

13.      This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Lock-up Agreement as of the date first written above.

Company

Future Health ESG Corp.

By:	/s/ Brad A. Bostic
Name: Brad A. Bostic
Title: Chief Executive Officer

[Signature page to Lock-up Agreement]

SECURITYHOLDERS:

MACARTHUR COURT ACQUISITION CORP.

By:	/s/ Sanjay Patil
Name: Sanjay Patil
Title: Chief Executive Officer

[Signature page to Lock-up Agreement]

BEA HOLDINGS, LLC

By:	/s/ Brad A. Bostic
Name: Brad A. Bostic
Title: Manager

M2 ENTERPRISES HOLDINGS, LLC

By:	/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Manager

HC1.COM, INC

By:	/s/ Chris Brown
Name: Chris Brown
Title: Chief Operating Officer

MB EQUITY, LLC

By:	/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Managing Manager

FUTURE HEALTH ESG ASSOCIATES 1, LLC

By:	/s/ Travis Morgan
Name: Travis Morgan
Title: Manager

[Signature page to Lock-up Agreement]

By:	/s/ R. Mark Lubbers
Name: R. Mark Lubbers

By:	/s/ F. John Mills, MD
Name: F. John Mills, MD

By:	/s/ Nancy L. Snyderman, MD
Name: Nancy L. Snyderman, MD

[Signature page to Lock-up Agreement]

VARIANT CAPITAL LIMITED

By:	/s/ Qi Su
Name: Qi Su
Title: President

HAKIM HOLDING GROUP COMPANY LIMITED

By:	/s/ Qi Cheng Wang
Name: Qi Cheng Wang
Title: Director

[Signature page to Lock-up Agreement]

SCHEDULE 1

LOCK-UP EQUITY HOLDERS

MACARTHUR COURT ACQUISITION CORP.

BEA HOLDINGS, LLC

M2 ENTERPRISES HOLDINGS, LLC

HC1.COM, INC

MB EQUITY, LLC

FUTURE HEALTH ESG ASSOCIATES 1, LLC

VARIANT CAPITAL LIMITED

HAKIM HOLDING GROUP COMPANY LIMITED

R MARK LUBBERS

F. JOHN MILLS, MD

NANCY L. SNYDERMAN, MD

Schedule 1

EXHIBIT A

FORM OF JOINDER

Reference is made to that certain Lock-up Agreement, dated as of [       ], 2022, by and among (i) Future Health ESG Corp., a Delaware corporation (the “Company”), and (ii) the Securityholders (as defined therein) (as amended from time to time, the “Lock-up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-up Agreement.

The undersigned agrees that this joinder to the Lock-up Agreement (this “Joinder”) is being executed and delivered in favor of, and to, the Company for good and valuable consideration.

The undersigned hereby agrees to and does become party to the Lock-up Agreement as a Securityholder. This joinder shall serve as a counterpart signature page to the Lock-up Agreement and by executing below the undersigned is deemed to have executed the Lock-up Agreement with the same force and effect as if originally named a party thereto.

[Remainder of Page Intentionally Left Blank.]

Exhibit A

IN WITNESS WHEREOF, the undersigned has duly executed this joinder to the Lock-up Agreement.

[NEW SECURITYHOLDER PARTY]

By:

Name:

Title:

Date:

Exhibit A

Annex G

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [          ], 2022, is made and entered into by and among Excelera Health, Inc. (f/k/a Future Health ESG Corp.), a Delaware corporation (the “Company” or “Future Health”), Future Health ESG Associates 1, LLC (the “Sponsor”), MacArthur Court Acquisition Corp. (“MCAC”), Cantor Fitzgerald & Co. (“Cantor”) and the undersigned parties listed under Future Health Holders on Schedule A hereto (each such party, together with Cantor and the Sponsor, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.11 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on September 9, 2021, Future Health, Cantor and certain other security holders named therein (each such party, an “Existing Holder” and collectively the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”) pursuant to which Future Health granted to the Existing Holders certain registration rights with respect to certain securities of Future Health;

WHEREAS, on June 13, 2022, Future Health and MCAC and Excelera DCE, a California corporation (“Excelera”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”), pursuant to which Future Health will purchase from MCAC, and MCAC will sell to the Company, 100% of the issued and outstanding shares of common stock of Excelera in exchange for 40,000,000 shares of common stock of Future Health, which is being re-named Excelera Health, Inc. (the “Business Combination”) to be issued at the Closing under the Business Combination Agreement (the “Closing Stock Consideration”) and 20,000,000 Earnout Shares, which is intended to be a tax-free reorganization within the meaning of Sections 368(a)(1)(C) or (D) of the Internal Revenue Code of 1986, as amended;

WHEREAS, concurrently with the execution of the Business Combination Agreement, Future Health and a certain investor entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which such investor purchased, at its discretion, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in open market, and may have purchased certain Additional Shares (as defined in the Forward Purchase Agreement) from the Company;

WHEREAS, concurrently with the closing of the Business Combination (the “Closing”), a certain investor purchased shares of Common Stock in a private placement or placements pursuant to a subscription agreement (the “PIPE Subscription Agreement”) between Future Health and such certain investor dated June 13, 2022;

WHEREAS, on September 9, 2021, Future Health, Cantor and the other underwriters named on Schedule A thereto (the “IPO Underwriters”), entered into that certain underwriting agreement (the “Underwriting Agreement”) pursuant to which Future Health agreed to issue and sell to the Cantor and the IPO Underwriters, severally and not jointly, and Cantor and the IPO Underwriters agreed to purchase from Future Health, severally and not jointly, a number of units;

WHEREAS, on June 13, 2022, the parties to the Underwriting Agreement entered into that certain amendment to the Underwriting Agreement (the “Underwriting Agreement Amendment”), whereby the Company agreed to issue up to 272,727 shares of Common Stock (“Deferred Fee Shares”) to Cantor upon the consummation of the Business Combination;

WHEREAS, after the Closing, the Holders will own shares of Common Stock, and the initial stockholders and Cantor will own warrants to purchase 7,375,000 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Deferred Fee Shares” shall have the meaning given in the Recitals hereto.

“Demanding Holder” shall have the meaning given in subsection 2.1.5.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.4.1 of this Agreement.

“Forward Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Future Health Holders” shall mean the parties listed under Future Health Holders on Schedule A hereto.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6 of this Agreement.

“MCAC” shall have the meaning given in the Recitals hereto.

“MCAC Shareholders” shall mean the holders of record of the shares of common stock of MCAC, as maintained in the books and records of MCAC or its transfer agent at the time of determination.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to transfer Registrable Securities under applicable securities laws.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“PIPE Subscription Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any shares of Common Stock issued or to be issued to any Holders in connection with the Business Combination and, subject to compliance by a MCAC Shareholder with subsection 5.2.1, any shares of Common Stock distributed by MCAC to the MCAC Shareholders as part of, or following, the Business Combination, (c) any shares of Common Stock purchased pursuant to the PIPE Subscription Agreement, (d) any Additional Shares (as defined in the Forward Purchase Agreement) purchased pursuant to the Forward Purchase Agreement, (e) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, including shares of Common Stock issued to Future Health’s initial stockholders and shares of Common Stock held by anchor investors, (f) any Additional Holder Common Stock, (g) any shares of Common Stock issued or issuable upon the exercise of any equity security of the Company issuable upon conversion of any working capital loans in an amount up to $2,000,000 made to the Company by a Holder, (h) any Deferred Fee Shares issued to Cantor, and (i) any other equity security of the Company or any of its subsidiaries, or any successor, issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 or Rule 145 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Common Stock is then listed);

(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	reasonable printing, messenger, telephone and delivery expenses;
(D)	reasonable fees and disbursements of counsel for the Company;
(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;
(F)	the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed;
(G)	the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and
(H)

reasonable fees and expenses of up to $50,000 of one (1) legal counsel in a Registration selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, Block Trade or Other Coordinated Offering, and the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.

ARTICLE II

REGISTRATIONS

2.1     Registration.

2.1.1       Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may also include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at or prior to the Closing. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein.

2.1.2       Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or the 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”). If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.3       Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable to amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

2.1.4       Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Holder, in each case holding at least five percent (5%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at the Company’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year for each of the Sponsor and the Holders.

2.1.5       Underwritten Offering. Subject to the provisions of subsection 2.1.6 and Section 2.5 of this Agreement, a majority-in-interest of the Existing Holders or a majority-in-interest of the Holders other than the Existing Holders (any of the Sponsor, Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $35 million in respect of a Registration Statement on Form S-1 and $15 million in respect of a Registration Statement on Form S-3 (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s) (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks); provided that such selection shall be subject to the consent of the Company. The Company shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.5, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings demanded by MCAC or the MCAC Shareholders that become Holders and an aggregate of three (3) Underwritten Offerings demanded by the Future Health Holders pursuant to this subsection 2.1.5 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.5 within ninety (90) days after the closing of an Underwritten Offering.

2.1.6       Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.7       Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering, prior to the public announcement of the Underwritten Offering by the Company; provided that the Sponsor or a Holder may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.6, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offer (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor or a Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or such Holder, as applicable, for purposes of subsection 2.1.6. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.7.

2.2     Piggyback Registration.

2.2.1       Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.5 hereof, if, at any time on or after the date the Company consummates a Business Combination, the Company proposes to consummate an Underwritten Offering for its own account (other than a debt offering) or for the account of stockholders of the Company filed pursuant to Section 2.1.5, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within five (5) days, in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2       Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)      If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the

Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)      If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)      If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.5 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.6.

2.2.3       Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.7) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement.

2.2.4       Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.7, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3     Reserved.

2.4     Block Trades and Other Coordinated Offerings.

2.4.1       Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder; provided that the total offering price is reasonably expected to exceed $5 million in the aggregate, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.4, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2       Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3       Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4       The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.5 hereof.

2.5     Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in Clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

2.6       Certain Events or Conditions. The Company’s obligation under this Article II, shall, for the avoidance of doubt, be subject to Section 3.4.

ARTICLE III

COMPANY PROCEDURES

3.1     General Procedures. In connection with effecting any Underwritten Offering, Block Trade, and/or Other Coordinated Offering, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1       prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities (such period, the “Effectiveness Period”);

3.1.2       prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least a majority-in-interest of the Registrable Securities registered on such Registration Statement or any Underwriter, or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3       prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

3.1.4       prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5       cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6       provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7       advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8       during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9       notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit, to the extent customary for a transaction of such type, a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade or Other Coordinated Offering providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain, to the extent customary for transactions of such type, an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.13    in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16    with respect to an Underwritten Offering pursuant to subsection 2.1.5 use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2     Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3     Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within a reasonable amount of time after such request (and a minimum of five (5) business days), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.5 and 2.4, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4     Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1       Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed.

3.4.2       Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding the foregoing, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 3.4.4. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3       Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Company- initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 2.1.5, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.5 or Section 2.4.

3.4.4       The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5     Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6     Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise its rights under Sections 2.1 and 2.2 hereunder after five (5) and seven (7) years, respectively, from the effective date of the Company’s registration statement on Form S-1, File No. 333-258911, and (ii) Cantor may not exercise its rights under Section 2.1 more than one time.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1     Indemnification.

4.1.1       The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) as incurred arising out of or resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included (or in the case of an omission, not contained or included) in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2       In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or any Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities in proportion to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3       Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4       The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5       If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall, to the extent permitted by law, contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1     Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, or overnight mail at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: [        ], Attention: [        ], or by email at: [        ], or if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2     Assignment; No Third Party Beneficiaries.

5.2.1       This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of such Registrable Securities, as the case may be, in whole or in part, except (i) in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee or (ii) in connection with a Transfer of Registrable Securities by MCAC to a MCAC Shareholder, but only if such Permitted Transferee or MCAC Shareholder agrees to become bound by the restrictions set forth in this Agreement.

5.2.2       This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3       This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.4       No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any assignment made other than as provided in this Section 5.2 shall be null and void.

5.3     Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4     Adjustments. If there are any changes in the Common Stock as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed.

5.5     Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Agreement (“Actions”) shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.6     Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7     Amendments and Modifications. Upon the written consent of (i) the Company, (ii) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question and (iii), for so long as the Sponsor and its affiliates hold five percent (5%) or more of the outstanding shares of Common Stock, the Sponsor, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected and (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8     Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder, (b) the parties to that certain Subscription Agreement, dated June 13, 2022, by and between the Company and certain investors, (c) the parties to that certain Forward Purchase Agreement dated June 13, 2022 and (d) holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of September 9, 2021, by and between the Company and Continental Stock Transfer & Trust Company, and (e) MCAC, the MCAC Shareholders and their successors and permitted assigns under the Earnout Shares Registration Rights Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9     Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10         Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11         Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the majority-in-interest of the Holders and, for so long as the Sponsor and its affiliates own five percent (5%) or more of the outstanding Common Stock, the Sponsor, the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder

Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12         Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13         Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY Excelera Health, Inc. (f/k/a as Future Health ESG Corp.), a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

FUTURE HEALTH HOLDERS
Future Health ESG Associates 1, LLC

By:
Its:

To add Cantor and the other Holders signature pages.

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

By:
Its:

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

Future Health Holders

BEA HOLDINGS, LLC

M2 ENTERPRISES HOLDINGS, LLC

HC1.COM, INC

MB EQUITY, LLC

MAGNETAR CONSTELLATION MASTER FUND, LTD.

MAGNETAR CONSTELLATION FUND II, LTD

MAGNETAR STRUCTURED CREDIT FUND, LP

MAGNETAR XING HE MASTER FUND LTD

MAGNETAR SC FUND LTD

PURPOSE ALTERNATIVE CREDIT FUND LTD

PURPOSE ALTERNATIVE CREDIT FUND – T LLC

MAGNETAR LAKE CREDIT FUND LLC

MAGNETAR CAPITAL MASTER FUND, LTD

MAGNETAR DISCOVERY MASTER FUND LTD

LMR MASTER FUND LIMITED

LMR CCSA MASTER FUND LIMITED

GLAZER SPECIAL OPPORTUNITY FUND I, LP

METEORA CAPITAL PARTNERS, LP

KEPOS ALPHA MASTER FUND L.P.

KEPOS SPECIAL SITUATIONS MASTER FUND L.P.

CAAS CAPITAL MANAGEMENT LP

POLAR MULTI-STRATEGY MASTER FUND

CITADEL CEMF INVESTMENTS LTD

FUTURE HEALTH ASSOCIATES 1, LLC

VARIANT CAPITAL LIMITED

HAKIM HOLDING GROUP COMPANY LIMITED

[Schedule A to Amended and Restated Registration Rights Agreement]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [     ], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Excelera Health, Inc. (f/k/a as Future Health ESG Corp.), a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

Accordingly, the undersigned has executed and delivered this Joinder as of the  day of  ,                20     .

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
, 20

Excelera Health, Inc. (f/k/a as Future Health ESG Corp.)

By:
Name:
Its:

[Schedule A to Amended and Restated Registration Rights Agreement]

Annex H

SPONSOR STOCKHOLDER SUPPORT AGREEMENT

This Sponsor Stockholder Support Agreement, dated as of June 13, 2022 (this “Agreement”), is made by and among:

(1)	MacArthur Court Acquisition Corp., a California corporation (the “Seller”);
(2)	Excelera DCE, a California corporation (the “Company”);
(3)	Future Health ESG Corp., a Delaware corporation (“SPAC”);
(4)	Future Health ESG Associates 1, LLC, a Delaware limited liability company (“Sponsor”); and
(5)	the undersigned investors in SPAC (the “Investors”, and together with the Sponsor, the “SPAC Holders”).

Whereas:

(A)

concurrently with the entry into this Agreement, the Seller, the Company and SPAC, are entering into that certain Business Combination Agreement and Plan of Reorganization (as amended and/or restated from time to time, the “BCA”), which provides for, among other things, a business combination among SPAC and the Company pursuant to which the issued and outstanding shares in the Company shall be exchanged for shares of SPAC Common Stock;

(B)	as of the date hereof, the SPAC Holders own beneficially and/or of record those SPAC Securities set forth opposite such SPAC Holder’s name as set forth on Schedule A hereto; and
(C)

in order to induce the Seller and the Company to enter into the BCA, and consummate the transactions contemplated by the BCA (the “Transactions”), each of the SPAC Holders and SPAC desire to enter into this Agreement;

Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the BCA, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1	Definitions
1.1	Capitalized terms used herein shall have the respective meanings given to them in this Agreement, or if not defined herein, as set forth in the BCA.
1.2	As used herein, the following terms shall have the respective meanings set forth below:

“Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

“Common Shares” means each share of SPAC Common Stock, including the Founder Shares, held by the Investors or the Sponsor, whether now held or acquired after the date hereof and whether held of record or Beneficially Owned.

“Founder Shares” means each share of SPAC Common Stock held by the Investors or the Sponsor which were issued to the Investors or the Sponsor prior to SPAC’s initial public offering.

“SPAC Common Stock” means SPAC’s common stock, par value $0.0001 per share.

“SPAC Securities” means each of the Common Shares, SPAC Units and SPAC Warrants held by the Investors or the Sponsor.

“SPAC Unit” means SPAC’s units, with each unit consisting of one share of SPAC Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreements” means those certain warrant agreements dated September 9, 2021 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means whole warrants to purchase shares of SPAC Common Stock as contemplated under the SPAC Warrant Agreements, with each whole warrant exercisable for one share of SPAC Common Stock at an exercise price of $11.50.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, to grant any proxies or powers of attorney with respect to, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, in each case, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

2	Voting Obligations
2.1

From the date hereof until the earlier of (i) the Closing and (ii) termination of the BCA in accordance with Article IX thereof (such period, the “Interim Period”), such SPAC Holder, in his, her or its capacity as a holder of Common Shares, severally and not jointly, agrees irrevocably, for so long as this Agreement has not been terminated in accordance with its terms, and unconditionally that, at each Future Health Stockholders’ Meeting, at any other meeting of the stockholders of SPAC (whether annual, general, special or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent or written resolution of the stockholders of SPAC and in connection with any similar vote or consent of the holders of SPAC Warrants in their capacities as such, including in each of the Future Health Proposals, such SPAC Holder shall, and shall cause any other holder of record of any of such SPAC Holder’s Common Shares to:

2.1.1	when such meeting is held, appear at such meeting or otherwise cause all of such SPAC Holder’s Common Shares to be counted as present thereat for the purpose of establishing a quorum;
2.1.2

vote (or duly and promptly execute and deliver an action by written consent or written resolution), or cause to be voted at such meeting (or cause such consent or resolution to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Common Shares he, she or it is entitled to vote at the Future Health Stockholders’ Meeting in favor of each Future Health Proposal and any other matters reasonably necessary for consummation of the Transactions; and

2.1.3

vote (or duly and promptly execute and deliver an action by written consent or written resolution), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Common Shares against any Future Health Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, or result in a material breach of any representation, warranty, covenant or other obligation or agreement of SPAC, under the BCA or cause any condition thereunder not to be fulfilled.

2.2

The obligations of the SPAC Holders in this Section 2 shall apply whether or not the Future Health Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Future Health Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Future Health Board’s recommendation to its stockholders.

3	Waiver of Certain Rights

On behalf of herself, himself, itself and its affiliates:

3.1

Each SPAC Holder hereby irrevocably, for so long as this Agreement has not been terminated in accordance with its terms, and unconditionally agrees not to (i) demand that SPAC redeem its Common Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Common Shares for redemption; and

3.2

Each SPAC Holder hereby irrevocably, for so long as this Agreement has not been terminated in accordance with its terms, and unconditionally (i) waives any rights for any loans, if any, made by it or its affiliates or on its behalf or on behalf of its affiliates to SPAC or any of its affiliates to, in each case, be converted into securities and/or warrants exercisable for securities, in each case, of SPAC or any of its affiliates or their successors and assigns and (ii) agrees that no such loans, if any, shall be converted into any securities and/or warrants.

4	Further Efforts & Assurances
4.1

During the Interim Period, each SPAC Holder (i) shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and (ii) shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article VIII of the BCA.

4.2

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or reasonably requested by a party hereto to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

4.3

Each SPAC Holder hereby covenants and agrees that such SPAC Holder shall not (i) enter into any voting agreement or voting trust with respect to any of such SPAC Holder’s Common Shares that is inconsistent with such stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such SPAC Holder’s Common Shares that is inconsistent with such SPAC Holder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such SPAC Holder from satisfying, such SPAC Holder’s obligations pursuant to this Agreement.

4.4

During the Interim Period, each SPAC Holder agrees not to and, to the extent applicable, agrees to cause its Affiliates and subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Seller, the Company, their shareholders and/or any of their Affiliates or Representatives) concerning any Future Health Business Combination Proposal. In addition, each SPAC Holder shall, and shall cause its controlled Affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Future Health Business Combination Proposal.

5	Transfer Restrictions
5.1	Interim Period

During the Interim Period, each SPAC Holder shall not, and shall cause any other holder of record of any of such SPAC Holder’s SPAC Securities not to, Transfer any SPAC Securities that she, he or it Beneficially Owns without the prior written consent of the Seller; provided, however, that the foregoing sentence shall not apply to the following (each, a “Permitted Transfer”):

5.1.1

transfers to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of any Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin;

5.1.2	if the undersigned is an individual, Transfers by will or intestate succession upon the death of any Investor;
5.1.3	transfers by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;
5.1.4

if the undersigned is not a natural person, (i) Transfers to a corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with such SPAC Holder and (ii) distributions to managers, partners, limited liability company members or equityholders who control such SPAC Holder;

5.1.5	in the event of SPAC’s liquidation;
5.1.6

by virtue of the laws of the jurisdiction of formation of any Sponsor or any of Sponsor’s limited liability company agreement, limited partnership agreement or equivalent organizational document, upon dissolution of such Sponsor; and

5.1.7

the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of SPAC Securities or any securities convertible into or exercisable or exchangeable for SPAC Securities during the Interim Period;

provided that in the case of any Transfer or distribution pursuant to Section 5.1.1 through Section 5.1.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the applicable SPAC Holder, the Company and the Seller to be bound by the provisions of this Agreement.

5.2	Any Transfer in violation of the provisions of this Section 5 shall be null and void ab initio and be of no force or effect.

6	Representations and Warranties

Each SPAC Holder hereby represents and warrants (severally and not jointly as to herself, himself or itself only) to SPAC, the Seller and the Company as follows:

6.1

if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person;

6.2	if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder;
6.3

this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

6.4

the execution and delivery of this Agreement by such person does not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement. The execution and delivery of this Agreement by the parties hereto does not, and the performance by the parties hereto of their respective obligations hereunder will not, conflict with, or require the consent of any member of Sponsor pursuant to the Sponsor’s limited liability company agreement;

6.5

Schedule A hereto sets forth opposite such SPAC Holder’s name the number of all of SPAC Securities of which such SPAC Holder has beneficial or record ownership, or the power to vote (including, without limitation, by proxy or power of attorney) as of the date hereof; and except for the SPAC Securities denoted on Schedule A, as of the date of this Agreement, such SPAC Holder is not a record holder of any (i) SPAC Securities or (ii) any other securities of SPAC having the right to vote on any matters on which the holders of equity securities of SPAC may vote;

6.6	such SPAC Holder understands and acknowledges that each of the Seller and the Company is entering into the BCA in reliance upon the execution and delivery of this Agreement by the SPAC Holders.
6.7

such SPAC Holder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC, the Seller or the Company and based on such information as such SPAC Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement; such SPAC Holder acknowledges that neither SPAC, the Seller nor the Company has made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement; and such SPAC Holder acknowledges that the agreements contained herein with respect to SPAC Securities held by such SPAC Holder are irrevocable for so long as this Agreement has not been terminated in accordance with its terms;

6.8

as of the date hereof, there is no Action pending or, to the knowledge of such SPAC Holder, threatened, against such SPAC Holder that would reasonably be expected to impair the ability of such SPAC Holder to perform such SPAC Holder’s obligations hereunder or to consummate the transactions contemplated hereby; and

6.9

without limiting the generality of the foregoing, Sponsor hereby represents and warrants that all of the Founder Shares issued and outstanding as of the date first written above are subject to the obligations under this Agreement, notwithstanding any entitlements thereto that any equityholders of Sponsor may have.

7	Equitable Adjustments

If, and as often as, there are any changes in SPAC or SPAC Securities by way of stock split, sub-division, stock or share dividend, combination, consolidation or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC or the SPAC Securities each as so changed.

8	Stop Transfer Order; Legend

Each SPAC Holder hereby authorizes SPAC to maintain a copy of this Agreement at either the executive office or the registered office of SPAC. In furtherance of this Agreement, each SPAC Holder hereby authorizes and will instruct SPAC, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such SPAC Holder’s SPAC Securities with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to the laws of the Cayman Islands in respect of) such SPAC Holder’s SPAC Securities: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR STOCKHOLDER SUPPORT AGREEMENT, DATED AS OF JUNE 13, 2022, BY AND AMONG MACARTHUR COURT ACQUISITION CORP., EXCELERA DCE, FUTURE HEALTH ESG CORP., FUTURE HEALTH ESG ASSOCIATES 1, LLC, AND CERTAIN OTHER PERSONS PARTY THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR STOCKHOLDER SUPPORT AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

9	Updates to Schedule A; Admission of New SPAC Holders

During the Interim Period, each SPAC Holder shall promptly notify SPAC of any increase, decrease or other change in the number of SPAC Securities held by or on behalf of such SPAC Holder (for the avoidance of doubt, each SPAC Holder acknowledges and agrees that Section 5.1 prohibits all Transfers of its SPAC Securities, other than Permitted Transfers, during the Interim Period, including any such SPAC Securities hereafter acquired by any SPAC Holder). Promptly following each such notification, SPAC or Holdco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to SPAC Securities and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Agreement (unless and until it is later updated in accordance with this Section 9). Any such update to Schedule A pursuant to this Section 9 shall not be deemed an amendment to this Agreement for purposes of Section 13.

10	Termination of Existing Registration Rights Agreement

Prior to Closing, in connection with the entry into the Amended and Restated Registration Rights Agreement by and among SPAC and the SPAC Holders, the SPAC Holders shall cause all existing registration rights agreements (including that certain Registration Rights Agreement, dated as of September 9, 2021, entered into by and among SPAC, Cantor Fitzgerald & Co. and the SPAC Holders party thereto) entered into between SPAC and any other party, including the Sponsor but not including any PIPE Investors, to be terminated or restated in its entirely, as applicable, in each case. No parties to any such terminated or superseded registration rights agreements shall have any further rights or obligations thereunder.

11	Consent to Disclosure

Each SPAC Holder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC, the Seller or the Company to any Governmental Authority or to securityholders of SPAC) of such SPAC Holder’s identity and beneficial ownership of SPAC Securities and the nature of such SPAC Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Seller, a copy of this Agreement. Each SPAC Holder will promptly provide any information reasonably requested by SPAC or the Seller for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

12	No Challenges

Each SPAC Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Seller, the Company or any of their respective successors, directors or officers (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA or any other agreement in connection with the Transactions.

13	Entire Agreement; Assignment; Amendment
13.1

This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. This Agreement may be amended in writing by all parties hereto by an instrument in writing signed by each of the parties hereto.

13.2

At any time prior to the Closing, (i) the Sponsor, on behalf of SPAC Holders may (a) extend the time for the performance of any obligation or other act of the Seller or the Company, (b) waive any inaccuracy in the representations and warranties of the Seller or the Company contained herein or in any document delivered by the Seller or the Company pursuant hereto and (c) waive compliance with any agreement of the Seller or the Company or any condition to its own obligations contained herein and (ii) the Seller and the Company acting together may (a) extend the time for the performance of any obligation or other act of any SPAC Holder, (b) waive any inaccuracy in the representations and warranties of any SPAC Holder contained herein or in any document delivered by any SPAC Holder pursuant hereto and (c) waive compliance with any agreement of any SPAC Holder or any condition to the obligations of SPAC Holders contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

14	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15	Counterparts

This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

17	Governing Law; Venue; Waiver of Jury Trial

Sections 10.06 and 10.07 of the BCA are incorporated herein by reference, mutatis mutandis.

18	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (i) if to SPAC or the Sponsor, the address for SPAC in accordance with the terms of Section 10.01 of the BCA, (ii) if to the Company or the Seller, the address for the Company or the Seller in accordance with the terms of Section 10.01 of the BCA and (iii) if to any of the Investors, the address set forth in such Investor’s signature block hereto.

19	Termination

This Agreement shall automatically terminate on the earliest of: (a) the valid termination of the BCA (in which case this Agreement shall be of no force and effect), (b) the Closing and (c) the mutual written agreement of the parties hereof; provided, that no such termination shall relieve any party hereto from any liability resulting from its pre-termination breach of this Agreement.

20	Specific Performance

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

21	Interpretation

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

22	No Partnership, Agency or Joint Venture

This Agreement is intended to create a contractual relationship between the parties hereto, and nothing contained herein is intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among any of the parties hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party, (ii) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (iii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party, (iv) each of the SPAC Holders (a) has acted independently regarding its decision to enter into this Agreement and regarding its investment in SPAC and/or Sponsor, as applicable, solely on its own behalf and shall not have any obligation to perform on behalf of any other SPAC Holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other SPAC Holder and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MACARTHUR COURT ACQUISITION CORP.

By	/s/ Sanjay Patil
Name: Sanjay Patil
Title: Chief Executive Officer

EXCELERA DCE

By	/s/ Desmond Thio
Name: Desmond Thio
Title: Chief Executive Officer

FUTURE HEALTH ESG CORP.

By	/s/ Bradley Bostic
Name: Bradley Bostic
Title: Chief Executive Officer

FUTURE HEALTH ESG ASSOCIATES 1, LLC

By	/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Manager

[Signature page to the Sponsor Stockholder Support Agreement]

INVESTORS

BEA HOLDINGS, LLC

/s/ Bradley A. Bostic
Name: Bradley A. Bostic
Title: Manager
Address:

M2 ENTERPRISES HOLDINGS, LLC

/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Manager
Address:

HC1.COM, INC

/s/ Chris Brown
Name: Chris Brown
Title: Chief Operating Officer
Address:

/s/ R. Mark Lubbers
Name: R. Mark Lubbers
Address:

/s/ Dr. John F. Mills
Name: Dr. John F. Mills
Address:

/s/ Dr. Nancy L. Snyderman
Name: Dr. Nancy L. Snyderman
Address:

MB EQUITY, LLC

/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Managing Manager
Address:

[Signature page to the Sponsor Stockholder Support Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, FHLT’s Existing Charter provides that a director will not be personally liable to FHLT or FHLT’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to FHLT or FHLT’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

FHLT’s Existing Charter provides that FHLT will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

FHLT has entered into indemnification agreements with each of its current directors and executive officers. These agreements require FHLT to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to FHLT, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. FHLT also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1†	Business Combination Agreement, effective as of June 13, 2022 (included as Annex A to this proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2022).

3.3	Form of the Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus).

3.4	Form of the Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

4.3	Specimen Public Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

4.4	Specimen Private Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

4.5

Public Warrant Agreement, dated September 9, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

4.6

Private Warrant Agreement, dated September 9, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

5.1	Opinion of McDermott Will & Emery LLP as to the validity of the securities being registered.*

8.1	Opinion of McDermott Will & Emery LLP regarding certain federal income tax matters.*

10.1

Letter Agreement, dated September 9, 2021, by and among the Company, its officers, its directors and certain other initial stockholders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

10.2

Investment Management Trust Agreement, dated September 9, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

10.3

Registration Rights Agreement, dated September 9, 2021, by and between the Company and the Sponsor. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

10.4

Private Placement Warrants Purchase Agreement, dated September 9, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

10.5

Private Placement Warrants Purchase Agreement, dated September 9, 2021, by and between the Company and the Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 14, 2021).

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

10.7

Form of Securities Subscription Agreement between the Registrant and purchasers of the Founder Shares (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

10.8

Form of Amendment to Securities Subscription Agreement between the Registrant and purchasers of the Founder Shares (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

10.9

Promissory Note, dated March 4, 2021, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

10.10

Promissory Note, dated August 24, 2021, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on August 31, 2021).

10.9	Subscription Agreement, dated June 13, 2022, by and between the Registrant and the subscriber thereto (included as Annex D to this proxy statement/prospectus).

10.10	Forward Purchase Agreement, dated June 13, 2022, by and between the Registrant and the buyer thereto (included as Annex E to this proxy statement/prospectus).

10.11	Lock-Up Agreement, dated June 13, 2022, by and among the Registrant and each of the parties signatories thereto (included as Annex F to this proxy statement/prospectus).

10.12

Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, MCAC, the Sponsor, and the other parties signatories thereto (included as Annex G to this proxy statement/prospectus).

10.13	Sponsor Stockholder Support Agreement, dated June 13, 2022, by and among the Registrant, Excelera, and the other parties signatories thereto (included as Annex H to this proxy statement/prospectus).

10.14	Form of Excelera Health, Inc. 2023 Equity Incentive Award Plan (included as Annex I to this proxy statement/prospectus).

10.15	Form of Excelera Health 2023 Employee Stock Purchase Plan (included as Annex J to this proxy statement/prospectus).

10.16	Form of Indemnification Agreement.*

23.1	Consent of Marcum LLP.

23.2	Consent of Ramirez Jimenez International CPAs.

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1 hereto).*

23.4	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1 hereto).*

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1	Form of Proxy Card.*

99.2	Consent of Sanjay Patil to be named as a director.

99.3	Consent of James Wallace to be named as a director.

99.4	Consent of Travis A. Morgan to be named as a director.

99.5	Consent of Nancy L. Snyderman to be named as a director.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

*To be filed by amendment.

†Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 2-% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 43-B or other than prospectuses filed in reliance on Rule 43-A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on the 25th day of July, 2022.

FUTURE HEALTH ESG CORP.

By:	/s/ Bradley A. Bostic
Name:Bradley A. Bostic
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Bradley A. Bostic and Travis A. Morgan, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 426(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Name	Position	Date

/s/ Bradley A. Bostic	Chief Executive Officer (Principal Executive Officer) and Chairman	July 25, 2022
Bradley A. Bostic

/s/ Travis A. Morgan	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	July 25, 2022
Travis A. Morgan

/s/ R. Mark Lubbers	Director	July 25, 2022
R. Mark Lubbers

/s/ Dr. F. John Mills	Director	July 25, 2022
Dr. F. John Mills

/s/ Dr. Nancy L. Snyderman	Director	July 25, 2022
Dr. Nancy L. Snyderman